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As filed with the Securities and Exchange Commission on November 13, 2003.

Registration Nos. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

Form S-4
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Reddy Ice Holdings, Inc.
Reddy Ice Group, Inc.*
(Exact names of co-registrants as specified in their charters)

Reddy Ice Holdings, Inc.-Delaware Reddy Ice Group, Inc.-Texas (State or Other Jurisdiction of Incorporation or Organization)	2090 2090 (Primary Standard Industrial Classification Code Number)	56-2381368 76-0316492 (I.R.S. Employer Identification Number)
Steven J. Janusek 3535 Travis Street, Suite 170 Dallas, TX 75204 (214) 526-6740 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copy to:
Alan Schoenbaum, Esq. Akin Gump Strauss Hauer & Feld LLP 300 Convent Street, Suite 1500 San Antonio, TX 78205 (210) 281-7234 (210) 224-2035 (fax)

*The co-registrants listed on the next page are also included in this Form S-4 Registration Statement as additional registrants. The co-registrant, Reddy Ice Holdings, Inc., which is the holding company for Reddy Ice Group, Inc., and the direct subsidiaries listed in the Additional Registrants Table, are guarantors of the Notes to be registered hereby.

        Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

        If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the "Securities Act"), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

8 7/8% senior subordinated notes due 2011	$152,000,000	100%	$152,000,000	$12,296.80

Guarantees of 8 7/8% senior subordinated notes due 2011(2)	—	—	—	None(3)

(1)
Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(f) of the Securities Act.

(2)
Reddy Ice Group, Inc.'s holding company, Reddy Ice Holdings, Inc. and each subsidiary of Reddy Ice Group, Inc. that is listed on the table of Additional Registrants on the following page has guaranteed the notes being registered hereby.

(3)
Pursuant to Rule 457(n) of the Securities Act, no separate consideration will be received for the Guarantees and, therefore, no additional registration fee is required.

        Each Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until such Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANTS

Name	State or other Jurisdiction of Incorporation or Organization	I.R.S. Employer Identification Number

Reddy Ice Corporation	Nevada	75-2244985

Cassco Ice & Cold Storage, Inc.	Virginia	54-1525889

Southern Bottled Water Company, Inc.	Nevada	76-0579484

Reddy Ice IP, Inc.	Nevada	76-0579468

        The address of the Agent for Service of each of the additional registrants is: c/o Reddy Ice Group, Inc., 3535 Travis Street, Suite 170, Dallas, Texas 75204, telephone (214) 526-6740.

Explanatory Note

        This registration statement covers the registration of $152,000,000 aggregate principal amount at maturity of Reddy Ice Group, Inc.'s 8 7/8% Senior Subordinated Notes due 2011 that may be exchanged for equal principal amounts at maturity of Reddy Ice Group, Inc.'s outstanding 8 7/8% Senior Subordinated Notes due 2011. This registration statement also covers the registration of the registered notes for resale by Bear, Stearns & Co. or CIBC World Markets Corp. in market-making transactions. The complete prospectus relating to the exchange offer follows immediately after this explanatory note. Following the exchange offer prospectus are certain pages of the prospectus relating solely to such market-making transactions, including an alternate front cover page and alternate sections entitled "Use of Proceeds" and "Plan of Distribution." In addition, the market-making prospectus will not include the following captions, or the information set forth under such captions, included in the exchange offer prospectus: "Prospectus Summary—The Exchange Offer," "Prospectus Summary—Summary of the Terms of the Exchange Offer," "Risk Factors—If you do not properly tender your Old Notes, you will continue to hold unregistered Old Notes and your ability to transfer Old Notes will be adversely affected," "The Exchange Offer" and "Material U.S. Federal Income Tax Considerations—Overview—Exchange Offer." The table of contents of the market-making prospectus will reflect these changes accordingly. All other sections of the exchange offer prospectus will be included in the market-making prospectus.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SEC IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND WE ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES, IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED NOVEMBER 13, 2003                                            PROSPECTUS

$152,000,000
Reddy Ice Group, Inc.

Offer to exchange registered 8 7/8% Senior Subordinated Notes due 2011 ("New Notes")
for any and all outstanding 8 7/8% Senior Subordinated Notes due 2011 which have not been registered under the Securities Act of 1933 ("Old Notes")

        This prospectus and accompanying letter of transmittal relate to our proposed exchange offer. We are offering to exchange up to $152,000,000 aggregate principal amount of new registered 8 7/8% senior subordinated notes due 2011, which we call the New Notes, for any and all outstanding unregistered 8 7/8% senior subordinated notes due 2011, which we call the Old Notes, issued in a private offering on July 31, 2003, and which have certain transfer restrictions.

        In this prospectus we sometimes refer to the Old Notes and the New Notes collectively as the Notes.

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  The terms of the New Notes are substantially identical to the terms of the Old Notes, except that we have registered the New Notes with the Securities and Exchange Commission, which we will refer to as the SEC. Because we have registered the New Notes, they will not be subject to certain transfer restrictions and will not be entitled to registration rights.

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  All Old Notes that are validly tendered and not validly withdrawn will be exchanged.

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  Tenders of Old Notes may be withdrawn at any time prior to expiration of the exchange offer.

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  We will not receive any proceeds from the exchange offer.

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  The exchange of Old Notes for New Notes will not be a taxable event for United States federal income tax purposes.

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  Holders of Old Notes do not have any appraisal or dissenters' rights in connection with the exchange offer.

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  Old Notes not exchanged in the exchange offer will remain outstanding and be entitled to the benefits of the Indenture, but, except under certain circumstances, will have no further exchange or registration rights under the registration rights agreement discussed in this prospectus.

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  The Notes will not be listed on a national securities exchange or the Nasdaq Stock Market, Inc. However, we expect that the Notes will be eligible for trading in The PortalSM Market ("PORTAL"), a subsidiary of The Nasdaq Stock Market, Inc.

        PLEASE SEE "RISK FACTORS" BEGINNING ON PAGE 20 FOR A DISCUSSION OF FACTORS YOU SHOULD CONSIDER IN CONNECTION WITH THE EXCHANGE OFFER.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE NOTES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is                        , 2003.

TABLE OF CONTENTS

ADDITIONAL INFORMATION	1
FORWARD LOOKING STATEMENTS	1
INDUSTRY AND MARKET DATA	2
PROSPECTUS SUMMARY	3
RISK FACTORS	20
THE MERGER AND RELATED TRANSACTIONS	28
ACQUISITIONS	30
USE OF PROCEEDS	30
CAPITALIZATION	31
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION	32
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA	41
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	44
BUSINESS	58
MANAGEMENT	71
PRINCIPAL SHAREHOLDERS	81
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	82
THE EXCHANGE OFFER	87
DESCRIPTION OF NEW CREDIT FACILITIES	96
DESCRIPTION OF THE NOTES	97
MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS	149
PLAN OF DISTRIBUTION	152
LEGAL MATTERS	153
EXPERTS	153
WHERE YOU CAN FIND MORE INFORMATION	154
INDEX TO FINANCIAL STATEMENTS	F-1

You may not transfer or resell the New Notes except as permitted under the Securities Act and applicable state securities laws.

You should rely only on the information contained in this document or any supplement. We have not authorized anyone to provide you with any information that is different. If you receive any unauthorized information, you must not rely on it. You should disregard anything we said in an earlier document that is inconsistent with what is in our prospectus.

You should not assume that the information in this prospectus or any supplement or any of the information incorporated by reference in this prospectus or any supplement is current as of any date other than the date on the front page of this prospectus.

This document is not an offer to sell nor is it seeking an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that we will make this prospectus available for no less than 180 days after consummation of the exchange offer to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

        "Reddy Ice" and the logo set forth on the cover of this prospectus are our registered trademarks in the United States.

i

ADDITIONAL INFORMATION

        For more information on Reddy Ice Group, Inc. (formerly known as Packaged Ice, Inc.) and the availability of other documents concerning Reddy Ice Group, Inc. that have been filed with the SEC, see "Where You Can Find More Information" starting on page 153.

FORWARD LOOKING STATEMENTS

        This prospectus contains "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). All statements other than statements of historical fact are "forward-looking statements" for purposes of federal and state securities laws, including any projections of earnings, revenue or other financial items; any statements of the plans, strategies and objectives of management for future operation; any statements concerning proposed new services or developments; any statements regarding future economic conditions or performance; any statements of belief; and any statements of assumptions underlying any of the foregoing. Forward-looking statements may include the words "may," "will," "estimate," "intend," "continue," "believe," "expect" or "anticipate" and other similar words.

        Although we believe that the expectations reflected in any of our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent risks and uncertainties, such as those disclosed in this prospectus. Important factors that could cause our actual results, performance and achievements, or industry results to differ materially from estimates or projections contained in forward-looking statements include, among others, the following:

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  general economic trends and seasonality;

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  weather conditions;

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  our substantial leverage and ability to service our debt;

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  the restrictive covenants under our new credit facilities;

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  the availability of capital sources;

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  fluctuations in our operating costs;

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  competitive practices in the industry in which we compete;

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  changes in labor conditions;

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  our capital expenditure requirements;

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  the risks associated with acquisitions and the failure to integrate acquired businesses;

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  technological changes and innovations;

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  legislative or regulatory requirements; and

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  all the other factors described herein under "Risk Factors."

        Additional factors that could cause actual results to differ materially from the forward-looking statements are set forth in this prospectus, including under the headings, "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business," "Unaudited Pro Forma Condensed Consolidated Financial Information," "Selected Historical Consolidated Financial Data" and the related notes. All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements. We do not intend, and undertake no obligation, to update any forward-looking statement.

INDUSTRY AND MARKET DATA

        Industry and market data used throughout this prospectus were obtained through company research, surveys and studies conducted by third parties and industry and general publications. Industry surveys, studies and publications generally state that they have obtained information from sources believed to be reliable, but do not guarantee the accuracy and completeness of such information. While we believe that each of these surveys, studies and publications is reliable, neither we nor the initial purchasers have independently verified such data, and we have not made any representations as to the accuracy of such information. Similarly, we believe our internal research is reliable, but it has not been verified by any independent sources.

PROSPECTUS SUMMARY

        In this prospectus, unless otherwise noted, the words "Company," "we," "our," "ours" and "us" refer to Reddy Ice Group, Inc., formerly known as Packaged Ice, Inc. ("Reddy Group") and its subsidiaries for periods through August 14, 2003 and to Reddy Ice Holdings, Inc. ("Reddy Holdings" or "Parent") and its subsidiaries for periods subsequent to August 14, 2003.

        This summary may not contain all the information that may be important to you. In addition to reading this summary, you should carefully review the entire prospectus, especially the information under "Risk Factors" and the more detailed information in the financial statements appearing elsewhere in this prospectus.

The Exchange Offer

        In contemplation of the merger described below under "Prospectus Summary—Recent Developments," on July 31, 2003, Cube Acquisition Corp. ("Cube Acquisition") completed a private offering of $152,000,000 of the Old Notes. In connection with that offering, Cube Acquisition entered into a registration rights agreement with the initial purchasers of the Old Notes in which it agreed, among other things, to deliver this prospectus and to use its best efforts to effect registration of the New Notes within 180 days of the effective date of the merger. The obligations of Cube Acquisition under the Old Notes and the registration rights agreement were assumed by Reddy Group upon the consummation of the merger. You are entitled to exchange in this exchange offer Old Notes that you hold for New Notes with substantially identical terms. You should read the discussion under the headings "Prospectus Summary—Summary of the Terms of the New Notes" beginning on page 14 and "Description of the Notes" beginning on page 97 for further information regarding the New Notes.

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  Subject to customary conditions, which we may waive, the exchange offer is not conditioned upon a minimum aggregate principal amount of Old Notes being tendered.

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  Our offer to exchange Old Notes for New Notes will be open until 5:00 p.m., New York City time, on                        , unless we extend the expiration date.

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  You should also carefully review the procedures for tendering the Old Notes beginning on page 90 of this prospectus.

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  You may withdraw your tenders of Old Notes at any time prior to the expiration of the exchange offer.

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  If you fail to tender your Old Notes, you will continue to hold unregistered securities and your ability to transfer them could be adversely affected.

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  The exchange of Old Notes for New Notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes.

        We believe that the New Notes that will be issued in this exchange offer may be resold by you without compliance with the registration and prospectus delivery provisions of the Securities Act, if you can make the representations in the fifth paragraph under "The Exchange Offer—Exchange Terms" on page 87 below. We cannot guarantee that the SEC would make a similar decision about this exchange offer. If our belief is wrong, or if you cannot truthfully make the representations mentioned above, and you transfer any New Note issued to you in the exchange offer without meeting the registration and prospectus delivery requirements of the Securities Act, or without an exemption from such requirements, you could incur liability under the Securities Act. We are not indemnifying you for any such liability. You should read the discussion under the headings "Prospectus Summary—Summary of the Terms of the Exchange Offer" beginning on page 11 and "The Exchange Offer" beginning on page 87 for further information regarding this exchange offer and resale of the New Notes.

Recent Developments

        The Merger.    Reddy Holdings, formerly known as CAC Holdings Corp., and its direct wholly owned subsidiary, Cube Acquisition were formed on behalf of Trimaran Fund Management L.L.C. ("Trimaran") and Bear Stearns Merchant Banking ("BSMB," together with Trimaran, the "sponsors") for the purpose of acquiring us. On August 15, 2003, in accordance with the terms of a merger agreement entered into on May 12, 2003, Cube Acquisition was merged with and into us. Pursuant to the merger agreement, each of our former public stockholders received approximately $3.64 in cash for each share of common stock owned by such stockholder. As a result of the merger, our common stock was delisted from the American Stock Exchange and we are now a wholly owned subsidiary of Reddy Holdings, which is owned by the equity sponsors and their affiliated funds, along with certain members of our senior management. See "The Merger and Related Transactions" beginning on page 28.

        In connection with the merger, we consummated certain related financing transactions, including the issuance by Cube Acquisition on July 31, 2003 of $152.0 million of the Old Notes and the entering into by Reddy Group on August 15, 2003 of senior credit facilities in the amount of $170.0 million. See "Description of New Credit Facilities" beginning on page 96.

        The Triangle Ice Co., Inc. Acquisition.    We entered into a Stock Purchase Agreement dated November 5, 2003 among Reddy Ice Corporation, Triangle Ice Co., Inc. ("Triangle") and the shareholders of Triangle, whereby on November 6, 2003 our wholly-owned subsidiary, Reddy Ice Corporation, purchased all of the outstanding shares of capital stock of Triangle for an aggregate purchase price of approximately $64.3 million (subject to customary post-closing adjustments). In connection with the acquisition, Triangle became a wholly-owned subsidiary of Reddy Ice Corporation, and was subsequently merged into Reddy Ice Corporation. Triangle is headquartered in Lumberton, North Carolina and operates primarily in North and South Carolina. With annual revenues of approximately $30 million, Triangle owns or operates eight ice manufacturing facilities and one distribution center.

        Other Acquisition.    We entered into an Asset Purchase Agreement with L.D. Plante, Inc. and affiliates as of October 1, 2003, whereby Reddy Ice Corporation acquired the "Service Ice" division of L.D. Plante, Inc. for total consideration of $3.1 million (subject to customary post-closing adjustments) which was paid from our available working capital.

General

        Unless otherwise indicated, the remaining information contained in this prospectus summary does not include data specific to the acquisition of Triangle or the impact that such acquisition may have on our operations. For specific information relating to the operations of Triangle, see "Business—Triangle Business Description" beginning on page 69 and "Unaudited Pro Forma Condensed Combined Financial Information" beginning on page 32.

Our Company

        We are the largest manufacturer and distributor of packaged ice in the United States, serving approximately 73,000 customer locations in 31 states and the District of Columbia under the Reddy Ice™ brand name. Our sales are more than four times that of any other packaged ice supplier. We have the leading market position in the majority of the local and regional ice markets in which we operate, and we estimate that over 80% of our ice sales are in markets where we are the market leader. Our principal product is ice packaged in seven to fifty pound bags, which we sell to a highly diversified customer base, including supermarkets, mass merchants and convenience stores. In 2002, we sold the equivalent of over four hundred twenty million seven pound bags of ice. Our products are primarily sold throughout the southern United States (the "Sun Belt"), one of the most attractive regions in the country for packaged ice sales due to warm weather, extended peak selling seasons and favorable population growth patterns. We believe population growth is one of the primary drivers for growth in demand for packaged ice, and we operate in 12 of the 15 fastest growing metropolitan areas in the United States. In addition, our broad geographic reach helps insulate us from the impact of cool or rainy weather in any particular region. No other manufacturer and distributor of packaged ice in the United States has the geographic presence, infrastructure or capacity necessary to meet the multi state demands of customers in our markets. Our business is characterized by consistent annual customer demand, attractive margins and modest annual capital requirements. We believe that retail consumer demand for packaged ice is relatively unaffected by adverse economic conditions due to its low cost and the lack of readily available substitutes.

        We operate in two business segments: ice products and non-ice products and operations. Ice products have historically accounted for approximately 92% of our total revenues. This segment consists of the traditional manufacture and delivery of ice from a central point of production to the point of sale as well as sales from The Ice Factory® machines, our proprietary equipment located in our customers' high volume locations that produce, package and store ice through an automated, self-contained process. Historically, traditional ice manufacturing and Ice Factory sales accounted for approximately 90% and 10% of ice product revenues, respectively. Our other business segment, non-ice products and operations, consists of refrigerated warehousing for third parties and the manufacture and sale of bottled water. Non-ice products and operations have historically accounted for approximately 8% of our total revenues.

        We produce ice in cube, half-moon, cylindrical, crushed and block forms and provide our customers with a variety of delivery options to meet their specific needs. In addition to the manufacture and distribution of packaged ice in small bags (typically seven pounds), we sell medium bags (16 to 20 pounds) and ten-pound block bags to our retail customer base, which primarily consists of supermarkets, mass merchants and convenience stores. We also sell ice in assorted bag sizes ranging from 16 to 50 pounds to restaurants, bars, stadiums, vendors and caterers and block ice in 10, 25 and 300 pound sizes to our commercial, agricultural and industrial customers. A portion of our products is sold through distributors who deliver ice to our customers on our behalf and who resell ice to their own customers.

        Since the organization of Reddy Ice Group, Inc. in 1990, we have built a strong and loyal customer base by providing a high level of service and quality at competitive prices utilizing our extensive network of ice manufacturing plants and distribution centers. We have a diverse customer base, with our largest customer accounting for less than 8% of our revenues for the year ended December 31, 2002. We have long-standing relationships with our customers across all major retail channels, evidenced by our high retention rates with prominent supermarkets, mass merchants and convenience stores, such as Albertson's, Circle-K, ExxonMobil, Kroger, 7-Eleven and Wal-Mart. Most of our major retail ice customers, including eighteen of our top twenty customers, have purchased ice from us and our predecessor companies for over a decade. Within our markets we are the sole supplier of packaged ice to almost all of our top twenty customers. The percentage of our volume sold to national and regional convenience and grocery store chains has grown over the last several years as each of these retail channels has consolidated. We have benefited from supplying these national and regional retailers as many of these customers have grown at rates in excess of industry averages.

        At November 1, 2003, we owned or operated 48 ice manufacturing facilities, 50 distribution centers, approximately 70,000 merchandisers (cold storage units installed at customer locations), approximately 3,000 Ice Factories, six refrigerated warehouses and one bottled water plant. We had an aggregate daily ice manufacturing capacity of approximately 14,500 tons, the equivalent of four million seven pound bags of ice.

Industry Overview

        Our management estimates that the annual wholesale market for packaged ice is approximately $1.8 billion, which includes manufacturers such as ourselves and in-house production, primarily by small retail operations and, to a lesser extent, by large retailers. The packaged ice industry is highly fragmented and is led by us and several regional, multi facility operators. The industry includes numerous local and regional companies of varying size and resources, with most ice manufacturers having annual revenues of less than $1.0 million.

        Traditional ice manufacturers produce and distribute packaged ice from a centrally located facility and, as a result of high transportation costs, are typically limited to servicing customers within approximately 100 miles from the point of production. Packaged ice suppliers compete based primarily on service, quality and price, with success dependent upon prompt and reliable delivery during peak seasonal months, an efficient manufacturing and distribution system, high-density customer distribution routes within a region and high customer concentration in a market area. Each customer location typically carries one brand of ice provided by a single supplier.

        The packaged ice industry is highly seasonal, characterized by peak demand during the warmer months of May through September, with an extended peak selling season in the southern United States. We believe volume growth in the packaged ice industry generally tracks population growth, thus favoring geographic markets with faster population growth. Demand within specific geographic markets can also be affected by weather conditions, with cool or rainy weather negatively impacting ice purchases.

Competitive Strengths

        We believe our competitive strengths include:

        Unique Multi State Presence and Infrastructure.    We are the largest company in the packaged ice industry, serving customers in 31 states and the District of Columbia. Our large geographic footprint gives us the necessary manufacturing capacity and distribution scale to service large retailers across multiple states and regions. Smaller local suppliers do not have the multi state or multi region service capabilities increasingly required by such customers. As a result of our unique multi state presence and infrastructure, we believe we are well positioned to benefit from continued consolidation within our customer base and from increased reliance by national and regional customers on suppliers that serve multiple markets. In addition to providing us with competitive advantages with our customers, our broad geographic reach also helps insulate us from the variability of weather patterns in any individual region.

        Leading Market Position in Attractive Ice Markets.    We are the largest manufacturer and distributor of packaged ice in the United States, with over 80% of our ice revenues generated in markets where we have the leading market share. We are the market leader in the Sun Belt, one of the most attractive regions in the United States for packaged ice in terms of weather and population growth patterns. The markets we serve include 12 of the 15 fastest growing metropolitan areas in the United States. We believe our strong market position in these desirable markets will contribute to future growth in revenue and profitability.

        Long Standing Relationships with High Quality Customers.    We have been providing ice products and delivery services to many of our customers for more than a decade. These customers include prominent retailers across a variety of channels. Many of these customers require significant volumes of ice products on a multi state basis and would require numerous suppliers to replace the extent of the services we currently provide. In addition, our customers depend on our consistent ability to ensure prompt and reliable delivery, particularly during peak seasonal months. The strength of our customer relationships is further reinforced by the fact that almost all of our customers rely on a single supplier of packaged ice at each point of sale. We believe that the strength of our customer relationships provides us with a significant competitive advantage over other suppliers in our markets.

        Multiple Distribution Service Offerings.    We attract and retain customers by offering a variety of service alternatives to meet our customers' specific supply chain needs. These alternatives include traditional distribution methods, such as delivery to our merchandisers, delivery of bulk quantities to retail locations and warehouse shipments from a centralized point of production. In addition, our proprietary Ice Factory units provide certain high volume customers with self-contained on-site ice production, packaging and storage. These delivery alternatives enable us to offer our customers the flexibility to meet their specific supply requirements in a reliable and cost-efficient manner.

        Strong, Incentivized Management Team with Proven Execution Capabilities.    Led by our Chairman and Chief Executive Officer, William P. Brick, and our President and Chief Operating Officer, Jimmy C. Weaver, our management team has extensive industry experience, averaging 14 years with us and our predecessors. Our management team has been responsible for successfully executing our strategy of increasing our profitability through operational improvements, including cost rationalization, facility consolidation and working capital management, while strengthening customer relationships. In connection with the merger and the acquisition of Triangle, certain members of our senior management team have a combined equity investment of $3.686 million in Parent and have the opportunity to earn an additional 10% of Parent's fully diluted common equity through incentive options.

Business Strategy

        Our business strategy is to strengthen our competitive position, increase revenues and drive profitability by:

        Enhancing Revenue Growth.    We believe there are several opportunities to maintain and grow our revenues through:

          Growth from Our Existing Customers.    We intend to capitalize on our long-standing customer relationships to grow with our large national and regional customers as they seek to increase their market penetration and consolidate the retail segments in which they operate. As the sole supplier in our regions to the majority of these customers, we are well positioned to share in our customers' growth. In addition, for certain customers for whom we are not the sole supplier, we believe there is an opportunity to capture incremental volume as these customers continue to reduce their supplier base in order to achieve efficiencies across the supply chain.

          Growth from Outsourcing Trends of Large Retailers.    Several large retailers continue to produce packaged ice in-house. Consistent with general outsourcing trends among retailers, we have assumed certain ice supply requirements for a number of large retail chains that previously operated captive ice manufacturing facilities, including Albertson's, HEB and Safeway. We believe we will be able to capture additional volume from new and existing customers as retailers increasingly choose to outsource and focus on their core competencies.

          New Product Introductions.    We continue to broaden our product offerings through the introduction of new sizes of bagged ice. We believe that introducing new bag sizes at various price points offers an opportunity to enhance our product mix and increase our sales and operating margins.

        Continuing Efficiency Improvements.    In the last four years, we have consolidated our ice manufacturing and distribution facilities, reducing the original total number of facilities from 116 to 98. At the same time, we have increased our volumes and maintained our overall capacity by relocating equipment and investing in new equipment. We have identified several opportunities for continued facility consolidations that we expect can be implemented without a significant increase in capital expenditures. In addition, we believe there are opportunities for continued efficiency improvements through distribution route optimization.

        Selectively Pursuing Acquisitions.    The packaged ice industry continues to be highly fragmented. In addition to the Triangle and Service Ice acquisitions, we will continue to consider strategic acquisitions in existing or adjacent geographic markets that enhance the density of our distribution routes, provide capacity rationalization opportunities, increase our market penetration in existing markets or expand our presence in contiguous markets.

The Merger and Related Transactions

        The Merger.    On August 15, 2003, the merger and related financing transactions were consummated (including the release from escrow of the net proceeds from the July 31, 2003 sale of the Old Notes). Since the consummation of the acquisition and related financing transactions, the equity sponsors and selected members of Reddy Group's senior management have owned all of the equity of Reddy Holdings. As a result of the acquisition and related financing transactions, Reddy Holdings directly owns 100% of the outstanding common stock of Reddy Ice Group, Inc.

        The aggregate acquisition consideration was $460.7 million. Upon consummation of the merger, each of our public stockholders received approximately $3.64 in cash for each share of common stock owned and the holder of each outstanding option to purchase our common stock received an amount in cash equal to the excess of approximately $3.64 over the exercise price of such option. The merger consideration paid to the common stockholders and option and warrant holders was approximately $76.8 million.

        In connection with the merger, we and our affiliates consummated certain related financing transactions, including the issuance by Cube Acquisition on July 31, 2003 of $152.0 million of the Old Notes (issued at 99.297% of par) due August 1, 2011 (which Notes were assumed by Reddy Group upon the consummation of the merger). The net proceeds from the sale of the Old Notes were placed in escrow pending consummation of the merger. On August 15, 2003, the escrowed net proceeds were released to fund a portion of the acquisition. In addition, on August 15, 2003, we entered into a credit agreement with various lenders, including Canadian Imperial Bank of Commerce, Bear Stearns Corporate Lending Inc., and Credit Suisse First Boston, as administrative agent, which provided for a term loan in the amount of $135.0 million and a five-year revolving credit facility in the amount of $35.0 million. On November 6, 2003, in connection with our acquisition of Triangle, we entered into an amendment to our senior credit facilities pursuant to which the lenders made a supplemental term loan, increasing the term loan by $45.0 million to $180.0 million. The Old Notes and the senior credit facilities are guaranteed by the following entities which we will describe in this prospectus as "guarantors," which term will also include any future guarantors as described in this prospectus:

Name	State or other Jurisdiction of Incorporation or Organization
Reddy Ice Holdings, Inc.	Delaware
Reddy Ice Corporation	Nevada
Cassco Ice & Cold Storage, Inc.	Virginia
Southern Bottled Water Company, Inc.	Nevada
Reddy Ice IP, Inc.	Nevada

        The obligations under the senior credit facilities are collateralized by (i) first priority pledges of all of the stock of the guarantors and (ii) security interests in and liens on all accounts receivable, inventory and other property and assets of Reddy Holdings and the guarantors.

Sources and Uses of Funds in Connection with the Merger

        The merger was financed through:

  •
  gross proceeds of $150.9 million from the sale of the Series A Notes (face value of $152.0 million);

  •
  borrowings of $135.0 million under our new $135.0 million term loan credit facility; and

  •
  contribution by the equity sponsors and selected members of Reddy Group's senior management of $188.1 million from the sale of common and preferred shares by Reddy Holdings.

        The following table summarizes the sources and uses of funds for the merger and related transactions:

Sources of Funds (in millions)		Uses of Funds (in millions)
New term loan facility	$135.0	Merger consideration	$76.8
8 7/8% senior subordinated notes due		Repay existing credit facilities(3)	62.8
2011(1)	150.9	Repurchase existing senior notes(4)	261.5
Equity contribution(2)	188.1	Repurchase existing preferred stock	36.2
		Purchase of leased equipment(5)	9.5
		Fees and expenses(6)	27.2
Total sources	$474.0	Total uses	$474.0

(1)
Represents $152.0 million aggregate principal amount of senior subordinated notes issued at a discount of $1.1 million or 0.703%.

(2)
$184.6 million of the equity contribution was contributed by investment affiliates of the equity sponsors and $3.5 million was contributed by our existing management.

(3)
Includes $0.2 million of accrued interest and $0.9 million of prepayment premiums under our existing credit facilities. We had $61.7 million outstanding under our prior credit facilities as of the merger date.

(4)
Includes $6.5 million of tender offer premiums.

(5)
Upon consummation of the merger, we purchased 725 Ice Factory machines and 257 merchandisers (storage units installed at customer locations) that we had previously leased.

(6)
Represents debt issuance costs of $12.7 million, direct merger and other associated costs of $14.5 million, including transaction fees and expenses and a $7.6 million transaction fee paid to the sponsors and certain members of management. This amount also includes $1.75 million paid to members of management under change of control bonus agreements and $0.5 million in restricted stock of Reddy Holdings issued to members of our management.

Our Sponsors

        Trimaran Fund Management, L.L.C. is a private asset management firm, headquartered in New York. Trimaran Fund Management, L.L.C. is the investment manager to Trimaran Fund II, a $1.0 billion private equity fund dedicated to leveraged buyouts, recapitalizations and growth capital investments in middle market companies throughout the United States and Western Europe. Trimaran manages in excess of $1.5 billion of equity capital and since 1995 has invested in more than 60 portfolio companies.

        Bear Stearns Merchant Banking, the private equity affiliate of Bear, Stearns & Co. Inc., currently manages Bear Stearns Merchant Banking Partners II, a $1.5 billion private equity fund. Bear Stearns

Merchant Banking invests private equity capital in leveraged buyouts, recapitalizations and growth capital opportunities alongside experienced management teams. Bear Stearns Merchant Banking currently manages a $1.7 billion equity capital pool and, since its inception in 1997, has been an investor in 29 portfolio companies.

Corporate Information

        Reddy Ice Group, Inc. (formerly known as Packaged Ice, Inc.) was incorporated on August 14, 1990. Reddy Ice Holdings, Inc. was incorporated on May 8, 2003. Reddy Group's and Reddy Holdings' principal executive offices are located at 3535 Travis Street, Suite 170, Dallas, Texas 75204 and its telephone number is (214) 526-6740.

Summary of the Terms of the Exchange Offer

The Exchange Offer	We are offering to exchange up to $152,000,000 principal amount of the Old Notes for up to $152,000,000 principal amount of the New Notes. As of the date of this prospectus, Old Notes representing $152,000,000 aggregate principal amount are outstanding.

The New Notes will evidence the same debt as the Old Notes, and the Old Notes and the New Notes will be governed by the same indenture. The New Notes are described in detail under the heading "Description of the Notes" beginning on page 97 of this prospectus.
Resale
We believe that you can resell and transfer the New Notes without registering them under the Securities Act and delivering a prospectus, if you can make the representations that appear below under the heading "The Exchange Offer—Exchange Terms" beginning on page 87. But, our belief is based on interpretations of the SEC for other exchange offers that the SEC expressed in some of its no-action letters to other issuers in exchange offers like ours. We cannot guarantee that the SEC would make a similar decision about this exchange offer. If our belief is wrong, or if you cannot truthfully make the representations mentioned above, and you transfer any New Note issued to you in the exchange offer without meeting the registration and prospectus delivery requirements of the Securities Act, or without an exemption from such requirements, you could incur liability under the Securities Act. We are not indemnifying you for any such liability.
A broker-dealer can only resell or transfer the New Notes if it will deliver a prospectus.
Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time on , or a later date and time if we extend it.
Withdrawal
You may withdraw the tender of any Old Notes pursuant to the exchange offer at any time prior to the expiration date. We will return, as promptly as practicable after the expiration or termination of the exchange offer, any Old Notes not accepted for exchange for any reason without expense to you.
Interest on the Notes
Interest on the New Notes will accrue from the date of the original issuance of the Old Notes or from the date of the last payment of interest on the Old Notes, whichever is later. No additional interest will be paid on Old Notes tendered and accepted for exchange.
Conditions to the Exchange Offer
The exchange offer is not subject to any conditions other than that it does not violate applicable law or any applicable interpretation of the staff of the SEC. We reserve the right to waive any defects, irregularities or conditions to exchange as to particular Old Notes. See "The Exchange Offer—Conditions of the Exchange Offer" beginning on page 94 of this prospectus.

Procedures for Tendering Old Notes
If you wish to accept the exchange offer, you must complete, sign and date the accompanying letter of transmittal in accordance with the instructions in the letter of transmittal, and deliver the letter of transmittal, along with the Old Notes and any other required documentation, to the exchange agent. By executing the letter of transmittal, you will represent to us that, among other things:
• any New Notes that you receive will be acquired in the ordinary course of your business,
• you are not participating, and you have no arrangement or understanding with any person to participate, in the distribution of the New Notes,
• you are not our "affiliate," as defined in Rule 405 of the Securities Act or a broker-dealer tendering Old Notes acquired directly from us, and
• if you are not a broker-dealer, you will also be representing that you are not engaged in and do not intend to engage in a distribution of the New Notes.

Each broker-dealer receiving New Notes for its own account in exchange for Old Notes must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the New Notes. The letter of transmittal states that, by making this acknowledgement and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. A broker-dealer who acquired the Old Notes for its own account as a result of market-making or other trading activities may use this prospectus for an offer to resell, resale or other transfer of the New Notes.

We will accept for exchange any and all Old Notes which are properly tendered (and not withdrawn) in the exchange offer prior to the expiration date. The New Notes issued pursuant to the exchange offer will be delivered promptly following the expiration date. See "The Exchange Offer—Acceptance of Old Notes for Exchange" beginning on page 89 of this prospectus.
Special Procedures for Beneficial Owners
If you are a beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender such Old Notes in the exchange offer, please contact the registered holder as soon as possible and instruct them to tender your Old Notes on your behalf and comply with our instructions set forth elsewhere in this prospectus.

Guaranteed Delivery Procedures
If you cannot meet the expiration date deadline, or you cannot deliver your Old Notes, the letter of transmittal or any other documentation on time, then you must surrender your Old Notes according to the guaranteed delivery procedures set forth under "The Exchange Offer—Procedures for Tendering Old Notes" beginning on page 90 of this prospectus.
Registration Rights Agreement
We sold the Old Notes on July 31, 2003, to the initial purchasers in a transaction that was exempt from the registration requirements of the Securities Act. In connection with the sale, we entered into a registration rights agreement with the initial purchaser which grants the holders of the Old Notes specified exchange and registration rights. This exchange offer satisfies those rights, which terminate upon consummation of the exchange offer. You will not be entitled to any exchange or registration rights with respect to the New Notes.
Effect of Not Tendering
Old Notes that are not tendered or that are tendered but not accepted will, following the completion of the exchange offer, continue to be subject to the existing restrictions upon transfer thereof. We will have no further obligation to provide for the registration under the Securities Act of such Old Notes. Neither the Texas Business Corporations Act nor the indenture relating to the Notes gives you any appraisal or dissenters' rights or any other right to seek monetary damages in court if you do not participate in the exchange offer.
U.S. Federal Income Tax Considerations
We believe the exchange of Old Notes for New Notes pursuant to the exchange offer will not constitute a sale or an exchange for federal income tax purposes. See "Material U.S. Federal Income Tax Considerations" beginning on page 149 of this prospectus.
Use of Proceeds	We will not receive any proceeds from the exchange of Notes pursuant to the exchange offer.
Exchange Agent
We have appointed US Bank National Association as the exchange agent for the exchange offer. The US Bank National Association also serves as the trustee under the indenture for the Notes. The mailing address and telephone number of the exchange agent are: US Bank National Association, 60 Livingston Avenue, St. Paul, Minnesota 55107-2292, Attention: Frank Leslie, Telephone: (651) 495-3913, Facsimile: (651) 495-8097. See "The Exchange Offer—Exchange Agent" beginning on page 95 of this prospectus.

Summary of the Terms of the New Notes

        The form and terms of the New Notes are substantially the same as the form and terms of the Old Notes, except that the New Notes are registered under the Securities Act. As a result, the New Notes will not bear legends restricting their transfer and will not contain the registration rights contained in the Old Notes. See "Description of the Notes" beginning on page 97 for more information.

Issuer	Reddy Ice Group, Inc., a Texas corporation.
Notes Offered
$152,000,000 aggregate principal amount of 8 7/8% senior subordinated Notes due August 1, 2011. These New Notes are general unsecured senior subordinated obligations and subordinated to all our senior debt. See "Description of the Notes—Principal, Maturity and Interest" for more information.
Maturity Date	August 1, 2011. See "Description of the Notes—Principal, Maturity and Interest" for more information.
Interest
The Notes will bear interest at the rate of 8 7/8% per year. Interest on the New Notes will accrue from the date of the original issuance of the Old Notes or from the date of the last payment of interest on the Old Notes, whichever is later. Interest on the Notes is payable semiannually in arrears, on the first calendar day of each February and August (or if that day is not a business day, then the next succeeding business day), commencing on February 1, 2004. A business day is a day on which banks are not required or authorized to close in the City of New York. The Old Notes were issued on July 31, 2003 and interest on the Notes started accruing as of July 31, 2003. See "Description of the Notes—Principal, Maturity and Interest" for more information.
Ranking	The Notes and the guarantees are general unsecured senior subordinated obligations and will rank:
• junior to all of the existing and future senior indebtedness of Reddy Ice Group, Inc. and the guarantors, including our new senior credit facilities;
• equally with any of the existing and future senior subordinated indebtedness of Reddy Ice Group, Inc. and the guarantors; and
• senior to all of the existing and future subordinated indebtedness of Reddy Ice Group, Inc. and the guarantors.

As of September 30, 2003, on a pro forma basis to include the acquisition of Triangle, the Notes and the guarantees rank junior to the approximately $180.4 million of senior indebtedness. See "Description of the Notes—Ranking" for more information.
Guarantees	The guarantors jointly and severally, fully and unconditionally (subject to applicable fraudulent conveyance or local law) guarantee the Notes on a senior subordinated basis.

All future subsidiaries of Reddy Ice Group, Inc., that become a guarantor under our senior credit facilities will guarantee the Notes on a senior subordinated basis on the date such subsidiary becomes a guarantor under our senior credit facilities.

These guarantees will be general unsecured senior subordinated obligations of the guarantors and will be subordinated to all of the senior indebtedness of the guarantors and will be effectively subordinated to all existing and future indebtedness and other liabilities of the subsidiaries of Reddy Ice Group, Inc., that are not guarantors of the Notes. See "Description of the Notes—Guarantees" for more information.
Optional Redemption	We may redeem the Notes, in whole or in part, on or after August 1, 2007 at the redemption prices set forth in this prospectus.

In addition, prior to August 1, 2006, we may redeem up to 35% of the principal amount of the Notes at a redemption price of 108.875% of the principal amount thereof, plus accrued and unpaid interest to the date of redemption, with money we raise in specified equity offerings. See "Description of the Notes—Optional Redemption" for more information.
Change of Control
Upon the occurrence of a specified change of control, you may require us to repurchase all or a portion of your Notes at 101% of their principal amount, plus accrued and unpaid interest, if any, to the repurchase date. See "Description of the Notes—Change of Control" for more information.
Certain Covenants	The indenture governing the Notes contains covenants that limit Reddy Holdings' and its subsidiaries' ability to, among other things:
• incur or guarantee additional indebtedness or issue certain preferred stock;
• pay dividends on our capital stock or redeem, repurchase or retire our capital stock or subordinated indebtedness;
• make certain investments;
• enter into arrangements that restrict dividends from our subsidiaries;
• engage in transactions with affiliates;
• sell assets, including capital stock of our subsidiaries; and
• merge or consolidate with other companies or transfer all or substantially all of our assets.
These covenants are subject to important qualifications and exceptions, which are described under "Description of the Notes—Certain Covenants."

Summary Historical and Pro Forma Consolidated Financial Data

        The following table sets forth, for the periods and dates indicated, our summary historical and pro forma combined financial data. Reddy Holdings and its wholly owned subsidiary Cube were formed on May 8, 2003 for the purpose of acquiring Packaged Ice and effecting certain capital transactions in connection with such acquisition. On August 15, 2003 Cube merged with and into Packaged Ice, Inc., with Packaged Ice, Inc. being the surviving corporation. In connection with the merger Packaged Ice, Inc. was renamed Reddy Ice Group, Inc. Reddy Holdings and Cube conducted no operations during the period from May 8, 2003 through August 14, 2003. In this summary, "Successor" refers to Reddy Holdings and its subsidiaries while "Predecessor" refers to pre-merger Reddy Group and its subsidiaries, which was then known as "Packaged Ice, Inc."

        Our summary historical financial data as of December 31, 2001 and 2002 and for the years ended December 31, 2000, 2001 and 2002 have been derived from the audited financial statements of the Predecessor included elsewhere in this prospectus. The summary historical financial data as of December 31, 1998, 1999 and 2000 and for the years ended December 31, 1998 and 1999 have been derived from the audited financial statements of the Predecessor for such years, which are not included in this prospectus. We have derived the summary historical financial data of the Successor as of September 30, 2003 and for the period from May 8, 2003 through September 30, 2003, and the summary historical financial data of the Predecessor for the period from January 1, 2003 through August 14, 2003 and the nine month period ended September 30, 2002 from our unaudited financial statements included elsewhere in this prospectus.

        The table also contains summary unaudited pro forma condensed financial information derived from the financial information set forth under "Unaudited Pro Forma Condensed Consolidated Financial Information" included elsewhere in this prospectus. The table also includes pro forma adjustments related to the merger and related transactions and the acquisition of Triangle. The summary pro forma data do not purport to represent what our results of operations or financial position actually would have been if the merger and the related transactions or the Triangle acquisition had occurred at any date, nor do such data purport to project the results of operations for any future period. The pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable.

        The summary unaudited pro forma and historical financial data set forth below are not necessarily indicative of the results of future operations and should be read in conjunction with our audited consolidated financial statements, the selected consolidated historical financial data and the unaudited pro forma condensed consolidated financial statements and, in each case, the related notes included elsewhere in this prospectus, the discussion under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the historical consolidated financial statements and accompanying notes included elsewhere in this prospectus.

	Historical
	Year Ended December 31,
								Period From May 8, 2003 (Date of Inception) to Sept. 30, 2003 (Successor)
	2002 (Predecessor)	2001 (Predecessor)	2000 (Predecessor)	1999 (Predecessor)	1998 (Predecessor)	Nine Months Ended Sept. 30, 2002 (Predecessor)	Period From January 1- August 14, 2003 (Predecessor)		Pro Forma Combined Twelve Months Ended December 31, 2002	Pro Forma Combined Nine Months Ended September 30, 2003
	(In thousands)
Operating Data:
Revenues	$235,660	$244,247	$244,044	$231,723	$179,861	$192,691	$151,269	$38,641	$265,955	$214,006
Cost of sales	144,852	156,434	149,889	139,386	108,276	115,656	91,642	21,523	156,960	122,625
Gross profit	90,808	87,813	94,155	92,337	71,585	77,035	59,627	17,118	108,995	91,381
Operating expenses	33,739	37,372	37,139	37,738	31,741	24,334	18,598	4,110	38,718	26,080
Depreciation and amortization	24,704	38,816	28,631	30,526	20,729	18,887	14,528	2,377	22,890	16,305
Income (loss) from operations	20,657	16,674	28,385	24,073	19,115	31,867	26,512	10,631	35,679	49,007
Interest expense(1)	(34,870)	(36,686)	(32,470)	(30,409)	(24,705)	(26,339)	(21,063)	(3,800)	(27,204)	(20,394)
Income taxes	—	—	—	—	—	—	—	—	—	—
Net income (loss) before cumulative effect of change in accounting principal and preferred dividends	(11,558)	(19,993)	(4,068)	(6,315)	(22,973)	7,125	5,565	6,831	11,167	28,857
Cumulative effect of change in accounting principle	(73,230)	—	—	—	—	(73,230)	—	—	—	—
Net income available to common shareholders	(88,598)	(23,451)	(7,202)	(9,393)	(28,891)	(68,914)	2,999	5,358	(1,168)	19,798
Other Financial Data:
Net cash provided by (used in):
Cash flows—operating activities	$32,690	$19,153	$19,102	$14,409	$16,320	$21,615	$(4,846)	$12,319	$32,690	$7,473
Cash flows—investing activities	(11,595)	(7,602)	(29,368)	(37,128)	(314,788)	(10,675)	6,612	(134,771)	(11,595)	(128,159)
Cash flows—financing activities	(24,808)	(2,365)	7,674	22,911	287,070	(16,215)	11,664	136,447	(24,808)	148,111
Capital expenditures(2)	14,403	16,510	23,165	30,413	22,830	13,073	7,848	10,201	14,403	18,049
Dispositions	3,378	10,968	1,967	4,496	—	2,668	1,236	—	3,378	1,236
EBITDA(3)	57,230	50,460	57,033	54,620	39,848	52,788	41,145	13,008	70,475	65,545

	As of September 30, 2003
	Historical	Pro Forma
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$13,995	$2,396
Working capital(4)	23,130	13,836

Total assets	498,650	554,563
Total debt	286,377	331,377

(1)
Includes non-cash amortization of debt issue costs of $2.3 million and $1.7 million in the pro forma combined twelve months ended December 31, 2002 and the pro forma combined nine months ended September 30, 2003, respectively.

(2)
Excludes expenditures in connection with acquisitions. Capital expenditures for the period from May 8, 2003 (Date of Inception) to September 30, 2003 and for the pro forma combined nine months ended September 30, 2003 include $9.5 million related to the purchase of leased equipment in connection with the merger and related transactions.

(3)
EBITDA represents net income (loss) before the cumulative effect of change in accounting principle and preferred dividends and before depreciation and amortization, gain or loss on disposition of assets, impairment of assets, gain or loss on extinguishment of debt, interest expense and income taxes. EBITDA is presented herein because we believe it is a useful supplement to operating income and cash flow from operations in understanding cash flows generated from operations that are available for taxes, debt service and capital expenditures. Management also uses this measurement as part of its evaluation of core operating results and underlying trends. However, EBITDA, which does not represent operating income or net cash provided by operating activities as those items are defined by GAAP, should not be considered by prospective purchasers of the notes to be an alternative to operating income or cash flow from operations or indicative of whether cash flows will be sufficient to fund our future cash requirements. In addition, the EBITDA measure presented herein may differ from and may not be comparable to similarly titled measures used by other companies.

	Historical
	Year Ended December 31,
								Period From May 8, 2003 (Date of Inception) to Sept 30, 2003 (Successor)
	2002 (Predecessor)	2001 (Predecessor)	2000 (Predecessor)	1999 (Predecessor)	1998 (Predecessor)	Nine Months Ended Sept. 30, 2002 (Predecessor)	Period From January 1- August 14, 2003 (Predecessor)		Pro Forma Combined Twelve Months Ended December 31, 2002	Pro Forma Combined Nine Months Ended September 30, 2003
	(In thousands)
EBITDA	$57,230	$50,460	$57,033	$54,620	$39,848	$52,788	$41,145	$13,008	$70,475	$65,545
Depreciation and amortization	(24,704)	(33,816)	(28,631)	(30,526)	(20,729)	(18,887)	(14,528)	(2,377)	(22,890)	(16,305)
Gain (loss) on disposition of assets	(4,345)	49	—	—	—	(1,947)	11	—	(4,345)	11
Impairment of assets	(7,363)	—	—	—	—	—	—	—	(7,363)	—
Gain (loss) on extinguishment of debt	2,494	—	—	—	(17,387)	1,510	—	—	2,494	—
Interest expense	(34,870)	(36,686)	(32,470)	(30,409)	(24,705)	(26,339)	(21,063)	(3,800)	(27,204)	(20,394)
Income taxes	—	—	—	—	—	—	—	—	—	—
Cumulative effect of change in accounting principle	(73,230)	—	—	—	—	(73,230)	—	—	—	—
Preferred dividends	(3,810)	(3,458)	(3,134)	(3,078)	(5,918)	(2,809)	(2,566)	(1,473)	(12,335)	(9,059)

Net income (loss)	$(88,598)	$(23,451)	$(7,202)	$(9,393)	$(28,891)	$(68,914)	$2,999	$5,358	$(1,168)	$19,798

(4)
Working capital is defined as current assets less current liabilities.

RISK FACTORS

        You should carefully consider the risks described below before deciding to surrender your Old Notes in exchange for New Notes pursuant to this exchange offer. These risks apply to both the Old Notes and the New Notes. If any of the following risks and uncertainties actually occur, our business, financial condition and results of operations could be materially adversely affected. In such case, we may not be able to make principal and interest payments on the notes, and you may lose some or all of your investment.

Risks Relating to the Notes

The indenture governing the notes offered hereby and the credit agreement governing our new credit facilities impose significant operating and financial restrictions on us and, in the event of a default, all of these borrowings become immediately due and payable.

        The indenture governing the Notes offered hereby imposes operating and other restrictions on us and many of our subsidiaries. These restrictions affect, and in many respects, limit or prohibit our and our restricted subsidiaries' ability to:

  •
  incur or guarantee additional indebtedness or issue certain preferred stock;

  •
  pay dividends on our capital stock or redeem, repurchase or retire our capital stock or subordinated indebtedness;

  •
  make certain investments;

  •
  enter into arrangements that restrict dividends from our subsidiaries;

  •
  engage in transactions with affiliates;

  •
  sell assets, including capital stock of our subsidiaries; and

  •
  merge or consolidate with other companies or transfer all or substantially all of our assets.

        In addition, the credit agreement governing our new credit facilities includes other and more restrictive covenants and prohibit us from prepaying most of our other debt while loans under the new credit agreement are outstanding. The new credit agreement also requires us to achieve and maintain compliance with specified financial ratios, which ratios will become more restrictive over time. Our ability to comply with these ratios will be affected by events beyond our control.

        The restrictions contained in the indenture and the new credit agreement could:

  •
  limit our ability to plan for or react to market conditions or meet capital needs or otherwise restrict our activities or business plans; and

  •
  adversely affect our ability to finance our operations, to enter into strategic acquisitions, investments or other capital needs or to engage in other business activities that would be in our interest.

        A breach of any of the restrictive covenants in the new credit agreement or our inability to comply with the required financial ratios could result in a default under the new credit agreement. If any such default occurs, the lenders under our new credit facilities may elect to declare all outstanding borrowings, together with accrued interest and other fees, to be immediately due and payable, enforce their security interest, require us to apply all of our available cash to repay these borrowings (even if the lenders have not declared a default) or prevent us from making debt service payments on the notes, any of which would result in an event of default under the notes. The lenders will also have the right in these circumstances to terminate any commitments they have to provide further borrowings. If we are unable to repay outstanding borrowings when due, the lenders under the new credit agreement will have the right to proceed against the collateral granted to them to secure the debt owed to them.

If the debt under the new credit agreement were to be accelerated, we cannot assure you that our assets would be sufficient to repay such debt in full or to repay the notes and our other debt.

The Notes are contractually junior in right of payment to our senior debt, and the guarantees are contractually junior to all senior indebtedness of the guarantors.

        The Notes are contractually junior in right of payment to all of our senior indebtedness, and the guarantees are contractually junior in right of payment to all senior indebtedness of the guarantors. As of September 30, 2003, on a pro forma basis to include the acquisition of Triangle, we, excluding our subsidiaries, had approximately $180.0 million of senior indebtedness, all of which would have been indebtedness under our new credit facilities. In addition, Parent, excluding its subsidiaries, had approximately $180.0 of senior indebtedness, consisting of its guarantee of our new credit facilities; and the subsidiary guarantors had approximately $180.4 million of senior indebtedness, consisting of their guarantees of our new credit facilities and $0.4 million of other senior indebtedness.

        We may not pay principal, premium, if any, interest or other amounts on the Notes in the event of a payment default in respect of certain senior indebtedness, including debt under our new credit facilities, unless that indebtedness has been paid in full or the default has been cured or waived. In addition, if certain other defaults regarding certain senior indebtedness occur, we may be prohibited from paying any amount on the notes and the guarantors may be prohibited from paying any amount on the guarantees for a designated period of time. If we are, or any of the guarantors is, declared bankrupt or insolvent, or if there is a payment default under, or an acceleration of, any senior indebtedness, we are required to pay the lenders under our new credit facilities and any other creditors who are holders of senior indebtedness in full before we apply any of our assets to pay amounts owing with respect to the notes. Accordingly, we may not have enough assets remaining after payments to holders of our senior indebtedness to make any payments on the notes.

We may not have the ability to raise the funds necessary to finance a change of control offer.

        Upon the occurrence of certain specified change of control events, we will be required to offer to purchase the notes plus accrued and unpaid interest, if any, to the date of purchase. If a change of control were to occur, we cannot assure you that we would have sufficient funds to pay the purchase price of the outstanding notes, and we expect that we would require third party financing to do so. We cannot assure you that we would be able to obtain this financing on favorable terms, if at all. In the event of a change of control, due to certain restrictions in our new credit facilities, we will have to offer to repay all borrowings under our new credit facilities or obtain the consent of our lenders under our new credit facilities to purchase the notes. If we do not obtain such consent or repay such borrowings, we would be prohibited from purchasing any Notes. In such case, our failure to purchase tendered Notes would constitute a default under the indenture governing the Notes, which, in turn, would constitute a default under our new credit facilities. See "Description of the Notes—Change of Control" on page 106.

A subsidiary guarantee could be voided if it constitutes a fraudulent transfer under U.S. bankruptcy or similar state law, which would prevent the holders of the notes from relying on that subsidiary to satisfy claims.

        The Notes are guaranteed by all of our subsidiaries. Under U.S. bankruptcy law and comparable provisions of state fraudulent transfer laws, a subsidiary guarantee can be voided, or claims under the subsidiary guarantee may be subordinated to all other debts of that subsidiary guarantor if, among other things, the subsidiary guarantor, at the time it incurred the indebtedness evidenced by its subsidiary guarantee or, in some states, when payments become due under the subsidiary guarantee, received less than reasonably equivalent value or fair consideration for the incurrence of the subsidiary guarantee and:

  •
  was insolvent or rendered insolvent by reason of such incurrence;

  •
  was engaged in a business or transaction for which the subsidiary guarantor's remaining assets constituted unreasonably small capital; or

  •
  intended to incur, or believed that it would incur, debts beyond its ability to pay those debts as they mature.

        A subsidiary guarantee may also be voided, without regard to the above factors, if a court found that the subsidiary guarantor entered into the subsidiary guarantee with the actual intent to hinder, delay or defraud its creditors.

        A court would likely find that a subsidiary guarantor did not receive reasonably equivalent value or fair consideration for its subsidiary guarantee if the subsidiary guarantor did not substantially benefit directly or indirectly from the issuance of the notes. If a court were to void a subsidiary guarantee, holders of the notes would no longer have a claim against the subsidiary guarantor and would effectively be subordinated to all other indebtedness and other liabilities of that guarantor. Sufficient funds to repay the notes may not be available from other sources, including the remaining guarantors, if any. In addition, the court might direct holders of the notes to repay any amounts that they already received from the subsidiary guarantor.

        The measures of insolvency for purposes of fraudulent transfer laws vary depending upon the governing law. Generally, a subsidiary guarantor would be considered insolvent if:

  •
  the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all its assets;

  •
  the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they became absolute and mature; or

  •
  it could not pay its debts as they became due.

        Each subsidiary guarantee contains a provision intended to limit the subsidiary guarantor's liability to the maximum amount that it could incur without causing the incurrence of obligations under its subsidiary guarantee to be a fraudulent transfer. We cannot assure you that this limitation will protect the guarantees from fraudulent conveyance attack or, if it does, that the guarantees will be in amounts sufficient, if necessary, to repay the notes when due.

There may be no active trading market for the Notes.

        The Notes constitute an issue of securities for which there is no established trading market. We do not intend to list the Notes on any national securities exchange or to seek the admission of the Notes for quotation through the National Association of Securities Dealers Automated Quotation System. In addition, market making activity is subject to the limits imposed by the Securities Act and the Securities Exchange Act of 1934, as amended, and may be limited during the exchange offer. Although the Notes will be eligible for trading in PORTAL, there can be no assurance as to the development or liquidity of any market for the Notes, the ability of the holders of the Notes to sell their Notes or the price at which the holders would be able to sell their Notes.

The market value of the New Notes could be materially adversely affected if only a limited number of New Notes are available for trading.

        To the extent that a large amount of the Old Notes are not tendered or are tendered and not accepted in the exchange offer, the trading market for the New Notes could be materially adversely affected. Generally, a limited amount, or "float," of a security could result in less demand to purchase such security and, as a result, could result in lower prices for such security. We cannot assure you that a sufficient number of Old Notes will be exchanged for New Notes so that this does not occur.

If you do not properly tender your Old Notes, you will continue to hold unregistered Old Notes and your ability to transfer Old Notes will be adversely affected.

        We will only issue New Notes in exchange for Old Notes that are timely received by the exchange agent together with all required documents, including a properly completed and signed letter of transmittal, or are surrendered pursuant to the guaranteed delivery procedures set forth below. Therefore, you should allow sufficient time to ensure timely delivery of the Old Notes and you should carefully follow the instructions on how to tender your Old Notes. Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your tender of the Old Notes. If you do not tender your Old Notes or if we do not accept your Old Notes because you did not tender your Old Notes properly, then, after we consummate the exchange offer, you may continue to hold Old Notes that are subject to the existing transfer restrictions. After the exchange offer is consummated, if you continue to hold any Old Notes, you may have difficulty selling them because there will be fewer Old Notes outstanding.

Risks Relating to Our Indebtedness

Our substantial leverage and debt service obligations could harm our ability to operate our business and make payments on the notes.

        We are highly leveraged and have significant debt service obligations. As of September 30, 2003, on a pro forma basis for the Triangle acquisition, we have total debt of approximately $331.4 million and total stockholders' equity of $195.6 million. On a pro forma basis, our interest expense was $27.2 million and $20.4 million for the twelve months ended December 31, 2002 and nine months ended September 30, 2003, respectively. Such pro forma interest expense includes non-cash amortization of debt issue costs of $2.3 million and $1.7 million for the twelve months ended December 31, 2002 and nine months ended September 30, 2003. Our substantial level of indebtedness increases the possibility that we may be unable to generate cash sufficient to pay when due the principal of, interest on or other amounts due in respect of our indebtedness.

        Our substantial debt could have other important consequences to you, including the following:

  •
  we will be required to use a substantial portion, if not all, of our free cash flow from operations to pay principal and interest on our debt, and our level of debt may restrict us from raising additional financing on satisfactory terms to fund working capital, strategic acquisitions, investments, joint ventures and other general corporate requirements;

  •
  our interest expense could increase if interest rates in general increase, because a substantial portion of our debt will bear interest at floating rates and we cannot assure you that we will be able to effectively hedge against fluctuations in interest rates or that such hedging activities will not result in payments by us;

  •
  our substantial leverage will increase our vulnerability to general economic downturns and adverse competitive and industry conditions and could place us at a competitive disadvantage compared to those of our competitors that are less leveraged;

  •
  our debt service obligations could limit our flexibility in planning for, or reacting to, changes in our business; and

  •
  our failure to comply with the financial and other restrictive covenants in the indenture governing these notes and the credit agreement governing our new credit facilities, which require us to maintain specified financial ratios and limit our ability to incur debt and sell assets, could result in an event of default that, if not cured or waived, could harm our business or prospects and could result in our bankruptcy.

We could incur more indebtedness, which may increase the risks associated with our substantial leverage, including our ability to service our indebtedness.

        The indenture relating to the Notes and the credit agreement governing our new credit facilities permit us, under certain circumstances, to incur a significant amount of additional indebtedness. In addition, we may incur additional indebtedness through our revolving credit facility. If we incur additional debt, the risks associated with our substantial leverage, including our ability to service our debt, would increase.

Servicing our indebtedness requires a significant amount of cash, and our ability to generate cash depends on many factors beyond our control.

        We cannot be certain that our earnings will be sufficient to allow us to pay principal and interest on our debt, including the Notes, and meet our other obligations. Our ability to generate cash from our operations is subject to weather, general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. As a result, we cannot assure you that our business will generate sufficient cash flow from operations in amounts sufficient to enable us to service our debt and to fund our other liquidity needs. If we cannot service our debt, we will have to take actions such as reducing or delaying strategic acquisitions, investments and joint ventures, selling assets, restructuring or refinancing our debt or seeking additional equity capital. We cannot assure you that any of these remedies could, if necessary, be effected on commercially reasonable terms, or at all. In addition, the terms of existing or future debt instruments, including the credit agreement governing our new credit facilities and the indenture for the notes offered hereby, may restrict us from adopting some of these alternatives. Therefore, because of these and other factors beyond our control, we may be unable to pay the principal, premium, if any, interest or other amounts on the Notes.

If we fail to meet our payment or other obligations under our new credit facilities, the lenders under our new credit facilities could foreclose on, and acquire control of, substantially all of our assets.

        The lenders under our new credit facilities received a pledge of all of the equity interests of our current subsidiaries. Additionally, these lenders have a lien on substantially all of our assets. As a result of these pledges and liens, if we fail to meet our payment or other obligations under our new credit facilities, those lenders are entitled to foreclose on substantially all of our assets and liquidate those assets. Under those circumstances, we may not have sufficient funds to pay principal, premium, if any, and interest on the notes. As a result, the holders of the Notes may lose a portion of or the entire value of their investment.

Risks Relating to Our Business

Our failure to successfully compete could adversely affect our prospects and financial results.

        Our businesses are highly competitive. We have many competitors in each of our geographic markets offering similar products and services. Competition in our businesses is based primarily on service, quality and price. If we fail to successfully compete against our competitors in any of these areas, our business will be adversely affected. There are low barriers to entry in the ice industry and we could be adversely affected by any expansion of capacity by our existing competitors or by new entrants in our markets. Retaining existing customers and obtaining new customers is important to our future performance. If we fail to adequately serve our existing base of customers, our financial performance will be negatively impacted. We could also be adversely affected if our larger grocery or convenience store customers decide to manufacture their own ice rather than purchase our products.

The seasonal nature of the ice business results in losses and lower profit margins in the first and fourth quarters of the year.

        We experience significant seasonal fluctuations in our net sales and profitability. We make a disproportionate amount of our sales in the second and third calendar quarters when the weather is generally warmer, which results in an increased demand for ice. We also earn our net income during these same periods. As a result of seasonal revenue declines and the lack of a corresponding decrease in expenses, we experience net losses and materially lower profit margins during the first and fourth calendar quarters. Variations in demand could have a material adverse effect on the timing of our cash flows and therefore our ability to service our obligations with respect to our indebtedness, including the notes. In addition, because our operating results depend significantly on sales during the second and third calendar quarters, our results of operations may fluctuate significantly if the weather during these periods is cool or rainy.

The results of our operations may be adversely affected by weather.

        Cool or rainy weather can decrease sales, while extremely hot weather may increase our expenses, each resulting in a negative impact on our operating results and cash flow. Ice consumers demand ice for a variety of reasons, but many of them buy ice in connection with outdoor related activities, both commercial and recreational. As a result, demand for ice increases during periods of warm, sunny weather, and conversely, demand decreases during periods of cool, rainy weather. During extended periods of cool or rainy weather on a national basis, our revenues and resulting net income may substantially decline. Hot weather does not necessarily result in greater net income. During extended periods of hot weather, our profits and cash flow may decline because of an increase in expenses in response to excess demand. We may have to transport ice from one plant to another and, in some cases, purchase ice from third party sources and transport it to a specific market to meet this excess demand, resulting in higher expenses and inconsistent service and product quality.

Increases in the prices of electricity, certain raw materials, insurance and other required expenses could have an adverse effect on our results of operations.

        We use substantial amounts of electricity in connection with our manufacturing process. Increases in market rates for electricity could have an adverse impact on our operations.

        Our business is also sensitive to increases in the cost of fuel required to operate the refrigerated trucks we use to deliver ice and to increases in the cost of polyethylene, which is the primary raw material used to manufacture the bags we use to package our ice. Our business is sensitive to increases in insurance costs, including in the areas of general liability, workers compensation, health and vehicle insurance. We have already experienced increases in fuel costs, bag costs and insurance costs and may experience further increases in the future. If the prices for these items or other expenses should increase significantly, we will incur additional costs that we may not be able to pass along to our customers. There can be no assurance that significant changes in the prices of electricity, polyethylene, fuel, insurance or other commodities would not have a material adverse effect on our business, results of operations and cash flows.

We could incur substantial costs as a result of violations of or liabilities under environmental laws.

        Our ice manufacturing and cold storage operations are subject to a wide range of environmental laws and regulations governing, among other things, air emissions, wastewater discharges, the use, management and disposal of hazardous and non-hazardous materials and wastes and the cleanup of contamination. Non compliance with such laws and regulations or incidents resulting in environmental releases could cause us to incur substantial costs, including cleanup costs, fines and penalties, third party claims for personal injury, investments to retrofit or upgrade our facilities and programs or curtailment of our operations. For example, our ice manufacturing and cold storage operations use refrigerants such as ammonia and freon. Several of our ammonia facilities have not yet implemented risk and safety management programs as required under applicable laws. Other facilities may not be in compliance in all material respects with certain freon refrigerant requirements, such as leak detection and repair, recordkeeping or reporting. In addition, the market price of freon is rising as a result of phase outs under federal laws, which could significantly increase our operating costs in the future if we are not able to obtain approved substitutes. From time to time, our use of ammonia has resulted in releases that have temporarily disrupted our manufacturing operations and resulted in lawsuits or administrative penalties. We are currently involved in litigation resulting from an ammonia release in June 2001 at our Baton Rouge, Louisiana facility. See "Business—Legal Proceedings" beginning on page 69.

        We cannot assure you that we will not incur material environmental costs or liabilities in the future or that such costs or liabilities will not have a material adverse effect on our business, financial condition or results of operations.

Government laws and regulations could have an adverse effect on our results of operations.

        Like any food company, we are subject to various federal, state and local laws relating to many aspects of our business, including labeling, sanitation, health and safety and manufacturing processes. We cannot predict the types of government regulations that may be enacted in the future by the various levels of government or how existing or future laws or regulations will be interpreted or enforced. The enactment of more stringent laws or regulations or a stricter interpretation of existing laws and regulations may require additional expenditures by us, some of which could be material.

If we are unable to retain senior executives and attract and retain other qualified employees, our business might be adversely affected.

        Our success depends in part on our ability to attract, hire, train and retain qualified managerial, sales and marketing personnel. Competition for these types of personnel is high. We may be unsuccessful in attracting and retaining the personnel we require to conduct our operations successfully and, in such an event, our business could be materially and adversely affected. Our success also depends to a significant extent on the continued service and performance of our senior management team and in particular on the continued service of William P. Brick, our Chairman and Chief Executive Officer, and Jimmy C. Weaver, our President and Chief Operating Officer. The loss of any member of our senior management team could impair our ability to execute our business plan and could therefore have a material adverse effect on our business, results of operations and financial condition.

Our acquisitions may not be successfully integrated and could cause unexpected financial difficulties.

        We anticipate that we may, from time to time, selectively acquire additional businesses, assets or securities of companies that we believe would provide a strategic fit with our business. Acquired businesses will need to be integrated with our existing operations. There can be no assurance that we will effectively assimilate these companies into our business.

        Any acquisitions will also be accompanied by risks, such as potential exposure to unknown liabilities of acquired companies and the possible loss of key employees and customers of the acquired business. Acquisitions are also subject to risks associated with the difficulty and expense of integrating the operations and personnel of the acquired companies, the potential disruption to our business and the diversion of management time and attention. In addition, as a result of future acquisitions, we may increase our debt level.

        Our failure to adequately manage the risks associated with any acquisitions could have a material adverse effect on our financial condition or results of operations.

        We recently acquired Triangle and Service Ice, both of which will need to be integrated with our existing operations. There can be no assurance that we will effectively assimilate either of their operations into our business. In addition, these acquisitions may result in potential disruption to our business and the diversion of management's time and attention. Our failure to assimilate these operations or material disruptions or diversions due to these acquisitions, particularly in the case of Triangle, could have a material adverse effect on our business.

Accidents involving our products and equipment could expose us to product liability claims.

        We are subject to a risk of product liability claims and adverse publicity if a consumer is or claims to be harmed while using our products or equipment. Any such claim may result in negative publicity, loss of revenues or higher costs associated with litigation.

        We currently carry product liability insurance that we believe is adequate to cover our losses in these situations. However, this insurance may be insufficient to pay for all or a large part of these losses. If our insurance does not adequately cover these losses, our results of operations and cash flow would decrease and such a decrease could be material.

We may lose customers' business to competitors as a result of our limited intellectual property protection, including on The Ice Factory®.

        As the sole major company using an on-site ice production and delivery system within our market area, we have enjoyed a distinct competitive advantage because the Ice Factory is preferred to traditional ice delivery by certain of our high volume customers and because the Ice Factory portion of our business gives us more flexibility during peak seasons than our competitors. In 2001, a competitor began testing machines similar to the Ice Factory in certain of its markets. If our competitor or any new competitors are successful with the rollout of a competing system, we could lose business to these companies, which would result in decreased cash flows and results of operations.

        It is also our practice to protect certain of our proprietary materials and processes by relying on trade secrets laws and non-disclosure and confidentiality agreements. There can be no assurance that confidentiality or trade secrets will be maintained or that others will not independently develop or obtain access to such materials or processes.

We are party to two lawsuits related to the merger, which if determined adversely to us, could result in the imposition of damages against us and could harm our business and financial condition.

        We have been served with two complaints asserting putative class action lawsuits in Texas in connection with the merger. In addition, we may be subject to other lawsuits in connection with the merger that have not yet been filed. In the event that the current lawsuits with respect to the merger are not dismissed or decided in our favor or we become subject to additional suits, these lawsuits could result in the imposition of damages against us or even the rescission of the merger and related transactions. In the event that damages are awarded, our business and financial condition could be harmed. See "Business—Legal Proceedings" beginning on page 69.

We are controlled by our sponsors and their affiliates, whose interests in our business may be different from yours.

        By reason of our sponsors' and their affiliates' ownership of us and their collective ability, pursuant to a stockholders agreement among stockholders of Parent, to designate a majority of the members of the board of directors of Parent, our sponsors will control actions to be taken by Parent and our board of directors, including amendments to our certificate of incorporation and by-laws and approval of significant corporate transactions, including mergers and sales of substantially all of our assets. The interests of our sponsors and their affiliates will likely differ from yours in material respects.

THE MERGER AND RELATED TRANSACTIONS

The Merger

        Reddy Holdings, formerly known as CAC Holdings Corp., and its wholly owned subsidiary, Cube Acquisition were formed on behalf of our sponsors, Trimaran and BSMB. On August 15, 2003, in accordance with the terms of the merger agreement dated May 12, 2003 Cube Aquisition was merged with and into us. Pursuant to the merger agreement, each stockholder of Reddy Group (formerly known as Packaged Ice, Inc.) received approximately $3.64 in cash for each share of common stock owned by such stockholder. As a result of the merger, our common stock was delisted from the American Stock Exchange and we are now a wholly owned subsidiary of Reddy Holdings, which is owned by the equity sponsors and their affiliated funds, along with certain members of our senior management.

Related Transactions

        The aggregate acquisition consideration was $460.7 million (inclusive of change in control payments). Upon consummation of the merger, each public stockholder of Reddy Group received approximately $3.64 in cash for each share of common stock owned. The holder of each outstanding option to purchase Reddy Group common stock received an amount in cash equal to the excess of approximately $3.64 over the exercise price of such option. The merger consideration paid to the common stockholders and option and warrant holders of Reddy Group was approximately $76.8 million.

        In connection with the merger, we and our affiliates consummated certain related financing transactions, including the issuance by Cube Acquisition on July 31, 2003 of $152.0 million of the Old Notes (issued at 99.297% of par) due August 1, 2011 (which Notes were assumed by Reddy Group upon the consummation of the merger). The net proceeds from the sale of the Old Notes were placed in escrow pending consummation of the merger. On August 15, 2003, the escrowed net proceeds were released to fund a portion of the acquisition. In addition, on August 15, 2003, we entered into a credit agreement with various lenders, including Canadian Imperial Bank of Commerce, Bear Stearns Corporate Lending Inc, CIBC World Markets Corp., Bear Stearns and Company Inc. and Credit Suisse First Boston, as administrative agent, which provides for a term loan in the amount of $135.0 million and a revolving credit facility in the amount of $35.0 million. The Old Notes and the senior credit facilities are guaranteed by the following entities which we will describe in this prospectus as "guarantors," which term will also include any future guarantors as described in this prospectus:

Name	State or other Jurisdiction of Incorporation or Organization
Reddy Ice Holdings, Inc.	Delaware
Reddy Ice Corporation	Nevada
Cassco Ice & Cold Storage, Inc.	Virginia
Southern Bottled Water Company, Inc.	Nevada
Reddy Ice IP, Inc.	Nevada

        The obligations under the senior credit facilities are collaterized by (i) first priority pledges of all of the stock of the guarantors and (ii) security interests in and liens on all accounts receivable, inventory and other property and assets of Reddy Holdings and the guarantors.

Sources and Uses of Funds in Connection with the Merger

        The merger was financed through:

  •
  gross proceeds of $150.9 million from the sale of the Series A Notes (face value of $152.0 million);

  •
  borrowings of $135.0 million under our new $135.0 million term loan facility; and

  •
  contribution by the equity sponsors and selected members of Reddy Group's senior management of $188.1 million from the sale of common and preferred shares by Reddy Holdings.

        The following table summarizes the sources and uses of funds for the merger and related transactions:

Sources of Funds (in millions)		Uses of Funds (in millions)
New term loan facility	$135.0	Merger consideration	$76.8
8 7/8 senior subordinated notes due		Repay existing credit facilities(3)	62.8
2011(1)	150.9	Repurchase existing senior notes(4)	261.5
Equity contribution(2)	188.1	Repurchase existing preferred stock	36.2
		Purchase of leased equipment(5)	9.5
		Fees and expenses(6)	27.2
Total sources	$474.0	Total uses	$474.0

(1)
Represents $152.0 million aggregate principal amount of senior subordinated notes issued at a discount of $1.1 million or 0.703%.

(2)
$184.6 million of the equity contribution was contributed by investment affiliates of the equity sponsors and $3.5 million was contributed by our existing management.

(3)
Includes $0.2 million of accrued interest and $0.9 million of prepayment premiums under our existing credit facilities. We had $61.7 million outstanding under our prior credit facilities as of the merger date.

(4)
Includes $6.5 million of tender offer premiums.

(5)
Upon consummation of the merger, we purchased 725 Ice Factory machines and 257 merchandisers (storage units installed at customer locations) that we had previously leased.

(6)
Represents debt issue costs of $12.7 million, direct merger and other associated costs of $14.5 million, including transaction fees and expenses and a $7.6 million transaction fee paid to the sponsors and certain members of management. Also, this amount includes $1.75 million paid to members of management under change of control bonus agreements and $0.5 million in restricted stock of Reddy Holdings issued to members of our management.

ACQUISITIONS

Triangle Acquisition

        We entered into a Stock Purchase Agreement dated November 5, 2003 among Reddy Ice Corporation, Triangle and the shareholders of Triangle, whereby on November 6, 2003, our wholly-owned subsidiary, Reddy Ice Corporation, purchased all of the outstanding shares of capital stock of Triangle for an aggregate purchase price of approximately $64.3 million (subject to customary post-closing adjustments). In connection with the acquisition, Triangle became a wholly-owned subsidiary of Reddy Ice Corporation, and was subsequently merged into Reddy Ice Corporation. Triangle is headquartered in Lumberton, North Carolina and operates primarily in North and South Carolina. With annual revenues of approximately $30 million, Triangle owns or operates eight ice manufacturing facilities and one distribution center.

        The acquisition of Triangle was financed by:

  •
  a cash equity contribution to Reddy Ice Holdings, Inc. of $10.0 million, which shall be purchased on a pro-rata basis according to shareholders ownership percentages, including an aggregate amount of approximately $186,000 from certain of the senior management team, including the Named Executive Officers. See "Certain Relationships and Related Transactions" beginning on page 82.

  •
  an additional term loan in the amount of $45.0 million, pursuant to an amendment to Reddy Group's senior secured credit facility (the "Credit Facility"). See "Description of New Credit Facilities" beginning on page 96; and

  •
  Reddy Group available working capital.

Other Acquisition

        We entered into an Asset Purchase Agreement as of October 1, 2003, with L.D. Plante, Inc. and its affiliates whereby Reddy Ice Corporation acquired the "Service Ice" division of L.D. Plante for total consideration of $3.1 million (subject to customary post-closing adjustments), which was paid from our available working capital.

USE OF PROCEEDS

        This exchange offer is intended to satisfy certain obligations of Reddy Group under our registration rights agreement. We will not receive any proceeds from the issuance of the New Notes. The proceeds from the offering of the Old Notes, together with funds from the related financing transactions, were used to consummate the acquisition.

        We have agreed to pay for the expenses of the exchange offer. In exchange for issuing the New Notes as contemplated in this prospectus, we will receive Old Notes in the same principal amount. The form and terms of the New Notes are identical in all material respects to the form and terms of the Old Notes, except as described below under the heading "The Exchange Offer—Exchange Terms" beginning on page 87. The Old Notes surrendered in exchange for the New Notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the Old Notes will not result in any increase in our outstanding debt.

CAPITALIZATION

        The table below sets forth our actual cash and cash equivalents and capitalization as of September 30, 2003, and on a pro forma basis to give effect to the acquisition of Triangle as if it had occurred on that date. See "Use of Proceeds," "Unaudited Pro Forma Condensed Consolidated Financial Information," "Selected Historical Consolidated Financial Data," "The Merger and Related Transactions," "The Acquisitions" and "Description of New Credit Facilities." The table below should be read in conjunction with our consolidated financial statements included elsewhere in this prospectus.

	As of September 30, 2003
	Actual	Pro Forma
	(in thousands)
Cash and cash equivalents	$13,995	$2,396

Debt (including current maturities):
Credit facilities:
Revolving credit facility	$—	$—
Term loan facility(1)	135,000	180,000
Outstanding senior notes	—	—
8 7/8% senior subordinated notes due 2011(2)	150,954	150,954
Other debt	423	423

Total debt	286,377	331,377
Total shareholders' equity(3)	186,961	195,635

Total capitalization	$473,338	$527,012

(1)
Includes a new supplemental term loan of $45.0 million issued under the existing credit facility, as amended.

(2)
Represents $152.0 million aggregate principal amount of Old Notes net of unamortized original issue, discount of $1.0 million as of September 30, 2003. The Old Notes were issued at a discount of $1.1 million or 0.703%.

(3)
Includes equity contributions for the acquisition of Triangle of $8.7 million, net of a $1.3 million transaction fee paid to the sponsors and certain members of management who are also shareholders of Reddy Holdings.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

        Reddy Holdings and its wholly owned subsidiary Cube were formed on May 8, 2003 for the purpose of acquiring Packaged Ice and effecting certain capital transactions in connection with such acquisition. On August 15, 2003 Cube merged with and into Packaged Ice, with Packaged Ice being the surviving corporation. In connection with the merger Packaged Ice was renamed Reddy Group. Reddy Holdings and Cube conducted no operations during the period from May 8, 2003 through August 14, 2003. In the Unaudited Pro Forma Condensed Combined Financial Information, "Successor" refers to Reddy Holdings and its subsidiaries, while "Predecessor" refers to pre-merger Reddy Group and its subsidiaries, which was then known as "Packaged Ice, Inc."

        The unaudited pro forma condensed combined financial statements have been derived from i) the audited historical financial statements of the Successor for the period from May 8, 2003 (date of inception) through August 14, 2003, the Predecessor as of December 31, 2002 and for the year then ended, and Triangle as of April 30, 2002 and 2003 and for the years then ended, and ii) the unaudited interim financial statements of the Successor as of September 30, 2003 and for the period from August 15, 2003 through September 30, 2003, the Predecessor for the period from January 1, 2003 through August 14, 2003, and Triangle as of September 30, 2003 and for the period from May 1, 2003 through September 30, 2003. Certain reclassifications have been made to Triangle's historical income statements to conform their presentation with that of Reddy Holdings. Triangle has historically reported depreciation and amortization expense within cost of sales and operating expenses, while Reddy Holdings reports such items separately.

        The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2002 and the nine month period ended September 30, 2003 give effect to the following events as if they had occurred on January 1, 2002:

  •
  The merger

  •
  The receipt of proceeds from the offering of the Old Notes and borrowings under the new credit facilities

  •
  The receipt of proceeds from the sponsors and certain members of senior management of Reddy Holdings

  •
  The acquisition of Triangle

        The unaudited pro forma condensed combined balance sheet as of September 30, 2003 gives effect to the following events as if they occurred on September 30, 2003:

  •
  The acquisition of Triangle

  •
  The receipt of proceeds from borrowings under the new credit facilities

  •
  The receipt of proceeds from the sponsors and certain members of senior management of Reddy Holdings

        The pro forma adjustments which give effect to the various events described above are based upon currently available information and certain assumptions and estimates that management believes are reasonable. The acquisitions were accounted for using the purchase method of accounting and the resulting assets acquired and liabilities assumed have been reflected at their estimated fair market values at the respective dates of acquisition. The unaudited pro forma condensed combined financial statements reflect our assessment of the fair values of Packaged Ice's assets based upon valuations and other studies that have been substantially finalized. Reddy Group has not completed an assessment of the fair values of Triangle's assets for purposes of allocating the purchase price. Accordingly, for purposes of the unaudited pro forma condensed combined financial information, the excess of the purchase price over the net assets acquired has been allocated entirely to goodwill. Reddy Group is currently reviewing the purchase price allocation and will determine whether any of the purchase price allocated to goodwill should be allocated to fixed or identifiable intangible assets. The final allocation of the purchase price will differ from the amounts reflected herein.

        The unaudited pro forma condensed consolidated financial information should be read in conjunction with "Selected Historical Pro Forma Consolidated Financial Data," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "The Merger and Related Transactions," "The Acquisitions" and our historical consolidated financial statements included elsewhere in this prospectus.

        The unaudited pro forma condensed consolidated financial information is intended for informational purposes only and does not purport to represent the results of operations that actually would have actually occurred or that may be obtained in the future if the transactions described had occurred as presented in such information. In addition, future results may vary significantly from the results reflected in such statements due to general economic conditions, utility prices, labor costs, competition and other factors, many of which are beyond our control. See "Risk Factors" beginning on page 20.

UNAUDITED PRO FORMA CONDENSED
COMBINED BALANCE SHEET
As of September 30, 2003
(in thousands)

	Historical Reddy Ice Holdings, Inc.	Historical Triangle Ice, Inc.	Pro Forma Adjustments		Pro Forma Combined
ASSETS
Current Assets:
Cash and equivalents	$13,995	$7,093	($7,093	)(a)	$2,396
			($11,599	)(b)
Accounts receivable (net)	26,251	3,552			29,803
Inventories	6,824	921			7,745
Prepaid expenses	1,995	521			2,516
Assets held for sale	790	—			790
Deferred income taxes	—	110	(110	)(c)	—
Note receivable	—	280	(280	)(d)	—

Total current assets	49,855	12,477	(19,082)		43,250
Property and Equipment (net)	211,920	10,129			222,049
Goodwill and Other Intangibles (net)	236,865	3,807	(3,807	)(e)	289,254
			51,739	(e)
			650	(b)
Other Assets	10	404	(404	)(d)	10

Total	$498,650	$26,817	$29,096		$554,563

LIABILITIES
Current Liabilities:
Current portion of long-term obligations	$1,413	$2,375	$(2,375	)(b)	$1,863
			$450	(b)
Line of credit	—	—	—		—
Accounts payable	9,720	579	(57	)(f)	10,242
Accrued expenses	15,592	425	617	(g)	16,634
Income taxes payable	—	2,537	(1,862	)(i)	675

Total current liabilities	26,725	5,916	(3,227)		29,414
Long-Term Obligations	284,964	16,625	(16,625	)(b)	329,514
			44,550	(b)
Deferred Income Taxes		286	(286	)(c)	—
Deferred Compensation		434	(434	)(d)	—
SHAREHOLDERS' EQUITY
Preferred stock, 12% cumulative, Series A, $0.01 par value	1	—	—		1
Common stock, $.01 par value	1	—	—		1
Additional paid-in capital	181,936	1,050	(1,050	)(h)	190,610
			10,000	(b)
			(1,326	)(b)
Unearned compensation	(478)				(478)
Retained earnings	5,358	2,506	(2,506	)(h)	5,358
Accumulated other comprehensive income	143				143

Total shareholders' equity (deficit)	186,961	3,556	5,118		195,635

Total	$498,650	$26,817	$29,096		$554,563

        See notes to unaudited pro forma condensed combined financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED
COMBINED BALANCE SHEET
(in thousands, except share amounts)

(a)
Reflects the adjustment of Triangle's cash balances which were retained by the seller.

(b)
Proceeds from borrowings under Reddy Group's new credit facilities, the Old Note Offering and cash equity contributions to Reddy Group by Reddy Holdings are calculated using the following assumptions:

Proceeds supplemental term loan under the credit facility(1)	$45,000
Proceeds the issuance of common and preferred stock(2)	10,000
Use of cash balances on hand(3)	11,599

Total proceeds	$66,599

Purchase price paid to seller(4)	$45,273
Retirement of existing bank note payable(4)	19,000
Fees and expenses(5)	2,326

Total cash used	$66,599

  (1)
  Represents a supplemental term loan made under the Company's existing credit facility. The supplemental term loan has the same terms as the pre-existing term loan.

  (2)
  The Company will issue 5,000 shares of common stock, $0.01 par value, and 5,000 shares of Series A, 12% cumulative redeemable preferred stock, $0.01 par value, to its existing shareholders. The each share of common and preferred stock is valued at $1,000 per share.

  (3)
  Represents the use of cash on hand in the Company's bank accounts.

  (4)
  The total purchase price is $64,273 (subject to customary post-closing adjustments), consisting of cash paid to the seller and the repayment of Triangle's bank note payable. At the closing of the Triangle acquisition on November 6, 2003, the balance of the outstanding bank note payable was $16.7 million.

  (5)
  Represents debt issuance costs of $650, direct acquisition costs of $350, including transaction fees and expenses, and a $1,326 transaction fee to be paid to the shareholders of the Company.

(c)
Reflects the elimination of Triangle's deferred income taxes as Reddy Ice has net operating loss carryforwards.

(d)
Represents the elimination of (1) a note receivable for which the seller retains all risks of collections and all right of repayment, (2) cash surrender value on insurance policies retained by the seller and (3) the liability for a deferred compensation plan that was liquidated by the seller prior to the acquisition.

(e)
Reflects (i) the elimination of historical goodwill and other intangible assets of Triangle as a result of the acquisition and (ii) the allocation of the excess of the purchase price over the fair value of the net assets acquired. This excess will be recorded as goodwill and other intangibles, which is calculated as follows:

Merger consideration(1)	$64,273
Direct acquisition costs	350

Total purchase price	64,623
Less: Fair value of net assets acquired(2)	12,884

Goodwill(2)	$51,739

  (1)
  Represents the purchase price for Triangle. The actual amount paid may vary and is calculated as described under "The Acquisition and Related Transactions" and "The Triangle Acquisition."

  (2)
  Reddy Group has not completed an assessment of the fair value of the assets acquired for purposes of allocating the purchase price. Accordingly, for purposes of the pro forma financial information, the excess of the purchase price over the net assets has been allocated entirely to goodwill. Reddy Ice is currently reviewing the purchase price allocation and will determine whether any of the purchase price currently allocated to goodwill should be allocated to fixed or identifiable intangible assets. To the extent that such assessments indicate that the fair value of fixed assets is in excess of the net book value or that fair value can be attributed to identifiable intangibles, these amounts would be allocated to fixed assets and other intangibles and reduce the goodwill calculated above.

(f)
Reflects the adjustment of accrued interest on Triangle's bank note payable. On the closing date, Triangle repaid such accrued interest from its separate funds.

(g)
Represents bonuses to certain employees of Triangle pursuant to the purchase agreement for continued employment by the Company.

(h)
Reflects the elimination of the historical equity of Triangle as a result of the acquisition.

(i)
Reflects the adjustment of Triangle's current tax payable. Pursuant to the purchase agreement, the Company has agreed to assume up to $675 of such liability.

UNAUDITED PRO FORMA CONDENSED
COMBINED STATEMENT OF OPERATIONS
For the Year Ended December 31, 2002
(in thousands)

	Historical Packaged Ice, Inc.	Pro Forma Adjustments		Reddy Ice Holdings Pro Forma	Historical Triangle Ice, Inc.	Pro Forma Adjustments		Pro Forma Combined
Revenues	$235,660			$235,660	$30,295			$265,955
Cost of sales	144,852	(3,960	)(a)	140,892	16,068			156,960

Gross profit	90,808	3,960		94,768	14,227	—		108,995
Operating Expenses	33,739	500	(b)	34,406	4,979	(699	)(j)	38,718
		167	(i)			(65	)(l)
						97	(q)
Depreciation and amortization expense	24,704	(24,704	)(n)	18,671	4,219	—	(p)	22,890
		15,393	(c)
		3,278	(d)
Loss on disposition of assets	4,345			4,345				4,345
Impairment of assets	7,363			7,363				7,363

Income from operations	20,657	9,326		29,983	5,029	667		35,679
Other income, net	161			161	37			198
Gain on extinguishment of debt	2,494			2,494				2,494
Interest expense	34,870	(34,824	)(e)	24,995	2,478	(2,478	)(h)	27,204
		24,949	(e)			2,079 130	(h) (o)

Income (loss) before income taxes	(11,558)	19,201		7,643	2,588	936		11,167
Income tax expense	—		(g)	—	(1,481)	1,481	(g)	—

Net income (loss) before cumulative effect of change in accounting principal and preferred dividends	(11,558)	19,201		7,643	1,107	2,417		11,167
Preferred dividends	(3,810)	3,810	(f)	(11,712)		(623	)(m)	(12,335)
		(11,712	)(f)

Net income (loss) before cumulative effect of change in accounting principal	$(15,368)	$11,299		$(4,069)	$1,107	$1,794		$(1,168)

See notes to unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED
COMBINED STATEMENT OF OPERATIONS
For the Nine Months Ended September 30, 2003
(in thousands)

	Historical Packaged Ice, Inc. January 1 to August 14, 2003	Historical Reddy Ice Holdings, Inc. May 8 to September 30, 2003	Pro Forma Adjustments		Reddy Ice Holdings Pro Forma	Historical Triangle Ice, Inc. Nine Months Ended September 30, 2003	Pro Forma Adjustments		Pro Forma Combined
Revenues	$151,269	$38,641			$189,910	$24,096			$214,006
Cost of sales	91,642	21,523	(2,805	)(a)	110,360	12,265	—		122,625

Gross profit	59,627	17,118	2,805		79,550	11,831	—		91,381
Operating Expenses	18,598	4,110	354	(b)	23,180	3,640	(491	)(j)	26,080
			118	(i)			(273	)(k)
							(49	)(l)
							73	(q)
Depreciation and amortization expense	14,528	2,377	(16,905	)(n)	14,003	2,302	—	(p)	16,305
			11,544	(c)
			2,459	(d)
Gain on disposition of assets	(11)	—			(11)	—			(11)
Impairment of assets	—	—	—		—	—	—		—

Income from operations	26,512	10,631	5,235		42,378	5,889	740		49,007
Other income, net	116	—			116	128			244
Gain on extinguishment of debt	—	—			—				—
Interest expense	21,063	3,800	(24,838	)(e)	18,737	960	(960	)(h)	20,394
			18,712	(e)			1,559	(h)
							98	(o)

Income before income taxes	5,565	6,831	11,361		23,757	5,057	43		28,857
Income taxes	—	—	—	(g)	—	(2,116)	2,116	(g)	—

Net income before cumulative effect of change in accounting principal and preferred dividends	5,565	6,831	11,361		23,757	2,941	2,159		28,857
Preferred dividends	(2,566)	(1,473)	2,566	(f)	(8,676)	—	(383	)(m)	(9,059)
			(7,203	)(f)

Net income before cumulative effect of change in accounting principal	$2,999	$5,358	$6,724		$15,081	$2,941	$1,776		$19,798

See notes to unaudited pro forma condensed combined financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED
COMBINED STATEMENTS OF OPERATIONS
(in thousands, except share and per share amounts)

(a)
Reflects the elimination of historical operating lease expense related to 725 Ice Factories and 257 merchandisers which were purchased in connection with the merger.

(b)
Reflects the payment of management fees to the sponsors following the merger.

(c)
Reflects depreciation with respect to the fair value of the fixed assets that were acquired through the merger with Cube Acquisition and leased equipment that was purchased in connection with the merger. Such assets are being depreciated using the straight-line method over useful lives of 2 to 36 years.

  The Company has performed an assessment of the fair value of the net liabilities acquired in the merger using valuations and other studies that have been substantially finalized. The final assessment may require adjustments to the amounts currently allocated to fixed assets and identifiable intangible assets. Assuming a weighted average depreciable life for fixed assets of 10 years, every $1,000 allocated to fixed assets, rather than goodwill, would increase pro forma depreciation expense by $100 for the year ended December 31, 2002 and $75 for the nine months ended September 30, 2003. In addition, assuming a weighted average estimated life for identifiable intangibles of 20 years, every $1,000 allocated to identifiable intangibles, rather than goodwill, would increase pro forma amortization by $50 for the year ended December 31, 2002 and $38 for the nine months ended September 30, 2003.

(d)
Reflects the amortization of certain identifiable intangible assets recorded as a result of the merger. The amortization is related to customer relationships valued at $61.9 million with economic useful lives of 15 to 30 years.

(e)
Reflects (i) the elimination of historical interest expense on debt retired and (ii) interest expense on debt issued in connection with the merger, at rates assumed to be in effect at the time of the merger, as follows:

	Year Ended December 31, 2002	Nine Months Ended September 30, 2003
Historical interest expense	$34,824	$24,838

Pro forma interest expense:
Revolving credit facility	$124	$93
Term loan facility	6,237	4,678
Senior subordinated notes	13,490	10,117
Letters of credit	380	285
Interest rate swap	2,565	1,924
Amortization of debt issue costs	2,153	1,615

Total	$24,949	$18,712

  For the purposes of calculating interest on Reddy Group's revolving credit facility, term loan facility and interest rate swap, LIBOR is assumed to be 1.62%. Each one-eighth percent change in the interest rate on the credit facilities would increase the assumed pro forma interest expense by $169 for the year ended December 31, 2002 and by $127 for the nine month period ended September 30, 2003.

(f)
Reflects (i) the elimination of dividends on Reddy Group's preferred stock which was retired in connection with the merger and (ii) preferred dividends on the Company's 12% cumulative redeemable preferred stock. Dividends accrue daily based on the liquidation amount, which is defined as the number of shares outstanding times $1,000 per share, plus accrued and unpaid dividends accumulated on a quarterly basis. It is assumed that no dividends will be paid in cash.

(g)
No provision for income taxes has been provided on pro forma amounts due to net operating loss carryforwards available to Reddy Group.

(h)
Reflects (i) the elimination of Triangle's historical interest expense, which included the accretion of redeemable common stock warrants, as all of Triangle's existing debt was paid off in connection with the acquisition and (ii) the adjustment of interest related to the $45 million term loan that was borrowed under the Company's credit facility for purposes of financing a portion of the acquisition cost. For the purposes of calculating interest on the new term loan, LIBOR is assumed to be 1.62%. Each one-eighth percent change in the interest rate on the term loan would increase the assumed pro forma interest expense by $56 for the year ended December 31, 2002 and by $42 for the nine month periods ended September 30, 2003.

(i)
Reflects amortization of unearned compensation that was recorded in connection with the issuance of 250 shares each of restricted common and preferred stock on August 14, 2003 to certain members of the Company's management group. The unearned compensation associated with the restricted shares, which had a total value of $500, is being expensed over the three-year life of the grant.

(j)
Reflects the elimination of expenses associated with the chief executive officer of Triangle, whose employment was terminated in connection with the acquisition by Reddy Ice. The chief executive officer's duties are now being performed by existing Company management. The amount of expense eliminated includes the following:

	Year Ended December 31, 2002	Nine Months Ended September 30, 2003
Premiums on life insurance retained by seller	$207	$141
Salary & benefits	492	350

Total	$699	$491

(k)
Reflects the elimination of professional fees incurred by Triangle related to the Reddy Ice acquisition.

(l)
Reflects the reduction of Triangle's umbrella insurance premiums by $65 as the result of adding Triangle to Reddy Ice's existing insurance policy.

(m)
Reflects additional preferred dividends to be incurred as a result of the issue of 5,000 shares of the Company's 12% cumulative redeemable preferred stock in connection with the financing of the Triangle acquisition.

(n)
Reflects the elimination of historical depreciation and amortization for Packaged Ice prior to its merger with Cube Acquisition.

(o)
Represents amortization of debt issuance costs incurred in connection with the $45,000 term loan used to finance a portion of the Triangle acquisition.

(p)
The Company has not completed an assessment of the fair value of the net assets acquired in the Triangle acquisition for purposes of allocating the purchase price. Accordingly, for purposes of the pro forma financial information, the excess of the purchase price over the net liabilities has been allocated entirely to goodwill. To the extent that such assessments indicate that the fair value of fixed assets is in excess of the net book value or that fair value can be attributed to identifiable intangibles, these amounts will be allocated to fixed assets and other intangibles and reduce the goodwill. Assuming a weighted average depreciable life for fixed assets of 10 years, every $1,000 allocated to fixed assets, rather than goodwill, would increase pro forma depreciation expense by $100 for the year ended December 31, 2002 and $75 for the nine months ended September 30, 2003. In addition, assuming a weighted average estimated life for identifiable intangibles of 20 years, every $1,000 allocated to identifiable intangibles, rather than goodwill, would increase pro forma amortization by $50 for the year ended December 31, 2002 and $38 for the nine months ended September 30, 2003.

(q)
Reflects additional management fees to be paid the sponsors as a result of the acquisition of Triangle.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

        The following table sets forth, for the periods and dates indicated, selected historical financial data of Reddy Holdings. Reddy Holdings and its wholly owned subsidiary Cube were formed on May 8, 2003 for the purpose of acquiring Packaged Ice and effecting certain capital transactions in connection with such acquisition. On August 15, 2003 Cube merged with and into Packaged Ice, with Packaged Ice being the surviving corporation. In connection with the merger Packaged Ice was renamed Reddy Group. Reddy Holdings and Cube conducted no operations during the period from May 8, 2003 through August 14, 2003. In the Selected Historical Consolidated Financial Data, "Successor" refers to Reddy Holdings and its subsidiaries while "Predecessor" refers to pre-merger Reddy Group and its subsidiaries which was then known as "Packaged Ice, Inc."

        Our selected historical financial data as of December 31, 2001 and 2002 and for the years ended December 31, 2000, 2001 and 2002 have been derived from the audited financial statements of the Predecessor included elsewhere in this prospectus. The selected historical financial data as of December 31, 1998, 1999 and 2000 and for the years ended December 31, 1998 and 1999 have been derived from the audited financial statements of the Predecessor for such years, which are not included in this prospectus. We have derived the selected historical financial data of the Successor as of September 30, 2003 and for the period from May 8, 2003 through September 30, 2003, and the selected historical financial data of the Predecessor for the period from January 1, 2003 through August 14, 2003 and the nine month period ended September 30, 2002 from our unaudited financial statements included elsewhere in this prospectus. The unaudited financial statements reflect all adjustments necessary in the opinion of management for a fair presentation of financial condition and results of operations for such periods and as of such dates.

        The information presented below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page 44 and the consolidated financial statements included elsewhere in this prospectus.

						Nine Months Ended September 30, 2002 (Predecessor)		Period From May 8, 2003 (Date of Inception) to Sept. 30, 2003 (Successor)
	Year Ended December 31,						Period From January 1- August 14, 2003 (Predecessor)
	2002 (Predecessor)	2001 (Predecessor)	2000 (Predecessor)	1999 (Predecessor)	1998 (Predecessor)
	(in thousands)
Operating Data:
Revenues	$235,660	$244,247	$244,044	$231,723	$179,861	$192,691	$151,269	$38,641
Cost of sales	144,852	156,434	149,889	139,386	108,276	115,656	91,642	21,523

Gross profit	90,808	87,813	94,155	92,337	71,585	77,035	59,627	17,118
Operating expenses	33,739	37,372	37,139	37,738	31,741	24,334	18,598	4,110
Depreciation and amortization expense	24,704	38,816	28,631	30,526	20,729	18,887	14,528	2,377
Loss (gain) on disposition of assets	4,345	(49)	—	—	—	1,947	(11)	—
Impairment of assets	7,363	—	—	—	—	—	—	—

Income (loss) from operations	20,657	16,674	28,385	24,073	19,115	31,867	26,512	10,631
Other income (expense), net	161	19	17	21	4	87	116	—
Gain (loss) on extinguishment of debt (1)	2,494	—	—	—	(17,387)	1,510	—	—
Interest expense	(34,870)	(36,686)	(32,470)	(30,409)	(24,705)	(26,339)	(21,063)	(3,800)

Income taxes	—	—	—	—	—	—	—	—
Net income (loss) before cumulative effect of change in accounting principle and preferred dividends	(11,558)	(19,993)	(4,068)	(6,315)	(22,973)	7,125	5,565	6,831
Cumulative effect of change in accounting principle	(73,230)	—	—	—	—	(73,230)	—	—

Net income (loss) before preferred dividends	$(84,788)	$(19,993)	$(4,068)	$(6,315)	$(22,973)	(66,105)	(5,565)	(6,831)

Net income (loss) available to common shareholders	$(88,598)	$(23,451)	$(7,202)	$(9,393)	$(28,891)	$(68,914)	$2,999	$5,358

Other Financial Data:
Net cash provided by (used in):
Cash flows—operating activities	$32,690	$19,153	$19,102	$14,409	$16,320	21,615	(4,846)	12,319
Cash flows—investing activities	(11,595)	(7,602)	(29,368)	(37,128)	(314,788)	(10,675)	(6,612)	(134,771)
Cash flows—financing activities	(24,808)	(2,365)	7,674	22,911	287,070	(16,215)	11,664	136,477
Capital expenditures(2)	14,403	16,510	23,165	30,413	22,830	13,073	7,848	10,201
Dispositions	3,378	10,968	1,967	4,496	—	2,668	1,236	—
EBITDA(3)	57,230	50,460	57,033	54,620	39,848	52,788	41,145	13,008
Ratio of earnings to fixed charges(4)	—	—	—	—	—	1.13	1.11	1.88
	As of
	December 31,
						Sept. 30, 2002	August 14, 2003	Sept. 30, 2003
	2002	2001	2000	1999	1998
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents and restricted cash(5)	$6,500	$16,913	$1,027	$3,619	$3,427	4,938	6,706	13,995
Working capital(6)	(6,079)	(4,234)	1,114	(4,852)	436	1,586	7,875	23,130
Total assets	347,573	460,784	470,660	462,332	440,257	372,087	358,986	498,650
Total debt	305,214	332,667	332,270	322,290	338,381	314,832	317,084	286,377

(1)
In April 2002, we adopted Statement of Financial Accounting Standard No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections." In accordance with that statement, we reclassified the loss on refinancing in 1998 from an extraordinary item to operations in the statement of operations.

(2)
Excludes expenditures in connection with acquisitions. Capital expenditures for the period from May 8, 2003 (Date of Inception) to September 30, 2003 include $9.5 million related to the purchase of leased equipment in connection with the merger and related transactions.

(3)
EBITDA represents net income (loss) before the cumulative effect of change in accounting principle and preferred dividends and before depreciation and amortization, gain or loss on disposition of assets, impairment of assets, gain or loss on extinguishment of debt, interest expense and income taxes. EBITDA is presented herein because we believe it is a useful supplement to operating income and cash flow from operations in understanding cash flows generated from operations that are available for taxes, debt service and capital expenditures. Management also uses this measurement as part of its evaluation of core operating results and underlying trends. However, EBITDA, which does not represent operating income or net cash provided by operating activities as those items are defined by GAAP, should not be considered by prospective purchasers of the notes to be an alternative to operating income or cash flow from operations or indicative of whether cash flows will be sufficient to fund our future cash requirements. In addition, the EBITDA measure presented herein may differ from and may not be comparable to similarly titled measures used by other companies.
	Historical
								Period from May 8, 2003 (Date of Inception) to September 30, 2003 (Successor)
	Year Ended December 31,					Nine Months Ended September 30, 2002 (Predecessor)	Period from January 1- August 14, 2003 (Predecessor)
	2002 (Predecessor)	2001 (Predecessor)	2000 (Predecessor)	1999 (Predecessor)	1998 (Predecessor)
EBITDA	$57,230	$50,460	$57,033	$54,620	$39,848	52,788	41,145	13,008
Depreciation and amortization	(24,704)	(33,816)	(28,631)	(30,526)	(20,729)	(18,887)	(14,528)	(2,377)
Gain (loss) on disposition of assets	(4,345)	49	—	—	—	(1,947)	11	—
Impairment of assets	(7,363)	—	—	—	—	—	—	—
Gain (loss) on extinguishment of debt	2,494	—	—	—	(17,387)	(1,510)	—	—
Interest expense	(34,870)	(36,686)	(32,470)	(30,409)	(24,705)	(26,339)	(21,063)	(3,800)
Income taxes	—	—	—	—	—	—	—	—
Preferred dividends	(3,810)	(3,458)	(3,134)	(3,078)	(5,918)	(2,809)	(2,566)	(1,473)
Cumulative effect of change in accounting principle	(73,230)	—	—	—	—	(73,230)	—	—

Net income (loss)	$(88,598)	$(23,451)	$(7,202)	$(9,393)	$(28,891)	$(68,914)	$2,999	$5,358

(4)
For the purposes of calculating the ratio of earnings to fixed charges, earnings represents pretax earnings from continuing operations, plus fixed charges, less preferred dividends. Fixed charges consist of interest expense, amortization of discounts, premiums and capitalized expenses related to indebtedness and our estimate of interest within rental expense and preferred dividends.

During certain of the periods presented, earnings were not sufficient to cover our fixed charges. For the years ended December 31, 2002, 2001, 2000, 1999 and 1998, the deficiency was $15,368, $23,451, $7,202, $9,393 and $9,393, respectively. During the pro forma combined twelve months ended December 31, 2002, the deficiency was $1,168.

On a pro forma basis, for the nine months ended September 30, 2003 earnings would not have been sufficient to cover fixed charges. The deficiency for this period would have been $11,160. On a pro forma basis, for the year ended December 31, 2002 our ratio of earnings to fixed charges would have been 1.2x.

(5)
Includes restricted cash of $6.7 million at December 31, 2001, which was used to collateralize outstanding standby letters of credit.

(6)
Working capital is defined as current assets less current liabilities.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

        The following discussion summarizes the significant factors affecting our results of operations and financial condition during the three and nine month periods ended September 30, 2003 and September 30, 2002 and the three year period ended December 31, 2002. This discussion contains forward looking statements that involve risks and uncertainties. Our actual results could differ from those anticipated in forward looking statements for many reasons, including the risks described in "Forward Looking Statements," "Risk Factors" and elsewhere in this prospectus. You should read the following discussion with "Selected Historical Consolidated Financial Data" and our historical consolidated financial statements included elsewhere in this prospectus.

Overview

        We are the largest manufacturer and distributor of packaged ice in the United States and currently serve approximately 73,000 customer locations in 31 states and the District of Columbia. We operate in two business segments—ice products and non-ice products and operations. Ice products accounted for approximately 92% of revenues in 2002. Our ice products business consists of the following two activities:

  •
  the traditional manufacture and delivery of ice from a central point of production to the point of sale; and

  •
  the installation of the Ice Factory, our proprietary equipment located in our customers' high volume locations that produces, packages and stores ice through an automated, self-contained system.

        Our other business segment, non-ice products and operations, consists of refrigerated warehousing for third parties and the manufacture and sale of bottled water. This business segment accounted for 8% of revenues in 2002.

        Revenues.    Our revenues primarily represent sales of packaged ice, packaged ice bags for use in our Ice Factory equipment, bottled water and cold storage services. There is no right of return with respect to these products or services. A portion of our revenue also represents fees earned under management agreements for Ice Factories located outside our primary territories that are recognized as earned under contract terms.

        Cost of Sales.    Our cost of sales includes costs associated with labor, raw materials, product delivery and utility-related expenses generated in the manufacture and distribution of our products. Labor costs included in cost of sales accounted for approximately 26% of 2002 sales. Raw materials consist primarily of polyethylene-based plastic bags, which represented approximately 6% of 2002 sales. Product delivery expenses include labor, fuel and vehicle rental expense related to products delivered by our own distribution network, as well as fees paid to distributors who deliver ice to our customers on our behalf. Fuel purchased for delivery by our own distribution network represented approximately 2% of our 2002 sales. Expenses for independent third party distribution services represented approximately 4% of our 2002 sales. Utility-related expenses consist primarily of electricity used in connection with the manufacturing, storage and distribution processes and represented approximately 6% of 2002 sales. Ice Factory revenues do not increase our plant occupancy, delivery or utility costs, however, we do incur costs associated with customer service representatives and machine technicians which are included in our cost of sales.

        Operating Expenses.    Our operating expenses are costs associated with selling, general and administrative functions. These costs include executive officers' compensation, office and administrative salaries, insurance, legal and other professional services and costs associated with leasing office space. Labor costs included in operating expenses represented approximately 9% of 2002 sales.

        Our results of operations are highly seasonal, characterized by peak demand during the warmer months of May through September, with an extended peak selling season in the southern United States. Revenue within specific markets can also be affected by weather conditions, with cool or rainy weather negatively impacting demand and extremely hot weather increasing our costs as we respond to excess customer demand for our products. Approximately 68% of our revenues occurred during the second and third calendar quarters in each of 2000, 2001 and 2002. As a result of seasonal revenue declines and a less than proportional decline in expenses during the first and fourth quarters, we typically experience lower profit margins resulting in losses during these periods. In addition, because a significant portion of our annual sales are generated during the second and third calendar quarters, our annual results of operations may fluctuate significantly if the weather during these periods is cool or rainy.

        On August 15, 2003, Packaged Ice, Inc. merged with Cube Acquisition Corp., a wholly-owned subsidiary of Reddy Ice Holdings, Inc. Packaged Ice was the surviving corporation and became a wholly-owned subsidiary of Reddy Holdings, which was established on May 8, 2003. This discussion of the results of operations for the three and nine months ended September 30, 2003 versus the three and nine months ended September 30, 2002 is based on the combined results of Reddy Holdings for the period May 8, 2003 to September 30, 2003 and Packaged Ice for the periods from July 1, 2003 through August 14, 2003 and January 1, 2003 through August 14, 2003. Reddy Holdings and Reddy Group, Inc. are collectively referred to herein as "Successor."

Three Months Ended September 30, 2003 Compared to Three Months Ended September 30, 2002

        Packaged Ice prior to the merger on August 15, 2003 is referred to as "Predecessor." Reddy Ice Holdings conducted no operations during the period from May 8, 2003 through August 14, 2003.

	Successor	Predecessor		Predecessor
			Combined Three Months Ended September 30, 2003
	Three Months Ended September 30, 2003			Three Months Ended September 30, 2002	Change from Last Year
		July 1 to August 14, 2003
					Dollars	%
	(in thousands, except per share amounts)
Consolidated Reddy Ice Holdings, Inc.
Revenues	$38,641	$47,953	$86,594	$86,452	$142	$0.2
Cost of sales	21,523	25,331	46,854	48,417	(1,563)	(3.7)

Gross profit	17,118	22,622	39,740	38,035	1,705	(4.5)
Operating expenses	4,110	3,936	8,046	8,067	(21)	(0.3)
Depreciation and amortization expense	2,377	2,819	5,196	6,006	(810)	(13.5)
Loss on disposition of assets	—	—	—	1,577	(1,577)	(100.0)

Income from operations	10,631	15,867	26,498	22,385	4,113	18.4
Other income, net	—	84	84	9	75	833.3
Gain on extinguishment of debt	—	—	—	715	(715)	(100.0)
Interest expense	(3,800)	(4,160)	(7,960)	(8,789)	(829)	9.4

Income before income taxes	6,831	11,791	18,622	14,320	4,302	30.0
Income taxes	—	—	—	—	—	—

Net income before cumulative effect of change in accounting principle	6,831	11,791	18,622	14,320	4,302	30.0
Cumulative effect of change in accounting principle	—	—	—	—	—	—

Net income before preferred dividends	6,831	11,791	18,622	14,320	4,302	30.0
Preferred dividends	(1,473)	(533)	(2,006)	(967)	(1,039)	(107.5)

Net income available to common shareholders	$5,358	$11,258	$16,616	$13,353	$3,263	24.4

Ice Operations:
Revenues	$36,040	$45,434	$81,474	$81,335	$139	$0.2
Cost of sales	20,065	23,902	43,967	44,696	(729)	(1.6)

Gross profit	15,975	21,532	37,507	36,639	868	2.4
Operating expenses	3,818	3,652	7,470	7,441	29	0.4
Non-Ice Operations:
Revenues	$2,601	$2,519	$5,120	$5,117	$3	$0.1
Cost of sales	1,458	1,429	2,887	3,721	(834)	(22.4)

Gross profit	1,143	1,090	2,233	1,396	837	0.6
Operating expenses	292	284	576	626	(50)	(8.0)

        Revenues:    Revenues increased $0.1 million, from $86.5 million for the three months ended September 30, 2002 to $86.6 million for the three months ended September 30, 2003. This increase was primarily due to slightly higher average selling prices, offset by a slight decrease in volume sales.

        Cost of Sales:    Cost of sales decreased $1.6 million, from $48.4 million for the three months ended September 30, 2002 to $46.9 million for the three months ended September 30, 2003. As a percentage of revenues, cost of sales decreased from 56.0% for the three months ended September 30, 2002 to 54.1% for the three months ended September 30, 2003. This decrease in cost of sales and the relative percentage is attributable to reduced costs in our non-ice operations due to reduced labor costs and a reduction of Ice Factory operating lease expense of $0.5 million due to the purchase of leased assets in August 2003.

        Gross Profit:    Gross profit increased $1.7 million, from $38.0 million for the three months ended September 30, 2002 to $39.7 million for the three months ended September 30, 2003. As a percentage of revenues, gross profit increased from 44.0% for the three months ended September 30, 2002 to 45.9% for the three months ended September 30, 2003. The increase in gross profit and the gross profit percentage is attributable primarily to reduced Ice Factory lease costs in our ice operations and improved management of labor expenses in our non-ice operations.

        Operating Expenses:    Operating expenses decreased $0.02 million, from $8.07 million for the three months ended September 30, 2002 to $8.05 million for the three months ended September 30, 2003. As a percentage of revenues, operating expenses remained at 9.3% for the three months ended September 30, 2003 as compared to the three months ended September 30, 2002. This decrease was primarily due to lower incentive compensation expense.

        Depreciation and Amortization Expense:    Depreciation and amortization decreased $0.8 million, from $6.0 million for the three months ended September 30, 2003 to $5.2 million for the three months ended September 30, 2003. This decrease was primarily due to the revaluation of our property and equipment in connection with the merger on August 15, 2003. As a result of the allocation of purchase price to the fair values of the assets acquired, depreciation expense in periods subsequent to the merger will be lower than historical amounts of the Predecessor.

        Gain or Loss on Disposition of Assets:    During the three months ended September 30, 2002, we sold certain excess assets for a net loss of $1.6 million.

        Gain on Extinguishment of Debt:    On July, 2002, we repurchased and retired 9 3/4% senior notes with a face value of $5.0 million, which resulted in a gain of $0.7 million. There were no extinguishments of debt in the three months ended September 30, 2003 that generated a gain or loss.

        Interest Expense:    Interest expense decreased $0.8 million, from $8.8 million for the three months ended September 30, 2002 to $8.0 million for the three months ended September 30, 2003. The decrease in interest expense was due in part to lower average outstanding borrowings under our credit facility and reduced outstanding principal balances of our 9 3/4% senior notes for the period July 1 to August 14, 2003. Interest expense was also reduced as a result of the refinancing of our outstanding debt in connection with the merger on August 15, 2003. As result of the refinancing, our total long-term debt decreased by $18.0 million and our average interest rate was reduced.

Nine Months Ended September 30, 2003 Compared to Nine Months Ended September 30, 2002

	Successor	Predecessor		Predecessor
	Period May 8, 2003 (Date of Inception) to September 30, 2003				Change from Last Year
		January 1 to August 14, 2003	Combined Nine Months Ended September 30, 2003	Nine Months Ended September 30, 2002
					Dollars	%
	(in thousands, except per share amounts)
Consolidated Reddy Ice Holdings, Inc.
Revenues	$38,641	$151,269	$189,910	$192,691	$(2,781)	$(1.4)
Cost of sales	21,523	91,642	113,165	115,656	(2,491)	(2.2)

Gross profit	17,118	59,627	76,745	77,035	(290)	(0.4)
Operating expenses	4,110	18,598	22,708	24,334	(1,626)	(6.7)
Depreciation and amortization expense	2,377	14,528	16,905	18,887	(1,982)	(10.5)
Loss (gain) on disposition of assets	—	(11)	(11)	1,947	(1,958)	(100.1)

Income from operations	10,631	26,512	37,143	31,867	5,276	16.6
Other income, net	—	116	116	87	29	33.3
Gain on extinguishment of debt	—	—	—	1,510	(1,510)	(100.0)
Interest expense	(3,800)	(21,063)	(24,863)	(26,339)	1,476	5.6

Income before income taxes	6,831	5,565	12,396	7,125	5,271	74.0
Income taxes	—	—	—	—	—	—

Net income before cumulative effect of change in accounting principle	6,831	5,565	12,396	7,125	5,271	74.0
Cumulative effect of change in accounting principle	—	—	—	(73,230)	73,230	100.0

Net income (loss) before preferred dividends	6,831	5,565	12,396	(66,105)	78,501	118.8
Preferred dividends	(1,473)	(2,566)	(4,039)	(2,809)	(1,230)	(43.8)

Net income (loss) available to common shareholders	$5,358	$2,999	$8,357	$(68,914)	$77,271	112.1

Ice Operations:
Revenues	$36,040	$139,618	$175,658	$178,104	$(2,446)	$(1.4)
Cost of sales	20,065	84,384	104,449	105,545	(1,096)	(1.0)

Gross profit	15,975	55,234	71,209	72,559	(1,350)	(1.9)
Operating expenses	3,818	17,051	20,869	22,490	(1,621)	(7.2)
Non-Ice Operations:
Revenues	$2,601	$11,651	$14,252	$14,587	$(335)	$(2.3)
Cost of sales	1,458	7,258	8,716	10,111	(1,395)	(13.8)

Gross profit	1,143	4,393	5,536	4,476	1,060	23.7
Operating expenses	292	1,547	1,839	1,844	(5)	(0.3)

        Revenues:    Revenues decreased $2.8 million, from $192.7 million for the nine months ended September 30, 2002 to $189.9 million for the nine months ended September 30, 2003. Revenues in our ice segment decreased $2.4 million, primarily as a result of decreased volume sales due to adverse weather conditions in certain of our significant markets, particularly in the months of February and June 2003. This decline in volume sales was partially offset by increased average selling prices. Revenues in our non-ice segment decreased $0.3 million, primarily due to decreased volumes in our cold storage operations.

        Cost of Sales:    Cost of sales decreased $2.5 million, from $115.7 million for the nine months ended September 30, 2002 to $113.2 million for the nine months ended September 30, 2003. As a percentage of revenues, cost of sales decreased from 60.0% for the nine months ended September 30, 2002 to 59.6% for the nine months ended September 30, 2003. This decrease in cost of sales and the decrease in the relative percentage is attributable to reduced labor expenses in connection with reduced sales volumes in our ice business and reduced labor costs in our non-ice operations.

        Gross Profit:    Gross profit decreased $0.3 million, from $77.0 million for the nine months ended September 30, 2002 to $76.7 million for the nine months ended September 30, 2003. As a percentage of revenues, gross profit increased from 40.0% for the nine months ended September 30, 2002 to 40.4% for the nine months ended September 30, 2003. The decrease in gross profit was due to lower sales volumes in our ice business, which was primarily due to adverse weather conditions in the nine months ended September 30, 2003, especially in February and June, as compared to the nine months ended September 30, 2002, partially offset by increased gross profits in our non-ice operations. The increase in the gross margin percentage is due to a significant improvement in margins in our non-ice business related to better control of labor costs.

        Operating Expenses:    Operating expenses decreased $1.6 million, from $24.3 million for the nine months ended September 30, 2002 to $22.7 million for the nine months ended September 30, 2003. As a percentage of revenues, operating expenses decreased from 12.6% for the nine months ended September 30, 2002 to 12.0% for the nine months ended September 30, 2003. This decrease was due primarily due to reduced incentive compensation expense.

        Depreciation and Amortization:    Depreciation and amortization decreased $2.0 million, from $18.9 million for the nine months ended September 30, 2002 to $16.9 million for the nine months ended September 30, 2003. This decrease was due to (i) a decrease in the Predecessor's depreciation expense related to reduced capital expenditures over the last two years and sales of excess property and equipment (ii) the revaluation of the Predecessor's property and equipment in connection with the merger on August 15, 2003. As a result of the allocation of purchase price to the fair values of the assets acquired, depreciation expense in periods subsequent to the merger will be lower than historical amounts for the Predecessor.

        Gain or Loss on Disposition of Assets:    During the nine months ended September 30, 2003, we sold certain excess assets for a net gain of $0.01 million.

        Gain on Extinguishment of Debt:    During the nine months ended September 30, 2002, we repurchased and retired 9 3/4% senior notes with a total par value of $10.0 million, which resulted in a gain on extinguishment of debt of $1.5 million. There were no extinguishments of debt in the nine months ended September 30, 2003 that generated a gain or loss.

        Interest Expense:    Interest expense decreased $1.4 million, from $26.3 million for the nine months ended September 30, 2002 to $24.9 million for the nine months ended September 30, 2003. The decrease in interest expense was due in part to lower average outstanding borrowings under our credit facility and reduced outstanding principal balances of our 9 3/4% senior notes for the period January 1, 2003 through August 14, 2003. During 2002, we repurchased and retired 9 3/4% senior notes with an aggregate face value of $15 million. Interest expense was also reduced as a result of the refinancing of our outstanding debt in connection with the merger on August 15, 2003. As result of the refinancing, our total long-term debt decreased by $18.0 million and our average interest rate was reduced.

        Cumulative Effect of Change in Accounting Principle:    On January 1, 2002, the Predecessor adopted SFAS No. 142, "Goodwill and Other Intangible Assets." Adoption of this statement resulted in a charge to net income of $73.2 million (net of $0 tax). The allocation of the charge to the ice and non-ice segments was $70.1 million and $3.1, respectively.

Year Ended December 31, 2002 Compared to Year Ended December 31, 2001

        Revenues.    Revenues decreased $8.5 million, from $244.2 million for the twelve months ended December 31, 2001 to $235.7 million for the twelve months ended December 31, 2002. Revenues decreased $6.4 million in our ice segment as a result of the sale of our traditional ice business in California, offset by (1) slight volume increases due to better weather conditions in most of our markets and the recovery from the effects of the terrorist attacks in New York City and Washington, D.C. on September 11, 2001 and (2) increases in average selling prices in our non-California markets.

Revenues in our non-ice operations decreased $2.2 million for the twelve months ended December 31, 2002 as compared with the same period in 2001, primarily due to the sale in 2001 of two cold storage operations and our ice production equipment sale and leasing business. The decrease due to the sales of these operations was partially offset by a $1.2 million increase in sales at our Virginia cold storage warehouses related to the signing of a significant new customer contract in 2002, partially offset by a loss of sales to our poultry customers caused by an outbreak of avian flu in Virginia.

        Cost of Sales.    Cost of sales decreased $11.5 million, from $156.4 million for the twelve months ended December 31, 2001 to $144.9 million for the twelve months ended December 31, 2002. This decrease primarily resulted from the sale of our traditional ice operations in California and labor and other cost reductions in our remaining operations that were implemented in the last half of 2001. Offsetting these reductions were increases in electricity and insurance costs.

        Gross Profit.    Gross profit increased $3.0 million, from $87.8 million for the twelve months ended December 31, 2001 to $90.8 million for the twelve months ended December 31, 2002. As a percentage of revenues, gross profit increased from 36% for the twelve months ended December 31, 2001 to 38.5% for the twelve months ended December 31, 2002. These increases were the result of increased operating efficiencies in our ice operations, higher average selling prices and the sale of our traditional ice business in California, which generated lower gross profit margins than our other markets, offset by reduced margins at our Virginia cold storage warehouses due to reduced amounts of customer products moved through our warehouses by our poultry customers.

        Operating Expense.    Operating expenses decreased $3.7 million, from $37.4 million for the twelve months ended December 31, 2001 to $33.7 million for the twelve months ended December 31, 2002. As a percentage of revenues, operating expenses decreased from 15.3% for the twelve months ended December 31, 2001 to 14.3% for the twelve months ended December 31, 2002. These decreases resulted from a reduction in labor and benefits due to a consolidation of administrative functions and headcount reductions during the second and third quarters of 2001, the sale of our traditional ice business in California in December 2001 and the sale of certain non-ice operations in the last half of 2001, offset by an increase in incentive compensation expense relating to improved performance.

        Depreciation and Amortization.    Depreciation and amortization decreased $9.1 million, from $33.8 million for the twelve months ended December 31, 2001 to $24.7 million for the twelve months ended December 31, 2002. As a percentage of revenues, depreciation and amortization decreased from 13.9% for the twelve months ended December 31, 2001 to 10.5% for the twelve months ended December 31, 2002. This decrease was primarily due to (1) the disposition of significant fixed assets between July 2001 and December 2002 and (2) the adoption of Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets" on January 1, 2002. SFAS No. 142 changed the accounting for goodwill and certain intangible assets with an indefinite life from an amortization method to an impairment-only approach. Amortization of goodwill and certain other intangible assets, including goodwill recorded in past business combinations, ceased upon adoption of this statement. Amortization expense related to these items was $6.0 million in 2001. Offsetting this decrease in expense is additional depreciation expense related to property additions since December 31, 2001.

        Gain (Loss) on Disposition of Assets.    During the year ended December 31, 2002, we sold certain non-core assets, including several pieces of excess real estate, for a net loss of $4.3 million.

        Impairment of Assets.    We reclassified excess real estate as "Assets Held for Sale" and recorded a non-cash charge of $3.3 million to write down their carrying value to their estimated fair value. In accordance with SFAS No. 142, we evaluated our goodwill as of December 31, 2002 and recorded a non-cash impairment charge of $4.1 million related to our bottled water and cold storage operations.

        Gain on the Extinguishment of Debt.    During the twelve months ended December 31, 2002, we purchased and retired existing senior notes with an aggregate principal amount of $15.0 million, which resulted in a gain on extinguishment of debt of $2.5 million.

        Interest Expense.    Interest expense decreased $1.8 million, from $36.7 million for the twelve months ended December 31, 2001 to $34.9 million for the twelve months ended December 31, 2002. As a percentage of revenues, interest expense decreased from 15% for the twelve months ended December 31, 2001 to 14.8% for the twelve months ended December 31, 2002. The dollar decrease in interest expense was due to a $3.6 million non-cash charge to expense in December 2001 related to our interest rate collar agreement, lower average borrowings under our existing credit facilities and lower outstanding balances of our existing senior notes, offset by higher payments under our interest rate collar agreement and a higher average interest rate on the term loan included in our existing credit facilities.

        Cumulative Effect of Change in Accounting Principle.    On January 1, 2002 we adopted SFAS No. 142, "Goodwill and Other Intangible Assets." Adoption of this statement resulted in a charge to net income of $73.2 million (net of $0 tax). The allocation of the charge to our ice and non-ice segments was $70.1 million and $3.1 million, respectively.

Year Ended December 31, 2001 Compared to Year Ended December 31, 2000

        Revenues.    Revenues increased $0.2 million, from $244.0 million for the year ended December 31, 2000 to $244.2 million for the year ended December 31, 2001. This increase in revenues consisted of a $1.0 million decrease in revenues from ice operations and a $1.2 million increase in revenues from non-ice operations. The decrease in ice operation revenue was primarily due to abnormally cool and rainy weather in the first quarter of 2001 and during September of 2001 in our Texas and Oklahoma markets as compared to the same periods in 2000, the effects of the terrorist attacks in New York City and Washington, D.C. on September 11, 2001, offset by new customer locations and price increases. The increase in non-ice products and operations was due to increased bottled water unit sales, offset by a reduction in ice equipment leasing revenue related to the sale of that business in June 2001.

        Cost of Sales.    Cost of sales increased $6.5 million, from $149.9 million for the year ended December 31, 2000 to $156.4 million for the year ended December 31, 2001. The cost of sales as a percentage of revenues increased 2.6% from 61.4% for the year ended December 31, 2000 to 64% for the year ended December 31, 2001. This increase primarily resulted from (i) the fact that not all of our costs change proportionately to changes in revenues, especially in the first and fourth calendar quarters, when fixed costs account for a greater proportion of our cost of sales, (ii) increases in fuel prices and employee health benefit costs (primarily in the first quarter of 2001), (iii) the impact of additional Ice Factory operating leases ($1.9 million higher than in 2000), (iv) our increased presence in West Coast markets that generated sales with a lower margin than our other markets and (v) the effect of the bankruptcy of the third party with which we contracted for the majority of our electricity purchases.

        Gross Profit.    Gross profit decreased $6.4 million, from $94.2 million for the year ended December 31, 2000, to $87.8 million for the year ended December 31, 2001. As a percentage of revenues, gross profit from ice products decreased from 38.2% to 35.7%. The decrease in gross profit percentage was due to additional expenses relating to health insurance and fuel in the first quarter of 2001, the increased use of operating leases associated with the Ice Factories compared to 2000, a third party bankruptcy and higher sales in West Coast markets. Gross profit on non-ice operations decreased from 42.3% to 38.5%, primarily due to increased bottled water unit sales with lower margins.

        Operating Expenses.    Operating expenses increased $0.2 million, from $37.1 million for the year ended December 31, 2000, to $37.4 million for the year ended December 31, 2001. This increase was due to the impacts of severance expenses of $1.5 million and certain bankruptcies of $0.5 million, offset by decreases resulting from headcount reductions during 2001. As a percentage of revenues, operating expenses increased from 15.2% to 15.3%.

        Depreciation and Amortization.    Depreciation and amortization increased $5.2 million, from $28.6 million for the year ended December 31, 2000, to $33.8 million for the year ended December 31, 2001. Depreciation and amortization increased $2.5 million due to full year effect of the capital expenditures and additions to intangible assets made during 2000 and the capital expenditures made in 2001. In addition, depreciation and amortization increased $2.7 million related to the write-off of unamortized debt issue costs related to our former credit facility.

        Gain on Disposition of Assets.    During the year ended December 31, 2001, we sold certain excess and non-core assets and our traditional ice business in California. Dispositions of excess and non-core assets included several pieces of real estate, the majority of our ice production equipment sales and leasing business and two cold storage facilities. The result of these dispositions was a net gain on disposition of assets of approximately $49,000.

        Interest Expense.    Interest expense increased $4.2 million, from $32.5 million for the year ended December 31, 2000, to $36.7 million for the year ended December 31, 2001. The increase in interest expense resulted from a $3.6 million non-cash expense related to our interest rate swap agreement and higher levels of borrowings during the year ended December 31, 2001 as compared with the year ended December 31, 2000, offset by lower interest rates.

Liquidity and Capital Resources

        We generate cash from the sale of packaged ice through traditional delivery methods, by which we manufacture, package and store ice at a central facility and transport it to our customers' retail locations when needed, and through Ice Factories, which manufacture, package and store ice in our customers' retail locations. Our primary uses of cash are (a) cost of sales, (b) operating expenses, (c) debt service and (d) capital expenditures related to replacing and modernizing the capital equipment in our traditional ice plants and acquiring and installing additional Ice Factories. Historically, we have financed our capital and working capital requirements, including our acquisitions, through a combination of cash flows from operations, borrowings under our revolving credit facilities and operating leases.

        We estimate our normal capital expenditures for 2003 will range between $12.0 and $13.0 million (including the acquisition of Triangle and Service Ice), which will primarily be used to maintain and expand our traditional ice operations. In connection with the merger and related transactions, we purchased ice factory equipment that was financed through operating leases for a total purchase price of $9.5 million. We also anticipate purchasing certain additional leased equipment for $1.0 million in the fourth quarter of 2003. As a result, our total estimate for capital expenditures for 2003 will be in the range of $22.5 million to $23.5 million. There can be no assurance that capital expenditures will not exceed this estimate. Combined with the purchase of leased ice factory equipment for $9.5 million, capital expenditures totaled approximately $18.0 million for the nine months ended September 30, 2003. The annual lease obligation related to the purchased equipment, including the planned purchase in the fourth quarter of 2003, was approximately $4.4 million and has been included within cost of sales.

        As we have consolidated acquisitions into the existing company infrastructure, we have identified non-core and excess assets. As a result of dispositions of these non-core and excess assets, we realized proceeds of approximately $1.2 million in the nine months ended September 30, 2003. We are continuing to market certain excess and non-core assets that we have determined to be disposable and anticipate additional proceeds in the last three months of 2003.

Cash Flows for the Nine Months Ended September 30, 2003 and 2002

        Net cash provided by operating activities was $7.5 million and $21.6 million for the nine months ended September 30, 2003 and 2002, respectively. Net cash provided by operating activities for the nine months ended September 30, 2003 was lower than the net cash provided for the nine months ended September 30, 2003 by $14.1 million due to a $6.7 million cash inflow during the nine months ended September 30, 2002 related to the release of restricted cash that was being used to collateralize standby letters of credit, an additional $4.0 million cash outflow for accounts receivable, inventory and prepaid assets and an additional $6.7 million outflow for accounts payable and accrued expenses (including accrued interest) during the nine months ended September 30, 2003. These amounts were partially offset by higher net income before cumulative effects of changes in accounting principles during the nine months ended September 30, 2003.

        Working capital, defined as current assets less current liabilities, was $23.2 million at September 30, 2003 compared with negative $6.1 million at December 31, 2002. The increase in working capital was primarily related to an increase in cash and equivalents as all cash generated in the current year was retained while in the nine months ended September 30, 2003 we repurchased a portion of our then outstanding 9 3/4% senior notes with an aggregate face value of $10 million, an increase in accounts receivables corresponding to higher seasonal sales in the third quarter and a decrease in accrued expenses related to the timing of payments of accrued interest, incentive compensation and property taxes.

        Net cash used in investing activities was $141.4 million and $10.7 million for the nine months ended September 30, 2003 and September 30, 2002, respectively. Net cash used in investing activities for the nine months ended September 30, 2003 was a result of the merger and the purchase of Ice Factory equipment for a total of $134.1 million and routine capital expenditures (net of dispositions) of $7.3 million. Routine capital expenditures (net of dispositions) for the nine months ended September 30, 2002 were $10.4 million.

        Net cash provided by financing activities was $148.1 million for the nine months ended September 30, 2003 compared with net cash used by financing activities of $16.2 million during the nine months ended September 30, 2002. Net cash provided by financing activities for the nine months ended September 30, 2003 was a result of the issuance of $180.0 million of equity, net of transaction fees paid to sponsors and certain members of management, by Reddy Holdings and $273.2 million of debt, net of debt issue costs, offset by the repayment of $305.1 million in debt. These funds were used primarily to complete the merger and purchase fixed assets financed through operating leases. The net cash used by financing activities during the nine months ended September 30, 2002 was primarily a result of net repayments under our former credit facility and other long-term obligations and repurchases of our then outstanding 9 3/4% senior notes.

Cash Flows for the Years Ended December 31, 2002, 2001 and 2000

        Net cash provided by operating activities was $32.7 million and $19.2 million in 2002 and 2001, respectively, compared to net cash provided by operating activities of $19.1 million in 2000. The increase in net cash provided by operating activities in 2002 is primarily attributable to a $4.0 million increase in income from operations, offset by a $9.1 million decrease in non-cash depreciation and amortization, a $6.7 million cash inflow from restricted cash and a $5.3 million decrease in accounts receivable due to lower revenues in 2002 and improved working capital management. Net cash provided by operating activities in 2001 was similar to 2000, as an $11.7 million decrease in income from operations was offset by a $5.2 million increase in non-cash depreciation and amortization and a $7.1 million increase in net cash flows from restricted cash and other current assets and liabilities. In particular, accounts receivable and inventories decreased $3.1 million and $2.7 million, respectively, as a result of improved working capital management.

        Working capital, as defined above, was negative $7.5 million at December 31, 2002 compared with negative $4.2 million at December 31, 2001. The decrease of $3.3 million in working capital was primarily related to decreases in cash balances and outstanding balances under the revolving line of credit and to a decrease in accounts receivable due to lower revenues in 2002 and improved working capital management.

        Net cash used in investing activities was $11.6 million and $7.6 million in 2002 and 2001, respectively, compared to net cash used in investing activities of $29.4 million in 2000. The increase in net cash used in investing activities in 2002 was primarily a result of a $7.6 million decrease in proceeds from property and equipment dispositions, offset by lower capital expenditures. Net cash used in investing activities in 2001 was $21.8 million lower than in 2000, primarily due to a lower amount of capital expenditures and acquisitions and a $9.0 million increase in proceeds from property and equipment dispositions. As we consolidated acquisitions into our existing infrastructure through 2001, we identified certain non-core and excess assets. In 2001, we began aggressively marketing these assets, which resulted in significant proceeds from property and equipment dispositions in 2001 and 2002. Additionally, we sold our traditional ice business in California in 2001.

        Net cash used in financing activities was $24.8 million and $2.4 million in 2002 and 2001, respectively, compared to net cash provided by financing activities of $7.7 million in 2000. Net cash used in financing activities in 2002 was higher than in 2001 primarily as a result of increased net repayments under our existing credit facility and other long-term obligations and the repurchase of a portion of our 9 3/4% senior notes. During in 2001, our focus shifted to debt reduction. As we reduced our capital expenditures, disposed of non-core and excess assets and improved cash flow from operations, we redirected our available cash flow toward repaying amounts outstanding under our existing credit facility and long-term obligations, primarily our existing senior notes. Net cash provided by financing activities in 2000 was primarily attributable to borrowings under our former credit facility, which were used in conjunction with cash flows from operations to fund capital expenditures and acquisitions.

Long-term Debt and Other Obligations

        At September 30, 2003, we had approximately $286.4 million of total debt outstanding as follows:

  •
  $151.0 million of 8 7/8% senior notes due August 1, 2011 (net of discount of $1.0 million);
  •
  $135.0 million outstanding term loan under our new credit facility which matures on August 15, 2009; and
  •
  $0.4 million of other debt.

        On July 17, 2003, Cube Acquisition completed the sale of $152 million of the Old Notes in connection with a private placement offering. The Old Notes were priced at 99.297%, which resulted in net proceeds of $150.9 million. At the closing of the merger on August 15, 2003, we assumed Cube Acquisition's obligations under the Old Notes and the related indenture and received the net proceeds of the offering. The net proceeds were used to consummate the merger as previously discussed, which included the repayment of our $255 million aggregate principal amount of 9 3/4% senior notes due February 1, 2005, or the 9 3/4% Notes, and the outstanding balance of $61.7 million under our former bank credit facility. Pursuant to a registration rights agreement with the purchasers of the Old Notes, we are registering the New Notes through this registration statement and exchanging tendered Old Notes for New Notes, which have substantially similar terms as the Old Notes, except that they will be registered with the SEC.

        Interest is payable semiannually on February 1 and August 1, commencing on February 1, 2004. In conjunction with issuance of the Notes, $7.0 million of debt issuance costs were incurred. The Notes are unsecured senior subordinated obligations of us and are:

  •
  subordinated in right of payment to all of our existing and future senior indebtedness;
  •
  equal with any of the our existing and future senior subordinated indebtedness; and

  •
  senior to any other of our future subordinated indebtedness, if any.

        The Notes include customary covenants that restrict, among other things, the ability to incur additional debt, pay dividends or make certain other restricted payments, incur liens, merge or sell all or substantially all of the assets, or enter into various transactions with affiliates. Prior to August 1, 2006, we may redeem up to 35% of the principal amount of the Notes at a redemption price of 108.875% of the principal amount thereof, plus accrued and unpaid interest to the date of redemption, with funds raised in specified equity offerings. The Notes are guaranteed, fully, jointly and severally, and unconditionally, on a senior subordinated basis by our parent, Reddy Holdings, and all of our subsidiaries. There are currently no restrictions on the ability of our current subsidiaries to transfer funds to us in the form of cash dividends, loans or advances.

        On August 15, 2003, we entered into a $170 million senior secured credit facility, with the lenders being a syndicate of banks, financial institutions and other entities, including Credit Suisse First Boston as Administrative Agent, Canadian Imperial Bank of Commerce and Bear Stearns Corporate Lending, Inc. The credit facility provides for a six-year term loan in the amount of $135 million and a five-year revolving credit facility in the amount of $35 million. Proceeds of the term loan were used to consummate the merger as previously discussed. Debt issuance costs of $5.7 million were incurred in connection with the new credit facility.

        At September 30, 2003, we had $24.9 million of availability under the line of credit, net of outstanding standby letters of credit of $10.1 million. The standby letters of credit are used primarily to secure certain insurance obligations. Principal balances outstanding under our new line of credit bear interest per annum, at our option, at the sum of the base rate plus the applicable margin or LIBOR plus the applicable margin. The base rate is defined as the greater of the prime rate (as announced from time to time by the Administrative Agent) or the federal funds rate plus 0.5%. The applicable margin varies depending on our leverage ratio. At September 30, 2003, the weighted average interest rate of borrowings outstanding under our new credit facility was 4.12%. Interest on base rate loans is payable on the last day of each quarter. Interest on LIBOR loans is payable upon maturity of the LIBOR loan or on the last day of the quarter if the LIBOR loan exceeds 90 days. We pay a quarterly fee on the average availability under the line of credit based on an annual rate of 0.5%.

        Our new credit facility requires that beginning in 2004, we will repay all borrowings under the line of credit and maintain a zero outstanding balance for a period of 30 consecutive calendar days during each year. The term loan amortizes in quarterly installments over a five-year period in an annual aggregate amount equal to 1% of the original balance, with any remaining unpaid balance to be repaid in the sixth year in equal, quarterly installments. Subject to certain conditions, mandatory repayments of the line of credit and term loan are required to be made with portions of the proceeds from (1) asset sales, (2) the issuance of debt securities (3) an initial public offering of stock of the Parent, and (4) insurance and condemnation awards. Furthermore, within 100 days after close of the each fiscal year (beginning with the close of the 2004 fiscal year), a mandatory prepayment of the term loan is required based on a percentage of our annual excess cash flow, as defined in the credit agreement. The percentage is based on our leverage ratio at the end of such fiscal year and ranges from 25% to 75%. Our new credit facility contains financial covenants which include limitations on capital expenditures and the maintenance of certain financial ratios, as defined in the credit agreement, and is collateralized by substantially all of our assets and the capital stock of all of our current subsidiaries. At September 30, 2003, we were in compliance with these covenants.

        On October 17, 2003, we amended our credit agreement to, among other things, allow for an additional term loan of $45 million to consummate the Triangle acquisition, which was completed on November 6, 2003. All existing terms, conditions and financial covenants remained in place with the new term loan. The combined term loan continues to amortize in quarterly installments over a five-year period in an annual aggregate amount equal to 1% of the original combined term loan balance of

$180 million, with any remaining unpaid balance to be repaid in the sixth year in equal, quarterly installments.

        On November 28, 2000, we entered into an interest rate collar agreement. If the Index Rate (30-day LIBOR, as defined in the collar agreement) exceeds 7.75%, we will receive the difference between the Index Rate and 7.75%. If the Index Rate falls below 5.75%, we will pay the difference plus 1%. Any amounts payable or receivable are settled monthly. The collar agreement has a notional amount of $50 million and a term of 4 years. When our debt was refinanced on August 15, 2003, $0.3 million of amounts previously deferred in accumulated other comprehensive loss on the balance sheet were written off as the hedged, forecasted transaction was no longer deemed probable of occurring. The collar agreement was redesignated as a hedge of the new credit facility, with subsequent changes in fair value deferred in other comprehensive income or loss. If we had been required to settle the collar agreement as of September 30, 2003, we would have had to pay $3.2 million plus accrued interest of $0.2 million. We are exposed to credit risk in the event of nonperformance by the counterparty to the collar agreement, however we anticipate that the counterparty will fully perform its obligations under the collar agreement.

        Based on our current level of operations, we believe that cash flow from operations, together with available borrowings under our line of credit, will be adequate to meet our future liquidity needs for at least the next twelve months.

        The table below summarizes the future payments due under our significant contractual obligations as of September 30, 2003 on a pro forma basis for the Triangle acquisition:

	Total	2003	2004 to 2005	2006 to 2007	2008 and thereafter
	(in millions)
Long-term debt	$331.4	$0.5	$3.8	$3.7	$323.4
Line of Credit	—	—	—	—	—
Operating leases	32.4	2.3	15.6	9.4	5.1

Total Contractual Obligations	$363.8	$2.8	$19.4	$13.1	$328.5

Critical Accounting Policies

        Allowances for Doubtful Accounts.    We provide allowances for doubtful accounts for estimated losses resulting from the inability of our customers to make the required payments on their accounts. We have attempted to reserve for estimated losses based on our past experience with similar accounts receivable and believe our reserves to be adequate. If the financial condition of our customers were to deteriorate, resulting in an impairment of their ability to make payments on their accounts, additional allowances may be required.

        Long-Lived Assets.    Property and equipment is carried at cost and is being depreciated on a straight-line basis over estimated lives of 2 to 36 years. Maintenance and repairs are charged to expense as incurred, while capital improvements that extend the useful lives of the underlying assets are capitalized. We accounted for all of our historical acquisitions using the purchase method of accounting and as a result recorded significant amounts of goodwill. Other intangible assets include the following that are amortized over their useful lives:

Intangible Assets	Useful Life
Goodwill	Indefinite life
Trade names	Indefinite life
Customer lists	Straight line method over 15 to 30 years
Debt issue costs	Interest method over the term of the debt

        Impairment of Long-Lived Assets.    In accordance with SFAS No. 144, "Accounting for Impairment or Disposal of Long-Lived Assets," long-lived assets and certain identifiable intangible assets to be held and used are reviewed for impairment on an annual basis or whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. The determination of recoverability of long-lived assets and certain other identifiable intangible assets is based on an estimate of undiscounted future cash flows resulting from the use of the asset or its disposition. Measurement of an impairment loss for long-lived assets and other intangible assets that management expects to hold and use are based on the fair value of the asset. Long-lived assets to be disposed of are reported at the lower of carrying amount or net realizable value. In accordance with SFAS No. 142, "Goodwill and Other Intangible Assets," goodwill is evaluated using a market valuation approach based on valuations of comparable businesses.

        Inherent in the determination of such future cash flows and valuations are certain estimates and judgments, including the interpretation of current economic indicators and market values and assumptions about our strategic plans with regards to our operations. To the extent additional information arises or our strategies change, it is possible that our conclusions regarding the impairment of goodwill or other long-lived assets could change and result in a material effect on our financial position or results of operations.

        Revenue Recognition.    Revenue is recognized when product (packaged ice, ice packaging bags, bottled water and ice equipment) is delivered to and accepted by customers. There is no right of return with respect to the packaged ice, bags delivered and bottled water. Revenue resulting from Ice Factory management agreements and cold storage services is recognized as earned under contractual terms.

General Economic Trends and Seasonality

        Our results of operations are generally affected by the economic trends in our market area, but results to date have not been significantly impacted by inflation. If we experience an extended period of high inflation, which affects multiple expense items, we believe that we will be able to pass on these higher costs to our customers.

        The ice business is highly seasonal. We experience seasonal fluctuations in our net sales and profitability. We make a disproportionate amount of our sales in the second and third calendar quarters. We also typically have net income in these same periods. We believe that over 65% of our revenues will occur during the second and third calendar quarters when the weather conditions are generally warmer and demand is greater, while less than 35% of our revenues will occur during the first and fourth calendar quarters when the weather is generally cooler. As a result of seasonal revenue declines and the lack of proportional corresponding expense decreases, we will most likely experience lower profit margins and even losses during the first and fourth calendar quarters. In addition, because our operating results depend significantly on sales during our peak season, our quarterly results of operations may fluctuate significantly as a result of adverse weather during this peak selling period if the weather is unusually cool or rainy on a more national or regional basis.

BUSINESS

        The following description under the heading "Business" does not include data specific to the acquisition of Triangle, except for the section titled "Triangle Business Description" beginning on page 70. For further information relating to Triangle, see "Acquisitions—Triangle Acquisition," beginning on page 30, and the "Unaudited Pro Forma Condensed Combined Financial Information" beginning on page 32.

Overview

        We are the largest manufacturer and distributor of packaged ice in the United States, serving approximately 73,000 customer locations in 31 states and the District of Columbia under the Reddy Ice™ brand name. Our sales are more than four times that of any other packaged ice supplier. We have the leading market position in the majority of the local and regional ice markets in which we operate, and we estimate that over 80% of our ice sales are in markets where we are the market leader. Our principal product is ice packaged in seven to fifty pound bags, which we sell to a highly diversified customer base, including supermarkets, mass merchants and convenience stores. In 2002, we sold the equivalent of over four hundred twenty million seven pound bags of ice. Our products are primarily sold throughout the southern United States (the "Sun Belt"), one of the most attractive regions in the country for packaged ice sales, due to warm weather, extended peak selling seasons and favorable population growth patterns. We believe population growth is one of the primary drivers for growth in demand for packaged ice, and we operate in 12 of the 15 fastest growing metropolitan areas in the United States. In addition, our broad geographic reach helps insulate us from the impact of cool or rainy weather in any particular region. No other manufacturer and distributor of packaged ice in the United States has the geographic presence, infrastructure or capacity necessary to meet the multi state demands of customers in our markets. Our business is characterized by consistent annual customer demand, attractive margins and modest on going capital requirements. We believe that retail consumer demand for packaged ice is relatively unaffected by adverse economic conditions due to its low cost and the lack of readily available substitutes.

        We operate in two business segments: ice products and non-ice products and operations. Ice products have historically accounted for approximately 92% of our total revenues. This segment consists of the traditional manufacture and delivery of ice from a central point of production to the point of sale as well as sales from The Ice Factory® machines, our proprietary equipment located in our customers' high volume locations that produce, package and store ice through an automated, self-contained process. Historically, traditional ice manufacturing and Ice Factory sales accounted for approximately 90% and 10% of ice product revenues, respectively. Our other business segment, non-ice products and operations, consists of refrigerated warehousing for third parties and the manufacture and sale of bottled water. Non-ice products and operations have historically accounted for approximately 8% of our total revenues.

        We produce ice in cube, half-moon, cylindrical, crushed and block forms and provide our customers with a variety of delivery options to meet their specific needs. In addition to the manufacture and distribution of packaged ice in small bags (typically seven pounds), we sell medium bags (16 to 20 pounds) and ten-pound block bags to our retail customer base, which primarily consists of supermarkets, mass merchants and convenience stores. We also sell ice in assorted bag sizes ranging from 16 to 50 pounds to restaurants, bars, stadiums, vendors and caterers and block ice in 10, 25 and 300 pound sizes to our commercial, agricultural and industrial customers. A portion of our products is sold through distributors who deliver ice to our customers on our behalf and who resell ice to their own customers.

        Since our inception in 1990, we have built a strong and loyal customer base by providing a high level of service and quality at competitive prices utilizing our extensive network of ice manufacturing plants and distribution centers. We have a diverse customer base, with our largest customer accounting for less than 8% of our revenues for the twelve months ended December 31, 2002. We have long-standing relationships with our customers across all major retail channels, evidenced by our high retention rates with prominent supermarkets, mass merchants and convenience stores, such as Albertson's, Circle-K, ExxonMobil, Kroger, 7-Eleven and Wal-Mart. Most of our major retail ice customers, including eighteen of our top twenty customers, have purchased ice from us and our predecessor companies for over a decade. Within our markets we are the sole supplier of packaged ice to almost all of our top twenty customers. The percentage of our volume sold to national and regional convenience and grocery store chains has grown over the last several years as each of these retail channels has consolidated. We have benefited from supplying these national and regional retailers as many of these customers have grown at rates in excess of industry averages.

        At November 1, 2003, we owned or operated 48 ice manufacturing facilities, 50 distribution centers, approximately 70,000 merchandisers (cold storage units installed at customer locations), approximately 3,000 Ice Factories, six refrigerated warehouses and one bottled water plant. We had an aggregate daily ice manufacturing capacity of approximately 14,500 tons, the equivalent of four million seven pound bags of ice.

Industry Overview

        Our management estimates that the annual wholesale market for packaged ice is approximately $1.8 billion, which includes manufacturers such as ourselves and in-house production, primarily by small retail operations and, to a lesser extent, by large retailers. The packaged ice industry is highly fragmented and is led by us and several regional, multi facility operators. The industry includes numerous local and regional companies of varying size and resources, with most ice manufacturers having annual revenues of less than $1.0 million.

        Traditional ice manufacturers produce and distribute packaged ice from a centrally located facility and, as a result of high transportation costs, are typically limited to servicing customers within approximately 100 miles from the point of production. Packaged ice suppliers compete based primarily on service, quality and price, with success dependent upon prompt and reliable delivery during peak seasonal months, an efficient manufacturing and distribution system, high-density customer distribution routes within a region and high customer concentration in a market area. Each customer location typically carries one brand of ice provided by a single supplier.

        The packaged ice industry is highly seasonal, characterized by peak demand during the warmer months of May through September, with an extended peak selling season in the southern United States. We believe volume growth in the packaged ice industry generally tracks population growth, thus favoring geographic markets with faster population growth. Demand within specific geographic markets can also be affected by weather conditions, with cool or rainy weather negatively impacting ice purchases.

Competitive Strengths

        We believe our competitive strengths include:

        Unique Multi State Presence and Infrastructure.    We are the only company in the packaged ice industry serving customers in 31 states and the District of Columbia. Our large geographic footprint gives us the necessary manufacturing capacity and distribution scale to service large retailers across multiple states and regions. Smaller local suppliers do not have the multi state or multi region service capabilities increasingly required by such customers. As a result of our unique multi state presence and infrastructure, we believe we are well positioned to benefit from continued consolidation within our customer base and from increased reliance by national and regional customers on suppliers that serve multiple markets. In addition to providing us with competitive advantages with our customers, our broad geographic reach also helps insulate us from the variability of weather patterns in any individual region.

        Leading Market Position in Attractive Ice Markets.    We are the largest manufacturer and distributor of packaged ice in the United States, with over 80% of our ice revenues generated in markets where we have the leading market share. We are the market leader in the Sun Belt, one of the most attractive regions in the United States for packaged ice in terms of weather and population growth patterns. The markets we serve include 12 of the 15 fastest growing metropolitan areas in the United States. We believe our strong market position in these desirable markets will contribute to future growth in revenue and profitability.

        Long Standing Relationships with High Quality Customers.    We have been providing ice products and delivery services to many of our customers for more than a decade. These customers include prominent retailers across a variety of channels. Many of these customers require significant volumes of ice products on a multi state basis and would require numerous suppliers to replace the extent of the services we currently provide. In addition, our customers depend on our consistent ability to ensure prompt and reliable delivery, particularly during peak seasonal months. The strength of our customer relationships is further reinforced by the fact that almost all of our customers rely on a single supplier of packaged ice at each point of sale. We believe that the strength of our customer relationships provides us with a significant competitive advantage over other suppliers in our markets.

        Multiple Distribution Service Offerings.    We attract and retain customers by offering a variety of service alternatives to meet our customers' specific supply chain needs. These alternatives include traditional distribution methods, such as delivery to our merchandisers, delivery of bulk quantities to retail locations and warehouse shipments from a centralized point of production. In addition, our proprietary Ice Factory units provide certain high volume customers with self-contained on-site ice production, packaging and storage. These additional delivery alternatives enable us to offer our customers the flexibility to meet their specific supply requirements in a reliable and cost-efficient manner.

        Strong, Incentivized Management Team with Proven Execution Capabilities.    Led by our Chairman and Chief Executive Officer, William P. Brick, and our President and Chief Operating Officer, Jimmy C. Weaver, our management team has extensive industry experience, averaging 14 years with us and our predecessors. Our management team has been responsible for successfully executing our strategy of increasing our profitability through operational improvements, including cost rationalization, facility consolidation and working capital management, while strengthening customer relationships. In connection with the merger and the acquisition of Triangle, certain members of our senior management team have a combined equity investment of $3.686 million in Parent and have the opportunity to earn an additional 10% of Parent's fully diluted common equity through incentive options.

Business Strategy

        Our business strategy is to strengthen our competitive position, increase revenues and drive profitability by:

        Enhancing Revenue Growth.    We believe there are several opportunities to maintain and grow our revenues through:

    Growth from Our Existing Customers.    We intend to capitalize on our long-standing customer relationships to grow with our large national and regional customers as they seek to increase their market penetration and consolidate the retail segments in which they operate. As the sole supplier in our regions to the majority of these customers, we are well positioned to share in our customers' growth. In addition, for certain customers for whom we are not the sole supplier, we believe there is an opportunity to capture incremental volume as these customers continue to reduce their supplier base in order to achieve efficiencies across the supply chain.

    Growth from Outsourcing Trends of Large Retailers.    Several large retailers continue to produce packaged ice in-house. Consistent with general outsourcing trends among retailers, we have assumed certain ice supply requirements for a number of large retail chains that previously operated captive ice manufacturing facilities, including Albertson's, HEB and Safeway. We believe we will be able to capture additional volume from new and existing customers as retailers increasingly choose to outsource and focus on their core competencies.

    New Product Introductions.    We continue to broaden our product offerings through the introduction of new sizes of bagged ice. We believe that introducing new bag sizes at various price points offers an opportunity to enhance our product mix and increase our sales and operating margins.

        Continuing Efficiency Improvements.    In the last four years, we have consolidated our ice manufacturing and distribution facilities, reducing the original total number of facilities from 116 to 98. At the same time, we have increased our volumes and maintained our overall capacity by relocating equipment and investing in new equipment. We have identified several opportunities for continued facility consolidations that we expect can be implemented without a significant increase in capital expenditures. In addition, we believe there are opportunities for continued efficiency improvements through distribution route optimization.

        Selectively Pursuing Acquisitions.    The packaged ice industry continues to be highly fragmented. We will continue to consider strategic acquisitions in existing or adjacent geographic markets that enhance the density of our distribution routes, provide capacity rationalization opportunities, increase our market penetration in existing markets or expand our presence in contiguous markets. The recent acquisitions of Service and Triangle illustrate this acquisition strategy.

Ice Products

        We market our ice products to satisfy a broad range of customers, primarily under the Reddy Ice brand name. We produce our ice in cube, half-moon, cylindrical, crushed and block forms to satisfy customer demands. Our primary ice product is packaged in small bags (primarily seven pounds), which we sell principally to convenience stores and supermarkets. We also sell significant amounts of medium bags (16 to 20 pounds) and ten-pound block bags to the same convenience stores and supermarkets. We sell ice in assorted bag sizes ranging from 16 to 50 pounds to restaurants, bars, stadiums, vendors and caterers. In addition, we sell block ice in 10, 25 and 300 pound sizes to commercial, agricultural and industrial customers. A portion of our products are sold through distributors who deliver ice to our customers on our behalf as well as resell ice to their own customers.

        We continue to broaden our product offerings through the introduction of new sizes of bagged ice as well as new ice products. New bag sizes such as ten-pound bags may offer an opportunity to enhance revenue and operating margins. In addition, we continue testing new products, including an extra clear, perfectly square ice cube that melts more slowly than standard ice cubes and is targeted toward consumers of home refrigerator ice.

  Manufacturing

        To ensure that the water supplied by each municipality meets our quality standards, the water is often filtered for use in the ice making process. We use low micron filtration, carbon filtration, water softeners, ozone generators and reverse osmosis as needed to achieve the proper water quality needed to produce a clear product. All of our ice manufacturing facilities are certified by the International

Packaged Ice Association. This certification requires the inspection of more than 50 areas of operations, ensuring high water quality, a sanitary operating environment and safe working conditions.

        We manufacture ice in two ways: the vertical plate method and the vertical tube method. In both methods, water is circulated over cold vertical surfaces where the flowing water freezes into ice. The process of freezing the water while in motion acts as a final purification process by extracting minerals still present in the water following the filtration process. When the ice builds to the proper thickness it is detached from the plates or tubes by heating the freezing surfaces, allowing the ice to be cut into individual pieces. In the vertical plate method, the sheet of ice falls onto a motor driven cutter, which chops the ice into smaller sizes and empties into a collection bin. In the vertical tube method, as the tube of ice falls into the collection bin, it is cut into cube sizes by a rotating cutter. From the collection bin, the ice is transferred to a central refrigerated holding bin where the ice is mechanically raked and dried before it is packaged.

        From the central refrigerated holding bin, the ice is then mechanically screened to remove any small pieces and to separate the ice according to size. The ice is then transferred to packaging machines, where the ice is measured and packaged into a variety of bag sizes. After bagging the ice, the product is palletized and stored in our cold storage vaults before being shipped to customer locations.

        For the majority of our manufacturing facilities, we use ammonia as the refrigerant in the process that cools the surfaces on which the ice is made. Ammonia is a common refrigerant used for most industrial refrigeration systems.

  Distribution

        Due to high product transportation and shipping costs, the ice business has historically been a regional service business in which manufacturers produce and package ice at centrally located facilities and distribute to a limited market radius of approximately 100 miles. Due to these geographic constraints and the limited amount of product differentiation in the packaged ice industry, we focus on maintaining an efficient service, distribution and pricing system in each of our markets. We deliver ice through both traditional distribution methods and the on-site Ice Factory system. We believe that this unique combination of distribution service offerings enables us better serve our customers.

    Traditional Distribution.    We produce and bag ice at centrally located manufacturing facilities and subsequently sell the product with several delivery alternatives. These delivery alternatives include (1) delivering packaged ice directly to the customers' retail locations and stocking our merchandisers, (2) delivering pallet quantities to retail locations where our customers' employees stock our merchandisers and (3) warehouse shipments of ice from our facilities to the facilities of our customers who choose to deliver ice to their retail locations through their own distribution network. Our products are delivered through our own distribution operation as well as by third party distributors who transport and deliver the product to our customers. These distributors also purchase ice from us for resale to their own customers. To store ice inventory, we own or rent appropriate freezer space. We own or lease approximately 850 trucks for distribution in non-peak periods. During the peak summer months, we estimate that we may rent up to approximately 200 additional trucks.

          We currently serve approximately 70,000 customer locations, principally through the use of our company owned ice merchandisers that are installed at most of our customers' locations. Our size and scale provide us with an efficient production and distribution network by providing us with customer density, additional production capacity and dedicated distribution centers. The increased customer density has improved routing efficiencies and reduced our transportation costs, which represent our largest cost component. In addition, our production capacity in adjacent geographic markets has allowed us to avoid "out of ice" situations and related lost sales during peak periods.

          Traditional ice manufacturing and distribution has historically accounted for approximately 90% of ice product revenues.

    Ice Factory.    The Ice Factory is our proprietary self-contained automated system placed at the customer's location that manufactures, bags and stores packaged ice. Each unit is built to our specifications and includes an ice maker, merchandiser and bagging machine. The unit is capable of producing and packaging 240 bags of ice per day. The Ice Factory is most frequently used in high volume supermarkets and other commercial locations. The Ice Factory, when combined with traditional delivery methods, provides our customers with the flexibility to meet their specific supply requirements in a cost-efficient manner. Transportation costs, the most significant costs of traditional ice delivery, are eliminated by on-site production. As a result of these cost savings, we believe that the Ice Factory provides us with operating efficiencies in high volume locations compared to traditional ice delivery.

          Ice Factory locations are selected only after a thorough review and analysis of historical ice sales and the local competitive environment. Approximately 800 of our installed base of approximately 3,000 Ice Factories are operated and maintained by other ice suppliers under management agreements with us. For the twelve months ended December 31, 2002, Ice Factories accounted for approximately 10% of our ice product revenue.

          We believe that providing frequent, regular and reliable service and support to our customers is one of the most important elements in operating our Ice Factory network. We have a routine route servicing system, which utilizes trained service representatives to perform the regularly scheduled service procedures, and maintain toll-free telephone support for responding to customer calls regarding repairs and maintenance.

  Customers

        We market our ice products to a broad range of customers, including supermarket chains, mass merchants, convenience stores, wholesale ice and food distributors, commercial users, resorts and restaurants, agricultural buyers and competitive producers and self-suppliers who experience supply shortages. The primary purchasers of our traditional ice products and users of our Ice Factory are retailers with no internal ice production capacity. We believe that our high level of service and quality products at competitive prices results in customer loyalty.

        We have a diversified customer base, with our largest customer accounting for less than 8% of sales in 2002 and less than 6% in both 2001 and 2000. Some of our larger national accounts include the supermarket chains Albertson's, Kroger and Safeway; mass merchants Wal-Mart and Sam's Club; and the convenience and petroleum store chains Conoco Phillips/Circle K, 7-Eleven, ChevronTexaco and ExxonMobil. Major regional customers include the supermarket chains Publix, Winn-Dixie, Food Lion and HEB and the convenience and petroleum store chains Diamond Shamrock, The Pantry and RaceTrac. The percentage of our volume sold to national and regional supermarket and convenience chains has grown over the last several years due to consolidation within those retail channels.

        We have a geographically diversified customer base, with customer locations in 31 states, primarily in the southern half of the United States, and the District of Columbia. We believe our broad geographic reach helps insulate us from the impact of adverse weather in any particular region, although national weather patterns may have a material adverse effect on our business.

  Sales and Marketing

        Our sales and marketing personnel communicate regularly with our existing customers and initiate discussions with potential new customers. Sales and marketing personnel at our corporate headquarters, along with certain members of our senior management, communicate with our larger national and regional chain customers while our field personnel handle smaller local customers and local representatives of our larger national and regional chain customers.

        Typically, our customer relationships are long term and turnover of major customers is infrequent. Most of our major retail ice customers, including eighteen of our top twenty customers, have purchased ice from us and our predecessors for over a decade. As a result, a significant portion of our corporate sales and marketing efforts are focused on maintaining and expanding these existing relationships. We also regularly explore and develop new customer relationships.

  Competition

        Competition in the packaged ice industry is based primarily on service, quality and price. To compete successfully, an ice manufacturer must be able to offer significant supply and distribution capacity on a seasonal basis while maintaining cost efficiency. We believe that our high quality traditional production facilities, high regional market share, associated route density and proprietary Ice Factory capability provide us with numerous competitive advantages, including a combination of a high level of customer service, high quality products and the ability to price our products competitively. We also believe our multi state presence and the advantages of the Ice Factory for high volume retailers have helped us develop relationships with certain national and regional supermarket and mass merchant chains and will continue to assist us in our penetration of this market.

        The traditional packaged ice industry is highly competitive and highly fragmented. In the United States, the traditional packaged ice industry is led by us and four smaller, regional, multi facility suppliers. Although these suppliers generally do not serve customers in our primary markets, we do compete with numerous smaller local and regional companies of varying sizes and competitive resources. Most ice manufacturers have annual revenues of less than $1.0 million. In addition to our direct competition, numerous convenience and grocery retailers operate commercial ice plants for internal use or manufacture and bag ice at their store locations. However, our ice products generally do not face competition within a particular store as almost all of our customers rely on a single supplier of packaged ice at each point of sale.

  Acquisitions

        From 1997 through 1999, we pursued a consolidation strategy within the highly fragmented packaged ice industry. During that period, we completed approximately 80 acquisitions. Significant acquisitions included the purchase of Reddy Ice Corporation from Suiza Foods Corporation in April 1998 and the purchase of Cassco Ice & Cold Storage, Inc. in July 1998. Reddy, prior to the acquisition, had been active in the consolidation of the packaged ice industry, having made 28 acquisitions from January 1997 to April 1998. Cassco was a leading regional producer and distributor of packaged ice products and was an owner/operator of refrigerated warehouses in the Mid-Atlantic region. In addition, we recently acquired Triangle, a significant acquisition which is based in Lumberton, North Carolina and Service Ice, a small acquisition which is located in Lake County, Florida. See "Acquisitions" beginning on page 30.

  Dispositions

        During 2001, as part of our strategy to reduce our debt and make better use of our assets, we began a program to evaluate and dispose of excess and non-core assets. During 2001, we sold several excess assets, non-core assets and our traditional ice manufacturing and distribution business in California for aggregate cash proceeds of approximately $11.0 million. The excess and non-core assets sold included certain pieces of real estate and equipment, two small refrigerated warehouses and the majority of our ice production equipment sale and leasing business. We continued to dispose of excess assets during 2002, realizing $3.4 million in additional proceeds primarily through the sale of real estate. We plan to continue to market certain excess real estate and non-core assets in 2003, and as of September 30, 2003, we realized proceeds of approximately $1.2 million from dispositions of excess and non-core assets.

Non-Ice Products

        We also derive revenues from other goods and services, including refrigerated warehousing, the manufacture and sale of bottled water and the sale and leasing of ice production equipment. We sold the majority of our ice production equipment sale and leasing business in the second quarter of 2001. Revenues from these non-ice products and operations have accounted for less than 10% of our total revenues in each of the last three years.

Employees and Labor Relations

        At November 1, 2003, we directly employed approximately 1,400 company employees and retained approximately 600 additional employees through temporary employment agencies. Each year, during the second and third quarters, our labor force increases to approximately 2,700 employees due to seasonal increases in ice demand. We meet the majority of these seasonal hiring needs through the use of temporary employment agencies. We generally have not experienced any difficulty in meeting these seasonal employment needs. Labor is our most significant expense item and represented approximately 39% of our total cost of sales and operating expenses for the year ended December 31, 2002, excluding the associated payroll taxes and benefit expenses. As of November 1, 2003, no employees were represented by a union or subject to a collective bargaining agreement. We have never experienced a work stoppage due to labor difficulties and we believe our relationship with our employees is satisfactory.

Raw Materials and Suppliers

        We have not experienced any material supply problems in the past with respect to our business segments.

        Electricity is a significant component of our manufacturing costs and was approximately 10% of cost of sales in 2002. Beginning in 2002, our plants have been operating in both regulated and deregulated electricity markets. A significant number of our manufacturing facilities operate in regulated electricity markets and pay rates based on standard schedules for similar industrial facilities. With the assistance of an outside consultant and our own internal resources, we regularly monitor and review rate schedules, usage and other statistical data to ensure proper billing and identify additional cost control opportunities that may be available in these regulated markets. In deregulated electricity markets, primarily certain markets in Texas, we have been entering into supply agreements with terms of one to two years. Significant increases in electricity rates in both the regulated and deregulated markets in which we operate could have a material adverse effect on our results of operations.

        We use large quantities of plastic bags. Bag purchases in 2002 were approximately 10% of our cost of sales. Bag usage for 2002 was approximately four hundred twenty million seven pound equivalent bags. There are numerous plastic bag manufacturers throughout the United States with the capability of providing for our plastic bag needs. Although one company dominates the industry, we currently purchase bags from several companies to ensure price competition. Historically, market prices for plastic bags have fluctuated in response to a number of factors, including changes in polyethylene prices.

        We have relationships with approximately 170 third party ice distributors and co-packers throughout our market area who deliver a portion of our products to our customers and sell ice to their own customers. We have contractual relationships with approximately 120 of these distributors and co-packers. Our contracts contain standard terms governing their relationship with us, including exclusivity and price. Distribution costs related to these services were approximately 6% of our cost of sales in 2002.

        We also use large quantities of fuel in our distribution process. Numerous vendors throughout the United States provide the fuel for our vehicles. Fuel expenses in 2002 were approximately 3% of our cost of sales. Market prices for fuel have fluctuated widely in the past. Significant increases in fuel prices could have a material adverse effect on our business as we may not be able to pass this expense through to our customers.

Information Systems

        Internal information systems are critical to our ability to operate efficiently. We are able to monitor individual manufacturing plants and Ice Factory performance on a daily basis through automated reporting systems. This information enables us to track detailed cost and profitability information, identify opportunities to redistribute traditional manufacturing capacity among markets, assess the cost-effectiveness of an Ice Factory at a particular location and analyze market sales trends. In addition, all of our accounting and financial reporting functions are integrated into a single accounting platform that is installed in all reporting locations and connected to our central facility in Dallas, Texas. This system facilitates centralized cash management, timely financial reporting, consistent reporting formats and improved inventory tracking. In 2002, we implemented a new sales and marketing information system utilizing information from our primary accounting platform and have continued to upgrade and improve that system throughout 2003.

Intellectual Property

        We regard The Ice Factory® as proprietary and rely primarily on a combination of patents, nondisclosure and confidentiality agreements and other protection methods to secure and protect our intellectual property rights. We hold or have exclusive rights to several patents relating to the Ice Factory, including the bagging device and the overall assembly of the unit. The patents relating to the Ice Factory expire at various dates from 2008 through 2013 and have been filed in many of the major countries of North and South America, Europe and Asia. In addition, we have developed or acquired a number of trademarks (both registered and common law) and trade names for use in our ice business, and we hold licenses for the use of additional trademarks from third parties. We believe the use of our trademarks creates goodwill and results in product differentiation. However, we do not believe that the loss of any of our trademarks would have a material adverse effect on our operations.

Government Regulation

        The packaged ice industry is subject to various federal, state and local laws and regulations. These require us, among other things, to obtain licenses for our plants and machines, to pay annual license and inspection fees, to comply with certain detailed design and quality standards regarding our plants and Ice Factories and to continuously control the quality and quantity of our ice.

        Our packaged ice products are subject to federal and state regulation as a food pursuant to the Federal Food, Drug and Cosmetic Act, regulations promulgated thereunder by the Food and Drug Administration and analogous state statutes. These statutes and regulations impose comprehensive food manufacturing practices governing the sanitary conditions of the facilities where ice is manufactured, the design and maintenance of the equipment used to manufacture the ice, the quality of source water and the sanitary practices of employees during ice production. We cannot predict the types of government regulations that may be enacted in the future by federal, state or local governments or how existing or future laws or regulations will be interpreted or enforced. The enactment of more stringent laws or regulations or a stricter interpretation of existing laws and regulations may require additional expenditures by us, some of which could be material. Various states have imposed additional requirements including (1) quarterly testing of ice for the presence of microbes and certain substances regulated under the federal Safe Drinking Water Act, (2) specific requirements for keeping ice packaging operations separate from other activities and (3) labeling requirements for the bags used, including the name of the ice manufacturer, the manufacturing location and the net weight. Certain of our Ice Factories and ice manufacturing facilities are subject to routine and random safety, health and quality inspections. We believe that our facilities, manufacturing practices and Ice Factories are in substantial compliance with all applicable federal, state and local laws and regulations and that we will be able to maintain such substantial compliance in the future.

        We are subject to certain health and safety regulations, including Occupational Safety and Health Act regulations. These regulations require us to comply with certain manufacturing, health and safety standards to protect our employees from accidents.

Environmental Matters

        Our ice manufacturing and cold storage operations are subject to a wide range of environmental laws and regulations governing, among other things, air emissions, wastewater discharges, the use, management and disposal of hazardous and non-hazardous materials and wastes and the cleanup of contamination. These requirements are complex, changing and tend to become more stringent over time. Non compliance with such laws and regulations or incidents resulting in environmental releases could cause us to incur substantial costs, including cleanup costs, fines and penalties, third party claims for personal injury, investments to retrofit or upgrade our facilities and programs or curtailment of our operations.

        Our facilities use refrigerants such as ammonia and freon in manufacturing and cold storage. Several of our facilities that exceed the regulatory threshold for ammonia storage may require risk and safety management plans under applicable laws. We are reviewing these facilities to evaluate the feasibility of reducing on site ammonia storage through engineering controls or other means or, where required, are implementing such risk and safety management programs. Other facilities that use various freon compounds may not comply in all material respects with applicable freon refrigerant requirements, including leak detection and repair, recordkeeping or reporting. We will be identifying subject facilities and implementing procedural or mechanical changes as necessary to comply with the regulations. To date, compliance with these and other environmental laws and regulations has not had a significant effect on our capital expenditures, results of operations or competitive position. However, significant operating costs and capital expenditures could be incurred if additional or more stringent requirements are imposed in the future.

        From time to time, our use of ammonia has resulted in incidents that have temporarily disrupted our manufacturing operations and resulted in liability for administrative penalties and claims for personal injury. To date our costs to resolve these liabilities have not been material. We are currently involved in litigation resulting from an ammonia release in June 2001 at our Baton Rouge, Louisiana manufacturing facility. This litigation is still in preliminary stages and it is impossible to predict the ultimate outcome at this time. See "Business—Legal Proceedings" beginning on page 69. Although we carry liability insurance against such losses, we could incur significant costs if our coverage is not sufficient to pay for all or a large part of any judgments against us, or if our carrier refuses coverage for these losses.

        In addition, some freon refrigerants are subject to phase-outs and, as a result, are very costly to obtain. We will continue to reduce our dependence on such freon compounds by upgrading or modifying our operations and by identifying approved substitutes. Based on current information, we believe that the freon phase-outs will not have a material effect on our operations.

        Certain of our current and former facilities have a history of industrial or commercial operations. Because some environmental laws can impose liability for the entire cost of cleanup upon any of the current or former owners or operators, regardless of fault, it is possible that we could become liable for investigating or remediating contamination at these properties if any investigation or remediation is required in the future. Such environmental costs have not historically had, and are not expected to have in the future, a material adverse effect on our business, financial condition or results of operations.

Seasonality

        The packaged ice business is highly seasonal, characterized by peak demand during the warmer months of May through September, with an extended peak selling season in the southern United States. Approximately 68% of our revenues occurred during the second and third calendar quarters in each of 2000, 2001 and 2002. As a result of seasonal revenue declines and the lack of proportional corresponding expense decreases, we typically experience lower profit margins resulting in losses during the first and fourth calendar quarters. In addition, because our operating results depend significantly on sales during our peak season, our quarterly results of operations may fluctuate significantly as a result of adverse weather during this peak selling period if the weather is unusually cool or rainy on a national or regional basis.

Properties

        We maintain our principal executive offices in Dallas, Texas, where we lease approximately 10,162 square feet of space. The lease relating to our Dallas facility expires on December 31, 2004. At November 1, 2003, we owned or operated 48 ice manufacturing facilities, 50 distribution centers, approximately 70,000 merchandisers (cold storage units installed at customer locations), approximately 3,000 Ice Factories, six refrigerated warehouses and one bottled water plant. We had an aggregate daily ice manufacturing capacity of approximately 14,500 tons or the equivalent of four million seven pound bags of ice. We believe that our current physical properties, along with our planned capital expenditures, are adequate for us to execute our current business strategy.

        Certain manufacturing and distribution facilities may be permanently closed in conjunction with our continuing consolidation plans, while others may be closed on a seasonal basis depending upon production requirements. As of September 30, 2003, we had five idle properties that were being marketed for disposition. These properties are excluded from the table below.

        The following is a list of our active facilities and total rated traditional ice manufacturing capacity as of November 1, 2003:

	Ice Products		Non-Ice Products
					Traditional Manufacturing Capacity (Tons Per Day)(1)
	Manufacturing Facilities	Distribution Centers	Refrigerated Warehouses	Bottled Water Plants
Alabama	3	—	—	1	600
Arizona	2	3	—	—	912
Arkansas	1	2	—	—	240
California	1	—	—	—	80
Colorado	1	—	1	—	280
District of Columbia	1	—	—	—	140
Florida	9	6	—	—	2,017
Georgia	2	1	—	—	920
Louisiana	3	6	—	—	720
Maryland	—	1	—	—	—
Mississippi	—	2	—	—	—
Missouri	1	—	—	—	180
Nevada	1	—	1	—	260
New Mexico	1	2	—	—	160
North Carolina	—	—	1	—	—
Oklahoma	3	2	—	—	502
Tennessee	2	—	—	—	408
Texas	12	21	—	—	3,052
Utah	1	—	—	—	120
Virginia	3	4	3	—	880
West Virginia	1	—	—	—	120

Total	48	50	6	1	11,591

(1)
Does not include the rated ice manufacturing capacity of our installed Ice Factories, which was approximately 3,000 tons per day in the aggregate as of November 1, 2003.

Legal Proceedings

        We are involved in various claims, lawsuits and proceedings arising in the ordinary course of business. While there are uncertainties inherent in the ultimate outcome of such matters and it is difficult to determine the ultimate costs that we may incur, we believe the resolution of such uncertainties and the incurrence of such costs will not have a material adverse effect on our consolidated financial position, results of operations or cash flows.

        We are involved in litigation in connection with an ammonia release at our Baton Rouge, Louisiana manufacturing facility in June 2001. The case, which is a consolidation of seven lawsuits generally referred to as Wallace Acey, Jr. et al. v. Reddy Ice Corp., is pending in the 19th Judicial District Court, Parish of East Baton Rouge, Louisiana. There are numerous plaintiffs who have alleged injuries primarily consisting of inconvenience, watery eyes and offensive odors. The plaintiffs have not made a specific request for relief in the lawsuit. This lawsuit is still in a preliminary stage and the ultimate outcome is impossible to determine at this time. Although we carry liability insurance against such losses, an unfavorable result in excess of the available insurance coverage could have a material adverse effect on our business, financial condition or results of operations.

        We are a party to two lawsuits filed in connection the merger. The first lawsuit was filed on May 23, 2003 in the County Court at Law Number 1, Dallas County, Texas and is titled Cause No. CC-03-06056-A; Glenn Robbins, On Behalf of Himself and All Others Similarly Situated, and Derivatively

on Behalf of Packaged Ice, Inc. vs. William P. Brick, Jimmy C. Weaver, A.J. Lewis III, Tracy L. Noll, Robert G. Miller, Steven P. Rosenberg and Richard A. Coonrod, Defendants, and Packaged Ice, Inc., a Texas corporation. The second lawsuit is was filed on May 23, 2003 in County Court at Law Number 3, Dallas County, Texas, and is titled Cause No. CC-03-06055-C, Imperial County, On Behalf of Itself and All Others Similarly Situated, and Derivatively on Behalf of Packaged Ice, Inc. vs. William P. Brick, Jimmy C. Weaver, A.J. Lewis III, Tracy L. Noll, Robert G. Miller, Steven P. Rosenberg and Richard A. Coonrod, Defendants, and Packaged Ice, Inc., a Texas corporation. The two lawsuits are identical proceedings filed by two shareholders on their own behalf, on behalf of a purported class, and derivatively on behalf of Packaged Ice, Inc. The plaintiffs allege various breaches of fiduciary duty by our Board of Directors and unjust enrichment related to the merger. The claims allege that we have failed to maximize shareholder value in the merger transaction. No specific amount of damages has been claimed. The plaintiffs appeared to make no allegations of fraud or misrepresentation in the transaction as neither of those words nor those concepts appear on the face of the Petitions. We have answered both suits and filed a Motion to Consolidate, Special Exceptions, and Motion to Dismiss, or, in the alternative, Motion to Stay in the Robbins action. We have also filed a Motion to Stay and Special Exception and Motion to Dismiss in the Imperial County action. The plaintiffs responded to both motions by filing substantially similar Response(s) in Opposition to Defendants' Special Exceptions and Motion to Dismiss, or, in the Alternative, Motion to Stay in both cases. In the Responses, the Plaintiffs allege for the first time that they have made allegations amounting to fraud in the transaction. As a result, on July 25, 2003 we removed both cases to United States District Court for the Northern District of Texas, Dallas Division pursuant to 28 U.S.C. Sections 1331, 1367, 1441 and 1446 and the Securities Litigation Uniform Standards Act, 15 U.S.C. Section 77p(c) and 78bb(f)(2). The Robbins action is Civil Action No. 3-03CV1687-M and the Imperial County action is Civil Action No. 3-03CV1688-L.

Triangle Business Description

        We completed our acquisition of Triangle on November 6, 2003. See "Acquisitions—Triangle Acquisition" beginning on page 30. Triangle was founded in 1975 in Lumberton, North Carolina. Since its formation, Triangle has completed over twenty acquisitions in the North and South Carolina areas.

        Triangle's business and operations are very similar to ours. Triangle is the market leader in the North and South Carolina markets, just as we are the market leader in the majority of our markets. Triangle uses similar raw materials and manufacturing and distribution methods as we do in order to manufacture and distribute their ice products and are subject to the same or similar governmental regulations, including environmental regulations. Their business fluctuates significantly due to seasonality, just as ours does. See "Business—Ice Products—Manufacturing," "Business—Ice Products—Distribution" and "Business—Raw Materials and Suppliers" all under the heading "Business" beginning on page 58.

        Triangle operates in two states, North and South Carolina and maintains a diversified customer base which includes national mass merchant Wal-Mart, regional supermarket chains Food Lion, Bi-Lo, Winn-Dixie and Harris Teeter, and regional convenience and petroleum store chain, The Pantry. For their fiscal year ended April 30, 2003, one customer accounted for approximately 17.1% of Triangle's sales, while no other customer accounted for more than 7%. Although Triangle serves some of the same customers as we did before we acquired Triangle, such as Wal-Mart, Food Lion and Winn-Dixie, there was no overlap between any of our customer locations and those of Triangle. Additionally, when blended with our existing customer base, our largest customer still would not account for more than 8% of our sales.

        As of November 1, 2003, Triangle had approximately 250 employees and served approximately 9,000 customer locations. Triangle owned or operated eight ice manufacturing facilities and one distribution center, and has an aggregate daily ice manufacturing capacity of approximately 2,085 tons.

MANAGEMENT
Directors and Executive Officers

        The following table sets forth information regarding Reddy Ice Group, Inc.'s executive officers and members of Reddy Ice Holding, Inc.'s and Reddy Ice Group, Inc.'s boards of directors:

Name	Age	Position
William P. Brick	52	Chairman and Chief Executive Officer
Jimmy C. Weaver	50	President, Chief Operating Officer and Director
Graham D. Davis	49	Senior Vice President—Central Operations
Steven J. Janusek	31	Executive Vice President, Chief Financial Officer and Secretary
Ben D. Key	49	Senior Vice President—Sales
Thomas L. Dann	55	Senior Vice President—Western Operations
Joseph A. Geloso	48	Senior Vice President—Eastern Operations
Raymond D. Booth	51	Senior Vice President—Mid-Atlantic Operations
Mark A. Steffek	35	Vice President—Finance and Treasurer
Philip M. Carpenter III	31	Director
Robert J. Fioretti	34	Director
Andrew R. Heyer	46	Director
David E. King	44	Director
Douglas R. Korn	41	Director
William P. Phoenix	46	Director

        William P. Brick became Chief Executive Officer in April 2001 and the Chairman of Reddy Group's Board of Directors in June 2001. Prior to joining Reddy Group, Mr. Brick was employed by Suiza Foods Corporation, where he served as Executive Vice President from July 1996 until October 1996 and as Chief Operating Officer of Dairy Operations from October 1996 until January 2000. Before joining Suiza, Mr. Brick was the Vice President—Sales and Marketing for the Metropoulos Management Group from February 1996 until June 1996. From 1995 until January 1996, he served as Vice President—Sales and Marketing for Ultra Products. In addition, from 1991 until December 1994, Mr. Brick held various positions with the Morningstar Group, Inc., including Vice President of Sales, and he served in several capacities for Palm Dairies Inc. in Calgary, Alberta, from 1988 until 1991.

        Jimmy C. Weaver became Chief Operating Officer in April 1998, President in February 2001 and Director in May 2002. From April 1998 through January 2001, he served as Executive Vice President. Mr. Weaver joined Reddy Ice Corporation in September 1996 and was President of Reddy Ice prior to its acquisition by Reddy Group in April 1998. From May 1993 until August 1996, Mr. Weaver was Vice President of Sales and Marketing of Booth/Crystal Tips, a manufacturing division of Scotsman Industries based in Dallas, Texas, that produces and sells ice making equipment.

        Graham D. Davis became Senior Vice President—Central Operations in March 2001. From April 1998 through March 2001, he was Senior Vice President—Western Operations. Mr. Davis joined Reddy Ice in 1977 as Controller. For the five years prior to joining Reddy Group, Mr. Davis was Executive Vice President of Operations of Reddy Ice.

        Steven J. Janusek became Chief Financial Officer in October 2000 and Secretary in June 2001. Mr. Janusek is a certified public accountant and served as Treasurer from February 2000 until March 2001 and as Corporate Controller from January 1998 until October 2000. Mr. Janusek joined Southwestern Ice, Inc. in July 1994 and from January 1996 served as the Corporate Controller of

Southwestern Ice until its merger with Reddy Group in April 1997. Mr. Janusek briefly resigned his position as Chief Financial Officer in March 2001 to pursue another opportunity but returned to Reddy Group as Chief Financial Officer in April 2001.

        Ben D. Key became Senior Vice President—Sales in April 2001. From April 1998 until April 2001, Mr. Key served as Vice President—Sales. Mr. Key joined Reddy Ice in June 1997 and served in the same position prior to its acquisition by Reddy Group. Prior to joining Reddy Ice, Mr. Key was engaged in government service and political consulting for twenty years.

        Thomas L. Dann became Senior Vice President—Western Operations in March 2001. Mr. Dann joined Reddy Ice in 1987 through the acquisition of his company, Lampasas Ice, which he owned and operated from 1971. While at Reddy Ice and subsequently at Reddy Group, Mr. Dann has served in various management positions including Plant Manager, Zone Manager and Area Vice President.

        Joseph A. Geloso became Senior Vice President—Eastern Operations in February 2001. Mr. Geloso joined Reddy Ice in 1987 as a plant manager. While at Reddy Ice and subsequently at Reddy Group, Mr. Geloso served in various management positions including Plant Manager, Zone Manager and Area Vice President.

        Raymond D. Booth became Senior Vice President—Mid-Atlantic Operations in July 2003. Prior to joining the Reddy Group, Mr. Booth was the principle of Booth Consulting, LLC and was engaged by Reddy Group to oversee its mid-Atlantic cold storage businesses as well as serving other food related clients. Mr. Booth has over 32 years experience in the dairy foods business, where his career engaged him all aspects of the growth through acquisition and branding of Country Fresh, LLC. He served in various senior management positions including Senior Vice President of Country Fresh, LLC, one of the Midwest's largest dairy products providers. Country Fresh merged with Suiza Foods in November 1997, and Mr. Booth became Suiza's Senior Vice President of Operations in January 1999. He served in that capacity until January 2001 when he became President of Suiza's Country Fresh division. Mr. Booth served in that capacity until December 31, 2001 when he started his own consulting company.

        Mark A. Steffek became Vice President—Finance and Treasurer in April 2001. Mr. Steffek is a certified public accountant and from September 1991 until he joined Reddy Group in September 2000 as Director of Financial Reporting and Assistant Treasurer, he served as an auditor with Deloitte & Touche LLP.

        Philip M. Carpenter III is a Vice President of Bear, Stearns & Co. Inc. and Bear Stearns Merchant Banking. Prior to joining Bear Stearns in August 2002, Mr. Carpenter was a Principal at Brockway Moran & Partners, Inc., a private equity investment firm. Mr. Carpenter is currently a Director of NY & Co. Group, Inc. Mr. Carpenter holds a B.S. in Accounting from the State University of New York at Binghamton.

        Robert J. Fioretti is a Director of Trimaran Fund Management, L.L.C. Prior to joining Trimaran in August 2001, Mr. Fioretti was a member of CIBC World Markets Corp.'s Leveraged Finance Group, which he joined in 1999. Mr. Fioretti holds an M.B.A. and a B.S. in economics from the Wharton School of the University of Pennsylvania.

        Andrew R. Heyer is a founder and Managing Director of Trimaran Fund Management, L.L.C. Mr. Heyer is also a vice-chairman of CIBC World Markets Corp., co-head of CIBC Argosy Merchant Banking Funds and a member of CIBC's U.S. Management Committee. Prior to joining CIBC in 1995, Mr. Heyer was a founder and managing director of The Argosy Group L.P. Mr. Heyer serves as a director of Eureka Broadband Corporation, Niagara Corporation, Fairfield Manufacturing Company, Inc., Hain Celestial Group Inc., Lancer Industries, Inc., Millennium Digital Media Holdings, L.L.C. and Village Voice Media, L.L.C. Mr. Heyer holds an M.B.A. and a B.S. in economics from the

Wharton School of the University of Pennsylvania. Mr. Heyer currently serves as a member of the Undergraduate Executive Board of the Wharton School.

        David E. King is a Senior Managing Director of Bear, Stearns & Co. Inc. and a principal of Bear Stearns Merchant Banking. Prior to joining Bear Stearns in April 2001, Mr. King was a Partner at McCown De Leeuw & Co., a private equity investment partnership from 1990 to 2000, in charge of that firm's New York office investment activities. Currently, Mr. King is a Director of 24 Hour Fitness, Global VantEdge and Stonewater. Mr. King also sits on the advisory board of Sports Capital Partners and ChrysCapital. Mr. King holds an M.B.A. from Stanford University, an M.S. from the State University of New York, Stony Brook, and a B.S. from Rice University.

        Douglas R. Korn is a Senior Managing Director of Bear, Stearns & Co. Inc. and a principal of Bear Stearns Merchant Banking. Prior to joining Bear Stearns in January 1999, Mr. Korn was a founding Managing Director of Eos Partners, L.P., a private and public investment partnership. Mr. Korn is currently a Director of Aéropostale, Inc., Bally International AG, Fitz and Floyd, Inc. and Vitamin Shoppe Holdings. Mr. Korn holds an M.B.A. from Harvard Business School and a B.S. in economics from the Wharton School of the University of Pennsylvania.

        William P. Phoenix is a Managing Director of CIBC World Markets Corp., dividing his time between Trimaran Fund Management, L.L.C. and CIBC Capital Partners, where he heads up the New York office focusing on mezzanine transactions and private equity opportunities. Prior to joining CIBC World Markets Corp. in 1995, Mr. Phoenix had been a Managing Director of Canadian Imperial Bank of Commerce, which he joined in 1982. Mr. Phoenix also serves as a director of Millennium Digital Media, Machslinke Ltd. and Pegasus Communications Corp. Mr. Phoenix holds an M.B.A. from the University of Toronto and a B.A. in economics from the University of Western Ontario.

Director Compensation

        Presently, the Reddy Ice Group, Inc. and Reddy Ice Holdings, Inc. boards consist of two management executives and six representatives of our sponsors. None of the existing board members presently receive any compensation. We are in the process of identifying two independent directors who would join both boards. As a part of that process we are also determining adequate compensation for independent directors, but have not finalized either our selection process or any such compensation terms.

Executive Compensation and Incentive Programs

        The following table sets forth certain compensation information for our Chief Executive Officer and four additional highly compensated executive officers (the "Named Executive Officers") for the three years ended December 31, 2002, 2001 and 2000:

        Subsequent to the information provided in this table and pursuant to the terms of the merger agreement, the Named Executive Officers, as well as other executive officers, have entered into employment agreements. See "Management—Executive Compensation and Incentive Programs—New Employment Agreements" beginning on page 74.

Summary Compensation Table

Annual Compensation

Name/Principal Position	Year		Salary	Bonus	All Other		Long Term Compensation Securities Underlying Options/SARs		All Other Compensation
William P. Brick Chairman of the Board & Chief Executive Officer	2002 2001 2000	(1)	$360,000 236,692 —	$481,219 40,500 —	$19,404 — —	(2)	$	— 250,000 —	$9,300 5,281 —	(3) (4)
Jimmy C. Weaver President & Chief Operating Officer	2002 2001 2000		225,000 223,154 185,000	260,661 21,938 —	14,553 — —	(2)		— 140,000 50,000	1,125 — 12,000	(5) (6)
Graham D. Davis Senior Vice President—Central Operations	2002 2001 2000		185,000 183,961 156,000	164,862 13,875 —	7,277 — —	(2)		— 55,200 10,000	1,914 3,191 12,000	(5) (5) (6)
Steven J. Janusek Executive Vice President, Chief Financial Officer & Secretary	2002 2001 2000	(7)	160,615 156,598 87,773	144,366 13,500 —	7,277 — —	(2)		— 50,000 6,000	1,741 25,925 2,055	(5) (8) (5)
Ben D. Key, Senior Vice President— Sales & Marketing	2002 2001 2000		150,000 140,769 110,000	133,672 11,250 —	7,277 — —	(2)		— 50,000 2,500	317 — 584	(5) (5)

(1)
Represents partial year compensation as Mr. Brick's employment commenced April 19, 2001.

(2)
Represents a bonus to reimburse the applicable executive for income taxes payable on the grant of restricted stock that was received in May 2002 and cancelled in February 2003.

(3)
Represents contributions to our 401(k) plan in the amount of $1,800 and reimbursements for a life insurance policy in the amount of $7,500.

(4)
Represents reimbursements for a life insurance policy for the period from April 19, 2001 through December 31, 2001.

(5)
Represents contributions to our 401(k) plan.

(6)
Represents automobile allowance.

(7)
Represents partial year compensation, as Mr. Janusek resigned in March 2001 and returned in April 2001.

(8)
Represents $25,000 of severance payments in March 2001 and contributions to our 401(k) plan.

  New Employment Agreements

        Prior to the merger, we did not have employment agreements with any members of our management team. Following the merger, we entered into executive employment agreements (each, an "employment agreement") with each of William P. Brick, our Chief Executive Officer, Jimmy C. Weaver, our President and Chief Operating Officer, Steven J. Janusek, our Executive Vice President, Chief Financial Officer and Secretary, Graham D. Davis, our Senior Vice President—Central Region, and Ben D. Key, our Senior Vice President of Sales. The employment agreements with Messrs. Brick, Weaver, Janusek, Davis and Key became effective as of August 14, 2003. The employment agreements for each of Messrs. Brick, Weaver, Janusek, Davis and Key are of indefinite duration.

        Under the terms of each employment agreement, in addition to his annual salary, each executive officer is entitled to participate in incentive compensation plans on the same basis as other comparable level employees. Each executive officer is also entitled to participate in various benefit plans.

        Each of these employment agreements provides for a minimum base salary. In addition, each agreement provides that the executive is entitled to receive an annual bonus upon achieving certain performance and operating targets. The employment agreements with Messrs. Brick, Weaver, Janusek, Davis and Key provide for minimum base salaries of $360,000, $275,000, $180,000, $150,000 and $150,000, respectively.

        Each of these employment agreements provides for severance payments under certain circumstances. If Messrs. Brick or Weaver are terminated "without cause" or terminate their employment for "good reason" or become disabled, then they will receive a severance amount equal to 150% of their annual base salary payable either in a lump sum or on an ordinary payroll basis over a period of 18 months at our discretion. In addition, Mr. Brick's employment agreement entitles him to receive healthcare benefits from the date of termination of his employment until age 65. If Messrs. Janusek or Key are terminated "without cause" or terminate their employment for "good reason" or become disabled, then they will receive a severance amount equal to 100% of their annual base salary payable either in a lump sum or on an ordinary payroll basis over a period of 12 months at our discretion. If Mr. Davis is terminated "without cause" or becomes disabled, then he will receive a severance amount equal to 100% of his annual base salary payable either in a lump sum or on an ordinary payroll basis over a period of 12 months at our discretion. If we elect to pay a severance amount over a period of time, then the executive will also be entitled to a continuation in benefits for such period. The employment agreements also restrict the executive's business activities that compete with our business. In the case of Messrs. Brick and Weaver, these restrictions apply for a period of two years following the termination of the executive's employment. In the case of Messrs. Janusek, Davis and Key, these restrictions apply for a period of 18 months following the termination of the executive's employment.

        In connection with the merger, upon execution of the employment agreements Messrs. Brick, Weaver, Janusek, Davis and Key were paid transaction fees of $22,500, $28,125, $12,375, $11,250 and $7,310, respectively. In addition, Mr. Brick received an additional transaction fee of $1,125 in connection with the purchase of stock from a member of senior management.

  Restricted Stock Grants

        Pursuant to the terms of the merger and the transactions contemplated thereunder, certain members of the senior management team, including the Named Executive Officers, received shares of restricted common and 12% cumulative redeemable preferred stock (the "Series A Preferred Stock") in an aggregate value amount of $500,000. All such shares shall vest on August 15, 2006. The restricted shares were allocated as follows:

Name	Number of Shares of Common Stock*	Number of Shares of Preferred Stock*	Aggregate Value of Restricted Shares*
William P. Brick	91	91	$182,968
Jimmy C. Weaver	54	54	$107,820
Graham D. Davis	27	27	$53,729
Steven J. Janusek	23	23	$45,306
Ben D. Key	22	22	$43,564
Other Senior Management	33	33	$66,614
Total-All Senior Management(9)	250	250	$500,000

*
All numbers are rounded to the nearest whole number.

  Change of Control Agreements

        On May 9, 2001, certain executive officers, including the Named Executive Officers, entered into Strategic Management Team Change of Control Bonus Agreements, which provide that, in the event of a change in control, the executive officer will be paid a bonus equal to a portion of his salary plus an additional amount based on the bonus payable for the prior year or the year in which the change of control takes place. The merger constituted a change of control under the Strategic Management Team Change of Control Agreements. As a result, certain members of the senior management team, including the Named Executive Officers, received payments pursuant to the terms of the Strategic Management Team Change of Control Agreements and the merger as follows:

Person(s)	Change of Control Bonus
William P. Brick	$630,000
Jimmy C. Weaver	$371,250
Graham D. Davis	$185,000
Steven J. Janusek	$156,000
Ben D. Key	$150,000

  Long-Term Incentive Plans—Awards in the Last Fiscal Year

        All of our option plans in effect prior to the merger have been terminated pursuant to the terms of the merger. All option information presented in the following table reflects option holdings of the Named Executive Officers prior to the termination of these plans. Since the completion of the merger and the termination of these plans, Reddy Ice Holdings Inc. has approved a new plan titled, "Reddy Ice Holdings, Inc. 2003 Stock Option Plan." See "Management—Executive Compensation and Incentive Programs—Reddy Ice Holdings, Inc. 2003 Stock Option Plan."

        During the year ended December 31, 2002, the Named Executive Officers did not receive any grants of stock options to purchase shares of Packaged Ice's common stock. In May 2002, we adopted the 2002 Senior Executive Restricted Stock Plan (the "Restricted Stock Plan") and issued grants to the Named Executive Officers as follows:

			Estimated Future Payouts Under Non-stock Price Based Plans (in shares)
Name	Number of Shares Granted	Performance Period	Threshold	Target	Maximum
William P. Brick	40,000	May-December 2002	40,000	40,000	40,000
Jimmy C. Weaver	30,000	May-December 2002	30,000	30,000	30,000
Graham D. Davis	15,000	May-December 2002	15,000	15,000	15,000
Steven J. Janusek	15,000	May-December 2002	15,000	15,000	15,000
Ben D. Key	15,000	May-December 2002	15,000	15,000	15,000

        The Restricted Stock Plan was approved by the board of directors, but was not submitted for a shareholder vote. Upon adoption of the Restricted Stock Plan, certain executives were granted a total of 200,000 shares of the Company's common stock. Such restricted shares were not transferable by the executive and had no voting rights. The market value of Reddy Group's common stock at the date of issuance was $1.22 per share. Bonuses totaling $97,020 were paid to the recipients of the restricted stock grants to reimburse the employee for income taxes payable on the grant. The bonuses paid in 2002 were based on estimates of the income taxes due and an additional $25,439 was paid in 2003 after the final amount of taxes due was calculated. There may also be some additional amounts paid in the remainder of 2003 upon submission of reimbursement requests.

        The removal of the restriction was contingent upon achieving certain financial performance goals for the fiscal year ended December 31, 2002. Subsequent to year end, it was determined that the performance goals were not met and the shares of restricted stock were forfeited and cancelled in February 2003.

        All of our stock incentive plans which were in effect prior to the merger were terminated at the consummation of the merger.

  Aggregated Option/SAR Exercises in the Last Fiscal Year and the Fiscal Year End Option/SAR Values

        The following table provides certain information regarding the exercise of stock options to purchase shares of our common stock during the year ended December 31, 2002 by the Named Executive Officers and the fiscal year-end value of stock options held by such officers:

	Number of Shares Acquired on Exercise	Number of Securities Underlying Unexercised/Options/SARs at Fiscal Year End		Value of Unexercised In-the-Money Options/SARs of Fiscal Year End(1)(2)
Name
		Exercisable	Unexercisable	Exercisable	Unexercisable
William P. Brick	—	30,000	120,000	—	—
Jimmy C. Weaver	—	55,341	146,894	—	—
Graham D. Davis	—	19,812	53,341	—	—
Steven J. Janusek	—	10,000	40,000	—	—
Ben D. Key	—	13,524	43,182	—	—

(1)
Based on a price per share of $1.05, the closing sale price of Packaged Ice's stock on the American Stock Exchange on December 31, 2002. The value of in-the-money options is calculated as the difference between the fair market value of the common stock underlying the options at fiscal year end and the exercise price of the options. Exercisable options refer to those options that are exercisable as of December 31, 2002, while unexercisable options refer to those options that become exercisable at various times thereafter.

(2)
As a result of the merger, all outstanding options at the time of the merger were accelerated and the holders of any options with an exercise price less than the amount of the per share merger consideration were entitled only to associated option consideration. Additionally, all of our outstanding options and stock incentive plans were terminated at the consummation of the merger.

  Incentive Plans Prior to the Merger

        Prior the the merger, we had five employee incentive plans in place, including our 1994 Stock Option Plan, our 1998 Stock Option Plan, our 2001 Stock Option Plan, our 2000 Employee Stock Purchase Plan and our 2002 Senior Executive Restricted Stock Plan.

        Pursuant to the merger, each outstanding stock option to purchase shares of our common stock under the prior incentive plans became fully vested and exercisable. Each stock option outstanding at the effective time of the merger was then canceled and converted into the right to receive a cash amount equal to the excess, if any, of the amount of cash which a holder of a share of our common stock would be entitled to receive in exchange for such share following the completion of the merger over the per share exercise price of the option the number of shares of our common stock subject to the option or warrant.

  Reddy Ice Holdings, Inc. 2003 Stock Option Plan

        After the merger, Reddy Ice Holdings, Inc. established a new stock option plan that provides for the grant of options to purchase shares of common stock of Reddy Ice Holdings to employees of

Reddy Ice Group and, in certain cases, to directors and officers of Reddy Ice Holdings. This plan is administered by Reddy Ice Group's Compensation Committee. Executives of the Company are encouraged to own shares of our common stock, thereby aligning the interests of management with those of shareholders and tying a significant portion of executive compensation to long-term market performance. Options granted under our 2003 Stock Incentive Plan include time-based options and performance-based options. The time-based options vest 20% per year with the initial vesting of 20% to occur on January 1, 2004. The performance-based options vest in three tranches based on hitting certain performance and operating targets. One-half of the shares are subject to the first tranche, one-quarter of the shares are subject to the second tranche, and one-quarter of the shares are subject to the third tranche. Any unvested performance-based options automatically vest after eight years. All options granted pursuant to this plan expire ten (10) years after the date of grant. Option grants to the Named Executive Officers are set forth in the following table:

Name	Time-Based Options*		Performance-Based Options*		Total Options*
William P. Brick	1,511	(1)	369	(1)	1,880	(1)
Jimmy C. Weaver	1,799		439		2,238
Graham D. Davis	720		176		895
Steven J. Janusek	792		193		985
Ben D. Key	468		114		582

(1)
Includes additional options granted on November 6, 2003 in connection with the purchase of stock from a member of senior management for the purchase of 72* shares of common stock.

*
All numbers are rounded to the nearest whole number.

Compensation Committee Interlocks and Insider Participation

        During 2002, the following individuals served on the Compensation Committee from time to time: Richard A. Coonrod, David J. Losito, Robert G. Miller, Tracy L. Noll and Steven P. Rosenberg.

Compensation Committee Report on Executive Compensation for 2002

        The former Packaged Ice, Inc. Compensation Committee has furnished the following report on executive compensation in connection with the 2003 annual meeting of the shareholders. The report was furnished prior to the merger and our name change to Reddy Holdings. Therefore, the Compensation Committee Report uses our prior name "Packaged Ice."

Compensation Philosophy

        As members of the Compensation Committee, it is our duty to administer the executive compensation program for Packaged Ice and administer the various stock incentive plans that have been made available. The Compensation Committee is responsible for establishing appropriate compensation goals for the executive officers of Packaged Ice, evaluating the performance of such executive officers in meeting such goals and making recommendations to the board of directors with regard to executive compensation. Packaged Ice's compensation philosophy is to ensure that executive compensation be directly linked to continuous improvements in corporate performance, achievement of specific operational, financial and strategic objectives and increases in shareholder value. The Compensation Committee regularly reviews the compensation packages of Packaged Ice's executive officers, taking into account factors which it considers relevant, such as business conditions within and outside the industry, Packaged Ice's financial performance, the market compensation for executives of similar background and experience, and the performance of the executive officer under consideration.

The particular elements of Packaged Ice's compensation programs for executive officers are described below.

Compensation Structure

        The base compensation for the chief executive officer and the other executive officers of Packaged Ice is intended to be competitive with that paid in comparably situated industries, taking into account the scope of responsibilities and internal relationships. The goals of the Compensation Committee in establishing Packaged Ice's executive compensation program are:

        (1)   To compensate the executive officers of Packaged Ice fairly for their contributions to Packaged Ice's short-term and long-term performance. The elements of Packaged Ice's executive compensation program are (a) annual base salaries, (b) annual bonuses and (c) equity incentives.

        (2)   To allow Packaged Ice to attract, motivate and retain the management personnel necessary for Packaged Ice's success by providing an executive compensation program comparable to that offered by companies with which Packaged Ice competes for management personnel. The Compensation Committee determines compensation based on the scope of the executive's responsibilities, a subjective evaluation of the executive's performance and contribution to Packaged Ice and the length of time the executive has been in the position.

Compensation of Chief Executive Officer

        Effective July 1, 2001, Mr. Brick's base salary is $360,000. His target bonus for 2002 was 75% of his base salary, with a range of 0% to 150%, and was based on Packaged Ice achieving certain EBITDA goals for the year ended December 31, 2002. Packaged Ice defines EBITDA as earnings before interest, taxes, depreciation, amortization, the gain or loss on the disposition of assets, impairments of assets, gain or loss on the extinguishment of debt and the cumulative effect of changes in accounting principles. The EBITDA goals were set by the Compensation Committee based on historical performance and its expectations for future operations. The actual bonus Mr. Brick earned in 2002 was $481,219 or 134% of his base salary, based on Packaged Ice's actual financial performance. All base salary amounts and bonus targets were established in accordance with the compensation policies described above.

Executive Compensation Deductibility

        Packaged Ice intends that amounts paid pursuant to Packaged Ice's compensation plans generally will be deductible compensation expenses. The Compensation Committee does not currently anticipate that the amount of compensation paid to executive officers will exceed the amounts specified as deductible pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended.

Compensation Committee of the Board of Directors Steven P. Rosenberg Richard A. Coonrod Tracy L. Noll

Indemnification of Directors and Officers

        For a period of six years after the merger and related transactions, Reddy Holdings has agreed to cause Reddy Group to:

  •
  indemnify and hold harmless, and provide advancement of expenses to, persons who at the closing of the merger were serving, or at any time prior to the closing of the merger have served as, one of our or our subsidiaries' officers or directors, to the fullest extent permitted by law, and shall cause the surviving corporation to assume our obligations under any indemnification agreements; and

  •
  cause to be maintained in effect policies of directors' and officers' insurance, for the benefit of those persons who are covered by directors' and officers' liability insurance at the closing of the merger, providing coverage that is at least equal to the coverage provided under the current directors' and officers' liability insurance policies, to the extent that such liability insurance can be maintained at an annual cost to Parent that is not greater than 200% of the premium for the directors' and officers' liability insurance for the year prior to the closing of the merger and related transactions.

        At the closing of the merger, each of the executive officers, including the Named Executive Officers, and all directors entered into indemnity agreements with both Reddy Ice Group, Inc. and Reddy Ice Holdings, Inc., pursuant to which both entities have agreed to indemnify and hold harmless each the executive officer and director for acting in his capacity as our officer or director to the fullest extent permitted under applicable law, respectively. Indemnity will not extend to gross negligence, willful misconduct or bad faith. In addition, Reddy Holdings will maintain a directors' and officers' insurance policy.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to managers, officers or persons controlling us pursuant to the foregoing, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

PRINCIPAL SHAREHOLDERS

        Reddy Holdings is the sole holder of all 1,000 issued and outstanding shares of common stock of Reddy Group.

        The following table sets forth the percentage of Reddy Ice Holding, Inc.'s common equity that is beneficially owned, in each case, by (1) certain members of management and directors of Reddy Ice Group, Inc. (2) all members of management and directors as a group and (3) certain principal stockholders as of November 10, 2003:

        The address for Messrs. Brick, Weaver, Janusek, Graham and Key is c/o Reddy Ice Group, Inc., 3535 Travis Street, Suite 170, Dallas, Texas 75204.

Beneficial Owner	Common Stock Shares Beneficially Owned*		Percentage of Beneficial Ownership**
Triamaran Fund II, L.L.C. (1)	17,338		17.5	%(2)
Trimaran Parallel Fund II, L.P. (1)	7,127		7.2	%(2)
Trimaran Capital, L.L.C. (1)	1,093		1.1	%(2)
CIBC Employee Private Equity Partners (Trimaran) (1)	11,022		11.1	%(2)
CIBC MB Inc. (1)	12,024		18.8	%(2)
Andrew R. Heyer (1)	48,603		49.1%
Jay R. Bloom (1)	48,603		49.1%
Dean C. Kehler (1)	48,603		49.1%
Bear Stearns Merchant Banking Partners II, L.P. (3)	18,316		18.4	%(4)
Bear Stearns Merchant Banking Investors II, L.P. (3)	3,635		3.7	%(4)
Bear Stearns MB-PSERS II, L.P. (3)	10,063		10.2	%(4)
The BSC Employee Fund III, L.P. (3)	5,974		6.0	%(4)
The BSC Employee Fund IV, L.P. (3)	10,616		10.8	%(4)
John D. Howard (3)	48,603		49.1%
The Bear Stearns Companies, Inc. (3)	48,603		49.1%
William P. Brick	640	(5)	***
Jimmy C. Weaver	763	(6)	***
Graham D. Davis	305	(7)	***
Steven J. Janusek	336	(8)	***
Ben D. Key	198	(9)	***
Total executive officers and directors	51,531	(10)	51.3%

* All holdings in this beneficial ownership table have been rounded to the nearest whole share

** The percentage of beneficial ownership for all holders has been rounded to the nearest 1/10th of a percentage.

*** Percentage of shares beneficially owned by such person does not exceed one percent of the class so owned.

(1)
Messrs. Heyer, Bloom and Kehler may be deemed to share beneficial ownership of shares owned of record by Trimaran Fund II, L.L.C., Trimaran Parallel Fund II, L.P., Trimaran Capital, L.L.C., CIBC Employee Private Equity Fund (Trimaran) Partners and CIBC MB Inc. by virtue of their status as managing partners of Trimaran Investments II, L.L.C. Through Trimaran Investments II, L.L.C., Messrs. Heyer, Bloom and Kehler share investment and voting power with respect to shares owned by Trimaran Fund II, L.L.C., Trimaran Parallel Fund II, L.P., Trimaran Capital, L.L.C., CIBC Employee Private Equity Fund (Trimaran) Partners and CIBC MB Inc. but disclaim, other than with respect to Trimaran Capital, L.L.C., beneficial ownership of such shares. Address for each shareholder is 425 Lexington Avenue, New York, New York 10017.

(2)
Trimaran Fund II, L.L.C., Trimaran Parallel Fund II, L.P., Trimaran Capital, L.L.C., CIBC Employee Private Equity Fund (Trimaran) Partners and CIBC MB Inc., due to their common control by Trimaran Investments II, L.L.C., could be deemed to beneficially own each other's shares, but disclaim such beneficial ownership.

CIBC MB Inc. directly owns 12.1398% of Parent's equity and, through its ownership of an interest in Trimaran Fund II, L.L.C., beneficially owns an additional 6.6504% of Parent's equity.

(3)
Mr. Howard, by virtue of his status as the sole member of JDH Management, LLC, and The Bear Stearns Companies Inc. may be deemed to share beneficial ownership of shares owned of record by Bear Stearns Merchant Banking Partners II, L.P., Bear Stearns Merchant Banking Investors II, L.P., Bear Stearns MB PSERS II, L.P., The BSC Employee Fund III, L.P. and The BSC Employee Fund IV, L.P. Mr. Howard and The Bear Stearns Companies Inc. share investment and voting power with respect to shares owned by Bear Stearns Merchant Banking Partners II, L.P., Bear Stearns Merchant Banking Investors II, L.P., Bear Stearns MB PSERS II, L.P., The BSC Employee Fund III, L.P. and The BSC Employee Fund IV, L.P., but disclaim beneficial ownership of such shares. Address for each shareholder is 383 Madison Avenue, New York, New York 10179 and the telephone number is (212) 272-2000.

(4)
Bear Stearns Merchant Banking Partners II, L.P., Bear Stearns Merchant Banking Investors II, L.P., Bear Stearns MB PSERS II, L.P., The BSC Employee Fund III, L.P. and The BSC Employee Fund IV, L.P., due to their common control, could be deemed to beneficially own each other's shares, but disclaim such beneficial ownership.

(5)
Includes 318 shares subject to options held by Mr. Brick.

(6)
Includes 379 shares subject to options held by Mr. Weaver.

(7)
Includes 152 shares subject to options held by Mr. Davis.

(8)
Includes 167 shares subject to options held by Mr. Janusek.

(9)
Includes 99 shares subject to options held by Mr. Key.

(10)
Includes 1,454 shares subject to options by executive officers and directors. Mr. Heyer, a director, may be deemed to share beneficial ownership of shares owned of record by Trimaran Fund II, L.L.C., Trimaran Parallel Fund II, L.P., Trimaran Capital, L.L.C., CIBC Employee Private Equity Fund (Trimaran) Partners and CIBC MB Inc. by virtue of his status as a managing partner of Trimaran Investments II, L.L.C. Through Trimaran Investments II, L.L.C., Mr. Heyer shares investment and voting power with respect to shares owned by Trimaran Fund II, L.L.C., Trimaran Parallel Fund II, L.P., Trimaran Capital, L.L.C., CIBC Employee Private Equity Fund (Trimaran) Partners and CIBC MB Inc. but disclaims beneficial ownership other than with respect to Trimaran Capital L.L.C. beneficial ownership of such shares.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Certain Agreements Relating to the Merger

  Original Investor Subscription Agreements

        Investment funds managed by the sponsors and identified under "Principal Shareholders" and certain of the senior management, including the Named Executive Officers, entered into an Investor Subscription Agreement pursuant to which they purchased shares of Reddy Holdings stock upon consummation of the merger. The total purchase price of the shares of Reddy Holdings for all parties was $188.1 million as follows:

	Existing Investment
	Common*		Preferred*		Total Dollars*
William P. Brick	306	(1)	306	(1)	$612,500
Jimmy C. Weaver	365		365		$729,167
Graham D. Davis	146		146		$291,667
Steven J. Janusek	160		160		$320,833
Ben D. Key	95		95		$189,583

Total all Senior Management (17)	1,750		1,750		$3,500,000

Triamaran Fund II, L.L.C.	16,463		16,463		$32,925,071
Trimaran Parallel Fund II, L.P.	6,767		6,767		$13,533,764
Trimaran Capital, L.L.C.	1,038		1,038		$2,075,550
CIBC Employee Private Equity Partners (Trimaran)	10,465		10,465		$20,930,779
CIBC MB Inc.	11,417		11,417		$22,834,835

Total Trimaran and affiliated funds	46,150		46,150		$92,300,000

Bear Stearns Merchant Banking Partners II, L.P.	17,348		17,348		$34,696,731
Bear Stearns Merchant Banking Investors II, L.P.	3,443		3,443		$6,885,267
Bear Stearns MB-PSERS II, L.P.	9,532		9,532		$19,063,179
The BSC Employee Fund III, L.P.	5,700		5,700		$11,399,017
The BSC Employee Fund IV, L.P.	10,128		10,128		$20,255,806

Total Bear Stearns and affiliated funds	46,150		46,150		$92,300,000

Total All Investors	94,050		94,050		$188,100,000

(1)
Includes the purchase of 15* shares from a member of senior management on November 6, 2003.

*
All numbers rounded to the nearest whole number.

  Shareholders Agreement

        Concurrently with the closing of the merger, the shareholders of Reddy Holdings, entered into a shareholders agreement as of August 14, 2003 that governs certain relationships among, and contains certain rights and obligations of, such shareholders. The shareholders agreement, among other things:

  •
  limits the ability of the shareholders to transfer their shares in Reddy Holdings, except in certain permitted transfers as defined therein;

  •
  provides for certain tag-along obligations and certain drag-along rights;

  •
  provides for certain rights of first refusal with respect to transfers by shareholders other than to certain permitted transferees; and

  •
  provides for preemptive rights under certain circumstances.

        The shareholders agreement provides that the parties thereto must vote their shares to elect a board of directors of Reddy Holdings, consisting initially of ten directors. The board must be comprised of:

  •
  three persons designated by the shareholders who are affiliates of Trimaran Fund Management, L.L.C.;

  •
  three persons designated by the shareholders who are affiliates of Bear Stearns Merchant Banking;

  •
  William P. Brick, so long as he is our Chief Executive Officer, and Jimmy C. Weaver, so long as he is our President and Chief Operating Officer. If neither Mr. Brick nor Mr. Weaver is so elected, then the holders of a majority of the shares of Reddy Holdings common stock held by management investors who are also employees of Reddy Holdings or subsidiaries shall have the right to elect one person to the board of directors.

  •
  two additional independent directors designated jointly by the sponsors.

        The shareholders agreement provides that the affirmative vote or approval of a majority of the members of Reddy Holding's board of directors, including at least one Trimaran-appointed director and one Bear-appointed director, is necessary to approve transactions requiring the approval of the board of directors of Reddy Ice Holdings, Inc.

        The shareholders agreement also gives the shareholders certain rights with respect to registration under the Securities Act of shares of Reddy Ice Holdings, Inc. stock held by them, including, in the case of the equity sponsors and their affiliates, certain demand registration rights. To exercise their demand registration rights, the equity sponsors and their affiliates must request that Reddy Ice Holdings, Inc. effect a registration under the Securities Act. Upon receipt of such request, Reddy Ice Holdings, Inc. may, subject to certain terms and conditions, either: (i) proceed with the demand registration, or (ii) proceed with a registered primary public offering. In addition, at any time after the date which is the earlier of (i) the fourth anniversary of the closing of the merger, or (ii) following the initial registration of common stock under the Securities Act, the equity sponsors and their affiliates may request and Reddy Holdings, must effect a demand registration of their registerable securities or any part thereof.

        Stock Option Plan.    After the merger, Reddy Holdings, established a stock option plan, administered by Reddy Group's compensation committee, which provides for the grant of options to purchase shares of common stock of Reddy Holdings to employees of Reddy Group and, in certain cases, to directors and officers of Reddy Holdings. The options granted under the Reddy Holdings 2003 Stock Incentive Plan include both time-based options and performance-based options, all of which expire pursuant to this plan ten (10) years from the date of grant. See "Managers—Executive Compensation and Incentive Programs—Reddy Ice Holdings, Inc. 2003 Stock Option Plan" for more information.

  Description of Preferred Stock

        Our certificate of incorporation authorizes our board of directors to issue up to 200,000 shares of preferred stock in one or more series and to provide for or change the voting powers, designations, preferences and relative participating, optional or other special rights, qualifications, limitations or restrictions thereof, including dividend rights, dividend rates, terms of redemption, redemption prices, conversion rights and liquidation preferences without any further action or vote by the shareholders.

        We filed a certificate of designation establishing the powers, preferences and relative rights of our Series A Preferred Stock, which are as follows:

    Dividends:    The dividend rate for holders of Series A Preferred Stock shall be cumulative and at an annual rate of 12% of the Liquidation Amount—which is $1,000 per share plus the amount of all accumulated but unpaid dividends on such share—per share.

    Liquidation Preference:    In the event of (i) any voluntary or involuntary liquidation, dissolution or winding up of the affairs of Holdings; or (ii) the occurrence of a change of control, the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid an amount in cash equal to the Liquidation Amount per share, plus an amount in cash equal to accumulated and unpaid dividends thereon.

    Optional Redemption:    The Corporation may redeem the Series A Preferred Stock at its option, on either a pro rata or non-pro rata basis, at a redemption price equal to 100% of the Liquidation Amount per share of Series A Preferred Stock, plus an amount equal to accumulated and unpaid dividends to the date fixed for such redemption.

    Voting Rights:    Except as otherwise required by Delaware law, the holders of Series A Preferred Stock shall not be entitled or permitted to vote on any matter required or permitted to be voted upon by the stockholders of Holdings. In addition, so long as any shares of Series A Preferred Stock are outstanding, Holdings must obtain from the holders of those shares the vote or consent of 2/3 of the outstanding shares of Series A Preferred Stock to (i) authorize or issue any class of capital stock of Holdings or series of preferred stock of Holdings that ranks on a parity with or senior to the Series A Preferred Stock as to dividend distributions and distributions upon liquidation, winding-up and dissolution of Holdings; or (ii) amend its certificate of incorporation so as to adversely affect any specified rights, preferences, privileges or voting rights to such holders.

  Restricted Stock Grants

        Pursuant to the terms of the merger, 250 shares of Reddy Holdings restricted common stock and 250 shares of Reddy Holdings restricted Series A Preferred Stock were issued to certain members of our senior management. See "Management—Executive Compensation and Incentive Programs—Restricted Stock Grants."

Agreements With the Equity Sponsors

  Monitoring and Management Services Agreement

        Reddy Group and the sponsors are parties to a Monitoring and Management Services Agreement, pursuant to which the sponsors are engaged to provide monitoring and management services to Packaged Ice with respect to financial and operating matters. At the closing of the merger, the sponsors received a transaction fee equal to $7.5 million in connection with services rendered in connection with the merger. The sponsors are also entitled to receive an annual fee for ongoing monitoring and management services equal to $0.5 million per annum. The Monitoring and Management Services Agreement also provides that the sponsors will be reimbursed for their reasonable out of pocket expenses in connection with activities undertaken pursuant to the Monitoring and Management Services Agreement and will be indemnified for liabilities incurred in connection with their role under the agreement, other than for liabilities resulting from their gross negligence or willful misconduct.

        The sponsors will also render additional services in connection with acquisitions, divestitures and financings. In connection with these services, the sponsors will earn a fee equal to 2% of the value of any such transaction. In addition, the annual monitoring and management services fee will be increased in connection with acquisitions by an amount equal to 1% of the trailing twelve month pro forma EBITDA of acquired businesses (calculated at the time any acquisition by Reddy Group is consummated).

Certain Agreements Relating to the Triangle Acquisition

  Subscription Agreements Related to the Acquisition of Triangle

        In order to fund the acquisition of Triangle, all shareholders of Reddy Holdings purchased an aggregate of 5,000 shares of Reddy Holdings common stock and 5,000 shares of Reddy Holdings 12% cumulative redeemable preferred stock for an aggregate amount of $10,000,000. Certain members of senior management, including the Named Executive Officers, purchased their pro rata shares for an aggregate amount of $186,070 in exchange for 93 shares of common stock and 93 shares of preferred stock. The sponsors and their affiliates purchased the remaining $9,813,930 of Reddy Holding's equity. The following table sets forth the shares purchased and price paid for all shareholders.

Purchaser	Total Number of Common Shares*	Total Number of Preferred Shares*	Purchase Price*
William P. Brick	16	16	$32,562
Jimmy C. Weaver	19	19	$38,765
Graham D. Davis	8	8	$15,506
Steven J. Janusek	9	9	$17,057
Ben D. Key	5	5	$10,079
Total for Senior Management Members (17)	93	93	$186,070
Trimaran Fund II, L.L.C.	875	875	$1,750,403
Trimaran Parallel Fund II, L.P.	360	360	$719,498
Trimaran Capital, L.L.C.	55	55	$110,343
CIBC Employee Private Equity Partners (Trimaran)	556	556	$1,112,748
CIBC MB Inc.	607	607	$1,213,973
Bear Stearns Merchant Banking Partners II, L.P.	967	967	$1,934,408
Bear Stearns Merchant Banking Investors II, L.P.	192	192	$383,866
Bear Stearns MB-PSERS II, L.P.	531	531	$1,062,873
The BSC Employee Fund III, L.P.	275	275	$549,453
The BSC Employee Fund IV, L.P.	488	488	$976,365
Total	5,000	5,000	$10,000,000

*
All numbers are rounded to the nearest whole number.

  Payments Relating to the Acquisition of Triangle

        Pursuant to the Monitoring and Management Services Agreement, we paid the sponsors $1.3 million at the consummation of the Triangle Acquisition.

  Option Grants Related to the Acquisition of Triangle

        In connection with the purchase of the equity to finance the acquisition of Triangle as described above, certain members of the senior management team who purchased additional equity, including the Named Executive Officers, were granted additional options as follows:

Name	Time-Based Options*	Performance-Based Options*	Total Options*
William P. Brick	80	20	100
Jimmy C. Weaver	96	23	119
Graham D. Davis	38	9	47
Steven J. Janusek	42	10	52
Ben D. Key	25	6	31

*
All numbers are rounded to the nearest whole number.

THE EXCHANGE OFFER
Exchange Terms

        We sold the Old Notes on July 31, 2003, to the initial purchaser pursuant to a purchase agreement. The initial purchaser subsequently sold the private notes to qualified institutional buyers ("QIB"), as defined in Rule 144A under the Securities Act, in reliance on Rule 144A; and/or to persons in offshore transactions in reliance on Regulation S under the Securities Act.

        As a condition to the initial sale of the Old Notes, Reddy Group and the initial purchaser entered into a registration rights agreement. Pursuant to the registration rights agreement, we agreed to:

  •
  file with the SEC by November 13, 2003, a registration statement under the Securities Act with respect to the New Notes, and

  •
  use our reasonable best efforts to cause the registration statement to become effective under the Securities Act on or before February 12, 2004.

        We agreed to issue and exchange the New Notes for all Old Notes properly surrendered and not withdrawn before the expiration of the exchange offer. A copy of the registration rights agreement has been filed as an exhibit to the registration statement which includes this prospectus. The registration statement is intended to satisfy some of our obligations under the registration rights agreement and the purchase agreement.

        Old Notes in an aggregate principal amount of $152,000,000 are currently issued and outstanding. The maximum aggregate principal amount of New Notes that will be issued in exchange for Old Notes is $152,000,000. The terms of the New Notes and the Old Notes are substantially the same in all material respects, except that the New Notes will be freely transferable by the holders except as provided in this prospectus. See "Description of the Notes" beginning on page 97.

        The Old Notes and the New Notes bear interest at a rate of 8 7/8% per year, payable semiannually in arrears on the first calendar day of each February and August, commencing on February 1, 2004. Holders of New Notes will receive interest from the date of the original issuance of the Old Notes or from the date of the last payment of interest on the Old Notes, whichever is later. Holders of New Notes will not receive any interest on Old Notes tendered and accepted for exchange. In order to exchange your Old Notes for transferable New Notes in the exchange offer, you will be required to make the following representations, which are included in the letter of transmittal:

  •
  any New Notes that you receive will be acquired in the ordinary course of your business;

  •
  you are not participating, and have no arrangement or understanding with any person to participate, in the distribution of the New Notes;

  •
  you are not our "affiliate" as defined in Rule 405 of the Securities Act, or a broker-dealer tendering Old Notes acquired directly from us; and

  •
  if you are not a broker-dealer, that you are not engaged in and do not intend to engage in the distribution of the New Notes.

        Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange any Old Notes properly tendered in the exchange offer, and the exchange agent will deliver the New Notes promptly after the expiration date of the exchange offer.

        If you tender your Old Notes, you will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of the Old Notes in connection with the exchange offer. We will pay all charges, expenses and transfer taxes in connection with the exchange offer, other than the taxes described below under "The Exchange Offer—Transfer Taxes" beginning on page 94.

        WE MAKE NO RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING ALL OR ANY PORTION OF YOUR EXISTING OLD NOTES INTO THIS EXCHANGE OFFER. IN ADDITION, NO ONE HAS BEEN AUTHORIZED TO MAKE THIS RECOMMENDATION. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER INTO THIS EXCHANGE OFFER AND, IF SO, THE AGGREGATE AMOUNT OF OLD NOTES TO TENDER AFTER READING THIS PROSPECTUS AND THE LETTER OF TRANSMITTAL AND CONSULTING WITH YOUR ADVISORS, IF ANY, BASED ON YOUR FINANCIAL POSITION AND REQUIREMENTS.

Expiration Date; Extensions; Termination; Amendments

        The exchange offer expires at 5:00 p.m., New York City time, on                        , 2003 (the "expiration date"), unless we extend the exchange offer, in which case the expiration date will be the latest date and time to which we extend the exchange offer.

        In order to extend the exchange offer, we will:

  •
  notify the exchange agent of any extension by oral or written notice; and

  •
  issue a press release or other public announcement which will include disclosure of the approximate number of private notes deposited; such press release or announcement would be issued prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

        We expressly reserve the right, so long as applicable law allows:

  •
  to delay our acceptance of Old Notes for exchange;

  •
  to terminate the exchange offer if any of the conditions set forth under "The Exchange Offer—Conditions of the Exchange Offer" beginning on page 94 exist;

  •
  to waive any condition to the exchange offer;

  •
  to amend any of the terms of the exchange offer; and

  •
  to extend the expiration date and retain all Old Notes tendered in the exchange offer, subject to your right to withdraw your tendered Old Notes as described under "The Exchange Offer—Withdrawal of Tenders" beginning on page 93.

        Any waiver or amendment to the exchange offer will apply to all Old Notes tendered, regardless of when or in what order the Old Notes were tendered. If the exchange offer is amended in a manner that we think constitutes a material change, or if we waive a material condition of the exchange offer, we will promptly disclose the amendment or waiver by means of a prospectus supplement that will be distributed to the registered holders of the Old Notes, and we will extend the exchange offer to the extent required by Rule 14e-1 under the Exchange Act.

        We will promptly follow any delay in acceptance, termination, extension or amendment by oral or written notice of the event to the exchange agent, followed promptly by oral or written notice to the registered holders. Should we choose to delay, extend, amend or terminate the exchange offer, we will have no obligation to publish, advertise or otherwise communicate this announcement, other than by making a timely release to an appropriate news agency.

        In the event we terminate the exchange offer, all Old Notes previously tendered and not accepted for payment will be returned promptly to the tendering holders.

        In the event that the exchange offer is withdrawn or otherwise not completed, New Notes will not be given to holders of Old Notes who have validly tendered their Old Notes.

Resale of New Notes

        Based on interpretations of the SEC staff set forth in no action letters issued to third parties, we believe that New Notes issued under the exchange offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act, if:

  •
  you are acquiring New Notes in the ordinary course of your business;

  •
  you are not participating, and have no arrangement or understanding with any person to participate, in the distribution of the New Notes;

  •
  you are not a broker-dealer who purchased Old Notes directly from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act; and

  •
  you are not our "affiliate" within the meaning of Rule 405 under the Securities Act.

        However, we have not asked the SEC to consider this particular exchange offer in the context of a no-action letter. Therefore, you cannot be sure that the SEC will treat it in the same way it has treated other exchange offers in the past.

        If you tender Old Notes in the exchange offer with the intention of participating in any manner in a distribution of the New Notes:

  •
  you cannot rely on those interpretations by the SEC staff, and

  •
  you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction and that such a secondary resale transaction must be covered by an effective registration statement containing the selling security holder information required by Item 507 or 508, as applicable, of Regulation S-K.

        Only broker-dealers that acquired the Old Notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the New Notes. Please read the section captioned "Plan of Distribution" beginning on page 152 for more details regarding the transfer of New Notes.

Acceptance of Old Notes for Exchange

        We will accept for exchange Old Notes validly tendered pursuant to the exchange offer, or defectively tendered, if such defect has been waived by us, after the later of: (1) the expiration date of the exchange offer and (2) the satisfaction or waiver of the conditions specified below under "The Exchange Offer—Conditions of the Exchange Offer." We will not accept Old Notes for exchange subsequent to the expiration date of the exchange offer. Tenders of Old Notes will be accepted only in minimum denominations equal to $1,000 or integral multiples of $1,000 in excess thereof.

        We expressly reserve the right, in our sole discretion, to:

  •
  delay acceptance for exchange of Old Notes tendered under the exchange offer, subject to Rule 14e-1 under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders promptly after the termination or withdrawal of a tender offer, or

  •
  terminate the exchange offer and not accept for exchange any Old Notes not theretofore accepted for exchange, if any of the conditions set forth below under "The Exchange Offer—Conditions of the Exchange Offer" beginning on page 94 have not been satisfied or waived by us or in order to comply in whole or in part with any applicable law. In all cases, New Notes will be issued only after timely receipt by the exchange agent of certificates representing Old Notes, or confirmation of book-entry transfer, a properly completed and duly executed letter of transmittal, or a manually signed facsimile thereof, and any other required documents. For purposes of the exchange offer, we will be deemed to have accepted for exchange validly tendered Old Notes, or defectively tendered Old Notes with respect to which we have waived such defect, if, as and when we give oral, confirmed in writing, or written notice to the exchange agent. Promptly after the expiration date, we will deposit the New Notes with the exchange agent, who will act as agent for the tendering holders for the purpose of receiving the New Notes and transmitting them to the holders. The exchange agent will deliver the New Notes to holders of Old Notes accepted for exchange after the exchange agent receives the New Notes.

        If, for any reason, we delay acceptance for exchange of validly tendered Old Notes or we are unable to accept for exchange validly tendered Old Notes, then the exchange agent may, nevertheless, on our behalf, retain tendered Old Notes, without prejudice to our rights described under "The Exchange Offer—Expiration Date; Extensions; Termination; Amendments" beginning on page 88, "The Exchange Offer—Conditions of the Exchange Offer" beginning on page 94 and "The Exchange Offer—Withdrawal of Tenders" beginning on page 93, subject to Rule 14e-1 under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders thereof promptly after the termination or withdrawal of a tender offer.

        If any tendered Old Notes are not accepted for exchange for any reason, or if certificates are submitted evidencing more Old Notes than those that are tendered, certificates evidencing Old Notes that are not exchanged will be returned, without expense, to the tendering holder, or, in the case of Old Notes tendered by book-entry transfer into the exchange agent's account at a book-entry transfer facility under the procedure set forth under "The Exchange Offer—Procedures for Tendering Old Notes" beginning on page 90, such Old Notes will be credited to the account maintained at such book-entry transfer facility from which such Old Notes were delivered, unless otherwise requested by such holder under Special Delivery Instructions in the letter of transmittal, promptly following the exchange date or the termination of the exchange offer.

        Tendering holders of Old Notes exchanged in the exchange offer will not be obligated to pay brokerage commissions or transfer taxes with respect to the exchange of their Old Notes other than as described in "The Exchange Offer—Transfer Taxes" beginning on page 94 or in the Instructions to the letter of transmittal. We will pay all other charges and expenses in connection with the exchange offer.

Procedures for Tendering Old Notes

        Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee or held through a book-entry transfer facility and who wishes to tender Old Notes should contact such registered holder promptly and instruct such registered holder to tender Old Notes on such beneficial owner's behalf.

        Tender of Old Notes Held Through Depository Trust. The exchange agent and Depository Trust have confirmed that the exchange offer is eligible for the Depository Trust automated tender offer program. Accordingly, Depository Trust participants may electronically transmit their acceptance of the exchange offer by causing Depository Trust to transfer Old Notes to the exchange agent in accordance with Depository Trust's automated tender offer program procedures for transfer. Depository Trust will then send an agent's message to the exchange agent.

        The term "agent's message" means a message transmitted by Depository Trust, received by the exchange agent and forming part of the book-entry confirmation, which states that Depository Trust has received an express acknowledgment from the participant in Depository Trust tendering Old Notes that are the subject of that book-entry confirmation that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce such agreement against such participant. In the case of an agent's message relating to guaranteed delivery, the term means a message transmitted by Depository Trust and received by the exchange agent which states that Depository Trust has received an express acknowledgment from the participant in Depository

        Trust tendering Old Notes that they have received and agree to be bound by the notice of guaranteed delivery.

        Tender of Old Notes Held in Certificated Form. For a holder to validly tender Old Notes held in certificated form:

  •
  the exchange agent must receive at its address set forth in this prospectus a properly completed and validly executed letter of transmittal, or a manually signed facsimile thereof, together with any signature guarantees and any other documents required by the instructions to the letter of transmittal, and

  •
  the exchange agent must receive certificates for tendered Old Notes at such address, or such Old Notes must be transferred pursuant to the procedures for book-entry transfer described above. A confirmation of such book-entry transfer must be received by the exchange agent prior to the expiration date of the exchange offer. A holder who desires to tender Old Notes and who cannot comply with the procedures set forth herein for tender on a timely basis or whose Old Notes are not immediately available must comply with the procedures for guaranteed delivery set forth below.

Letters of Transmittal and Old Notes Should be Sent Only to the Exchange Agent, and not to Us or to Any Book-Entry Transfer Facility.

        THE METHOD OF DELIVERY OF OLD NOTES, LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER TENDERING OLD NOTES. DELIVERY OF SUCH DOCUMENTS WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE EXCHANGE AGENT. IF SUCH DELIVERY IS BY MAIL, WE SUGGEST THAT THE HOLDER USE PROPERTY INSURED, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, AND THAT THE MAILING BE MADE SUFFICIENTLY IN ADVANCE OF THE EXPIRATION DATE OF THE EXCHANGE OFFER TO PERMIT DELIVERY TO THE EXCHANGE AGENT PRIOR TO SUCH DATE. NO ALTERNATIVE, CONDITIONAL OR CONTINGENT TENDERS OF OLD NOTES WILL BE ACCEPTED.

  Signature Guarantee

        Signatures on the letter of transmittal must be guaranteed by an eligible institution unless:

  •
  the letter of transmittal is signed by the registered holder of the Old Notes tendered therewith, or by a participant in one of the book-entry transfer facilities whose name appears on a security position listing it as the owner of those Old Notes, or if any Old Notes for principal amounts not tendered are to be issued directly to the holder, or, if tendered by a participant in one of the book-entry transfer facilities, any Old Notes for principal amounts not tendered or not accepted for exchange are to be credited to the participant's account at the book-entry transfer facility, and neither the Special Issuance Instructions nor the Special Delivery Instructions box on the letter of transmittal has been completed, or

  •
  the Old Notes are tendered for the account of an eligible institution.

        An eligible institution is a firm that is a participant in the Security Transfer Agents Medallion program or the Stock Exchange Medallion program, which is generally a member of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office in the United States.

  Book-Entry Transfer

        The exchange agent will seek to establish a new account or utilize an existing account with respect to the Old Notes at Depository Trust promptly after the date of this prospectus. Any financial institution that is a participant in the book-entry transfer facility system and whose name appears on a security position listing it as the owner of the Old Notes may make book-entry delivery of Old Notes by causing the book-entry transfer facility to transfer such Old Notes into the exchange agent's account. HOWEVER, ALTHOUGH DELIVERY OF OLD NOTES MAY BE EFFECTED THROUGH BOOK-ENTRY TRANSFER INTO THE EXCHANGE AGENT'S ACCOUNT AT A BOOK-ENTRY TRANSFER FACILITY, A PROPERLY COMPLETED AND VALIDLY EXECUTED LETTER OF TRANSMITTAL, OR A MANUALLY SIGNED FACSIMILE THEREOF, MUST BE RECEIVED BY THE EXCHANGE AGENT AT ONE OF ITS ADDRESSES SET FORTH IN THIS PROSPECTUS ON OR PRIOR TO THE EXPIRATION DATE OF THE EXCHANGE OFFER, OR ELSE THE GUARANTEED DELIVERY PROCEDURES DESCRIBED BELOW MUST BE COMPLIED WITH. The confirmation of a book-entry transfer of Old Notes into the exchange agent's account at a book-entry transfer facility is referred to in this prospectus as a "book-entry confirmation." Delivery of documents to the book-entry transfer facility in accordance with that book-entry transfer facility's procedures does not constitute delivery to the exchange agent.

  Guaranteed Delivery

        If you wish to tender your Old Notes and:

  (1)
  certificates representing your Old Notes are not lost but are not immediately available,

  (2)
  time will not permit your letter of transmittal, certificates representing your Old Notes and all other required documents to reach the exchange agent on or prior to the expiration date of the exchange offer, or

  (3)
  the procedures for book-entry transfer cannot be completed on or prior to the expiration date of the exchange offer, you may nevertheless tender if all of the following are complied with:

        your tender is made by or through an eligible institution;

        on or prior to the expiration date of the exchange offer, the exchange agent has received from the eligible institution a properly completed and validly executed notice of guaranteed delivery, by manually signed facsimile transmission, mail or hand delivery, in substantially the form provided with this prospectus. The notice of guaranteed delivery must:

  (a)
  set forth your name and address, the registered number(s) of your Old Notes and the principal amount of Old Notes tendered;

  (b)
  state that the tender is being made thereby;

  (c)
  guarantee that, within three New York Stock Exchange trading days after the date of the notice of guaranteed delivery, the letter of transmittal or facsimile thereof properly completed and validly executed, together with Certificates representing the Old Notes, or a book-entry confirmation, and any other documents required by the letter of transmittal and the instructions thereto, will be deposited by the eligible institution with the exchange agent; and

  (d)
  the exchange agent receives the properly completed and validly executed letter of transmittal or facsimile thereof with any required signature guarantees, together with certificates for all Old Notes in proper form for transfer, or a book-entry confirmation, and any other required documents, within three New York Stock Exchange trading days after the date of the notice of guaranteed delivery.

        Other Matters.    New Notes will be issued in exchange for Old Notes accepted for exchange only after timely receipt by the exchange agent of:

  •
  certificates for (or a timely book-entry confirmation with respect to) your Old Notes,

  •
  a properly completed and duly executed letter of transmittal or facsimile thereof with any required signature guarantees, or, in the case of a book-entry transfer, an agent's message, and

  •
  any other documents required by the letter of transmittal.

        We will determine, in our sole discretion, all questions as to the form of all documents, validity, eligibility, including time of receipt, and acceptance of all tenders of Old Notes. Our determination will be final and binding on all parties. ALTERNATIVELY, CONDITIONAL OR CONTINGENT TENDERS OF OLD NOTES WILL NOT BE CONSIDERED VALID. We reserve the absolute right to reject any or all tenders of Old Notes that are not in proper form or the acceptance of which, in our opinion, would be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular Old Notes.

        Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding.

        Any defect or irregularity in connection with tenders of Old Notes must be cured within the time we determine, unless waived by us. We will not consider the tender of Old Notes to have been validly made until all defects and irregularities have been waived by us or cured. Neither we, the exchange agent, or any other person will be under any duty to give notice of any defects or irregularities in tenders of Old Notes, or will incur any liability to holders for failure to give any such notice.

Withdrawal of Tenders

        Except as otherwise provided in this prospectus, you may withdraw your tender of Old Notes at any time prior to the expiration date.

        For a withdrawal to be effective:

  •
  the exchange agent must receive a written notice of withdrawal at one of the addresses set forth below under "The Exchange Offer—Exchange Agent" on page 95, or

  •
  you must comply with the appropriate procedures of Depository Trust's automated tender offer program system.

        Any notice of withdrawal must:

  •
  specify the name of the person who tendered the Old Notes to be withdrawn, and

  •
  identify the Old Notes to be withdrawn, including the principal amount of the Old Notes.

        If Old Notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at Depository Trust to be credited with the withdrawn Old Notes and otherwise comply with the procedures of Depository Trust.

        We will determine all questions as to validity, form, eligibility and time of receipt of any withdrawal notices. Our determination will be final and binding on all parties. We will deem any Old Notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer.

        Any Old Notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder without cost to the holder or, in the case of Old Notes tendered by book-entry transfer into the exchange agent's account at Depository Trust according to the procedures described above, such Old Notes will be credited to an account maintained with Depository Trust for the Old Notes. This return or crediting will take place as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. You may retender properly withdrawn Old Notes by following one of the procedures described under "The Exchange Offer—Procedures for Tendering Old Notes" beginning on page 90 at any time on or prior to the expiration date.

Conditions of the Exchange Offer

        We may terminate, waive any conditions to or amend the exchange offer or, subject to Rule 14e-1 under the Exchange Act which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders thereof promptly after the termination or withdrawal of the exchange offer, postpone the acceptance for exchange of Old Notes so tendered if, on or prior to the expiration date of the exchange offer, we determine that the exchange offer would violate applicable law or any applicable interpretation of the staff of the SEC. We reserve the right to waive any defects, irregularities or conditions of surrender as to particular Old Notes.

Transfer Taxes

        We will pay all transfer taxes applicable to the transfer and exchange of Old Notes pursuant to the exchange offer. If, however:

  •
  delivery of the New Notes and/or certificates for Old Notes for principal amounts not exchanged, are to be made to any person other than the record holder of the Old Notes tendered;

  •
  tendered certificates for Old Notes are recorded in the name of any person other than the person signing any letter of transmittal; or

  •
  a transfer tax is imposed for any reason other than the transfer and exchange of Old Notes to us or our order, the amount of any such transfer taxes, whether imposed on the record holder or any other person, will be payable by the tendering holder prior to the issuance of the New Notes.

Consequences of Failing to Exchange

        If you do not exchange your Old Notes for New Notes in the exchange offer, you will remain subject to the restrictions on transfer of the Old Notes:

  •
  as set forth in the legend printed on the bonds as a consequence of the issuance of the Old Notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

  •
  otherwise set forth in the memorandum distributed in connection with the private offering of the Old Notes.

        In general, you may not offer or sell the Old Notes unless they are registered under the Securities Act, or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the Old Notes under the Securities Act.

Accounting Treatment

        The New Notes will be recorded at the same carrying value as the Old Notes, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes upon the consummation of the exchange offer. We will amortize the expenses of the exchange offer over the term of the New Notes.

Exchange Agent

        The US Bank National Association has been appointed as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus, the letter of transmittal or any other documents to the exchange agent. You should send certificates for Old Notes, letters of transmittal and any other required documents to the exchange agent addressed as follows:

By First Class Mail, Overnight, Registered or Certified Mail, Overnight Courier or By Hand: US Bank National Association
60 Livingston Avenue St. Paul, MN 55107-2292 Attn: Frank Leslie
By Facsimile: (651) 495-8097 (for eligible institutions only) Confirm by telephone: (651) 495-3913

DESCRIPTION OF NEW CREDIT FACILITIES

        In connection with the merger, Reddy Ice Group, Inc. entered into a new credit agreement dated August 15, 2003, with the lenders being a syndicate of banks, financial institutions and other entities, including Credit Suisse First Boston, Canadian Imperial Bank of Commerce (an affiliate of Trimaran) and Bear Stearns Corporate Lending, Inc. (an affiliate of Bear Stearns). The credit agreement provides for a six-year term loan amount of $135 million and a five-year revolving credit facility in the amount of $35 million (collectively, the "credit facility"). On October 17, we entered into an amendment to the credit agreement, pursuant to which the lenders made a supplemental term loan on November 6, 2003 in the amount of $45 million for use in connection with the acquisition of Triangle. The term loan is expected to amortize in quarterly installments over a five-year amortization period in an aggregate amount equal to 1% annually with the balance to be paid in the final year in four equal installments.

        Principal balances outstanding under the credit facility bear interest per annum, at Reddy Group's options, at the sum of the alternate base rate, as defined in the agreement, plus the applicable margin of 2% for term loans and 2.5% for revolving loans or at the sum of the LIBOR rate, as defined in the agreement, plus the applicable margin of 3% for term loans and 3.5% for revolving loans.

        Credit Suisse First Boston, acting through its Cayman Island branch, acts as Administrative Agent and Canadian Imperial Bank of Commerce and Bear Stearns Corporate Lending, Inc. act as Co-Syndication Agents, with the lenders being a syndicate of banks, financial institutions and other entities, including Credit Suisse First Boston, Canadian Imperial Bank of Commerce and Bear Stearns Corporate Lending, Inc.

        Subject to certain exceptions, the new credit facility requires mandatory repayments and corresponding reductions thereunder with the proceeds from (1) asset sales, (2) the issuance of debt securities (3) an initial public offering of stock of Parent, (4) insurance and condemnation awards and (5) annual excess cash flow. Voluntary prepayments of the new credit facility will be permitted at any time, subject to certain notice requirements and breakage costs.

        The new credit facility requires that, beginning in 2004, Reddy Group will repay all borrowings (other than letters of credit) under the revolving credit facility and maintain an outstanding balance of $0 for a period of 30 consecutive calendar days during each year.

        Our credit facilities contain certain covenants, including restrictions on:

  •
  our business activities;

  •
  debt and liens;

  •
  the sale of assets;

  •
  mergers, acquisitions and other business combinations;

  •
  voluntary prepayment of certain debt (including the notes);

  •
  transactions with affiliates;

  •
  capital expenditures;

  •
  loans and investments;

  •
  prohibitions on the payment of cash dividends to, or the repurchase or redemption of stock; and

  •
  various financial covenants, including maintenance of a maximum ratio of consolidated total debt to EBITDA, a minimum ratio of consolidated EBITDA less capital expenditures to consolidated fixed charges and a minimum ratio of consolidated EBITDA to consolidated interest expense.

        Our credit facilities contain customary events of default, including payment defaults, breaches of representations and warranties, covenant defaults, cross-default and cross-acceleration to certain other debt, certain events of bankruptcy and insolvency, certain events under the Employee Retirement Income Security Act of 1974, as amended, material judgments, actual or asserted failure of any guarantee or security document supporting the new credit facilities to be in full force and effect and change of control. If such a default occurs, the lenders under the new credit facilities are entitled to take various actions, including all actions permitted to be taken by a secured creditor, the acceleration of amounts due under the new credit facilities and requiring that all such amounts be immediately paid in full.

        All obligations under the new credit facilities are jointly and severally guaranteed by Parent and all of our current subsidiaries. The debt under the new credit facilities is secured by a pledge of our capital stock and the capital stock of our subsidiaries and a perfected lien and security interest in substantially all of our owned real property having a fair market value in excess of $1.0 million and personal assets (tangible and intangible) and the owned real property having a fair market value in excess of $1.0 million and personal assets (tangible and intangible) of Parent and each of our direct and indirect domestic subsidiaries. Our future domestic subsidiaries are required to guarantee the new credit facilities and to secure such guarantee with substantially all of their owned real property having a fair market value in excess of $1.0 million and personal assets (tangible and intangible).

DESCRIPTION OF THE NOTES

        On July 31, 2003, Cube Acquisition Corp., a Texas corporation, issued the Old Notes. The Old Notes were issued pursuant to an indenture (the "Indenture") dated as of July 31, 2003 by and among Cube Acquisition Corp., as issuer, CAC Holdings Corp., a Delaware corporation and US Bank National Association, as trustee (the "Trustee"). The Indenture will also govern the terms and conditions relating to the New Notes. Prior to the consummation of the Merger, CAC Holdings Corp. changed its name to Reddy Ice Holdings, Inc.

        Pursuant to the Merger Agreement dated May 12, 2003, by and among CAC Holdings Corp., Cube Acquisition Corp., and Packaged Ice, Inc., Cube Acquisition Corp. merged with and into Packaged Ice, Inc., with Packaged Ice, Inc. as the surviving corporation. Upon consummation of the Merger, Packaged Ice, Inc. assumed Cube Acquisition Corp.'s obligations under the Indenture and caused its subsidiaries to become Guarantors and to execute supplemental indentures to the extent required by the Indenture. See "The Merger and Related Transactions" beginning on page 28.

        Upon consummation of the Merger, Packaged Ice, Inc. assumed Cube Acquisition Corp.'s obligations under a Registration Rights Agreement and caused its subsidiaries that are required to become Guarantors under the Indenture to become party to the Registration Rights Agreement. In addition, Packaged Ice Inc. changed its name to Reddy Ice Group, Inc.

        Certain terms used in this description are defined under the subheading "Description of the Notes—Certain Definitions." In this description, the words "we," "us," "our" and "Company" refer to Packaged Ice and not to any of its subsidiaries. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act.

        The following description is only a summary of the material provisions of the Indenture and the Registration Rights Agreement. We urge you to read the Indenture and the Registration Rights Agreement because they, not this description, define your rights as holders of the Notes. You may request copies of these agreements at our address set forth under the heading "Where You Can Find More Information" beginning on page 154.

Brief Description of the Notes

        The Notes:

  •
  are unsecured senior subordinated obligations of the Company;

  •
  are subordinated in right of payment to all existing and future Senior Indebtedness of the Company;

  •
  are senior in right of payment to any future Subordinated Obligations of the Company; and

  •
  are guaranteed by Parent and each Subsidiary Guarantor on an unsecured senior subordinated basis.

Principal, Maturity and Interest

        The Company has issued the Notes initially with a maximum aggregate principal amount of $152.0 million. The Company has issued the Notes in denominations of $1,000 and any integral multiple of $1,000. The Notes will mature on August 1, 2011. Subject to our compliance with the covenant described under the subheading "Description of the Notes—Certain Covenants," we are entitled to, without the consent of the holders, issue more Notes under the Indenture on the same terms and conditions and with the same CUSIP numbers as the Notes being offered hereby in an unlimited aggregate principal amount (the "Additional Notes"). The Notes and the Additional Notes, if any, will be treated as a single class for all purposes of the Indenture, including waivers, amendments, redemptions and offers to purchase. Unless the context otherwise requires, for all purposes of the Indenture and this "Description of the Notes," references to the Notes include any Additional Notes actually issued.

        Interest on the Notes will accrue at the rate of 8 7/8% per annum and will be payable semiannually in arrears on February 1 and August 1, commencing on February 1, 2004. We will make each interest payment to the holders of record of these Notes on the immediately preceding January 15 and July 15. We will pay interest on overdue principal at 1% per annum in excess of the above rate and will pay interest on overdue installments of interest at such higher rate to the extent lawful.

        Interest on the New Notes will accrue from the date of original issuance of the Old Notes or from the date of the last payment of interest on the Old Notes, whichever is later. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

        Additional interest may accrue on the Notes in certain circumstances pursuant to the Registration Rights Agreement.

Optional Redemption

        Except as set forth below, we will not be entitled to redeem the Notes at our option prior to August 1, 2007.

        On and after August 1, 2007, we will be entitled at our option to redeem all or a portion of these Notes upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed in percentages of principal amount on the redemption date), plus accrued interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on August 1 of the years set forth below:

Period	Redemption Price
2007	104.438%
2008	102.219%
2009 and thereafter	100.00%

Prior to August 1, 2006, we may at our option on one or more occasions redeem Notes (which includes Additional Notes, if any) in an aggregate principal amount not to exceed 35% of the aggregate principal amount of the Notes (which includes Additional Notes, if any) issued prior to such time at a redemption price (expressed as a percentage of principal amount) of 108.875%, plus accrued and unpaid interest to the redemption date, with the net cash proceeds from one or more Qualified Equity Offerings (provided that if the Qualified Equity Offering is an offering by Parent, a portion of the Net Cash Proceeds thereof equal to the amount required to redeem any such Notes is contributed to the equity capital of the Company); provided, however, that

  1.
  at least 65% of such aggregate principal amount of Notes (which includes Additional Notes, if any) remains outstanding immediately after the occurrence of each such redemption (other than Notes held, directly or indirectly, by the Company or its Affiliates); and

  2.
  each such redemption occurs within 90 days after the date of the related Qualified Equity Offering.

Selection and Notice of Redemption

        If we are redeeming less than all the Notes at any time, the Trustee will select Notes on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate.

        We may redeem Notes of $1,000 or less in whole and not in part. Accordingly, we will cause notices of redemption to be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address.

        If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount thereof to be redeemed. We will issue a new Note in a principal amount equal to the unredeemed portion of the original Note in the name of the holder upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

        We are not required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, we may be required to offer to purchase Notes as described under the captions "Description of the Notes—Change of Control" beginning on page 106 and "Description of the Notes—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock" beginning on page 117. We may at any time and from time to time purchase Notes in the open market or otherwise.

Guarantees

        Parent and each of the Subsidiary Guarantors jointly and severally guarantee, on an unsecured senior subordinated basis, our obligations under these Notes. The obligations of each Subsidiary Guarantor under its Subsidiary Guaranty is limited as necessary to prevent that Subsidiary Guaranty from constituting a fraudulent conveyance under applicable law. See "Risk Factors—Risks Relating to the Notes" beginning on page 20. A subsidiary guarantee could be voided if it constitutes a fraudulent transfer under U.S. bankruptcy or similar state law, which would prevent the holders of the notes from relying on that subsidiary to satisfy claims.

        Each Subsidiary Guarantor that makes a payment under its Subsidiary Guaranty will be entitled upon payment in full of all guaranteed obligations under the Indenture to a contribution from each other Subsidiary Guarantor in an amount equal to such other Subsidiary Guarantor's pro rata portion of such payment based on the respective net assets of all the Subsidiary Guarantors at the time of such payment determined in accordance with GAAP.

        If a Subsidiary Guarantee were rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the applicable Subsidiary Guarantor, and, depending on the amount of such indebtedness, a Subsidiary Guarantor's liability on its Subsidiary Guarantee could be reduced to zero. See "Risk Factors—Risks Relating to the Notes" beginning on page 20. A subsidiary guarantee could be voided if it constitutes a fraudulent transfer under U.S. bankruptcy or similar state law, which would prevent the holders of the notes from relying on that subsidiary to satisfy claims.

        Pursuant to the Indenture, (A) Parent or a Subsidiary Guarantor may consolidate with, merge with or into, or transfer all or substantially all its assets to any other Person to the extent described below under "Description of the Notes—Certain Covenants—Merger and Consolidation" beginning on page 121 and (B) the Capital Stock of a Subsidiary Guarantor may be sold or otherwise disposed of to another Person to the extent described below under "Description of the Notes—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock" beginning on page 117; provided, however, that, in each such case, if such other Person is not the Company, Parent or a Subsidiary Guarantor, Parent's obligations under the Parent Guaranty (in the case of a consolidation, merger or transfer of all or substantially all the assets of Parent) or such Subsidiary Guarantor's obligations under its Subsidiary Guaranty (in the case of a consolidation, merger or transfer of all or substantially all the assets of such Subsidiary Guarantor) must be expressly assumed by such other Person, except that such assumption will not be required in the case of:

  1.
  the sale or other disposition (including by way of consolidation or merger) of a Subsidiary Guarantor, including the sale or disposition of Capital Stock of a Subsidiary Guarantor following which such Subsidiary Guarantor is no longer a Subsidiary; or

  2.
  the sale or disposition of all or substantially all the assets of a Subsidiary Guarantor;

        in each case other than to the Company or an Affiliate of the Company and as permitted by the Indenture and if in connection therewith the Company provides an Officers' Certificate to the Trustee to the effect that the Company will comply with its obligations under the covenant described under "Description of the Notes—Certain Covenants—Limitation on Sale of Assets and Subsidiary Stock" beginning on page 117 in respect of such disposition. Upon any sale or disposition described in clause (1) or (2) above, the obligor on the related Parent Guaranty or Subsidiary Guaranty will be released from their obligations thereunder.

        The Subsidiary Guaranty of a Subsidiary Guarantor also will be released:

  1.
  upon the designation of such Subsidiary Guarantor as an Unrestricted Subsidiary;

  2.
  at such time as such Subsidiary Guarantor does not have any Guarantee of any Indebtedness outstanding that would have required such Subsidiary Guarantor to enter into a Guaranty Agreement; or

  3.
  if we exercise our legal defeasance option or our covenant defeasance option as described under "Description of the Notes—Defeasance" beginning on page 127.

Ranking

  Senior Indebtedness versus Notes

        The payment of the principal of, premium, if any, and interest on the Notes and the payment of the Parent Guarantee or any Subsidiary Guarantee will be subordinate in right of payment to the prior payment in cash in full of all Senior Indebtedness of the Company, Parent or the relevant Subsidiary

Guarantor, as the case may be, including the obligations of the Company, Parent and such Subsidiary Guarantor under the Credit Agreement.

        As of September 30, 2003, on a pro forma basis to include the acquisition of Triangle:

  1.
  the Company's Senior Indebtedness was $180.0 million, all of which is secured;

  2.
  the Senior Indebtedness of the Subsidiary Guarantors would have been approximately $180.4 million, including $180.4 million of secured Indebtedness. Virtually all of the Senior Indebtedness of the Subsidiary Guarantors consists of their guarantees of Senior Indebtedness of the Company under the Credit Agreement; and

  3.
  the Senior Indebtedness of Parent would have been approximately $180.0 million. The Senior Indebtedness of Parent consists of its guarantees of Senior Indebtedness of the Company under the Credit Agreement.

        Although the Indenture will contain limitations on the amount of additional Indebtedness that the Company and the Subsidiary Guarantors may incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Senior Indebtedness. See "Description of the Notes—Certain Covenants—Limitation on Indebtedness" beginning on page 109.

  Liabilities of Subsidiaries versus Notes

        A substantial portion of our operations are conducted through our subsidiaries. The notes are guaranteed by each of our subsidiaries that guarantees our obligations under our new credit facilities, which is currently all of our subsidiaries. As described above under "Description of the Notes—Guarantees" beginning on page 99, subsidiary guaranties may be released upon certain circumstances, and, in addition, our future subsidiaries may not be required to guarantee the notes. Claims of creditors of such non-guarantor subsidiaries, including trade creditors holding indebtedness or guarantees issued by such non-guarantor subsidiaries, and claims of preferred stockholders of such non-guarantor subsidiaries generally will have priority with respect to the assets and earnings of such non-guarantor subsidiaries over the claims of our creditors, including holders of the Notes, even if such claims do not constitute Senior Indebtedness. Accordingly, the Notes will be effectively subordinated to creditors (including trade creditors) and preferred stockholders, if any, of such non-guarantor subsidiaries. Although the Indenture will limit the incurrence of Indebtedness and preferred stock of certain of our subsidiaries, such limitation is subject to a number of significant qualifications. Moreover, the Indenture will not impose any limitation on the incurrence by such subsidiaries of liabilities that are not considered Indebtedness under the Indenture. See "Description of the Notes—Certain Covenants—Limitation on Indebtedness" beginning on page 109.

  Other Senior Subordinated Indebtedness versus Notes

        Only Indebtedness of the Company, Parent or a Subsidiary Guarantor that is Senior Indebtedness will rank senior to the Notes, the Parent Guarantee and the relevant Subsidiary Guarantee in accordance with the provisions of the Indenture. The Notes, the Parent Guarantee and each Subsidiary Guarantee will in all respects rank pari passu with all other Senior Subordinated Indebtedness of the Company, Parent and the relevant Subsidiary Guarantor, respectively.

        We and the Subsidiary Guarantors have agreed in the Indenture that we and they will not Incur any Indebtedness that is subordinate or junior in right of payment to our Senior Indebtedness or the Senior Indebtedness of such Subsidiary Guarantors, unless such Indebtedness is Senior Subordinated Indebtedness of the Company or the Subsidiary Guarantors, as applicable, or is expressly subordinated in right of payment to Senior Subordinated Indebtedness of the Company or the Subsidiary Guarantors, as applicable. The Indenture does not treat (i) unsecured Indebtedness as subordinated or junior to Secured Indebtedness merely because it is unsecured or (ii) Senior Indebtedness as subordinated or junior to any other Senior Indebtedness merely because it has a junior priority with respect to the same collateral.

  Payment of Notes

        We are not permitted to pay principal of, premium, if any, or interest on the Notes or make any deposit pursuant to the provisions described under "Description of the Notes—Defeasance" beginning on page 127 below and may not purchase, redeem or otherwise retire any Notes if either of the following occurs (a "Payment Default"):

  1.
  any Obligation on any Designated Senior Indebtedness of the Company is not paid in full in cash when due (whether at stated maturity, by acceleration or otherwise); or

  2.
  any other default on Designated Senior Indebtedness of the Company occurs and the maturity of such Designated Senior Indebtedness is accelerated in accordance with its terms;

unless, in either case, the Payment Default has been cured or waived and any such acceleration has been rescinded or such Designated Senior Indebtedness has been paid in full in cash or in any other manner satisfactory to the Representative of such Designated Senior Indebtedness. Regardless of the foregoing, we are permitted to purchase, redeem or otherwise retire any Notes if we and the Trustee receive written notice approving such payment from the Representatives of all Designated Senior Indebtedness with respect to which the Payment Default has occurred and is continuing.

        During the continuance of any default (other than a Payment Default) with respect to any Designated Senior Indebtedness of the Company pursuant to which the maturity thereof may be accelerated without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, we are not permitted to purchase, redeem or otherwise retire any Notes for a period (a "Payment Blockage Period") commencing upon the receipt by the Trustee (with a copy to us) of written notice (a "Blockage Notice") of such default from the Representative of such Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days thereafter. The Payment Blockage Period will end earlier if such Payment Blockage Period is terminated:

  1.
  by written notice to the Trustee and us from the Person or Persons who gave such Blockage Notice;

  2.
  because the default giving rise to such Blockage Notice is cured, waived or otherwise no longer continuing; or

  3.
  because such Designated Senior Indebtedness has been discharged or repaid in full in cash or in any other manner satisfactory to the Representative of such Designated Senior Indebtedness.

        Notwithstanding the provisions described above, unless the holders of such Designated Senior Indebtedness or the Representative of such Designated Senior Indebtedness have accelerated the maturity of such Designated Senior Indebtedness and such Designated Senior Indebtedness shall not have been discharged or repaid in full in cash or in any other manner satisfactory to the Representative of such Designated Senior Indebtedness, we are permitted to resume paying the Notes after the end of such Payment Blockage Period. The Notes shall not be subject to more than one Payment Blockage Period in any consecutive 360-day period irrespective of the number of defaults with respect to Designated Senior Indebtedness of the Company during such period. So long as there shall remain outstanding any Senior Indebtedness under the Credit Agreement, a Blockage Notice may be given only by the Administrative Agent thereunder unless otherwise agreed to in writing by the requisite lenders named therein.

        Upon any payment or distribution of the assets of the Company upon a total or partial liquidation or dissolution or reorganization of or similar proceeding relating to the Company or its property:

  1.
  the holders of Senior Indebtedness of the Company will be entitled to receive payment in full in cash of such Senior Indebtedness before the holders of the Notes are entitled to receive any payment;

  2.
  until the Senior Indebtedness of the Company is paid in full in cash, any payment or distribution to which holders of the Notes would be entitled but for the subordination provisions of the Indenture will be made to holders of such Senior Indebtedness as their interests may appear, except that holders of Notes may receive certain Capital Stock and subordinated debt obligations subordinated to all debt securities issued in respect of claims of such Senior Indebtedness at least to the same extent as the Notes are subordinated to such Senior Indebtedness; and

  3.
  if a distribution is made to holders of the Notes that, due to the subordination provisions, should not have been made to them, such holders of the Notes are required to hold it in trust for the holders of Senior Indebtedness of the Company and pay it over to them as their interests may appear.

        The subordination and payment blockage provisions described above will not prevent a Default from occurring under the Indenture upon the failure of the Company to pay interest or principal with respect to the Notes when due by their terms. If payment of the Notes is accelerated because of an Event of Default, the Company or the Trustee must promptly notify the holders of Designated Senior Indebtedness of the Company or the Representative of such Designated Senior Indebtedness of the acceleration. If any Designated Senior Indebtedness of the Company is outstanding, none of the Company, Parent or any Subsidiary Guarantor may purchase, redeem or otherwise retire any Notes until five Business Days after the Representatives of all the issues of such Designated Senior Indebtedness receive notice of such acceleration and, thereafter, may purchase, redeem or otherwise retire any Notes only if the Indenture otherwise permits payment at that time.

        The obligations of Parent under the Parent Guaranty and of a Subsidiary Guarantor under its Subsidiary Guaranty are unsecured senior subordinated obligations. As such, the rights of Noteholders to receive payment by Parent or by a Subsidiary Guarantor pursuant to the Parent Guaranty or a Subsidiary Guaranty will be subordinated in right of payment to the rights of holders of Senior Indebtedness of Parent or such Subsidiary Guarantor, as the case may be. The terms of the subordination and payment blockage provisions described above with respect to the Company's obligations under the Notes apply equally to Parent and a Subsidiary Guarantor and the obligations of Parent and such Subsidiary Guarantor under the Parent Guaranty or Subsidiary Guaranty, as the case may be.

        By reason of the subordination provisions contained in the Indenture, in the event of a liquidation or insolvency proceeding, creditors of the Company, Parent or a Subsidiary Guarantor who are holders of Senior Indebtedness of the Company, Parent or a Subsidiary Guarantor, as the case may be, may recover more, ratably, than the holders of the Notes, and creditors of ours who are not holders of Senior Indebtedness may recover less, ratably, than holders of our Senior Indebtedness and may recover more, ratably, than the holders of the Notes.

        The terms of the subordination provisions described above will not apply to payments from money or the proceeds of U.S. Government Obligations held in trust by the Trustee for the payment of principal of and interest on the Notes pursuant to the provisions described under "Description of the Notes—Defeasance" beginning on page 127 or from monies or other escrowed funds held by the Escrow Agent in accordance with the payment of interest on the Notes in connection with the special mandatory redemption.

Book-Entry, Delivery and Form

        Except as set forth below, Notes will be issued in registered, global form in minimum denominations of $1,000 and integral multiples of $1,000 in excess of $1,000. Notes will be issued at the closing of this offering only against payment in immediately available funds.

        The Notes initially will be represented by one or more global notes in registered form without interest coupons (collectively, the "Global Notes").

        The Global Notes will be deposited upon issuance with the Trustee as custodian for The Depository Trust Company ("DTC"), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

        Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for Notes in certificated form except in the limited circumstances described below. See "Description of the Notes—Exchange of Global Notes for Certificated Notes" beginning on page 106. Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of Notes in certificated form.

Depository Procedures

        The following description of the operations and procedures of DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

        DTC has advised us that DTC is a limited purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

        DTC has also advised us that, pursuant to procedures established by it:

  1.
  upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the Initial Purchasers with portions of the principal amount of the Global Notes; and

  2.
  ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Notes).

        Investors in the Global Notes who are Participants in DTC's system may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations which are Participants in such system. All interests in a Global Note may be subject to the procedures and requirements of DTC. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

        Except as described below, owners of an interest in the Global Notes will not have Notes registered in their names, will not receive physical delivery of Notes in certificated form and will not be considered the registered owners or "Holders" thereof under the Indenture for any purpose.

        Payments in respect of the principal of, and interest and premium and additional interest, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee will treat the Persons in whose names the Notes, including the Global Notes, are registered as the owners of the Notes for the purpose of receiving payments and for all other purposes. Consequently, neither the Company, the Trustee nor any agent of the Company or the Trustee has or will have any responsibility or liability for:

  1.
  any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Notes; or

  2.
  any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

        DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or the Company. Neither the Company nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the Notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

        Subject to the transfer restrictions set forth under "Description of the Notes—Transfer" beginning on page 127, transfers between Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds.

        DTC has advised the Company that it will take any action permitted to be taken by a Holder of Notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC reserves the right to exchange the Global Notes for legended Notes in certificated form, and to distribute such Notes to its Participants.

        Neither the Company nor the Trustee nor any of their respective agents will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

        A Global Note is exchangeable for Certificated Notes if:

  1.
  DTC (a) notifies the Company that it is unwilling or unable to continue as depositary for the Global Notes and DTC fails to appoint a successor depositary or (b) has ceased to be a clearing agency registered under the Exchange Act;

  2.
  the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Certificated Notes; or

  3.
  there has occurred and is continuing a Default with respect to the Notes.

        In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear the applicable restrictive legend referred to in "Description of the Notes—Transfer" beginning on page 127, unless that legend is not required by applicable law.

Exchange of Certificated Notes for Global Notes

        Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such Notes. See "Description of the Notes—Transfer" beginning on page 127.

Same Day Settlement and Payment

        The Company will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, interest and additional interest, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. The Company will make all payments of principal, interest and premium and additional interest, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the Holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such Holder's registered address. The Notes represented by the Global Notes are expected to be eligible to trade in the PORTAL market and to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. The Company expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Change of Control

        Upon the occurrence of any of the following events (each a "Change of Control"), each Holder shall have the right to require that the Company repurchase such Holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date):

  1.
  any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (1) such person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company; provided, however, that for the purposes of this clause (1), such other person shall be deemed to beneficially own any Voting Stock of a Person held by any other Person (the "parent entity"), if such other person is the beneficial owner (as defined above in this clause (1)), directly or indirectly, of more than 50% of the voting power of the Voting Stock of such parent entity;

  2.
  individuals who on the Issue Date constituted the Board of Directors of the Company or the Parent Board (together with any new directors whose election by such Board of Directors of the Company or the Parent Board or whose nomination for election by the shareholders of the Company or Parent, as the case may be, was approved by (a) a vote of a majority of the directors of the Company or of Parent, as the case may be, then still in office who were either directors on the Issue Date or whose election or nomination for election was previously so approved or (b) the Permitted Holders acting in accordance with the Shareholders Agreement) cease for any reason to constitute a majority of the Board of Directors of the Company or the Parent Board then in office;

  3.
  the adoption of a plan relating to the liquidation or dissolution of the Company; or

  4.
  the merger (other than the Merger) or consolidation of Parent or the Company with or into another Person or the merger of another Person with or into Parent or the Company, or the sale of all or substantially all the assets of Parent or the Company (determined on a consolidated basis) to another Person other than (i) a transaction in which the survivor or transferee is a Person that is controlled by the Permitted Holders or (ii) a transaction following which (A) in the case of a merger or consolidation transaction, holders of securities that represented 100% of the Voting Stock of Parent or the Company immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction immediately after such transaction and in substantially the same proportion as before the transaction and (B) in the case of a sale of assets transaction, each transferee becomes an obligor in respect of the Notes and a Subsidiary of the transferor of such assets.

        Within 30 days following any Change of Control, we will mail a notice to each Holder with a copy to the Trustee (the "Change of Control Offer") stating:

  1.
  that a Change of Control has occurred and that such Holder has the right to require us to purchase such Holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date);

  2.
  the circumstances and relevant facts regarding such Change of Control;

  3.
  the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

  4.
  the instructions, as determined by us, consistent with the covenant described hereunder, that a Holder must follow in order to have its Notes purchased.

        We will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by us and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer. Additionally, we will not be required to purchase the Notes as described under this caption to the extent that we have mailed a notice to exercise our right to redeem Notes pursuant to the provisions described under "Description of the Notes—Optional Redemption" beginning on page 98 at any time prior to the time by which consummation of a Change of Control Offer is required.

        We will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, we will comply with the applicable securities laws and regulations and shall not be deemed to have breached our obligations under the covenant described hereunder by virtue of our compliance with such securities laws or regulations.

        The Change of Control purchase feature of the Notes may in certain circumstances make more difficult or discourage a sale or takeover of Parent and the Company and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between Parent, the Company and the Initial Purchasers. Neither the Company nor Parent have the present intention to engage in a transaction involving a Change of Control, although it is possible that we or they could decide to do so in the future. Subject to the limitations discussed below, we or Parent could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to Incur additional Indebtedness are contained in the covenants described under "Description of the Notes—Certain Covenants—Limitation on Indebtedness" beginning on page 109. Such restrictions can only be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford holders of the Notes protection in the event of a highly leveraged transaction.

        The Credit Agreement prohibits us from purchasing any Notes and will also provide that the occurrence of certain change of control events with respect to Parent or the Company would constitute a default thereunder. In the event that at the time of such Change of Control the terms of any Senior Indebtedness of the Company (including the Credit Agreement) restrict or prohibit the purchase of Notes following such Change of Control, then prior to the mailing of the notice to Holders but in any event within 30 days following any Change of Control, we may undertake to (1) repay in full all such Senior Indebtedness or (2) obtain the requisite consents under the agreements governing such Senior Indebtedness to permit the repurchase of the Notes. If we do not repay such Senior Indebtedness or obtain such consents, we will remain prohibited from purchasing Notes. In such case, our failure to comply with the foregoing undertaking, after appropriate notice and lapse of time would result in an Event of Default under the Indenture, which would, in turn, constitute a default under the Credit Agreement. In such circumstances, the subordination provisions in the Indenture would likely restrict payment to the Holders of Notes.

        Future indebtedness that we may incur may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require the repurchase of such indebtedness upon a Change of Control. Moreover, the exercise by the holders of their right to require us to repurchase the Notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on us. Finally, our ability to pay cash to the holders of Notes following the occurrence of a Change of Control may be limited by our then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

        The definition of "Change of Control" includes a sale of all or substantially all of the assets of Parent or the Company to any Person. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law.

Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of "all or substantially all" of the assets of Parent or the Company. As a result, it may be unclear as to whether a Change of Control has occurred and whether a holder of Notes may require the Company to make an offer to repurchase the Notes as described above.

        The provisions under the Indenture relative to our obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount of the Notes.

Certain Covenants

        The Indenture contains covenants including, among others, the following:

  Limitation on Indebtedness

  a.
  The Company will not, and will not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness; provided, however, that the Company and the Subsidiary Guarantors will be entitled to Incur Indebtedness (including Indebtedness Incurred under a Credit Agreement) if, on the date of such Incurrence and after giving effect thereto on a pro forma basis, the Consolidated Coverage Ratio exceeds 2 to 1 if such Indebtedness is Incurred prior to August 1, 2006, or 2.25 to 1 if such Indebtedness is Incurred thereafter.

  b.
  Notwithstanding the foregoing paragraph (a), the Company and the Restricted Subsidiaries will be entitled to Incur any or all of the following Indebtedness:

  1.
  Indebtedness Incurred by the Company or any Subsidiary Guarantor pursuant to any Credit Agreement; provided, however, that, immediately after giving effect to any such Incurrence, the aggregate principal amount of all Indebtedness Incurred under this clause (1) and clause (13) of this covenant and then outstanding does not exceed the greater of (A) $170.0 million and (B) the sum of (x) $135.0 million, (y) 65% of the book value of the inventory of the Company and its Restricted Subsidiaries and (z) 85% of the book value of the accounts receivable of the Company and its Restricted Subsidiaries, in the case of clauses (A) and (B)(x), less the aggregate sum of (i) all principal payments actually made from time to time with respect to such Indebtedness pursuant to paragraph (a)(3)(A) of the covenant described under "Description of the Notes—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock" beginning on page 117 and (ii) all scheduled amortization payments actually made from time to time with respect to such Indebtedness (other than amortization payments made from any permitted Refinancings thereof);

  2.
  Indebtedness owed to and held by the Company or a Restricted Subsidiary; provided, however, that (A) any subsequent issuance or transfer of any Capital Stock which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to the Company or a Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the obligor thereon, (B) if the Company is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the Notes and (C) if a Subsidiary Guarantor is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations of such obligor with respect to its Subsidiary Guarantee;

  3.
  the Notes (other than any Additional Notes) and all Subsidiary Guarantees thereof;

    4.
    Indebtedness of Packaged Ice and its Subsidiaries outstanding on the Issue Date (other than Indebtedness described in clause (1), (2) or (3) of this covenant);

    5.
    Indebtedness of a Restricted Subsidiary Incurred and outstanding on or prior to the date on which such Subsidiary became a Restricted Subsidiary or was acquired by the Company (other than Indebtedness Incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary or was acquired by the Company); provided, however, that on the date of such acquisition and after giving pro forma effect thereto, the Company would have been able to Incur at least $1.00 of additional Indebtedness pursuant to paragraph (a) of this covenant;

    6.
    Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to paragraph (a) or pursuant to clause (3), (4) or (5) or this clause (6); provided, however, that to the extent such Refinancing Indebtedness directly or indirectly Refinances Indebtedness of a Subsidiary Incurred pursuant to clause (5), such Refinancing Indebtedness shall be Incurred only by such Subsidiary;

    7.
    Hedging Obligations entered into in the ordinary course of business to purchase any raw material or other commodity or to hedge risks or reduce costs with respect to the Company's or a Restricted Subsidiary's interest rate, currency or commodity exposure and not for speculative purposes;

    8.
    (x) obligations in respect of performance bonds, bankers' acceptances, workers' compensation claims, surety, bid or appeal bonds, completion guarantees and payment obligations in connection with self-insurance or similar obligations provided by the Company or any Restricted Subsidiary in the ordinary course of business and (y) obligations owed to (including in respect of letters of credit for the benefit of) any Person in connection with workers' compensation, health, disability or other employee benefits or property, casualty or liability insurance provided by such Person to the Company or any Restricted Subsidiary pursuant to reimbursement or indemnification obligations to such Person, in each case, incurred in the ordinary course of business;

    9.
    Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of its Incurrence;

    10.
    Indebtedness consisting of any Guarantee by the Company or a Subsidiary Guarantor of Indebtedness Incurred pursuant to paragraph (a) or pursuant to clause (1), (2), (3), (4), (7), (8), (9), (11) or (14) or pursuant to clause (6) to the extent the Refinancing Indebtedness Incurred thereunder directly or indirectly Refinances Indebtedness Incurred pursuant to paragraph (a) or pursuant to clause (3) or (4);

    11.
    Indebtedness (including Capital Lease Obligations) Incurred by the Company or any of its Restricted Subsidiaries to finance the purchase, lease or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) within 180 days of such purchase, lease or improvement, and any Refinancing Indebtedness Incurred to Refinance such Indebtedness, in an aggregate principal amount which, when added together with the amount of Indebtedness Incurred pursuant to this clause (11) and then outstanding, does not exceed $10.0 million;

    12.
    Indebtedness of Foreign Subsidiaries in an aggregate principal amount which, when taken together with all other Indebtedness of Foreign Subsidiaries Incurred pursuant to this clause (12) and then outstanding, does not exceed $2.0 million;

    13.
    Non-Recourse Securitization Entity Indebtedness Incurred by a Securitization Entity in connection with a Qualified Securitization Transaction; provided, however, that at the time of such Incurrence, the Company would have been able to Incur the same amount of Indebtedness pursuant to clause (1) above; and

    14.
    Indebtedness of the Company or of any of the Restricted Subsidiaries in an aggregate principal amount which, when taken together with all other Indebtedness of the Company and the Restricted Subsidiaries outstanding on the date of such Incurrence (other than Indebtedness permitted by clauses (1) through (13) above or paragraph (a)) does not exceed $20.0 million.

  c.
  Notwithstanding the foregoing, neither the Company nor any Subsidiary Guarantor will incur any Indebtedness pursuant to the foregoing paragraph (b) if the proceeds thereof are used, directly or indirectly, to Refinance any Subordinated Obligations of the Company or any Subsidiary Guarantor unless such Indebtedness shall be subordinated to the Notes or the applicable Subsidiary Guarantee to at least the same extent as such Subordinated Obligations.

  d.
  For purposes of determining compliance with this covenant:

  1.
  any Indebtedness Incurred on the Merger Date under the Credit Agreement has been deemed to have been Incurred under clause (1) of paragraph (b) above;

  2.
  in the event that an item of Indebtedness (or any portion thereof) meets the criteria of more than one of the types of Indebtedness described above, the Company, in its sole discretion, will classify such item of Indebtedness (or any portion thereof) at the time of Incurrence and will only be required to include the amount and type of such Indebtedness in one of the above clauses;

  3.
  the Company will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described above; and

  4.
  following the date of its Incurrence, any Indebtedness originally classified as Incurred pursuant to one of the clauses in paragraph (b) above (other than pursuant to clause (1) of paragraph (b) above) may later be reclassified by the Company such that it will be deemed as having been Incurred pursuant to paragraph (a) or another clause in paragraph (b) above, as applicable, to the extent that such reclassified Indebtedness could be Incurred pursuant to such new paragraph or clause at the time of such reclassification.

  e.
  For purposes of determining compliance with any U.S. dollar denominated restriction on the Incurrence of Indebtedness where the Indebtedness Incurred is denominated in a different currency, the amount of such Indebtedness will be the U.S. Dollar Equivalent determined on the date of the Incurrence of such Indebtedness; provided, however, that if any such Indebtedness denominated in a different currency is subject to a Currency Agreement with respect to U.S. dollars covering all principal, premium, if any, and interest payable on such Indebtedness, the amount of such Indebtedness expressed in U.S. dollars will be as provided in such Currency Agreement. The principal amount of any Refinancing Indebtedness being Refinanced will be the U.S. Dollar Equivalent of the Indebtedness Refinanced, except to the extent that (1) such U.S. Dollar Equivalent was determined based on a Currency Agreement, in which case the Refinancing Indebtedness will be determined in accordance with the preceding sentence, and (2) the principal amount of the Refinancing Indebtedness exceeds the principal amount of the Indebtedness being Refinanced, in which case the U.S. Dollar Equivalent of such excess will be determined on the date such Refinancing Indebtedness is Incurred.

  Limitation on Layering; Limitation on Liens

        Notwithstanding paragraphs (a) and (b) of the covenant described under "Description of the Notes—Certain Covenants—Limitation on Indebtedness" beginning on page 109 neither the Company nor any Subsidiary Guarantor will Incur (1) any Indebtedness if such Indebtedness is subordinate or junior in right of payment to any Senior Indebtedness of the Company or such Subsidiary Guarantor, as applicable, unless such Indebtedness is Senior Subordinated Indebtedness or is expressly subordinated in right of payment to Senior Subordinated Indebtedness of the Company or such Subsidiary Guarantor, as applicable, or (2) any Secured Indebtedness that is not Senior Indebtedness of such Person unless contemporaneously therewith such Person makes effective provision to secure the Notes or the relevant Subsidiary Guarantee, as applicable, equally and ratably with such Secured Indebtedness for so long as such Secured Indebtedness is secured by a Lien.

  Limitation on Restricted Payments

  a.
  The Company will not, and will not permit any Restricted Subsidiary, directly or indirectly, to make a Restricted Payment if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

  1.
  a Default shall have occurred and be continuing (or would result therefrom);

  2.
  the Company is not entitled to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under "Description of the Notes—Certain Covenants—Limitation on Indebtedness" beginning on page 109; or

  3.
  the aggregate amount of such Restricted Payment and all other Restricted Payments since the Issue Date would exceed the sum of (without duplication):

  A.
  50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from July 1, 2003 to the end of the most recent fiscal quarter prior to the date of such Restricted Payment for which internal financial statements are then available (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit); plus

  B.
  100% of the aggregate Net Cash Proceeds received by the Company from the issuance or sale of its Capital Stock (other than Disqualified Stock) subsequent to the Merger Date (other than an issuance or sale to a Subsidiary of the Company and other than an issuance or sale to an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees) and 100% of any cash capital contribution received by the Company from its shareholders subsequent to the Merger Date; plus

  C.
  the amount by which Indebtedness of the Company is reduced on the Company's balance sheet upon the conversion or exchange subsequent to the Merger Date of any Indebtedness of the Company convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash, or the fair value of any other property, distributed by the Company upon such conversion or exchange); provided, however, that the foregoing amount shall not exceed the Net Cash Proceeds received by the Company or any Restricted Subsidiary from the sale of such Indebtedness (excluding Net Cash Proceeds from sales to a Subsidiary of the Company or to an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees); plus

      D.
      an amount equal to the sum of (x) the net reduction in the Investments (other than Permitted Investments) made by the Company or any Restricted Subsidiary in any Person resulting from repurchases, repayments or redemptions of such Investments by such Person, proceeds realized on the sale of such Investment and proceeds representing the return of capital (excluding dividends and distributions), in each case received by the Company or any Restricted Subsidiary, and (y) to the extent such Person is an Unrestricted Subsidiary, the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of such Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that the foregoing sum shall not exceed, in the case of any such Person or Unrestricted Subsidiary, the amount of Investments (excluding Permitted Investments) previously made (and treated as a Restricted Payment) by the Company or any Restricted Subsidiary in such Person or Unrestricted Subsidiary.

  b.
  The preceding provisions will not prohibit:

  1.
  any Restricted Payment made out of the Net Cash Proceeds of the substantially concurrent sale of, or made by exchange for, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Company or an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees) subsequent to the Merger Date or a substantially concurrent cash capital contribution received by the Company from its shareholders subsequent to the Merger Date; provided, however, that (A) such Restricted Payment shall be excluded in the calculation of the amount of Restricted Payments and (B) the Net Cash Proceeds from such sale or such cash capital contribution (to the extent so used for such Restricted Payment) shall be excluded from the calculation of amounts under clause (3)(B) of paragraph (a) above;

  2.
  any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations of the Company or any Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Subordinated Indebtedness of such Person which is permitted to be Incurred pursuant to the covenant described under "Description of the Notes—Certain Covenants—Limitation on Indebtedness" beginning on page 109; provided, however, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value shall be excluded in the calculation of the amount of Restricted Payments;

  3.
  dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this covenant; provided, however, that at the time of payment of such dividend, no other Default shall have occurred and be continuing (or result therefrom); provided further, however, that such dividend shall be included in the calculation of the amount of Restricted Payments;

  4.
  so long as no Default has occurred and is continuing, the purchase, redemption or other acquisition or retirement for value of shares of Capital Stock of the Company or any of its Subsidiaries from employees, former employees, directors or former directors of the Company or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of the agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors of the Company under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such Capital Stock; provided, however, that (i) the aggregate amount of such purchases, redemptions and other acquisitions and retirements (excluding amounts representing cancellation of Indebtedness) shall not exceed $2.0 million in any calendar year and (ii) any Restricted Payments permitted (but not made) pursuant to this clause (b)(4) in any one calendar year may be carried forward to any succeeding calendar year but that the aggregate amount of all Restricted Payments made pursuant to this clause (b)(4) shall not exceed $5.0 million; provided further, however, that such repurchases and other acquisitions shall be excluded in the calculation of the amount of Restricted Payments;

    5.
    declarations and payments of dividends on Disqualified Stock issued pursuant to the covenant described under "Description of the Notes—Certain Covenants—Limitation on Indebtedness" beginning on page 109; provided, however, that such dividends shall be excluded in the calculation of the amount of Restricted Payments;

    6.
    repurchases of Capital Stock deemed to occur upon exercise of stock options if such Capital Stock represents a portion of the exercise price of such options; provided, however, that such Restricted Payments shall be excluded in the calculation of the amount of Restricted Payments;

    7.
    payments of intercompany subordinated Indebtedness, the Incurrence of which was permitted under clause (2) of paragraph (b) of the covenant described under "Description of the Notes—Certain Covenants—Limitation on Indebtedness" beginning on page 109; provided further, however, that such payments shall be excluded in the calculation of the amount of Restricted payments;

    8.
    payments (including with respect to the repurchase of Packaged Ice's previously outstanding preferred stock) which were required pursuant to the terms of the Merger Agreement to consummate the Transactions; provided, however, that such payments shall be excluded in the calculation of the amount of Restricted Payments;

    9.
    dividends and other payments to Parent to be used by Parent solely to pay its franchise taxes and other fees required to maintain its corporate existence and to pay for general corporate and overhead expenses (including salaries and other compensation of the employees) incurred by Parent in the ordinary course of its business; provided, however, that such dividends and other payments shall not exceed $500,000 in any calendar year; provided further, however, that such dividends and other payments shall be excluded in the calculation of the amount of Restricted Payments;

    10.
    any payment by the Company to Parent pursuant to a Tax Sharing Agreement; provided, however, that the amount of any such payment shall not exceed the amount of taxes that the Company would have been liable for on a stand alone basis on a consolidated tax return with its Subsidiaries; provided further, however, that such payment shall be excluded in the calculation of the amount of Restricted Payments;

    11.
    in the event of a Change of Control, and if no Default shall have occurred and be continuing, the payment, purchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations of the Company or any Subsidiary Guarantor, in each case, at a purchase price not greater than 101% of the principal amount of such Subordinated Obligations, plus any accrued and unpaid interest thereon; provided, however, that prior to such payment, purchase, redemption, defeasance or other acquisition or retirement, the Company (or a third party to the extent permitted by the Indenture) has made a Change of Control Offer with respect to the Notes as a result of such Change of Control and has repurchased all Notes validly tendered and not withdrawn in connection with such Change of Control Offer; provided further, however, that such repurchase and other acquisitions shall be included in the calculation of the amount of Restricted Payments;

    12.
    in the event of an Asset Disposition that requires the Company to offer to repurchase Notes pursuant to the covenant described under "Description of the Notes—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock" beginning on page 117, and if no Default shall have occurred and be continuing, the payment, purchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations of the Company or any Subsidiary Guarantor, in each case, at a purchase price not greater than 100% of the principal amount (or, if such Subordinated Obligations were issued with original issue discount, 100% of the accreted value) of such Subordinated Obligations, plus any accrued and unpaid interest thereon; provided, however, that (A) prior to such payment, purchase, redemption, defeasance or other acquisition or retirement, the Company has made an offer with respect to the Notes pursuant to the provisions of the covenant described under "Description of the Notes—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock" beginning on page 117 and has repurchased all Notes validly tendered and not withdrawn in connection with such offer and (B) the aggregate amount of all such payments, purchases, redemptions, defeasances or other acquisitions or retirements of all such Subordinated Obligations may not exceed the amount of Net Available Cash remaining after the Company has complied with the terms of clause (3) of paragraph (a) of the covenant described under "Description of the Notes—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock" beginning on page 117; provided further, however, that such repurchases and other acquisitions shall be included in the calculation of the amount of Restricted Payments;

    13.
    cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of the Company; provided, however, that any such cash payment shall not be for the purpose of evading the limitation of the covenant described under this subheading (as determined in good faith by the Board of Directors of the Company); provided further, however, that such payments shall be excluded in the calculation of the amount of Restricted Payments; or

    14.
    Restricted Payments in an amount which, when taken together with all Restricted Payments made pursuant to this clause (14), does not exceed $10.0 million; provided, however, that (A) at the time of each such Restricted Payment, no Default shall have occurred and be continuing (or result therefrom) and (B) such Restricted Payments shall be excluded in the calculation of the amount of Restricted Payments.

  Limitation on Restrictions on Distributions from Restricted Subsidiaries

        The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distributions on its Capital Stock to the Company or a Restricted Subsidiary or pay any Indebtedness owed to the Company, (b) make any loans or advances to the Company or (c) transfer any of its property or assets to the Company, except:

  a.
  with respect to clauses (a), (b) and (c),

  1.
  any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Issue Date or, in the case of the Credit Agreement, as in effect on the Merger Date;

  2.
  any encumbrance or restriction contained in the terms of any Credit Agreement if (x) either (i) the encumbrance or restriction applies only in the event of and during the continuance of a payment default or a default with respect to a financial covenant contained in such Indebtedness or agreement or (ii) the Company determines at the time any such Indebtedness is Incurred (and at the time of any modification of the terms of any such encumbrance or restriction) that any such encumbrance or restriction will not materially affect the Company's ability to make principal or interest payments on the Notes and (y) the encumbrance or restriction is not materially more disadvantageous to the holders of the Notes than is customary in comparable financings or agreements (as determined by the Company in good faith);

    3.
    any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company) and out standing on such date;

    4.
    any encumbrance or restriction pursuant to an agreement effecting a Refinancing (in whole or in part) of Indebtedness Incurred pursuant to an agreement referred to in clause (i), (ii) or (iii) of clause (1) of this covenant or this clause (iv) or contained in any amendment to an agreement referred to in clause (i), (ii) or (iii) of clause (1) of this covenant or this clause (iv); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such refinancing agreement or amendment, taken as a whole, are no less favorable to the Noteholders than encumbrances and restrictions with respect to such Restricted Subsidiary contained in such predecessor agreements;

    5.
    any encumbrance or restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or any assets of such Restricted Subsidiary pending the closing of such sale or disposition;

    6.
    any encumbrance or restriction existing under applicable law, rule, regulation or order;

    7.
    restrictions on cash or other deposits or net worth requirements imposed by customers under contracts entered into in the ordinary course of business;

    8.
    protective Liens filed in connection with Sale/Leaseback Transactions permitted under the Indenture;

    9.
    customary restrictions on the assignment or transfer of any property that is subject to a license or similar contract; and

    10.
    any encumbrance or restriction existing under Non-Recourse Securitization Entity Indebtedness or other contractual requirements of a Securitization Entity in connection with a Qualified Securitization Transaction; provided, however, that such restrictions apply only to such Securitization Entity;

  b.
  with respect to clause (c) only,

  1.
  any encumbrance or restriction consisting of customary nonassignment provisions in leases governing leasehold interests to the extent such provisions restrict the transfer or assignment of the lease or the property leased thereunder;

    2.
    any encumbrance or restriction contained in security agreements or other documentation governing secured Indebtedness of a Restricted Subsidiary to the extent such encumbrance or restriction restricts the transfer of the property securing such Indebtedness; and

    3.
    customary provisions restricting the disposition or distribution of assets or property to each holder of Capital Stock of a joint venture contained in any constitutional documents of such joint venture or any joint venture agreement, shareholders agreement or similar agreement which restriction is limited to the assets or property of such joint venture.

  Limitation on Sales of Assets and Subsidiary Stock

  a.
  The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Disposition unless:

  1.
  the Company or such Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the Fair Market Value (including as to the value of all non-cash consideration) of the shares and assets subject to such Asset Disposition;

  2.
  at least 75% of the consideration thereof received by the Company or such Restricted Subsidiary is in the form of cash or cash equivalents; provided, however, that this clause (a)(2) shall not apply to any disposition of assets in exchange for assets of a similar nature and to be used by the Company or a Restricted Subsidiary in a Related Business, or a combination of such assets and cash or cash equivalents, in each case having a Fair Market Value comparable to the Fair Market Value of the assets disposed of by the Company or a Restricted Subsidiary; and

  3.
  an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company (or such Restricted Subsidiary, as the case may be)

  A.
  first, to the extent the Company elects (or is required by the terms of any Indebtedness), to prepay, repay, redeem, defease or purchase Senior Indebtedness of the Company or Indebtedness (other than any Preferred Stock) of a Restricted Subsidiary (in each case other than Indebtedness owed to the Company or an Affiliate of the Company) within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash;

  B.
  second, to the extent of the balance of such Net Available Cash after application in accordance with clause (A), to the extent the Company elects, to acquire Additional Assets within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash or, if the Company has entered into a binding agreement within such year to acquire such Additional Assets, within an additional nine months after such year; and

  C.
  third, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B), to make an offer to the holders of the Notes (and to holders of other Senior Subordinated Indebtedness of the Company designated by the Company) to purchase Notes (and such other Senior Subordinated Indebtedness of the Company) pursuant to and subject to the conditions contained in the Indenture;

provided, however, that in connection with any prepayment, repayment, redemption or purchase or other acquisition or retirement of Indebtedness pursuant to clause (A) or (C) above, the Company or such Restricted Subsidiary shall permanently retire such Indebtedness and shall cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid, redeemed, purchased, acquired or retired.

        Notwithstanding the foregoing provisions of this covenant, the Company and the Restricted Subsidiaries will not be required to apply any Net Available Cash in accordance with this covenant except to the extent that the aggregate Net Available Cash from all Asset Dispositions which is not applied in accordance with this covenant exceeds $10.0 million. Pending application of Net Available Cash pursuant to this covenant, such Net Available Cash shall be invested in Temporary Cash Investments or applied to temporarily reduce revolving credit indebtedness.

        For the purposes of clause (a)(2) of this covenant, the following are deemed to be cash or cash equivalents:

    1.
    the assumption of Indebtedness of the Company (other than obligations in respect of Disqualified Stock of the Company) or any Restricted Subsidiary (other than obligations in respect of Disqualified Stock or Preferred Stock of a Subsidiary Guarantor) and the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition; and

    2.
    securities received by the Company or any Restricted Subsidiary from the transferee that are converted within 90 days by the Company or such Restricted Subsidiary into cash, to the extent of cash received in that conversion.

  b.
  In the event of an Asset Disposition that requires the purchase of Notes (and other Senior Subordinated Indebtedness of the Company) pursuant to clause (a)(3)(C) above, the Company will purchase Notes tendered pursuant to an offer by the Company for the Notes (and such other Senior Subordinated Indebtedness) at a purchase price of 100% of their principal amount (or, in the event such other Senior Subordinated Indebtedness of the Company was issued with significant original issue discount, 100% of the accreted value thereof) without premium, plus accrued but unpaid interest (or, in respect of such other Senior Subordinated Indebtedness of the Company, such lesser price, if any, as may be provided for by the terms of such Senior Subordinated Indebtedness) in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture. If the aggregate purchase price of the securities tendered exceeds the Net Available Cash allotted to their purchase, the Company will select the securities to be purchased on a pro rata basis but in round denominations, which in the case of the Notes will be denominations of $1,000 principal amount or multiples thereof. The Company shall not be required to make such an offer to purchase Notes (and other Senior Subordinated Indebtedness of the Company) pursuant to this covenant if the Net Available Cash available therefore is less than $5.0 million (which lesser amount shall be carried forward for purposes of determining whether such an offer is required with respect to the Net Available Cash from any subsequent Asset Disposition). Upon completion of such an offer to purchase, Net Available Cash will be deemed to be reduced by the aggregate amount of such offer.

  c.
  The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue of its compliance with such securities laws or regulations.

  Limitation on Affiliate Transactions

  a.
  The Company will not, and will not permit any Restricted Subsidiary to, enter into any transaction (including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service) with, or for the benefit of, any Affiliate of the Company (an "Affiliate Transaction") unless:

  1.
  the terms of the Affiliate Transaction are no less favorable to the Company or such Restricted Subsidiary than those that could be obtained at the time of the Affiliate Transaction in arm's length dealings with a Person who is not an Affiliate;

  2.
  if such Affiliate Transaction involves an amount in excess of $2.0 million, the terms of the Affiliate Transaction are set forth in writing and a majority of the directors of the Company disinterested with respect to such Affiliate Transaction shall have determined in good faith that the criteria set forth in clause (1) are satisfied and shall have approved the relevant Affiliate Transaction as evidenced by a resolution of the Board of Directors; and

  3.
  if such Affiliate Transaction involves an amount in excess of $10.0 million, the Board of Directors of the Company shall also have received a written opinion from an Independent Qualified Party to the effect that such Affiliate Transaction is fair, from a financial standpoint, to the Company and its Restricted Subsidiaries or is not less favorable to the Company and its Restricted Subsidiaries than could reasonably be expected to be obtained at the time in an arm's length transaction with a Person who was not an Affiliate.

  b.
  The provisions of the preceding paragraph (a) will not prohibit:

  1.
  any Investment (other than a Permitted Investment) or other Restricted Payment, in each case permitted to be made pursuant to the covenant described under "Description of the Notes—Certain Covenants—Limitation on Restricted Payments" beginning on page 112;

  2.
  any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors of the Company;

  3.
  loans or advances to officers, employees and directors in the ordinary course of business of the Company or its Restricted Subsidiaries, but in any event not to exceed $3.0 million in the aggregate outstanding at any one time;

  4.
  reasonable fees and compensation paid to, and indemnity provided for the benefit of, officers, directors, employees or consultants of the Company or any Restricted Subsidiary as determined in good faith by the Company's Board of Directors;

  5.
  any transaction with a Restricted Subsidiary or joint venture or similar entity which would constitute an Affiliate Transaction solely because the Company or a Restricted Subsidiary owns an equity interest in or otherwise controls such Restricted Subsidiary, joint venture or similar entity;

  6.
  the issuance or sale of any Capital Stock (other than Disqualified Stock) of the Company;

  7.
  any agreement as in effect on the Merger Date and described in the Offering Circular (including the Monitoring Agreement and any Tax Sharing Agreement) or any renewals or extensions of any such agreement (so long as such renewals or extensions are not less favorable to the Company or the Restricted Subsidiaries) and the transactions evidenced thereby; provided, however, that this clause (7) shall apply to the Monitoring Agreement only to the extent the Monitoring Agreement provides for an annual monitoring fee of

      $500,000 (or such higher amount if the $500,000 fee is increased pursuant to the Monitoring Agreement in connection with acquisitions by an amount equal to 1% of the trailing twelve month pro forma EBITDA of acquired businesses), and not to the extent the Monitoring Agreement provides for the payment of transaction advisory or other similar fees;

    8.
    any merger of the Company with an Affiliate of the Company solely for the purpose and with the sole effect of reincorporating the Company in another jurisdiction;

    9.
    transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods or services, in each case, in the ordinary course of business, including pursuant to joint venture agreements, and otherwise in compliance with the terms of the Indenture which are fair to the Company and the Restricted Subsidiaries, in the reasonable determination of the Board of Directors of the Company or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time in arm's length dealings with a Person who is not an Affiliate;

    10.
    any transactions involving the Company or any of its Restricted Subsidiaries, on the one hand, and Bear, Stearns & Co. Inc. or CIBC World Markets Corp. or any of their respective Affiliates, on the other hand, in connection with the Transactions and any amendment, modification, supplement, extension, refinancing, replacement and other transactions related thereto, or any management, financial advisory, financing, underwriting or placement services or any other investment banking, capital markets, banking or similar services, which transactions, in the reasonable determination of a majority of the directors of the Company disinterested with respect to such transactions, are on commercially reasonable terms; and

    11.
    transactions effected as part of a Qualified Securitization Transaction.

  Limitation on Line of Business

        The Company will not, and will not permit any Restricted Subsidiary, to engage in any business other than a Related Business.

  Limitation on the Sale or Issuance of Capital Stock of Restricted Subsidiaries

        The Company

    1.
    will not, and will not permit any Restricted Subsidiary (other than a Securitization Entity) to, sell, lease, transfer or otherwise dispose of (other than the granting of any Lien permitted under the terms of the Indenture) any Capital Stock of any Restricted Subsidiary to any Person (other than the Company or a Wholly Owned Subsidiary or, if necessary, shares of its Capital Stock constituting directors' or other legally required qualifying shares), and

    2.
    will not permit any Restricted Subsidiary (other than a Securitization Entity) to issue any of its Capital Stock (other than, if necessary, shares of its Capital Stock constituting directors' or other legally required qualifying shares) to any Person (other than to the Company or a Wholly Owned Subsidiary), unless

      A.
      immediately after giving effect to such issuance, sale or other disposition, neither the Company nor any of its Subsidiaries own any Capital Stock of such Restricted Subsidiary; or

      B.
      immediately after giving effect to such issuance, sale or other disposition, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect thereto is treated as a new Investment by the Company and such Investment would be permitted to be made under the covenant described under "Description of the Notes—Certain Covenants—Limitation on Restricted Payments" beginning on page 112 if made on the date of such issuance, sale or other disposition.

  Merger and Consolidation

  a.
  The Company will not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, directly or indirectly, all or substantially all its assets (determined on a consolidated basis for the Company and its Restricted Subsidiaries) to, any Person, unless:

  1.
  the resulting, surviving or transferee Person (the "Successor Company") shall be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) shall expressly assume, by an indenture supplemental thereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Notes and the Indenture;

  2.
  immediately after giving pro forma effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Subsidiary as a result of such transaction as having been Incurred by such Successor Company or such Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;

  3.
  immediately after giving pro forma effect to such transaction, the Successor Company would be able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under "Description of the Notes—Certain Covenants—Limitation on Indebtedness" beginning on page 109; and

  4.
  the Company shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture;

provided, however, that clause (3) will not be applicable to (A) a Restricted Subsidiary consolidating with, merging into or transferring all or part of its properties and assets to the Company or (B) the Company merging with an Affiliate of the Company solely for the purpose and with the sole effect of reincorporating the Company in another jurisdiction.

        For purposes of this covenant, the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

        Upon consummation of the Transactions, Packaged Ice executed and delivered to the Trustee a supplemental indenture of the type referred to in clause (1) of the first paragraph under this subheading "Description of the Notes—Certain Covenants—Merger and Consolidation" beginning on page 121, whereupon Packaged Ice became the successor Company and succeeded to, and substituted for, and may exercise every right and power of, the predecessor Company under the Indenture. Notwithstanding anything in the covenant described under this subheading "Description of the Notes—Certain Covenants—Merger and Consolidation" beginning on page 121 to the contrary, the merger of

Merger Sub with and into Packaged Ice on the Merger Date as described in the Escrow Agreement was permitted under the Indenture.

  b.
  The Successor Company will be the successor to the Company and shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, and the predecessor Company, except in the case of a lease, shall be released from the obligation to pay the principal of and interest on the Notes.

        The Company will not permit any Subsidiary Guarantor to consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all of its assets to any Person (other than the Company or another Subsidiary Guarantor) unless:

    1.
    except in the case of a Subsidiary Guarantor (x) that has been disposed of in its entirety to another Person (other than to the Company or an Affiliate of the Company), whether through a merger, consolidation or sale of Capital Stock or assets or (y) that, as a result of the disposition of all or a portion of its Capital Stock, ceases to be a Subsidiary, in both cases, if in connection therewith the Company provides an Officers' Certificate to the Trustee to the effect that the Company will comply with its obligations under the covenant described under "Description of the Notes—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock" beginning on page 117 in respect of such disposition, the resulting, surviving or transferee Person (if not such Subsidiary) shall be a Person organized and existing under the laws of the jurisdiction under which such Subsidiary was organized or under the laws of the United States of America, or any State thereof or the District of Columbia, and, if not a Subsidiary Guarantor, such Person shall expressly assume, by a Guaranty Agreement, in a form satisfactory to the Trustee, all the obligations of such Subsidiary, if any, under its Subsidiary Guaranty;

    2.
    immediately after giving effect to such transaction or transactions on a pro forma basis (and treating any Indebtedness which becomes an obligation of the resulting, surviving or transferee Person as a result of such transaction as having been issued by such Person at the time of such transaction), no Default shall have occurred and be continuing; and

    3.
    the Company delivers to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such Guaranty Agreement, if any, complies with the Indenture.

    4.
    Pursuant to the Indenture, Parent will covenant not to merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all of its assets to any Person unless:

  c.
  the resulting, surviving or transferee Person (if not Parent) shall be a Person organized and existing under the laws of the jurisdiction under which Parent was organized or under the laws of the United States of America, or any State thereof or the District of Columbia, and such Person shall expressly assume all the obligations of Parent, if any, under the Parent Guaranty;

  1.
  immediately after giving effect to such transaction or transactions on a pro forma basis (and treating any Indebtedness which becomes an obligation of the resulting, surviving or transferee Person as a result of such transaction as having been issued by such Person at the time of such transaction), no Default shall have occurred and be continuing; and

  2.
  the Company delivers to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such Guaranty Agreement, if any, complies with the Indenture.

  SEC Reports

        Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will file with the SEC (to the extent the SEC will accept such filings) and provide the Trustee and Noteholders with such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such information, documents and other reports to be so filed and provided at the times specified for the filings of such information, documents and reports under such Sections; provided, however, that so long as Parent is a Guarantor of the Notes and complies with the requirements of Rule 3-10 of Regulation S-X promulgated by the SEC (or any successor provision), the reports, information and other documents required to be filed and provided as described hereunder may, at the Company's option, be filed by and be those of Parent rather than the Company. The Company agrees that it will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept the Company's filings for any reason, the Company will post the reports, information and documents referred to in this paragraph on its website within the time periods that would apply if the Company were required to file those reports with the SEC.

        At any time that any of the Company's Subsidiaries are Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in "Management's Discussion and Analysis of Financial Condition and Results of Operations" of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

        In addition, the Company will furnish to the Holders of the Notes and to prospective investors, upon the requests of such Holders, any information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as the Notes are not freely transferable under the Securities Act.

Defaults

        Each of the following is an Event of Default:

  1.
  a default in the payment of interest on the Notes when due, continued for 30 days;

  2.
  a default in the payment of principal of any Note when due at its Stated Maturity, upon optional redemption, upon required purchase, upon declaration of acceleration or otherwise;

  3.
  the failure by the Company or Parent to comply with its obligations under "Description of the Notes—Certain Covenants—Merger and Consolidation" beginning on page 121 above or with any of its obligations in the Escrow Agreement;

  4.
  the failure by the Company to comply for 30 days after notice with any of its obligations in the covenants described above under "Description of the Notes—Change of Control" beginning on page 106 (other than a failure to purchase Notes) or under the heading "Certain Covenants" beginning on page 109 and the subheadings "Description of the Notes—Certain Covenants—Limitation on Indebtedness," "Description of the Notes—Certain Covenants—Limitation on Layering; Limitation on Liens," "Description of the Notes—Certain Covenants—Limitation on Restricted Payments," "Description of the Notes—Certain Covenants—Limitation on Restrictions on Distributions from Restricted Subsidiaries," "Description of the Notes—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock," (other than a failure to purchase Notes) "Description of the Notes—Certain Covenants—Limitation on Affiliate Transactions," "Description of the Notes—Certain

    Covenants—Limitation on Line of Business," "Description of the Notes—Certain Covenants—Limitation on the Sale or Issuance of Capital Stock of Restricted Subsidiaries," "Description of the Notes—Certain Covenants—Merger and Consolidation" or "Description of the Notes—Certain Covenants—SEC Reports;"

  5.
  the failure by the Company or any Subsidiary Guarantor to comply for 60 days after notice with its other agreements contained in the Indenture;

  6.
  Indebtedness of Parent, the Company, any Subsidiary Guarantor or any Significant Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $10.0 million (the "Cross Acceleration Provision");

  7.
  certain events of bankruptcy, insolvency or reorganization of Parent, the Company or any Significant Subsidiary (the "Bankruptcy Provisions");

  8.
  any judgment or decree for the payment of money in excess of $10.0 million (excluding the amount of any insurance proceeds or indemnification claims available to the obligor from insurance carriers and indemnitors who in the reasonable judgment of the Board of Directors of the Company are creditworthy and who have acknowledged their liability with respect thereto) is entered against Parent, the Company, a Subsidiary Guarantor or any Significant Subsidiary, remains outstanding for a period of 60 consecutive days following such judgment and is not paid, discharged, waived or stayed (the "Judgment Default Provision"); or

  9.
  the Parent Guaranty or any Subsidiary Guaranty of a Significant Subsidiary ceases to be in full force and effect (other than in accordance with the terms of the Parent Guaranty or such Subsidiary Guaranty) and such default continues for five Business Days or Parent or any Subsidiary Guarantor denies or disaffirms its obligations under the Parent Guaranty or its Subsidiary Guaranty, as the case may be.

        However, a default under clauses (4) and (5) will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of the outstanding Notes notify the Company of the default and the Company does not cure such default within the time specified after receipt of such notice.

        If an Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the outstanding Notes may declare the principal of and accrued but unpaid interest on all the Notes to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately; provided, however, that so long as any Bank Indebtedness remains outstanding, no such acceleration shall be effective until the earlier of (1) five Business Days after the giving of written notice to the Company and the Administrative Agent (or similar agent if there is no Administrative Agent) under the Credit Agreement and (2) the day on which any Bank Indebtedness is accelerated. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs and is continuing, the principal of and interest on all the Notes will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders of the Notes. Under certain circumstances, the holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

        Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders of the Notes unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder of a Note may pursue any remedy with respect to the Indenture or the Notes unless:

  1.
  such holder has previously given the Trustee notice that an Event of Default is continuing;

  2.
  holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy;

  3.
  such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

  4.
  the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

  5.
  holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

        Subject to certain restrictions, the holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder of a Note or that would involve the Trustee in personal liability.

        If a Default occurs, is continuing and is known to the Trustee, the Trustee must mail to each holder of the Notes notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of or interest on any Note, the Trustee may withhold notice if and so long as a committee of its Trust Officers determines that withholding notice is not opposed to the interest of the holders of the Notes. In addition, we are required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. We are required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action we are taking or propose to take in respect thereof.

Amendments and Waivers

        Subject to certain exceptions, the Indenture may be amended with the consent of the holders of a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange for the Notes) and any past default or compliance with any provisions may also be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding. However, without the consent of each holder of an outstanding Note affected thereby, an amendment or waiver may not, among other things:

    1.
    reduce the amount of Notes whose holders must consent to an amendment;

    2.
    reduce the rate of or extend the time for payment of interest on any Note;

    3.
    reduce the principal of or change the Stated Maturity of any Note;

    4.
    change the provisions applicable to the redemption of any Note as described under "Description of the Notes—Optional Redemption" beginning on page 98 above;

    5.
    make any Note payable in money other than that stated in the Note;

    6.
    impair the right of any holder of the Notes to receive payment of principal of and interest on such holder's Notes on or after the due dates therefore or to institute suit for the enforcement of any payment on or with respect to such holder's Notes;

    7.
    make any change in the amendment provisions which require each holder's consent or in the waiver provisions;

    8.
    make any change in the ranking or priority of any Note that would adversely affect the Noteholders; or

    9.
    make any change in or release (other than in accordance with the Indenture) the Parent Guaranty or any Subsidiary Guaranty that would adversely affect the Noteholders.

        Without the consent of the holders of 90% in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange for the Notes), an amendment or waiver may not make any change in the Escrow Agreement that would adversely affect the Noteholders.

        Notwithstanding the preceding, without the consent of any holder of the Notes, the Company, Parent, the Subsidiary Guarantors and Trustee may amend the Indenture:

    1.
    to cure any ambiguity, omission, defect or inconsistency;

    2.
    to provide for the assumption by a successor corporation of the obligations of the Company, Parent, or any Subsidiary Guarantor under the Indenture;

    3.
    to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code);

    4.
    to add Guarantees with respect to the Notes, including any Subsidiary Guarantees, or to secure the Notes;

    5.
    to add to the covenants of the Company, Parent or a Subsidiary Guarantor for the benefit of the holders of the Notes or to surrender any right or power conferred upon the Company, Parent or a Subsidiary Guarantor;

    6.
    to make any change that does not adversely affect the rights of any holder of the Notes;

    7.
    to comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act; or

    8.
    to make any amendment to the provisions of the Indenture relating to the form, authentication, transfer and legending of Notes; provided, however, that (a) compliance with the Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any other applicable securities law and (b) such amendment does not materially affect the rights of Holders to transfer Notes.

        However, no amendment may be made to the subordination provisions of the Indenture that adversely affects the rights of any holder of Senior Indebtedness of the Company, Parent or a Subsidiary Guarantor then outstanding unless the holders of such Senior Indebtedness (or their Representative) consent to such change.

        The consent of the holders of the Notes is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

        After an amendment under the Indenture becomes effective, we are required to mail to holders of the Notes a notice briefly describing such amendment. However, the failure to give such notice to all holders of the Notes, or any defect therein, will not impair or affect the validity of the amendment.

Transfer

        The Notes will be issued in registered form and will be transferable only upon the surrender of the Notes being transferred for registration of transfer. We may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection with certain transfers and exchanges.

Defeasance

        At any time, we may terminate all our obligations under the Notes and the Indenture ("Legal Defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes.

        In addition, at any time we may terminate our obligations under "Description of the Notes—Change of Control" beginning on page 106 and under the covenants described under "Description of the Notes—Certain Covenants" beginning on page 109 (other than the covenant described under "Description of the Notes—Certain Covenants—Merger and Consolidation" beginning on page 121), the operation of the Cross Acceleration Provision, the Bankruptcy Provisions with respect to the Parent Guarantor, Subsidiary Guarantors and Significant Subsidiaries and the Judgment Default Provision described under "Description of the Notes—Defaults" beginning on page 123 above and the limitations contained in clause (3) of the first paragraph (a) under "Description of the Notes—Certain Covenants—Merger and Consolidation" beginning on page 121 above ("Covenant Defeasance").

        We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option. If we exercise our legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If we exercise our covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (4), (6), (7) (with respect only to Significant Subsidiaries and Subsidiary Guarantors) or (8) under "Description of the Notes—Defaults" beginning on page 123 above or because of the failure of the Company to comply with clause (3) of the first paragraph (a) under "Description of the Notes—Certain Covenants—Merger and Consolidation" beginning on page 121 above. If we exercise our legal defeasance option or our covenant defeasance option, Parent and each Subsidiary Guarantor will be released from all of its obligations with respect to the Parent Guaranty or its Subsidiary Guaranty, as the case may be.

        In order to exercise either of our defeasance options, we must irrevocably deposit in trust (the "Defeasance Trust") with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law).

Satisfaction and Discharge

        When we (1) deliver to the Trustee all outstanding Notes for cancellation or (2) all outstanding Notes have become due and payable, whether at maturity or on a redemption date as a result of the mailing of notice of redemption, or (3) all outstanding Notes will become due and payable within one year or are to be called for redemption within one year under arrangements reasonably satisfactory to the Trustee and, in the case of clauses (2) and (3), we irrevocably deposit with the Trustee funds sufficient to pay at maturity or upon redemption all outstanding Notes, including interest thereon to maturity or such redemption date, and if in any case we pay all other sums payable hereunder by us, then the Indenture shall, subject to certain exceptions, cease to be of further effect.

Concerning the Trustee

        U.S. Bank National Association is to be the Trustee under the Indenture. We have appointed U.S. Bank National Association as Registrar and Paying Agent with regard to the Notes.

        The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; provided, however, if it acquires any conflicting interest it must either eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

        The Holders of a majority in principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. If an Event of Default occurs (and is not cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the Indenture.

No Personal Liability of Directors, Officers, Employees and Stockholders

        No director, officer, employee, incorporator or stockholder of the Company, Parent or any Subsidiary Guarantor will have any liability for any obligations of the Company, Parent or any Subsidiary Guarantor under the Notes, the Parent Guaranty, any Subsidiary Guaranty or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver and release may not be effective to waive liabilities under the U.S. Federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

Governing Law

        The Indenture and the Notes will be governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

  "Additional Assets" means:

    1.
    any property, plant or equipment used or useful in a Related Business;

    2.
    the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary; or

    3.
    Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary;

provided, however, that any such Restricted Subsidiary described in clause (2) or (3) above is primarily engaged in a Related Business.

        "Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. For purposes of the covenants described under "Description of the Notes—Certain Covenants—Limitation on Restricted Payments" beginning on page 112, "Description of the Notes—Certain Covenants—Limitation on Affiliate Transactions" beginning on page 119 and "Description of the Notes—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock" beginning on page 117 only, "Affiliate" shall also mean any beneficial owner of Capital Stock representing 10% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Company or of rights or warrants to purchase such Capital Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

        "Asset Disposition" means any sale, lease, issuance, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by the Company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a "disposition"), of:

  1.
  any shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary);

  2.
  all or substantially all the assets of any division or line of business of the Company or any Restricted Subsidiary; or

  3.
  any other assets of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary other than, in the case of clauses (1), (2) and (3) above,

      A.
      a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary;

      B.
      for purposes of the covenant described under "Description of the Notes—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock" beginning on page 117 only, (x) a disposition that constitutes a Restricted Payment (or would constitute a Restricted Payment but for the exclusions from the definition thereof) and that is not prohibited by the covenant described under "Description of the Notes—Certain Covenants—Limitation on Restricted Payments" beginning on page 112 and (y) a disposition of all or substantially all the assets of the Company in accordance with the covenant described under "Description of the Notes—Certain Covenants—Merger and Consolidation" beginning on page 121;

      C.
      a disposition of assets in any transaction or series of related transactions where such assets have an aggregate Fair Market Value of less than $1.0 million;

      D.
      a disposition of cash or Temporary Cash Investments;

      E.
      the creation of a Lien (but not the sale or other disposition of the property subject to such Lien);

      F.
      the sale or disposition in the ordinary course of business of obsolete, damaged or worn out assets no long used or useful to the business of the Company and its Restricted Subsidiaries;

      G.
      the sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof;

      H.
      the grant in the ordinary course of business of any non-exclusive license of patents, trademarks, registrations thereof and other similar intellectual property;

      I.
      any release of intangible claims or rights in connection with the loss or settlement of a bona fide lawsuit, dispute or other controversy;

      J.
      leases or subleases in the ordinary course of business to third persons not interfering in any material respect with the business of the Company or any of its Restricted Subsidiaries;

      K.
      any disposition of receivables, equipment and related assets (including contract rights of the type described in the definition of Qualified Securitization Transaction) to a Securitization Entity pursuant to a Qualified Securitization Transaction for the Fair Market Value thereof, including cash and Temporary Cash Investments in an amount at least equal to 75% of the Fair Market Value thereof (for purposes of this clause (K), Purchase Money Notes will be deemed to be cash);

      L.
      any transfer of receivables, equipment and related assets (including contract rights of the type described in the definition of Qualified Securitization Transaction), or a fractional undivided interest therein, by a Securitization Entity in a Qualified Securitization Transaction; and

      M.
      solely for purposes of the covenant described under "Description of the Notes—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock" beginning on page 117; any sale or disposition of all of the Capital Stock of or all or substantially all of the assets of Cassco Ice and Cold Storage, Inc. and/or Southern Bottled Water, Inc.

        "Attributable Debt" in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the rate of interest implied in such transaction) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended); provided, however, that if such Sale/Leaseback Transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of Capital Lease Obligation.

        "Average Life" means, as of the date of determination, with respect to any Indebtedness, the quotient obtained by dividing:

  1.
  the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of or redemption or similar payment with respect to such Indebtedness multiplied by the amount of such payment by

  2.
  the sum of all such payments.

        "Bank Indebtedness" means all Obligations pursuant to the Credit Agreement, including all Hedging Obligations owing to a Lender (as defined in the New Credit Agreement) or any Affiliate of such Lender (or any Person that was a Lender or an Affiliate of such Lender at the time the applicable Commodity Agreement, Currency Agreement or Interest Rate Agreement was entered into).

        "Board of Directors" with respect to a Person means the Board of Directors of such Person or any committee thereof duly authorized to act on behalf of such Board.

        "Business Day" means each day which is not a Legal Holiday.

        "Capital Lease Obligation" means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

        "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in equity (however designated) of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

        "Cash Equity Contribution" means (1) the contribution to Parent of approximately $188.1 million in cash in the form of preferred and common equity (subject to adjustment (i) in connection with earnings shortfalls or timing changes in working capital of the Company and (ii) in connection with the amount of preferred stock repurchase discount actually achieved) from the Permitted Holders and (2) the contribution by Parent of the amount so received to the Company as equity in exchange for Capital Stock (other than Disqualified Stock) of the Company.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Commodity Agreement" means any forward contract, commodity swap, commodity option or other similar financial agreement or arrangement relating to, or the value of which is dependent upon, fluctuations in commodity prices.

        "Consolidated Coverage Ratio" as of any date of determination means the ratio of (x) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters ending on or prior to such date of determination for which internal financial statements are available to (y) Consolidated Interest Expense for such four fiscal quarters; provided, however, that:

  1.
  if the Company or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, or both, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period;

  2.
  if the Company or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of such period or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) on the date of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio, EBITDA and Consolidated Interest Expense for such period shall be calculated on a pro forma basis as if such discharge had occurred on the first day of such period and as if the Company or such Restricted Subsidiary had not earned the interest income actually earned during such period in respect of cash or Temporary Cash Investments used to repay, repurchase, defease or otherwise discharge such Indebtedness;

  3.
  if since the beginning of such period the Company or any Restricted Subsidiary shall have made any Asset Disposition, EBITDA for such period shall be reduced by an amount equal to EBITDA (if positive) directly attributable to the assets which were the subject of such Asset Disposition for such period, or increased by an amount equal to EBITDA (if negative), directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

  4.
  if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any person which becomes a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction requiring a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition had occurred on the first day of such period; and

  5.
  if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Disposition, any Investment or acquisition of assets that would have required an adjustment pursuant to clause (3) or (4) above if made by the Company or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition occurred on the first day of such period.

        For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Company (and, to the extent applicable, may include any pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Exchange Act). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness to the extent such Interest Rate Agreement has a remaining term that includes some or all of the 12-month period of the date of determination). If any Indebtedness is incurred under a revolving credit facility and is being given pro forma effect, the interest on such Indebtedness shall be calculated based on the average daily balance of such Indebtedness for the four fiscal quarters subject to the pro forma calculation (but, in the case of any revolving credit facility incurred other than pursuant to clause (b)(1) of the covenant described above under "Description of the Notes—Certain Covenants—Limitation on Indebtedness" beginning on page 109, only to the extent such Indebtedness is incurred solely for working capital purposes or other general corporate purposes in the ordinary course of business and not, in any case, to support directly or indirectly any acquisitions).

        "Consolidated Interest Expense" means, for any period, the total interest expense of the Company and its consolidated Restricted Subsidiaries, plus, to the extent not included in such total interest expense, and to the extent incurred by the Company or its Restricted Subsidiaries, without duplication:

  1.
  interest expense attributable to Capital Lease Obligations;

  2.
  amortization of debt discount and debt issuance cost;

  3.
  capitalized interest;

  4.
  non-cash interest expense;

  5.
  commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing;

  6.
  net payments pursuant to Hedging Obligations with respect to Interest Rate Agreements;

  7.
  dividends accrued in respect of all Disqualified Stock of the Company or Preferred Stock of a Restricted Subsidiary held by Persons other than the Company or a Restricted Subsidiary (other than dividends payable solely in Capital Stock (other than Disqualified Stock) of the Company); provided, however, that such dividends will be multiplied by a fraction the numerator of which is one and the denominator of which is one minus the effective combined tax rate of the issuer of such Preferred Stock (expressed as a decimal) for such period (as estimated by the Chief Financial Officer of the Company in good faith);

  8.
  interest incurred in connection with Investments in discontinued operations;

  9.
  interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is Guaranteed by (or secured by the assets of) the Company or any Restricted Subsidiary; and

  10.
  the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company) in connection with Indebtedness Incurred by such plan or trust. "Consolidated Net Income" means, for any period, the net income of the Company and its consolidated Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income:

1.
any net income of any Person (other than the Company) if such Person is not a Restricted Subsidiary, except that:

A.
subject to the exclusions contained in clauses (4) and (6) below, the Company's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income in an amount equal to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to a Restricted Subsidiary, to the limitations contained in clause (3) below); and

B.
the Company's equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income;

2.
any net income (or loss) of any Person acquired by the Company or a Subsidiary in a pooling of interests transaction (or any transaction accounted for in a manner similar to a pooling of interests) for any period prior to the date of such acquisition;

3.
any net income of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that:

A.
subject to the exclusion contained in clause (4) below, the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income in an amount equal to the aggregate amount of cash actually distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to another Restricted Subsidiary, to the limitation contained in this clause); and

B.
the net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income;

4.
any gain (or loss) realized upon the sale or other disposition of any assets of the Company, its consolidated Subsidiaries or any other Person (including pursuant to any sale- and-leaseback arrangement) which are not sold or otherwise disposed of in the ordinary course of business and any gain (or loss) realized upon the sale or other disposition of any Capital Stock of any Person;

5.
extraordinary gains or losses;

6.
the cumulative effect of a change in accounting principles;

7.
any non-recurring fees, charges or other expenses (including bonus and retention payments and severance expenses) directly related to the Transactions; and

8.
the amount of any write-off of deferred financing costs or of debt issuance costs and the amount of charges related to any premium paid in connection with repurchasing Indebtedness, in each case as a result of the Transactions.

        Notwithstanding the foregoing, for the purposes of the covenant described under "Description of the Notes—Certain Covenants—Limitation on Restricted Payments" only, there shall be excluded from Consolidated Net Income any repurchases, repayments or redemptions of Investments, proceeds realized on the sale of Investments or return of capital to the Company or a Restricted Subsidiary to the extent such repurchases, repayments, redemptions, proceeds or returns increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(3)(D) thereof. "Credit Agreement" means one or more debt facilities (including the New Credit Agreement) or other financing arrangements (including commercial paper facilities, revolving credit loans, term loans, receivables financings, letters of credit and any debt securities or other form of debt, convertible debt or exchangeable debt financing), in each case, as amended, supplemented, extended, renewed, restated or otherwise modified (in whole or in part and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any agreement (and related document) governing Indebtedness Incurred to Refinance, in whole or in part, the borrowings and commitments then outstanding or permitted to be outstanding under such debt facility or other financing arrangement or a successor debt facility or financing arrangement, whether by the same or any other lender or group of lenders or creditor or group of creditors. "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement with respect to currency values. "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default. "Designated Senior Indebtedness," with respect to a Person means:

  1.
  the Bank Indebtedness; and

  2.
  after all Bank Indebtedness has been paid in cash in full (unless otherwise agreed upon by the requisite lenders under such Bank Indebtedness), any other Senior Indebtedness of such Person which, at the date of determination, has an aggregate principal amount outstanding of, or under which, at the date of determination, the holders thereof are committed to lend up to, at least $25.0 million and is specifically designated by such Person in the instrument evidencing or governing such Senior Indebtedness as Designated Senior Indebtedness for purposes of the Indenture. "Disqualified Stock" means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event:

  3.
  matures or is mandatorily redeemable (other than redeemable only for Capital Stock of such Person which is not itself Disqualified Stock) pursuant to a sinking fund obligation or otherwise;

  4.
  is convertible or exchangeable at the option of the holder for Indebtedness or Disqualified Stock; or

  5.
  is mandatorily redeemable or must be purchased upon the occurrence of any event, in whole or in part;

in each case on or prior to the first anniversary of the Stated Maturity of the Notes; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Capital Stock upon the occurrence of an asset sale or "Change of Control" occurring prior to the first anniversary of the Stated Maturity of the Notes shall not constitute Disqualified Stock if:

  1.
  the asset sale or "Change of Control" provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the terms applicable to the Notes and described under "Description of the Notes—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock" beginning on page 117 and "Description of the Notes—Change of Control" beginning on page 106; and

  2.
  any such requirement only becomes operative after compliance with such terms applicable to the Notes, including the purchase of any Notes tendered pursuant thereto. "EBITDA" for any period means the sum of Consolidated Net Income, plus the following to the extent deducted in calculating such Consolidated Net Income:

  3.
  all income tax expense of the Company and its consolidated Restricted Subsidiaries;

  4.
  Consolidated Interest Expense;

  5.
  depreciation and amortization expense of the Company and its consolidated Restricted Subsidiaries (excluding amortization expense attributable to a prepaid operating activity item that was paid in cash in a prior period);

  6.
  unrealized non-cash gains or losses or non-cash charges in respect of Hedging Obligations required to be taken under GAAP;

  7.
  unrealized foreign currency translation gains or losses; and

  8.
  all other non-cash charges (including any goodwill impairment charges) of the Company and its consolidated Restricted Subsidiaries (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash expenditures in any future period);

in each case for such period. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and non-cash charges of, a Restricted Subsidiary shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion, including by reason of minority interests) that the net income or loss of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders.

        "Exchange Act" means the U.S. Securities Exchange Act of 1934, as amended.

        "Exchange Notes" means the debt securities of the Company issued pursuant to the Indenture in exchange for, and in an aggregate principal amount equal to, the Notes, in compliance with the terms of the Registration Rights Agreement.

        "Fair Market Value" means, with respect to any asset, the price (after taking into account any liabilities relating to such asset) that would be negotiated in an arm's length transaction for cash between a willing seller and a willing and able buyer, neither of which is under any compulsion to complete the transaction, as such price is determined in good faith by management of the Company or by the Board of Directors of the Company or a duly authorized committee thereof. Fair Market Value (other than of any asset with a public trading market) in excess of $5.0 million shall be determined by the Board of Directors of the Company acting reasonably and in good faith and shall be evidenced by a board resolution delivered to the Trustee.

        "Foreign Subsidiary" means any Restricted Subsidiary of the Company that is not organized under the laws of the United States of America or any State thereof or the District of Columbia.

        "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including those set forth in:

  1.
  the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants;

  2.
  statements and pronouncements of the Financial Accounting Standards Board;

  3.
  such other statements by such other entity as approved by a significant segment of the accounting profession; and

  4.
  the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

        "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

  1.
  to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

  2.
  entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

        "Guaranty Agreement" means a supplemental indenture, in a form satisfactory to the Trustee, pursuant to which a Subsidiary Guarantor guarantees the Company's obligations with respect to the Notes on the terms provided for in the Indenture.

        "Hedging Obligations" of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodity Agreement.

        "Holder" or "Noteholder" means the Person in whose name a Note is registered on the Registrar's books.

        "Incur" means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Restricted Subsidiary. The term "Incurrence" when used as a noun shall have a correlative meaning. Solely for purposes of determining compliance with "Description of the Notes—Certain Covenants—Limitation on Indebtedness" beginning on page 109:

  1.
  amortization of debt discount or the accretion of principal with respect to a non-interest bearing or other discount security;

  2.
  the payment of regularly scheduled interest in the form of additional Indebtedness of the same instrument or the payment of regularly scheduled dividends on Capital Stock in the form of additional Capital Stock of the same class and with the same terms;

  3.
  the obligation to pay a premium in respect of Indebtedness arising in connection with the issuance of a notice of redemption or making of a mandatory offer to purchase such Indebtedness; and

  4.
  unrealized losses or charges in respect of Hedging Obligations will be deemed not to be the Incurrences of Indebtedness.

        "Indebtedness" means, with respect to any Person on any date of determination (without duplication):

  1.
  the principal in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, including, in each case, any premium on such indebtedness to the extent such premium has become due and payable;

  2.
  all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale/Leaseback Transactions entered into by such Person;

  3.
  all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

  4.
  all obligations of such Person for the reimbursement of any obligor on any letter of credit, bankers' acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (1) through (3) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following payment on the letter of credit);

  5.
  the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock of such Person or any Preferred Stock of a Subsidiary of such Person, with the amount of Indebtedness represented by such Disqualified Stock or Preferred Stock, as applicable, being equal to the greatest of (A) its voluntary liquidation preference, (B) its involuntary liquidation preference and (C) its maximum fixed repurchase price, but excluding, in each case, accrued and unpaid dividends, if any;

  6.
  all obligations of the type referred to in clauses (1) through (5) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee;

  7.
  all obligations of the type referred to in clauses (1) through (6) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets and the amount of the obligation so secured; and

  8.
  to the extent not otherwise included in this definition, Hedging Obligations of such Person.

        Notwithstanding the foregoing, in connection with the purchase by the Company or any Restricted Subsidiary of any business, the term "Indebtedness" will exclude (x) customary indemnification obligations and (y) post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 60 days thereafter.

        The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date; provided, however, that in the case of Indebtedness sold at a discount, the amount of such Indebtedness at any time will be the accreted value thereof at such time.

        The amount of any Disqualified Stock or Preferred Stock that does not have a fixed redemption, repayment or repurchase price will be calculated in accordance with the terms of such Disqualified Stock or Preferred Stock as if such Disqualified Stock or Preferred Stock were redeemed, repaid or repurchased on any date on which the amount of such Disqualified Stock or Preferred Stock is to be determined pursuant to the Indenture; provided, however, that if such Disqualified Stock or Preferred Stock could not be required to be redeemed, repaid or repurchased at the time of such determination, the redemption, repayment or repurchase price will be the book value of such Disqualified Stock or Preferred Stock as reflected on the most recent financial statements of such Person.

        "Independent Qualified Party" means an investment banking firm, accounting firm or appraisal firm of national standing; provided, however, that such firm is not an Affiliate of the Company.

        "Interest Rate Agreement" means any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement with respect to exposure to interest rates. "Investment" in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender) or other extensions of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. Except as otherwise provided for herein, the amount of an Investment shall be its fair value at the time the Investment is made and without giving effect to subsequent changes in value.

        For purposes of the definition of "Unrestricted Subsidiary," the definition of "Restricted Payment" and the covenant described under "Description of the Notes—Certain Covenants—Limitation on Restricted Payments" beginning on page 112:

  1.
  "Investment" shall include the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary equal to an amount (if positive) equal to (A) the Company's "Investment" in such Subsidiary at the time of such redesignation less (B) the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

  2.
  any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer.

        "Issue Date" means July 31, 2003, the date on which the Notes were originally issued.

        "Legal Holiday" means a Saturday, a Sunday or a day on which banking institutions are not required to be open in the State of New York.

        "Lenders" has the meaning specified in the Credit Agreement.

        "Lien" means, with respect to any property or assets of any Person, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement, encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such property or assets, including any Capital Lease Obligation, conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing.

        "Merger" means the merger of Merger Sub with and into Packaged Ice pursuant to the Merger Agreement.

        "Merger Agreement" means the Agreement and Plan of Merger dated as of May 12, 2003, among Parent, Merger Sub and Packaged Ice, and all other documents entered into or delivered in connection with the Merger Agreement.

        "Merger Date" means the date the Merger was consummated.

        "Merger Sub" means Cube Acquisition Corp., a Texas corporation, which was merger with and into Packaged Ice on the Merger Date.

        "Monitoring Agreement" means the Monitoring and Management Services Agreement entered into on the Merger Date, among Parent, Packaged Ice, Cube Acquisition Corp., Trimaran Fund Management, L.L.C. and Bear Stearns Merchant Manager II, L.L.C., as amended from time to time.

        "Net Available Cash" from an Asset Disposition means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to such properties or assets or received in any other non-cash form), in each case net of:

  1.
  all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Disposition;

  2.
  all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition;

  3.
  all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such Asset Disposition;

  4.
  the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition; and

  5.
  any portion of the purchase price from an Asset Disposition placed in escrow, whether as a reserve for adjustment of the purchase price, for satisfaction of indemnities in respect of such Asset Disposition or otherwise in connection with that Asset Disposition; provided, however, that upon the termination of that escrow, Net Available Cash will be increased by any portion of funds in the escrow that are released to the Company or any Restricted Subsidiary.

        "Net Cash Proceeds," with respect to any issuance or sale of Capital Stock or Indebtedness, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

        "New Credit Agreement" means the credit agreement entered into by and among Parent, Reddy Group (f/k/a Packaged Ice), certain Subsidiaries of Reddy Group, the lenders referred to therein, Credit Suisse First Boston, Cayman Islands Branch, as Administrative Agent, Canadian Imperial Bank of Commerce, as Co-Syndication Agent, and Bear Stearns Corporate Lending Inc., as Co-Syndication Agent, together with the related documents thereto (including the notes, the term loans and revolving loans thereunder, any guarantees and security documents), as amended, extended, renewed, refunded, restated, supplemented or modified (in whole or in part, and without limitation as to the amount, terms, conditions, covenants and other provisions) from time to time.

        "Non-Recourse Securitization Entity Indebtedness" has the meaning set forth in the definition of Securitization Entity.

        "Obligations" means, with respect to any Indebtedness, all obligations for principal, premium, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), penalties, fees, indemnifications, reimbursements (including in respect of letters of credit), and other amounts payable pursuant to the documentation governing such Indebtedness.

        "Offering Circular" means the confidential offering circular dated July 17, 2003, used in connection with the initial offering of the Notes, which was issued on the Issue Date.

        "Officer" means the Chairman of the Board, the President, any Vice President, the Treasurer or the Secretary of the Company. "Officers' Certificate" means a certificate signed by two Officers.

        "Opinion of Counsel" means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

        "Packaged Ice" means Packaged Ice, Inc., a Texas corporation, which merged with Merger Sub, survived the Merger, and is now known as Reddy Group.

        "Parent" means CAC Holdings Corp., a Delaware corporation, now known as Reddy Holdings.

        "Parent Board" means the Board of Directors of Parent or any committee thereof duly authorized to act on behalf of such Board.

        "Parent Guaranty" means the Guarantee by Parent of the Company's obligations with respect to the Notes.

        "Permitted Holders" means (i) Trimaran Fund Management, L.L.C., Trimaran Fund II, L.L.C., Trimaran Parallel Fund II, L.P., Trimaran Capital, L.L.C., CIBC Employee Private Equity Fund (Trimaran) Partners and CIBC MB Inc., (ii) Bear Stearns Merchant Capital II, L.P., Bear Stearns Merchant Banking Partners II, L.P., Bear Stearns Merchant Banking Investors II, L.P., Bear Stearns MB-PSERS II, L.P., The BSC Employee Fund III, L.P. and the BSC Employee Fund IV, L.P., (iii) any controlled Affiliate of any Person referred to in clauses (i) or (ii) above that is organized by such Person primarily for the purpose of making equity or debt investments in one or more Persons, (iv) any officer or director of the Company who owns common stock of Parent immediately after giving effect to the Merger and (v) any Related Party. Except for a Permitted Holder specifically identified by name, in determining whether Voting Stock is owned by a Permitted Holder, only Voting Stock acquired by a

Permitted Holder in its described capacity will be treated as "beneficially owned" by such Permitted Holder.

        "Permitted Investment" means an Investment by the Company or any Restricted Subsidiary in:

  1.
  the Company, a Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that the primary business of such Restricted Subsidiary is a Related Business;

  2.
  another Person if, as a result of such Investment, such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary; provided, however, that such Person's primary business is a Related Business;

  3.
  cash and Temporary Cash Investments;

  4.
  receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

  5.
  payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

  6.
  loans or advances to employees made in the ordinary course of business of the Company or such Restricted Subsidiary;

  7.
  stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments;

  8.
  any Person to the extent such Investment represents the non-cash portion of the consideration received for (i) an Asset Disposition as permitted pursuant to the covenant described under "Description of the Notes—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock" beginning on page 117 or (ii) a disposition of any assets not constituting an Asset Disposition;

  9.
  any Person where such Investment was acquired by the Company or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (b) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

  10.
  any Person to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection and lease, utility and workers' compensation, performance and other similar deposits made in the ordinary course of business by the Company or any Restricted Subsidiary;

  11.
  any Person to the extent such Investments consist of Hedging Obligations otherwise permitted under the covenant described under "Description of the Notes—Certain Covenants—Limitation on Indebtedness" beginning on page 109;

  12.
  any Person existing on the Issue Date, and any extension, modification or renewal of any such Investments existing on the Issue Date, but only to the extent not involving additional advances, contributions or other Investments of cash or other assets or other increases thereof (other than as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case, pursuant to the terms of such Investment as in effect on the Issue Date);

  13.
  Investments by the Company in a Securitization Entity or any Investment by a Securitization Entity in any other Person in connection with a Qualified Securitization Transaction which Investments consist of the transfer of receivables, equipment and related assets; provided, however, that any Investment in a Securitization Entity is in the form of (a) a Purchase Money Note, (b) an equity interest, (c) obligations of the Securitization Entity to pay the purchase price for assets transferred to it or (d) interests in either (x) equipment owned by the Company or a Restricted Subsidiary or (y) accounts receivable generated by the Company or a Restricted Subsidiary and, in each case, transferred to such Securitization Entity or other Person in connection with a Qualified Securitization Transaction; and

  14.
  Persons to the extent such Investments, when taken together with all other Investments made pursuant to this clause (14) outstanding on the date such Investment is made, do not exceed $20.0 million.

        "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

        "Preferred Stock," as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

        "Principal" of a Note means the principal of the Note plus the premium, if any, payable on the Note which is due or overdue or is to become due at the relevant time.

        "Purchase Agreement" means the Purchase Agreement dated July 17, 2003, among Parent, Merger Sub, Credit Suisse First Boston LLC, Bear, Stearns & Co. Inc. and CIBC World Markets Corp.

        "Purchase Money Note" means a promissory note of a Securitization Entity evidencing a line of credit, which may be irrevocable, from the Company or any Subsidiary of the Company in connection with a Qualified Securitization Transaction to a Securitization Entity, which note shall be repaid from cash available to the Securitization Entity, other than amounts required to be established as reserves pursuant to agreements, amounts paid to investors in respect of interest, principal and other amounts paid in connection with the purchase of newly generated receivables or newly acquired equipment.

        "Qualified Equity Offering" means a public or private offering of Capital Stock (other than Disqualified Stock) of Parent or the Company.

        "Qualified Securitization Transaction" means any transaction or series of transactions that may be entered into by the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries may sell, convey or otherwise transfer to (1) a Securitization Entity, in the case of a transfer by the Company or any of its Subsidiaries, and (b) any other Person, in the case of a transfer by a Securitization Entity, or may grant a security interest in, any accounts receivable or equipment, whether now existing or arising or acquired in the future, of the Company or any of its Subsidiaries, and any assets related thereto, including all collateral securing such accounts receivable and equipment, all contracts and contract rights and all guarantees or other obligations in respect of such accounts receivable and equipment, proceeds of such accounts receivable and equipment and other assets, including contract rights, that are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable and equipment.

        "Refinance" means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, purchase, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness. "Refinanced" and "Refinancing" shall have correlative meanings.

        "Refinancing Indebtedness" means Indebtedness that Refinances any Indebtedness of the Company or any Restricted Subsidiary existing on the Merger Date or Incurred in compliance with the Indenture, including Indebtedness that Refinances Refinancing Indebtedness; provided, however, that:

  1.
  such Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced;

  2.
  such Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced;

  3.
  such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding or committed (plus fees and expenses, including any premium and defeasance costs) under the Indebtedness being Refinanced; and

  4.
  if the Indebtedness being Refinanced is subordinated in right of payment to the Notes, such Refinancing Indebtedness is subordinated in right of payment to the Notes at least to the same extent as the Indebtedness being Refinanced;

        provided further, however, that Refinancing Indebtedness shall not include (A) Indebtedness of a Subsidiary that Refinances Indebtedness of the Company, (B) Indebtedness of the Company or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary or (C) Indebtedness under any Credit Agreement.

        "Registration Rights Agreement" means the Registration Rights Agreement dated July 17, 2003, among Parent, Merger Sub, Credit Suisse First Boston LLC, Bear, Stearns & Co. Inc. and CIBC World Markets Corp.

        "Related Business" means any business in which Packaged Ice or any of its Subsidiaries was engaged on the Merger Date and any business related, ancillary or complementary to any business of Packaged Ice in which Packaged Ice or any of its Subsidiaries was engaged on the Merger Date or any reasonable extension, development or expansion of the business of Packaged Ice or the Restricted Subsidiaries.

        "Related Party" means (1) any controlling stockholder, controlling member, general partner, majority owned Subsidiary, or spouse or immediate family member (in the case of an individual) of any Permitted Holder, (2) any estate, trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons holding a controlling interest of which consist solely of one or more Permitted Holders and/or such other Persons referred to in the immediately preceding clause (1), or (3) any executor, administrator, trustee, manager, director or other similar fiduciary of any Person referred to in the immediately preceding clause (2) acting solely in such capacity.

        "Representative" means, with respect to a Person, any trustee, agent or representative (if any) for an issue of Senior Indebtedness of such Person.

        "Restricted Payment" with respect to any Person means:

  1.
  the declaration or payment of any dividends or any other distributions of any sort in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving such Person) or similar payment to the direct or indirect holders of its Capital Stock (other than (A) dividends or distributions payable solely in its Capital Stock (other than

    Disqualified Stock), (B) dividends or distributions payable solely to the Company or a Restricted Subsidiary and (C) pro rata dividends or other distributions made by a Subsidiary that is not a Wholly Owned Subsidiary to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation));

  2.
  the purchase, redemption or other acquisition or retirement for value of any Capital Stock of the Company held by any Person (other than a Restricted Subsidiary) or of any Capital Stock of a Restricted Subsidiary held by any Affiliate of the Company (other than a Restricted Subsidiary), including in connection with any merger or consolidation and including the exercise of any option to exchange any Capital Stock (other than into Capital Stock of the Company that is not Disqualified Stock);

  3.
  the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Subordinated Obligations of such Person (other than (A) from the Company or a Restricted Subsidiary or (B) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value); or

  4.
  the making of any Investment (other than a Permitted Investment) in any Person.

        Notwithstanding the foregoing, the payment of, or the declaration or making of distributions to Parent solely to allow Parent to pay, (a) an annual $500,000 monitoring fee (or such higher amount if the $500,000 fee is increased pursuant to the Monitoring Agreement in connection with acquisitions by an amount equal to 1% of the trailing twelve month pro forma EBITDA of acquired businesses) pursuant to the Monitoring Agreement and (b) transaction advisory or other similar fees and reimbursable fees and expenses provided for in the Monitoring Agreement shall not constitute a Restricted Payment.

        "Restricted Subsidiary" means any Subsidiary of the Company that is not an Unrestricted Subsidiary.

        "Sale/Leaseback Transaction" means an arrangement relating to property owned by the Company or a Restricted Subsidiary on the Issue Date or thereafter acquired by the Company or a Restricted Subsidiary whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or a Restricted Subsidiary leases it from such Person.

        "SEC" means the U.S. Securities and Exchange Commission.

        "Secured Indebtedness" means any Indebtedness of the Company secured by a Lien.

        "Securities Act" means the U.S. Securities Act of 1933, as amended.

        "Securitization Entity" means a wholly owned Subsidiary (or a wholly owned Subsidiary of another Person in which the Company or any Subsidiary of the Company makes an Investment and in which the Company or any Subsidiary of the Company transfers accounts receivable or equipment and related assets) that engages in no activities other than in connection with the financing of accounts receivable or equipment and that is designated by the Board of Directors of the Company (as provided below) as a Securitization Entity and:

  1.
  no portion of the Indebtedness or any other obligations (contingent or otherwise) of which:

  A.
  is guaranteed by the Company or any Restricted Subsidiary (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings));

    B.
    is recourse to or obligates the Company or any Restricted Subsidiary (other than such Securitization Entity) in any way other than pursuant to Standard Securitization Undertakings; or

    C.
    subjects any property or asset of the Company or any Restricted Subsidiary (other than such Securitization Entity), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

    (such Indebtedness described in this clause (1), Non-Recourse Securitization Entity Indebtedness);

  2.
  with which neither the Company nor any Restricted Subsidiary (other than such Securitization Entity) has any material contract, agreement, arrangement or understanding other than those that might be obtained at the time from Persons that are not Affiliates of the Company, other than fees payable in the ordinary course of business in connection with servicing accounts receivable of such entity; and

  3.
  to which neither the Company nor any Restricted Subsidiary (other than such Securitization Entity) has any obligation to maintain or preserve such entity's financial condition or cause such entity to achieve certain levels of operating results.

        Any designation of a Subsidiary as a Securitization Entity shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Company giving effect to the designation and an Officers' Certificate certifying that the designation complied with the preceding conditions and was permitted by the Indenture.

        "Senior Indebtedness" means with respect to any Person:

  1.
  Indebtedness of such Person, whether outstanding on the Issue Date or thereafter Incurred; and

  2.
  all other Obligations of such Person in respect of Indebtedness described in clause (1) above unless, in the case of clauses (1) and (2), in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such Indebtedness or other obligations are subordinate or pari passu in right of payment to the Notes or the Subsidiary Guaranty of such Person, as the case may be; provided, however, that Senior Indebtedness shall not include:

  1.
  any obligation of such Person to the Company or any Subsidiary;

  2.
  except for purposes of clause (2) of the covenant described under "Description of the Notes—Certain Covenants—Limitation on Layering; Limitation on Liens" beginning on page 112, any liability for Federal, state, local or other taxes owed or owing by such Person;

  3.
  except for purposes of clause (2) of the covenant described under "Description of the Notes—Certain Covenants—Limitation on Layering; Limitation on Liens" beginning on page 112, any accounts payable or other liability to trade creditors arising in the ordinary course of business (including Guarantees thereof or instruments evidencing such liabilities);

  4.
  any Indebtedness or other Obligation of such Person which is subordinate or junior in right of payment to any other Indebtedness or other Obligation of such Person; or

  5.
  that portion of any Indebtedness which at the time of Incurrence is Incurred in violation of the Indenture; provided, however, that such Indebtedness shall be deemed not to have been Incurred in violation of the Indenture for purposes of this clause if such Indebtedness consists of Bank Indebtedness and the holders of such Indebtedness or their agent or representative (A) had no actual knowledge at the time of Incurrence that the Incurrence of such Indebtedness violated the Indenture and (B) shall have received a certificate from an officer of the Company to the effect that the Incurrence of such Indebtedness does not violate the provisions of the Indenture.

        "Senior Subordinated Indebtedness" means, with respect to a Person, the Notes (in the case of the Company), the Subsidiary Guaranty (in the case of a Subsidiary Guarantor) and any other Indebtedness of such Person that specifically provides that such Indebtedness is to rank pari passu with the Notes or such Subsidiary Guaranty, as the case may be, in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of such Person which is not Senior Indebtedness of such Person.

        "Shareholders Agreement" means the agreement among the Permitted Holders that provides for voting arrangements for the election of directors of Parent and the Company.

        "Significant Subsidiary" means any Restricted Subsidiary that would be a "Significant Subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC as in effect on the Issue Date.

        "Standard Securitization Undertakings" means representations, warranties, covenants and indemnities entered into by the Company or any Restricted Subsidiary that are reasonably customary in an accounts receivable or equipment securitization transaction, including servicing of the obligations thereunder.

        "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

        "Subordinated Obligation" means, with respect to a Person, any Indebtedness of such Person (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the Notes or a Subsidiary Guaranty of such Person, as the case may be, pursuant to a written agreement to that effect.

        "Subsidiary" means, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Voting Stock is at the time owned or controlled, directly or indirectly, by:

  1.
  such Person;

  2.
  such Person and one or more Subsidiaries of such Person; or

  3.
  one or more Subsidiaries of such Person.

        "Subsidiary Guarantor" means each Subsidiary of the Company that executed the Indenture as a guarantor on the Merger Date and each other Subsidiary of the Company that thereafter guarantees the Notes pursuant to the terms of the Indenture, in each case, unless and until released from such guaranties in accordance with the terms of the Indenture.

        "Subsidiary Guaranty" means a Guarantee by a Subsidiary Guarantor of the Company's obligations with respect to the Notes.

        "Tax Sharing Agreement" means any tax sharing agreement between the Company and Parent or any other Person with which Parent or the Company is required to, or is permitted to, file a consolidated, combined or unitary tax return or with which Parent or the Company is or could be part of a consolidated group for tax purposes.

        "Temporary Cash Investments" means any of the following:

  1.
  any investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof;

  2.
  investments in demand and time deposit accounts, certificates of deposit and money market deposits maturing within one year of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any State thereof or any foreign country recognized by the United States of America, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50.0 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money market fund sponsored by a registered broker dealer or mutual fund distributor;

  3.
  repurchase obligations with a term of not more than 90 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (2) above;

  4.
  investments in commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's Investors Service, Inc. or "A-1" (or higher) according to Standard and Poor's Ratings Group;

  5.
  investments in securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by Standard & Poor's Ratings Group or "A" by Moody's Investors Service, Inc.; and

  6.
  investments in money market funds that invest substantially all their assets in securities of the types described in clauses (1) through (5) above.

        "Transactions" means, collectively, the following transactions which occurred on or prior to the Merger Date: (1) the consummation of the Merger, with Packaged Ice surviving the Merger as a wholly owned subsidiary of Parent and assuming all the obligations of Merger Sub under the Notes, the Indenture, the Escrow Agreement, the Purchase Agreement and the Registration Rights Agreement, (2) the execution and delivery of the Credit Agreement and the initial borrowings thereunder, (3) the closing of the tender offer for and the receipt of the requisite consents in connection with the consent solicitation in respect of Packaged Ice's existing 9 3/4% Senior Notes Due 2005, or the other satisfaction or discharge of such Senior Notes, (4) the repayment of all amounts outstanding under Packaged Ice's existing senior secured credit facility, (5) the redemption or repurchase of all of Packaged Ice's existing preferred stock (together with all accrued dividends), (6) the purchase of certain of Packaged Ice's leased assets, (7) the prepayment of certain of Packaged Ice's swap obligations, (8) the payment of change of control compensation to Packaged Ice's management, (9) the Cash Equity Contribution and (10) the payment of all fees and expenses then due and owing that are required to be paid on or prior to the Merger Date in connection with the offering of the Notes.

        "Trustee" means U.S. Bank National Association until a successor replaces it and, thereafter, means the successor.

        "Trust Indenture Act" means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as in effect on the Issue Date.

        "Trust Officer" means the Chairman of the Board, the President or any other officer or assistant officer of the Trustee assigned by the Trustee to administer its corporate trust matters.

        "Unrestricted Subsidiary" means:

  1.
  any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Company in the manner provided below; and

  2.
  any Subsidiary of an Unrestricted Subsidiary.

        The Board of Directors of the Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated or another Unrestricted Subsidiary; provided, however, that either (A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the covenant described under "Description of the Notes—Certain Covenants—Limitation on Restricted Payments" beginning on page 112.

        The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation (A) the Company could Incur $1.00 of additional Indebtedness under paragraph (a) of the covenant described under "Description of the Notes—Certain Covenants—Limitation on Indebtedness" beginning on page 109 and (B) no Default shall have occurred and be continuing. Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors of the Company giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

        "U.S. Dollar Equivalent" means with respect to any monetary amount in a currency other than U.S. dollars, at any time for determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable foreign currency as published in The Wall Street Journal in the "Exchange Rates" column under the heading "Currency Trading" on the date two Business Days prior to such determination.

        Except as described under "Description of the Notes—Certain Covenants—Limitation on Indebtedness" beginning on page 109, whenever it is necessary to determine whether the Company has complied with any covenant in the Indenture or a Default has occurred and an amount is expressed in a currency other than U.S. dollars, such amount will be treated as the U.S. Dollar Equivalent determined as of the date such amount is initially determined in such currency.

        "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer's option.

        "Voting Stock" of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

        "Wholly Owned Subsidiary" means a Restricted Subsidiary all the Capital Stock of which (other than directors' qualifying shares) is owned by the Company or one or more Wholly Owned Subsidiaries.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

Overview

        The following is a discussion of certain material U.S. federal income tax consequences of the ownership and disposition of the New Notes to holders of the Old Notes exchanging Old Notes for New Notes in this exchange offer. This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), administrative pronouncements, judicial decisions and existing and proposed treasury regulations, and interpretations of the foregoing, all as of the date hereof, and changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein, possibly with retroactive effect.

        The following summary discusses only Notes held as capital assets within the meaning of Section 1221 of the Code. It does not discuss all of the tax consequences that may be relevant to a holder in light of such holder's particular circumstances or to holders subject to special rules, such as certain financial institutions, partnerships or other pass-through entities, expatriates, tax-exempt entities, real estate investment trusts, regulated investment companies, insurance companies, dealers in securities or foreign currencies and persons holding notes in connection with a hedging transaction, "straddle," conversion transaction or other integrated transaction. This discussion also does not address the tax consequences to certain persons who have a functional currency other than the U.S. dollar or to certain persons who have ceased to be U.S. citizens or to be taxed as resident aliens. Furthermore, it does not include any description of any alternative minimum tax consequences, or estate and gift tax consequences, or the tax laws of any state, local or foreign government that may be applicable to the Notes. Prospective investors should consult their tax advisors with regard to the application of U.S. federal tax laws to their particular situations, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

  •
  As used herein, the term "U.S. holder" means a beneficial owner of a Note that is, for U.S. federal income tax purposes:

  •
  a citizen or resident of the United States;

  •
  a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

  •
  an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (B) the trust was in existence on August 20, 1996 and has elected to continue to be treated as a U.S. person.

        If a partnership, or other entity taxable as a partnership for U.S. federal income tax purposes, holds Notes, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Holders that are partnerships or who would hold the Notes through a partnership or similar pass-through entity should consult their tax advisors regarding the U.S. federal income tax consequences of holding Notes.

        Under certain circumstances (described in the section entitled "Description of the Notes—Optional Redemption" beginning on page 98) we may be obligated to pay holders of the Notes amounts in excess of the stated principal or interest thereon. As a result, the Notes could be subject to certain rules relating to debt instruments that provide for one or more contingent payments. We believe that the likelihood that any additional amounts will be paid is remote and that the amount of any such additional payment, if paid, will be incidental. Accordingly, we intend to take the position that the special rules applicable to debt instruments with contingent payments do not apply to the Notes.

Therefore, the rest of this discussion assumes that the Notes are not contingent payment debt instruments.

  Exchange Offer

        The exchange of an Old Note for a New Note will not constitute a taxable exchange for U.S. federal income tax purposes. Consequently, a holder will not recognize any gain or loss upon the receipt of a New Note. A holder's holding period for a New Note will include the holding period for the Old Note and the initial basis in a New Note will be the same as the adjusted basis in the Old Note at the time of the exchange.

U.S. Holders

  Payment of Interest

        Interest paid on a Note generally will be taxable to a U.S. holder as ordinary interest income at the time it accrues or is received in accordance with the U.S. holder's method of accounting for United States federal income tax purposes.

  Sale, Exchange, Retirement or Other Taxable Disposition of the Notes

        Upon the sale, exchange, retirement or other taxable disposition of a note, a U.S. holder will generally recognize capital gain or loss in an amount equal to the difference between the amount of cash plus the fair market value of any property received (not including any amount attributable to accrued but unpaid interest not previously included in income, which will be taxable as ordinary interest income) and such holder's adjusted tax basis in the Note. A U.S. holder's tax basis in a note generally will be its cost. Gain or loss recognized on the sale, exchange, retirement or other taxable disposition of a Note will be long-term capital gain or loss if the holder held the Note for more than one year. The deductibility of capital losses is subject to limitations.

  Backup Withholding

        A backup withholding tax (currently at a rate of 28%) and information reporting requirements apply in the case of certain U.S. holders (not including corporations and other exempt recipients) to certain payments of principal of, and interest on, a Note, and of proceeds on the sale of a Note. Backup withholding applies if a holder fails to provide a correct taxpayer identification number, has been notified by the IRS that it is subject to backup withholding for failing to report interest income in full or fails to meet certain certification requirements. An individual's taxpayer identification number is generally the individual's Social Security number. Any amount withheld from payment to a holder under the backup withholding rules will be allowed as a credit against the holder's federal income tax liability and may entitle the holder to a refund, provided the required information is furnished to the IRS.

Non-U.S. Holders

        As used herein, the term "non-U.S. holder" means a beneficial owner of a Note that is, for the U.S. federal income tax purposes, a nonresident alien or a corporation, trust or estate that is not a U.S. holder.

        The rules governing U.S. federal income taxation of non-U.S. holders are complex. Non-U.S. holders should consult with their own tax advisors to determine the effect of federal, state, local and foreign income tax laws, as well as treaties, with regard to an investment in the notes, including any reporting requirements.

  Payment of Interest

        Subject to the discussion below concerning backup withholding, payments of interest on the Notes by us or our paying agent to any non-U.S. holder will not be subject to U.S. federal income or withholding tax, provided that such interest is not effectively connected with the non-U.S. holder's conduct of U.S. trade or business and:

  •
  such holder (1) does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our voting stock, (2) is not a bank that received Notes on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business, and (3) is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership; and

  •
  the certification requirement, as described below, has been fulfilled with respect to the beneficial owner.

        The certification requirement referred to above will be fulfilled if either (A) the non-U.S. holder provides to us or our paying agent an IRS Form W-8BEN (or successor form), signed under penalties of perjury, that includes such holder's name and address and certifies as to its non-U.S. status or (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business holds the Note on behalf of the beneficial owner and provides a statement to us or our paying agent signed under penalties of perjury in which the organization, bank or financial institution certifies that an IRS Form W-8BEN (or successor form) has been received by it from the non-U.S. holder or from another financial institution acting on behalf of the non-U.S. holder and furnishes us or our paying agent with a copy. Other methods might be available to satisfy the certification requirements described above, depending upon the circumstances applicable to the non-U.S. holder.

        The gross amount of payments of interest that do not qualify for the exception from withholding described above will be subject to U.S. withholding tax at a rate of 30% unless (i) the non-U.S. holder provides us with a properly executed IRS Form W-8BEN (or successor form) claiming an exemption from or reduction in withholding under an applicable tax treaty or (ii) such interest is effectively connected with the conduct of a U.S. trade or business by such non-U.S. holder and a properly executed IRS Form W-8ECI (or successor form) is provided to us or our paying agent.

        If a non-U.S. holder is engaged in a trade or business in the United States and if interest on the Note is effectively connected with such trade or business, then the non-U.S. holder generally will be subject to regular United States federal income tax on such interest on a net basis in the same manner as if it were a U.S. holder, unless an applicable tax treaty provides otherwise. If the non-U.S. holder is a foreign corporation, it may also be subject to a branch profits tax at a rate of 30%, unless reduced or eliminated by an applicable tax treaty. Even though such effectively connected income is subject to income tax, and may be subject to the branch profits tax, it is not subject to withholding tax if the non-U.S. holder satisfies the certification requirements described above.

  Sale, Exchange, Retirement or Other Taxable Disposition of the Notes

        Subject to the discussion below concerning backup withholding, a non-U.S. holder of a Note will not be subject to U.S. federal withholding tax on gain realized on the sale, exchange, retirement or other taxable disposition of such Note. A non-U.S. holder generally will also not be subject to U.S. federal income tax on such gain, unless:

  •
  such holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met, in which case the non-U.S. holder generally will be subject to a tax of 30% to the extent that such gain plus all other U.S.

    source capital gains recognized during the same taxable year exceeds U.S. source capital losses recognized during such taxable year;

  •
  such gain is effectively connected with the conduct of a U.S. trade or business by such non-U.S. holder, in which case the non-U.S. holder generally will be subject to regular U.S. federal income tax on such gain on a net basis as discussed above in connection with effectively connected interest; or

  •
  such gain represents accrued but unpaid interest not previously included in income, in which case the rules for interest would apply.

  Backup Withholding and Information Reporting

        Unless certain exceptions apply, we must report annually to the IRS and to each non-U.S. holder any interest paid to the non-U.S. holder. Copies of these information returns may also be made available under the provisions of a specific treaty or other agreement to the tax authorities of the country in which the non-U.S. holder resides.

        Under current U.S. federal income tax law, backup withholding tax generally will not apply to payments of interest by us or our paying agent on a Note or payments or the sale, exchange, retirement or other taxable disposition or a Note if the non-U.S. holder certifies as to its status as a non-U.S. holder under penalties of perjury or otherwise establishes an exemption, provided that we or our paying agent, as the case may be, do not have actual knowledge or reason to know that the payee is a U.S. person.

        Backup withholding is not an additional tax. Any amounts withheld from a payment to a non-U.S. holder under the backup withholding rules will be allowed as a credit against such holder's U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished to the IRS. Non-U.S. holders of Notes should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom and the procedure for obtaining such an exemption, if available.

        THE FOREGOING DISCUSSION IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, YOU SHOULD CONSULT YOUR TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO YOU OF PURCHASING, HOLDING AND DISPOSING OF THE NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS AND ANY RECENT OR PROPOSED CHANGES IN APPLICABLE TAX LAWS.

PLAN OF DISTRIBUTION

        We are not using any underwriters for this exchange offer. We are also bearing the expenses of the exchange.

        Based on interpretations by the staff of the SEC set forth in no action letters issued to third parties, we believe that you may transfer New Notes issued under the exchange offer in exchange for Old Notes unless you are:

  •
  our "affiliate" within the meaning of Rule 405 under the Securities Act;

  •
  a broker-dealer that acquired Old Notes directly from us; or

  •
  a broker-dealer that acquired Old Notes as a result of market-making or other trading activities without compliance with the registration and prospectus delivery provisions of the Securities Act;

  •
  provided that you acquire the New Notes in the ordinary course of your business and you are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the New Notes. Broker-dealers receiving New Notes in the exchange offer will be subject to a prospectus delivery requirement with respect to resales of the New Notes.

        To date, the staff of the SEC has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to transactions involving an exchange of securities such as this exchange offer, other than a resale of an unsold allotment from the original sale of the Old Notes, with the prospectus contained in the exchange offer registration statement.

        Each broker-dealer that receives New Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until            , 200            , all dealers effecting transactions in the New Notes may be required to deliver a prospectus.

        We will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        For a period of 180 days after the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the Notes), other than commissions or concessions of any brokers or dealers, and will indemnify the holders of the Notes (including any broker-dealers) against specified liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

        Certain legal matters in connection with the notes offered hereby will be passed upon for us by Akin Gump Strauss Hauer & Feld LLP, San Antonio, Texas and Schreck Brignone, Las Vegas, Nevada. Certain Matters related to material U.S. federal income tax consequences of the exchange offer and the ownership and deposition of the New Notes will be passed upon by Akin Gump Strauss Hauer & Feld LLP.

EXPERTS

        The consolidated financial statements of (i) Reddy Ice Holdings, Inc. and subsidiary as of August 14, 2003 and for the period from May 8, 2003 (date of inception) through August 14, 2003, and

(ii) Packaged Ice, Inc. and subsidiaires as of December 31, 2002 and December 31, 2001 and for each of the three years in the period ended December 31, 2002, included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein (which report of Packaged Ice, Inc. expresses an unqualified opinion and includes an explanatory paragraph referring to the adoption of Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended and interpreted, on January 1, 2001 and the adoption of SFAS No.142, "Goodwill and Other Intangible Assets" on January 1, 2002), and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

        The financial statements of Triangle Ice Co., Inc. as of April 30, 2003 and 2002 and for each of the years then ended included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

        We currently voluntarily file reports and other information under Section 15(d) of the Securities Exchange Act of 1934. The reports and other information can be inspected and copied at the public reference facilities that the SEC maintains at 450 Fifth Street, N.W., Washington, D.C. 20549 or at their facilities in New York and Chicago. Please call the SEC a (800) 732-0330 for further information on the operation of the public reference rooms. The SEC also maintains a website at http://www.sec.gov, which contains reports and other information regarding registrants that file electronically with the SEC. We have agreed that, whether or not we are required to do so by the rules and regulations of the SEC, for so long as any of the Notes remain outstanding, we will furnish to the holders of the Notes and file with the SEC, unless the SEC will not accept the filing, all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if we were required to file those forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page 44 and, with respect to the annual information only, a report by our certified independent accountants.

        OUR REPORTS AND OTHER INFORMATION THAT WE HAVE FILED, OR MAY IN THE FUTURE FILE, WITH THE SEC ARE NOT INCORPORATED INTO AND DO NOT CONSTITUTE PART OF THIS PROSPECTUS. While any notes remain outstanding, we will make available, upon request, to any beneficial owner and any prospective purchaser of notes the information required pursuant to Rule 144A(d)(4) under the Securities Act during any period in which we are not subject to Section 13 or 15(d) of the Exchange Act. Any such request should be directed to our Secretary at Reddy Ice Group, Inc., 3535 Travis Street, Suite 170, Dallas, Texas 75204.

INDEX TO FINANCIAL STATEMENTS

Page(s)
Reddy Ice Group, Inc. and Subsidiaries (formerly known as Packaged Ice, Inc.) Financial Statements
Independent Auditors' Report for Packaged Ice, Inc.	F-3
Consolidated Balance Sheets as of December 31, 2001 and December 31, 2002	F-4
Consolidated Statements of Operations for the Years ended December 31, 2000, 2001 and 2002	F-5
Consolidated Statements of Shareholders' Equity (Deficit) for the Years ended December 31, 2000, 2001 and 2002	F-6
Consolidated Statements of Cash Flows for the Years ended December 31, 2000, 2001 and 2002	F-7
Notes to Financial Statements for the Years ended December 31, 2000, 2001 and 2002	F-8 - F-27
Reddy Ice Holdings, Inc. and Subsidiary Financial Statements
Independent Auditors' Report for Reddy Ice Holdings, Inc.	F-28
Consolidated Balance Sheet as of August 14, 2003	F-29
Consolidated Statement of Operations for the period from May 8, 2003 (Date of Inception) to August 14, 2003	F-30
Consolidated Statement of Shareholders' Equity for the period May 8, 2003 (Date of Inception) to August 14, 2003	F-31
Consolidated Statement of Cash Flows for the period May 8, 2003 (Date of Inception) to August 14, 2003	F-32
Notes to Financial Statements for the period from May 8, 2003 (Date of Inception) to August 14, 2003	F-33 - F-38
Reddy Ice Holdings, Inc. and Subsidiary Financial Statements (Unaudited)
Consolidated Balance Sheets at September 30, 2003 (Successor) and December 31, 2002 (Predecessor)	F-39
Consolidated Statements of Operations for the three months ended September 30, 2003 (Successor), for the Period July 1, 2003 to August 14, 2003 (Predecessor), for the three months ended September 30, 2002 (Predecessor), for the Period May 8, 2003 (Date of Inception) to September 30, 2003 (Successor), for the Period January 1, 2003 to August 14, 2003 (Predecessor) and the nine months ended September 30, 2002 (Predecessor)	F-40
Condensed Consolidated Statement of Shareholders' Equity as of September 30, 2003	F-41
Consolidated Statement of Cash Flows for the Period May 8, 2003 (Date of Inception) to September 30, 2003 (Successor), the Period January 1, 2003 to August 14, 2003 (Predecessor) and the Nine Months Ended September 30, 2002 (Predecessor)	F-42
Notes to Unaudited Financial Statements	F-43 - F-56

Triangle Ice Co., Inc. Financial Statements
Report of Independent Auditors for Triangle Ice Company, Inc.	F-57
Balance Sheets as of April 30, 2003 and 2002	F-58
Statements of Operations for the years ended April 30, 2003 and 2002	F-59
Statements of Equity (Deficit) for the years ended April 30, 2003 and 2002	F-60
Statements of Cash Flows for the years ended April 30, 2003 and 2002	F-61
Notes to Audited Financial Statements	F-62 - F-71
Triangle Ice Co., Inc. Financial Statements (Unaudited)
Balance Sheets as of September 30, 2003 and April 30, 2003	F-72
Statements of Operations for the five-month periods ended September 30, 2003 and 2002	F-73
Statements of Cash Flows for the five-month periods ended September 30, 2003 and 2002	F-74
Notes to Unaudited Financial Statements	F-75 - F-78

INDEPENDENT AUDITORS' REPORT

To the Shareholders of Packaged Ice, Inc.:

        We have audited the accompanying consolidated balance sheets of Packaged Ice, Inc. and subsidiaries (the "Company") as of December 31, 2002 and 2001, and the related consolidated statements of operations, shareholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2002 and 2001, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.

        As discussed in Note 2 to the consolidated financial statements, the Company changed its method of accounting for its interest rate swap agreement effective January 1, 2001, to conform with Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended, and on January 1, 2002, the Company changed its method of accounting for goodwill and other intangible assets to conform with Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets."

/s/ Deloitte & Touche LLP
Houston, Texas
February 26, 2003

PACKAGED ICE, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31,
	2002	2001
	(in thousands)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$6,500	$10,213
Restricted cash	—	6,700
Accounts receivable, net	15,025	20,358
Inventories	7,244	7,691
Prepaid expenses	2,285	1,756
Assets held for sale	1,450	—

Total current assets	32,504	46,718
PROPERTY AND EQUIPMENT, net	164,842	181,977
GOODWILL AND OTHER INTANGIBLES, net	150,217	232,079
OTHER ASSETS	10	10

TOTAL	$347,573	$460,784
LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
Current portion of long-term obligations	$67	$188
Line of credit	—	12,305
Accounts payable	10,032	13,403
Accrued expenses	28,484	25,056

Total current liabilities	38,583	50,952
LONG-TERM OBLIGATIONS	305,147	320,174
COMMITMENTS AND CONTINGENCIES (Note 13)	—	—
MANDATORILY REDEEMABLE PREFERRED STOCK:
10% Exchangeable—403,181 shares issued and outstanding at December 31, 2002 and 365,697 shares issued and outstanding at December 31, 2001 liquidation preference of $100 per share	40,992	37,181
SHAREHOLDERS' EQUITY (DEFICIT):
Common stock, $0.01 par value, 50,000,000 shares authorized; 20,655,535 shares issued at December 31, 2002 and 20,438,568 shares issued at December 31, 2001	207	204
Additional paid-in capital	115,356	118,910
Less: 298,231 shares of treasury stock, at cost	(1,491)	(1,491)
Unearned compensation	(244)	—
Accumulated deficit	(149,672)	(64,884)
Accumulated other comprehensive loss	(1,305)	(262)

Total shareholders' equity (deficit)	(37,149)	52,477

TOTAL	$347,573	$460,784

See notes to consolidated financial statements.

PACKAGED ICE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2002	2001	2000
	(in thousands, except per share amounts)
Revenues	$235,660	$244,247	$244,044
Cost of sales	144,852	156,434	149,889

Gross profit	90,808	87,813	94,155
Operating expenses	33,739	37,372	37,139
Depreciation and amortization expense	24,704	33,816	28,631
Loss (gain) on disposition of assets	4,345	(49)	—
Impairment of assets	7,363	—	—

Income from operations	20,657	16,674	28,385
Other income, net	161	19	17
Gain on extinguishment of debt	2,494	—	—
Interest expense	(34,870)	(36,686)	(32,470)

Loss before income taxes	(11,558)	(19,993)	(4,068)
Income taxes	—	—	—

Net loss before cumulative effect of change in accounting principle	(11,558)	(19,993)	(4,068)
Cumulative effect of change in accounting principle	(73,230)	—	—

Net loss before preferred dividends	(84,788)	(19,993)	(4,068)
Preferred dividends	(3,810)	(3,458)	(3,134)

Net loss available to common shareholders	$(88,598)	$(23,451)	$(7,202)

Basic and diluted net loss per share of common stock:
Net loss available to common shareholders before cumulative effect of change in accounting principle	$(0.76)	$(1.19)	$(0.37)
Cumulative effect of change in accounting principle	(3.64)	—	—

Net loss available to common shareholders	$(4.40)	$(1.19)	$(0.37)

Basic and diluted weighted average common shares outstanding	20,157	19,756	19,340

See notes to consolidated financial statements.

PACKAGED ICE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF
SHAREHOLDERS' EQUITY (DEFICIT)

	Common Stock
							Accumulated Other Comprehensive Loss
	Number of Shares	Par Value	Additional Paid-In Capital	Treasury Stock	Unearned Compensation	Accumulated Deficit		Total
	(in thousands)
Balance at December 31, 1999	19,607	$196	$124,487	$(1,491)	$—	$(40,823)	$—	$82,369
Issuance of common stock in connection with the 2000 Employee Stock Purchase Plan	67	1	202	—	—	—	—	203
Conversion of warrants	18	—	—	—	—	—	—	—
Redemption of Series C preferred stock	—	—	(1)	—	—	—	—	(1)
Dividends accumulated on 10% exchangeable preferred stock	—	—	(3,134)	—	—	—	—	(3,134)
Net loss	—	—	—	—	—	(4,068)	—	(4,068)

Balance at December 31, 2000	19,692	197	121,554	(1,491)	—	(44,891)	—	75,369
Issuance of common stock in connection with the 2000 Employee Stock Purchase Plan	416	4	582	—	—	—	—	586
Conversion of warrants	231	2	(2)	—	—	—	—	—
Exercise of employee stock options	100	1	159	—	—	—	—	160
Dividends accumulated on 10% exchangeable preferred stock	—	—	(3,458)	—	—	—	—	(3,458)
Fair value of employee stock options vested	—	—	75	—	—	—	—	75
Comprehensive loss:
Net loss	—	—	—	—	—	(19,993)	—	(19,993)
Initial recognition of derivative liability	—	—	—	—	—	—	(1,653)	(1,653)
Change in fair value of derivative	—	—	—	—	—	—	(2,246)	(2,246)
Realized loss on interest rate swap	—	—	—	—	—	—	3,637	3,637
Total comprehensive loss	—	—	—	—	—	—	—	(20,255)

Balance at December 31, 2001	20,439	204	118,910	(1,491)	—	(64,884)	(262)	52,477
Issuance of common stock in connection with the 2000 Employee Stock Purchase Plan	17	1	14	—	—	—	—	15
Dividends accumulated on 10% exchangeable preferred stock	—	—	(3,810)	—	—	—	—	(3,810)
Grant of restricted stock	200	2	242	—	(244)	—	—	—
Comprehensive loss:
Net loss	—	—	—	—	—	(84,788)	—	(84,788)
Change in fair value of derivative liability	—	—	—	—	—	—	(1,043)	(1,043)

Total comprehensive loss	—	—	—	—	—	—	—	(85,831)

Balance at December 31, 2002	20,656	$207	$115,356	$(1,491)	$(244)	$(149,672)	$(1,305)	$(37,149)

See notes to condensed consolidated financial statements.

PACKAGED ICE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2002	2001	2000
	(in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(84,788)	$(19,993)	$(4,068)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	24,704	33,816	28,631
Amortization of debt discount, net	39	40	40
Loss (gain) on disposition of assets	4,345	(49)	—
Cumulative effect of change in accounting principle	73,230	—	—
Impairment of assets	7,363	—	—
Gain on extinguishment of debt	(2,494)	—	—
Fair value of employee stock options vested	—	75	—
Realized loss on interest rate swap	—	3,637	—
Change in assets and liabilities:
Restricted cash	6,700	(6,700)	—
Accounts receivable, inventories and prepaid expenses	5,110	4,057	(4,564)
Accounts payable, accrued expenses and other	(1,519)	4,270	(937)

Net cash provided by operating activities	32,690	19,153	19,102

CASH FLOWS FROM INVESTING ACTIVITIES:
Property and equipment additions	(14,403)	(16,510)	(23,165)
Proceeds from disposition of property and equipment	3,378	10,968	1,967
Cost of acquisitions	—	(500)	(7,993)
Increase in other noncurrent assets	(570)	(1,560)	(177)

Net cash used in investing activities	(11,595)	(7,602)	(29,368)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common and preferred stock	15	746	203
Repurchase of common and preferred stock	—	—	(1)
Borrowings (repayments) under the credit facility, net	(12,305)	(2,860)	7,728
Repayment of long-term obligations	(12,518)	(251)	(256)

Net cash provided by (used in) financing activities	(24,808)	(2,365)	7,674

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(3,713)	9,186	(2,592)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	10,213	1,027	3,619

CASH AND CASH EQUIVALENTS, END OF YEAR	$6,500	$10,213	$1,027

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash payments for interest	$34,668	$32,909	$32,714

Borrowings from credit facility	$194,563	$260,043	$61,782

Repayment of credit facility	$(206,868)	$(262,903)	$(54,054)

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Initial recognition of derivative liability	$—	$1,653	$—

Change in fair value of derivative liability	$1,043	$2,246	$—

See notes to consolidated financial statements.

PACKAGED ICE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION

        Packaged Ice, Inc. and its wholly owned subsidiaries (the "Company") manufacture and distribute packaged ice products and bottled water and own and operate refrigerated warehouses. Packaged ice products are distributed by traditional delivery methods and stand-alone automated ice merchandising systems (the "Ice Factory") that produce, package, store and merchandise ice at the point of sale. At December 31, 2002, the Company served approximately 73,000 customer locations in 31 states and the District of Columbia.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        Principles of Consolidation.    The consolidated financial statements include the accounts of Packaged Ice, Inc. and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

        Accounts Receivable.    Accounts receivable are net of allowances for doubtful accounts of $0.5 and $1.0 million at December 31, 2002 and 2001, respectively. The Company maintains allowances for doubtful accounts for estimated losses resulting from the inability of its customers to make the required payments on their accounts. The estimated losses are based on past experience with similar accounts receivable. If the financial condition of the Company's customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required. Bad debt expense for the three years in the period ended December 31, 2002 was $0.5 million, $1.1 million and $0.5 million, respectively.

        Inventories.    Inventories consist of raw materials and supplies and finished goods. Raw materials and supplies include ice packaging material, spare parts, bottled water supplies and merchandiser parts. Finished goods include packaged ice and bottled water. Inventories are valued at the lower of cost or market. Cost is determined using the first-in, first-out and average cost methods.

        Property and equipment.    Property and equipment is carried at cost and is being depreciated on a straight-line basis over estimated lives of 2.5 to 40 years. Maintenance and repairs are charged to expense as incurred, while capital improvements that extend the useful lives of the underlying assets are capitalized.

        Acquisitions.    The Company has accounted for all of its historical acquisitions using the purchase method of accounting. The Company did not complete any acquisitions during the three years in the period ended December 31, 2002 which had a material effect on its consolidated financial position, results of operations or cash flows.

        Goodwill and Other Intangibles.    Upon adoption of Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets," on January 1, 2002, the Company ceased amortization of its goodwill and certain intangible assets with an indefinite life (see New Accounting

Pronouncements). Amortization expense related to these items was $6.0 million in 2001 and $6.1 million in 2000. Other intangible assets include the following that are amortized over their useful lives:

Intangible Assets	Useful Life
Goodwill	Indefinite life
Trade names	Indefinite life
Ice factory system patents	Straight line method over 17 years
Debt issue costs	Interest method over the terms of the debt
Other intangibles	Straight line method over the terms of the agreements

        Impairment of Long-Lived Assets.    In accordance with SFAS No. 144, "Accounting for Impairment or Disposal of Long-Lived Assets," long-lived assets and certain identifiable intangible assets to be held and used are reviewed for impairment on an annual basis or whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. The determination of recoverability of long-lived assets and certain other identifiable intangible assets is based on an estimate of undiscounted future cash flows resulting from the use of the asset or its disposition. Measurement of an impairment loss for long-lived assets and other intangible assets that management expects to hold and use are based on the fair value of the asset. Long-lived assets to be disposed of are reported at the lower of carrying amount or net realizable value.

        In accordance with SFAS No. 142, goodwill is evaluated using a market valuation approach, based on the valuations of comparable businesses, on annual basis or whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. As a result of this annual evaluation, an additional impairment charge of $4.1 million was recognized at December 31, 2002 in the Company's non-ice segment.

        Income Taxes.    The Company accounts for income taxes under the liability method, which requires, among other things, recognition of deferred income tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's consolidated financial statements or tax returns. Under this method, deferred income tax assets and liabilities are determined based on the temporary differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities and the recognition of available tax carryforwards.

        Revenue Recognition.    Revenue is recognized when product (packaged ice, ice packaging bags, bottled water and ice equipment) is delivered to and accepted by customers. There is no right of return with respect to the packaged ice, bags delivered and bottled water. Revenue resulting from Ice Factory management agreements and cold storage services is recognized as earned under contract terms.

        Cash and Cash Equivalents.    The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

        Fair Values of Financial Instruments.    The Company's financial instruments consist primarily of cash and cash equivalents (restricted and unrestricted), accounts receivable, accounts payable, debt obligations and an interest rate swap agreement. The carrying amount of cash, cash equivalents, trade accounts receivable and trade accounts payable are representative of their respective fair values due to the short-term maturity of these instruments. The fair value of the Company's credit facility is representative of its carrying value based upon the variable rate terms and management's opinion that the current rates offered to the Company with the same maturity and security structure are equivalent to that of the credit facility. See Note 7 regarding the fair value of the Company's 9 3/4% Senior Notes and interest rate swap agreement.

        Interest Rate Swap Agreement.    The differential to be paid or received on the interest rate swap agreement is accrued as interest rates change and is recognized over the life of the agreement as an increase or decrease in interest expense. The Company does not use this instrument for trading purposes. The Company has entered into this swap arrangement for the purpose of hedging its anticipated cash payments for interest associated with its variable rate debt.

        Stock Options.    At December 31, 2002, the Company had three stock-based employee compensation plans, which are described more fully in Note 11. The Company accounts for those plans under the intrinsic value method proscribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees," and related Interpretations. No stock-based employee compensation cost is reflected in net income (loss), as all stock options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net loss and loss per share if the Company had applied the fair value recognition provisions of stock-based compensation as described in SFAS No. 123, "Accounting for Stock-Based Compensation," as amended by SFAS 148, "Accounting for Stock-Based Compensation—Transition and Disclosure."

	2002	2001	2000
	(in thousands, except per share amounts)

Net loss available to common shareholders, as reported	$(88,598)	$(23,451)	$(7,202)
Less: Total stock-based employee compensation expense determined under fair value based methods for all awards	(830)	(597)	(582)

Proforma net loss available to common shareholders	$(89,428)	$(24,048)	$(7,784)

Basic and diluted net loss per share of common stock:
As reported	$(4.40)	$(1.19)	$(0.37)
Proforma	$(4.44)	$(1.22)	$(0.40)

        Use of Estimates.    The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

        New Accounting Pronouncements.    The Company implemented SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended, on January 1, 2001. SFAS No. 133 requires that an entity recognize all derivatives as either assets or liabilities measured at fair value. The accounting for changes in the fair value of a derivative depends on the use of the derivative. The effective portion of the change in the fair value of derivatives used as hedges are reported as other comprehensive income, with all other changes reported in net income. Adoption of this accounting standard resulted in an after-tax charge to other comprehensive income of $1.7 million and had no effect on the Company's consolidated results of operations.

        On January 1, 2002, the Company adopted SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 142 changed the accounting for goodwill from an amortization method to an impairment-only approach. Amortization of goodwill, including goodwill recorded in past business combinations, ceased upon adoption of this statement. Adoption of this statement resulted in a charge to net income of $73.2 million (net of $0 tax). The allocation of the charge to the Company's ice and non-ice segments was $70.1 million and $3.1 million, respectively.

        On January 1, 2002, the Company adopted SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 addresses financial accounting and reporting requirements for the impairment and disposal of long-lived assets. In November 2002, the Board of Directors approved a plan to sell certain fixed assets within the following twelve months. At December 31, 2002, these assets were classified as "Assets Held for Sale" in the balance sheet and were reported at their fair value in accordance with SFAS No. 144. A non-cash charge of $3.3 million was recognized to reduce the carrying value of the assets to their fair value. Such charge is included in "Impairment of Assets" in the statement of operations.

        In April 2002, the Financial Accounting Standards Board ("FASB") issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections." SFAS No. 145, among other things, amends SFAS No. 4 and SFAS No. 64 to require that gains and losses from the extinguishment of debt generally be classified within continuing operations. The provisions of SFAS No. 145 are effective for fiscal years beginning after May 15, 2002 and early application is encouraged. The Company adopted SFAS No. 145 upon issuance and as a result, has reflected gains on the extinguishment of debt within continuing operations.

        In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." SFAS No. 146 replaces Emerging Issues Task Force (EITF) Issue 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity." This standard requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. This statement is effective for exit or disposal activities that are initiated after December 31, 2002. Adoption of this statement on January 1, 2003 did not have a significant effect on the Company's consolidated financial position or results of operations.

        In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure." SFAS No. 148 amends SFAS No. 123 to provide alternate methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the effects of stock-based compensation on reported results. The provisions of SFAS No. 148 are effective for years ending after December 15, 2002 and interim periods beginning after December 15, 2002. The Company adopted SFAS No. 148 upon issuance and the adoption did not have any impact on the Company's results of operations or financial position. The disclosures in Note 11 related the Company's stock-based employee compensation plans have been modified to be in conformity with this statement.

        Reclassifications.    Certain amounts from previous years have been reclassified to conform to the current year presentation.

3.    INVENTORIES

	December 31,
	2002	2001
	(in thousands)
Raw materials and supplies	$5,538	$6,468
Finished goods	1,706	1,223

Total	$7,244	$7,691

4.    PROPERTY AND EQUIPMENT

	December 31,
	2002	2001
	(in thousands)
Land	$14,954	$16,913
Buildings	58,791	65,133
Plant, equipment and machinery	182,942	177,801
Construction in progress	—	791

Total property and equipment	256,687	260,638
Less: Accumulated depreciation	91,845	78,661

Total	$164,842	$181,977

        Depreciation expense for the three years in the period ended December 31, 2002 was $19.9 million, $20.6 million and $20.1 million, respectively.

5.    GOODWILL AND OTHER INTANGIBLES

	December 31,
	2002	2001
	(in thousands)
Goodwill	$136,638	$214,239
Trade names	27,500	27,500
Debt issue costs	11,709	12,093
Other intangibles	8,158	8,225

	184,005	262,057
Less: Accumulated amortization	33,788	29,978

Total	$150,217	$232,079

        Amortization expense for the three years in the period ended December 31, 2002 was $4.8 million, $13.2 million and $8.5 million, respectively.

        Goodwill was allocated to the Company's business segments as follows:

	December 31,
	2002	2001
Ice products	121,378	192,285
Non-ice products and services	15,260	21,954

Total	$136,638	$214,239

6.    ACCRUED EXPENSES

	December 31,
	2002	2001
	(in thousands)
Accrued interest	$11,424	$11,222
Accrued compensation and employee benefits	8,689	4,697
Derivative liability	4,942	3,899
Accrued property and sales taxes	1,861	1,652
Other	1,568	3,586

Total	$28,484	$25,056

7. LINE OF CREDIT AND LONG-TERM OBLIGATIONS

        The Company had $270 million aggregate principal amount of 9 3/4% Senior Notes outstanding as of December 31, 2001. On each of January 30, 2002 and June 24, 2002, the Company repurchased and retired 9 3/4% Senior Notes with a principal amount of $2.5 million. On each of July 30, 2002 and November 6, 2002, the Company repurchased and retired 9 3/4% Senior Notes with a principal amount of $5 million, for a total of $15 million. These purchases resulted in a total gain on extinguishment of debt of $2.5 million. The 9 3/4% Senior Notes were issued pursuant to the indenture dated January 28, 1998, as amended (the "Indenture"). The 9 3/4% Senior Notes have a final maturity date of February 1, 2005. The 9 3/4% Senior Notes are general unsecured obligations of the Company and are senior in right of payment to all existing and future subordinated indebtedness of the Company and pari passu to all senior indebtedness of the Company. The 9 3/4% Senior Notes are effectively subordinated to the Company's bank credit facility. The 9 3/4% Senior Notes contain certain covenants that, among other things, limit the ability of the Company and its restricted subsidiaries to pay any cash dividends or make distributions with respect to the Company's capital stock, to incur indebtedness or to create liens. At December 31, 2002, the fair value of the 9 3/4% Senior Notes was $199.2 million, based on market quotations.

        The Company's 9 3/4% Senior Notes are guaranteed, fully, jointly and severally, and unconditionally, on a senior subordinated basis by all of the Company's current and future, direct and indirect subsidiaries (the "Subsidiary Guarantors"). There are currently no restrictions on the ability of the Subsidiary Guarantors to transfer funds to Packaged Ice, Inc. (the "Parent") in the form of cash dividends, loans or advances. Condensed consolidating financial statements for the Parent and its subsidiaries, all of which are wholly owned, are not presented as the Parent has no significant independent assets or operations.

        On December 27, 2001, the Company's bank credit facility was refinanced with a new lender. The total commitment under the new facility is $88 million (the "Credit Facility"), consisting a $38 million revolving loan (the "Line of Credit") and a $50 million term loan (the "Term Loan"). Costs incurred to refinance the Credit Facility were paid through draws on the Line of Credit. At December 31, 2002, the Company had $22.3 million of availability under the Line of Credit, net of outstanding standby letters of credit.

        Principal balances outstanding under the Line of Credit bear interest per annum, at the Company's option, at the London Inter-Bank Offered Rate ("LIBOR") plus 3.5% or the prime rate (as announced from time to time by JPMorgan Chase Bank) plus 1.5%. There was no balance outstanding on the Line of Credit at December 31, 2002. The outstanding balance at December 31, 2001 was classified as a current liability because of the Company's intention to use the Line of Credit to fund its working capital. No principal payments are required until the final maturity date of October 31, 2004. Principal balances outstanding under the Term Loan bear interest per annum, at the Company's option, at LIBOR plus 4% or the prime rate plus 2%, with a minimum of 9.5%. At December 31, 2002, the weighted average interest rate of borrowings outstanding under the Credit Facility was 9.5%. Interest is payable monthly. The Company pays a monthly fee on the average availability under the Credit Facility based on an annual rate of 0.5%, a $20,000 per quarter loan servicing fee and a $360,000 annual fee on the anniversary date of the Credit Facility.

        For fiscal years beginning on or after January 1, 2002, there is a mandatory principal payment on the Term Loan equal to 65% of the Company's Excess Cash Flow (as defined in the Credit Facility). This principal payment is due within 10 days of delivery of the annual audited financial statements to the lenders, which may occur no later than 90 days after a fiscal year end. In accordance with the Credit Facility, the principal payment can be waived if certain conditions are met and the Company pays the Amortization Waiver Fee (as defined in the Credit Facility). The Company anticipates obtaining a waiver for the 2002 principal payment and paying the related Amortization Waiver Fee of $0.4 million in March 2003. The Amortization Waiver Fee was accrued as of December 31, 2002. Any balance outstanding under the Term Loan is due upon the final maturity date of October 31, 2004.

        The Credit Facility contains financial covenants which include limitations on capital expenditures and the maintenance of certain financial ratios, as defined in the Credit Facility, and is collateralized by substantially all of the Company's assets and the capital stock of all of the Company's significant subsidiaries. At December 31, 2002, the Company was in compliance with these covenants.

        At December 31, 2002, the Company had $7.1 million of standby letters of credit outstanding, primarily to secure certain insurance obligations. Due to the timing of the refinancing of the Credit Facility in December 2001, the Company was required to cash collateralize the letters of credit outstanding at that time at a rate of 105% of the face amount. This collateral was reported as restricted cash in the balance sheet as of December 31, 2001.

        On November 28, 2000, the Company entered into an interest rate collar agreement (the "Collar Agreement"). If the Index Rate (30-day LIBOR, as defined in the Collar Agreement) exceeds 7.75%, the Company will receive the difference between the Index Rate and 7.75%. If the Index Rate falls below 5.75%, the Company will pay the difference plus 1%. Any amounts payable or receivable are settled monthly. The Collar Agreement has a notional amount of $50 million and a term of 4 years. When the Credit Facility was refinanced on December 27, 2001, $3.6 million of amounts previously deferred in accumulated other comprehensive loss on the balance sheet were realized in current period income as the original hedged, forecasted transaction was no longer deemed probable of occurring. The Collar Agreement was redesignated as a hedge of the new Credit Facility with subsequent changes in fair value deferred in other comprehensive income or loss. During 2002 and 2001, interest expense included $2.5 million and $5.0 million, respectively, related to the Collar Agreement. During 2000, there was no financial statement impact as the Index Rate was between 5.75% and 7.75%.

        If the Company had been required to settle the Collar Agreement as of December 31, 2002, the Company would have had to pay $4.9 million. The Company is exposed to credit risk in the event of nonperformance by the counterparty to the Collar Agreement, however the Company anticipates that the counterparty will fully perform its obligations under the Collar Agreement.

        At December 31, 2002 and 2001, long-term obligations consisted of the following:

	December 31,
	2002	2001
	(in thousands)
9 3/4% Senior Notes	$255,000	$270,000
Unamortized debt discount on 9 3/4% Senior Notes	(79)	(123)
Term Loan	50,000	50,000
Other	293	485

Total long-term obligations	305,214	320,362
Less: Current maturities	67	188

Long-term obligations, net	$305,147	$320,174

        As of December 31, 2002, principal maturities of long-term obligations for the next five years are as follows:

(in thousands)
2003	$67
2004	50,045
2005	254,971
2006	50
2007	56
And thereafter	25

Total	$305,214

8.    INCOME TAXES

        The Company incurred losses for each of the three years ended December 31, 2002, 2001 and 2000 for both financial reporting and tax return purposes. Due to the uncertainty of being able to utilize such losses to reduce future taxes, a valuation allowance has been provided to reduce to zero the net deferred tax assets resulting primarily from the loss carryforwards available.

        The total provision for income taxes varied from the U.S. federal statutory rate due to the following:

	Year Ended December 31,
	2002	2001	2000
	(in thousands)
Federal income tax benefit at statutory rate	$(28,828)	$(6,798)	$(1,383)
State income taxes, net of federal income tax benefits	(2,798)	(660)	(134)
Increase (decrease) in valuation allowance	18,347	5,367	(5,056)
Non-deductible goodwill	12,095	—	—
Change in deferred taxes due to acquisitions	—	—	5,276
Non-deductible expenses and other	1,184	2,091	1,297

Total provision for income taxes	$—	$—	$—

        Deferred tax assets and liabilities computed at the statutory rate related to temporary differences were as follows:

	Year Ended December 31,
	2002	2001	2000
	(in thousands)
Deferred Tax Liability:
Intangible assets	$4,394	$(8,484)	$(6,741)
Property and equipment	(17,100)	(18,374)	(16,266)

Total deferred tax liabilities	$(12,706)	$(26,858)	$(23,007)

Deferred Tax Asset:
Other assets	$2,999	$3,254	$1,507
Net operating loss carryforwards	37,985	33,535	26,064

Total deferred tax assets	$40,984	$36,789	$27,571

Net deferred tax assets	$28,278	$9,931	$4,564
Valuation allowance	(28,278)	(9,931)	(4,564)

Total deferred taxes	$—	$—	$—

        At December 31, 2002, the Company had approximately $102 million of net operating loss carryforwards that expire between 2005 and 2022. There will be an annual limitation on the utilization of the outstanding net operating loss carryforwards due to an ownership change, as defined by Section 382 of Internal Revenue Code, as amended.

9.    CAPITAL STOCK

        Preferred Stock.    The Company's Board of Directors has authorized the designation of 500,000 shares of $0.01 par value 10% exchangeable preferred stock. Holders of the 10% exchangeable preferred stock are entitled to receive dividends equal to 10% of the liquidation preference of $100 per share, and all dividends are fully cumulative. Dividends may be paid in cash or in kind by issuing a number of additional shares of the 10% exchangeable preferred stock. Dividend payments made after December 2, 2001, are required to be made in cash, except to the extent prohibited by the Company's 9 3/4% Senior Note Indenture and Credit Facility. Both the Indenture and the Credit Facility prohibit the payment of any cash dividends during the terms of the agreements. If dividends are paid in kind, the Company shall also issue to holders of the 10% exchangeable preferred stock additional warrants to purchase common stock at an exercise price of $13.00 per share. The warrants are valid until the earlier to occur of (a) April 15, 2005 or (b) the first anniversary of the last day of the first period of 20 consecutive days following a qualifying initial public offering, as defined in the securities purchase agreement, during which there is a closing price on each such trading day and the closing price on each such trading day equals or exceeds the threshold price, as defined. Holders of the 10% exchangeable preferred stock have no voting rights other than approval rights with respect to the issuance of parity or senior securities, and as otherwise provided by the Texas Business Corporation Act. The Company may redeem the 10% exchangeable preferred stock at any time subject to contractual and other restrictions. The Company is obligated to redeem the 10% exchangeable preferred stock for cash on April 15, 2005.

        During 2002, 2001 and 2000, the Company paid no cash dividends on the 10% exchangeable preferred stock, electing to pay in kind dividends on the respective dividend dates. In kind dividends for the years ended December 31, 2002, 2001 and 2000 totaled 37,484, 33,998 and 30,838 shares, respectively, of 10% exchangeable preferred stock and warrants to purchase 288,337, 261,525 and 237,217 shares of common stock, respectively, at $13 per share.

        Common Stock.    Holders of the Company's common stock are entitled to one vote per share on all matters to be voted on by shareholders and are entitled to receive dividends, if any, as may be declared from time to time by the Board of Directors of the Company. Upon any liquidation or dissolution of the Company, the holders of common stock are entitled, subject to any preferential rights of the holders of preferred stock, to receive a pro rata share of all of the assets remaining available for distribution to shareholders after payment of all liabilities.

10.    LOSS PER SHARE

        The computation of loss per share is based on net loss, after deducting the dividend requirement of preferred stock ($3.8 million in 2002, $3.5 million in 2001 and $3.1 million in 2000), divided by the weighted average number of shares outstanding. Options to purchase 2.0 million shares and warrants to purchase 3.2 million shares of common stock that are outstanding but exercisable at prices above the Company's average common stock price have not been included in the computation of diluted net loss per share and weighted average common shares outstanding. For the years ended December 31, 2002, 2001 and 2000, there are 0.59 million, 0.49 million and 0.70 million shares, respectively, of dilutive securities which are not included in the computation of diluted loss per share as their effect would be anti-dilutive.

	Year Ended December 31,
	2002	2001	2000
	(in thousands, except per share amounts)
Net loss per share of common stock:
Basic and diluted weighted average common shares outstanding	20,157	19,756	19,340

Basic and diluted net loss available to common shareholders	$(4.40)	$(1.19)	$(0.37)

Net loss for basic and diluted computation:
Net loss before cumulative effect of change in accounting principle and preferred dividends	$(11,558)	$(19,993)	$(4,068)
Cumulative effect of change in accounting principle	(73,230)	—	—
Preferred share dividends	(3,810)	(3,458)	(3,134)

Net loss available to common shareholders	$(88,598)	$(23,451)	$(7,202)

11.    EMPLOYEE BENEFIT PLANS

        401(k) Plan.    The Company has established a 401(k) defined contribution savings plan for the benefit of all employees who have completed one year of service and have met the eligibility requirements to participate. Employees may contribute up to the maximum amount allowed by the Internal Revenue Service, while Company contributions are made at the discretion of the Board of Directors. The Company contributed $204,899, $481,582 and $476,351 in 2002, 2001 and 2000, respectively.

        1994 Stock Option Plan.    During 1994, the shareholders approved the Packaged Ice, Inc. 1994 Stock Option Plan that reserved for issuance 400,000 shares of common stock. This plan provides for the granting of incentive awards in the form of stock options to employees, outside directors and consultants and advisors to the Company or any of its subsidiaries. Stock options have an exercise price equal to the fair market value of the shares of common stock at the date of grant, vest in equal annual installments over five years and expire 10 years from the date of grant. All outstanding options became fully vested at the date of the Company's initial public offering.

        The following table indicates share and exercise price information with respect to the 1994 Stock Option Plan for the three years ended December 31, 2002, 2001 and 2000:

	2002		2001		2000
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding at beginning of year	313,950	$11.32	335,200	$11.24	385,700	$11.01
Granted	—	0.00	—	0.00	—	0.00
Exercised	—	0.00	—	0.00	—	0.00
Forfeited	(85,500)	12.97	(21,250)	9.93	(50,500)	9.56

Outstanding at end of year	228,450	$10.71	313,950	$11.32	335,200	$11.24

Weighted average fair value of options granted during the year		$0.00		$0.00		$0.00

        Options outstanding at December 31, 2002 consisted of the following:

Range of Exercise Prices per Share	Number of Options	Weighted Average Exercise Price per Share	Weighted Average Remaining Contractual Life
$6.22-$7.50	29,500	$6.68	2.7 years
$10.00	120,000	$10.00	4.0 years
$13.00-$15.00	78,950	$13.29	3.8 years

        All options outstanding under the 1994 Stock Option Plan were exercisable as of December 31, 2002.

        1998 Stock Option Plan.    During 1998, the shareholders approved the Packaged Ice, Inc. 1998 Stock Option Plan that reserved for issuance 1,000,000 shares of common stock. This plan provides for the granting of incentive awards in the form of stock options, stock appreciation rights, restricted stock and stock bonuses to officers, employees, outside directors and consultants and advisors to the Company or any of its subsidiaries at the discretion of the Compensation Committee of the Board of Directors. The plan provides for the underlying shares that are no longer subject to purchase pursuant to an option previously granted to be reoptioned. Stock options have an exercise price equal to the fair market value of the shares of common stock at the date of grant, become exercisable in annual increments for up to five years commencing one year after the date of grant and expire not more than 10 years from the date of grant. Certain option grants also provide for vesting based on the appreciation of the Company's common stock price.

PACKAGED ICE, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

        The following table indicates share and exercise price information with respect to the 1998 Stock Option Plan for the three years ended December 31, 2002, 2001 and 2000:

	2002		2001		2000
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding at beginning of year	976,452	$6.18	836,951	$7.45	415,289	$11.94
Granted	20,000	2.00	211,300	2.09	480,800	4.13
Exercised	—	0.00	—	0.00	—	0.00
Forfeited	(109,979)	10.84	(71,799)	8.91	(59,138)	11.97

Outstanding at end of year	886,473	$5.51	976,452	$6.18	836,951	$7.45

Weighted average fair value of options granted during the year		$1.60		$0.95		$2.28

        Options outstanding at December 31, 2002 consisted of the following:

				Exercisable Options
Range of Exercise Prices per Share	Number of Options	Weighted Average Exercise Price per Share	Weighted Average Remaining Contractual Life	Number of Options	Weighted Average Exercise Price Per Share
$1.70-$2.00	198,100	$1.99	7.0 years	63,620	$1.98
$4.13	445,075	$4.13	5.1 years	178,030	$4.13
$8.00	142,032	$8.00	5.1 years	85,219	$8.00
$15.00	101,266	$15.00	3.8 years	81,013	$15.00

        2001 Stock Option Plan.    During 2001, the shareholders approved the Packaged Ice, Inc. 2001 Stock Option Plan that reserved for issuance 1,000,000 shares of common stock. This plan provides for the granting of incentive awards in the form of stock options, stock appreciation rights, restricted stock and stock bonuses to officers, employees, outside directors and consultants and advisors to the Company or any of its subsidiaries at the discretion of the Compensation Committee of the Board of Directors. The plan provides for the underlying shares that are no longer subject to purchase pursuant to an option previously granted to be reoptioned. Stock options have an exercise price equal to the fair market value of the shares of common stock at the date of grant and expire not more than 10 years from the date of grant. Options become exercisable in annual increments for up to five years commencing one year after the date of grant, with the exception of one grant of 100,000 shares in 2001 which were vested upon issuance. Certain option grants also provide for vesting based on the appreciation of the Company's common stock price.

        The following table indicates share and exercise price information with respect to the 2001 Stock Option Plan for the years ended December 31, 2002 and 2001:

	2002		2001
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding at beginning of year	865,000	$1.97	—	$0.00
Granted	25,000	2.00	1,009,000	1.94
Exercised	—	0.00	(100,000)	1.60
Forfeited	(31,900)	2.00	(44,000)	2.00

Outstanding at end of year	858,100	$1.97	865,000	$1.97

Weighted average fair value of options granted during the year		$1.63		$1.42

        Options outstanding at December 31, 2002 consisted of the following:

				Exercisable Options
Range of Exercise Prices per Share	Number of Options	Weighted Average Exercise Price per Share	Weighted Average Remaining Contractual Life	Number of Options	Weighted Average Exercise Price Per Share
$1.60-$1.85	80,000	$1.69	8.4 years	16,000	$1.69
$2.00	778,100	$2.00	8.5 years	150,620	$2.00

        For purposes of estimating the fair value of stock options issued in 1998, the "minimum value" method for option-pricing was used as there was no public market for the Company's common stock. The "Black-Scholes" method was used determine the fair value of options issued subsequent to 1998. The Black-Scholes calculations used the following weighted average assumptions:

	2002	2001	2000
Dividend yield	0.00%	0.00%	0.00%
Volatility	72.75%	59.21%	58.35%
Risk free interest rate	5.03%	5.17%	6.03%
Expected lives	10 years	10 years	10 years

        2000 Employee Stock Purchase Plan.    During 2000, the shareholders approved the 2000 Employee Stock Purchase Plan (the "ESPP"). The ESPP is designed to be a tax qualified plan under Section 423 of the Internal Revenue Code, as amended, and offers employees of the Company the right to purchase shares of the Company's common stock each quarter. The purchase price is the lesser of 85% of the closing market price on the first or last trading day of each quarter. In January 2000, 250,000 shares of common stock was reserved for issuance under the ESPP. An additional 250,000 shares were reserved for issuance as a result of a shareholder vote in June 2001. During 2002, 2001 and 2000, the Company issued 16,967, 415,906 and 66,936 shares, respectively, at an average price of $0.91, $1.41 and $3.02 per share, respectively. Contributions to the ESPP were suspended in the fourth quarter of 2001 pending the authorization of additional shares by the Company's shareholders.

        2002 Senior Executive Restricted Stock Plan.    In May 2002, the Company adopted the 2002 Senior Executive Restricted Stock Plan (the "Restricted Stock Plan"). The Restricted Stock Plan was approved by the Board of Directors, but was not submitted for a shareholder vote. Upon adoption of the Restricted Stock Plan, certain executives were granted a total of 200,000 shares of the Company's common stock. Such restricted shares were not transferable by the executive and had no voting rights. The market value of the Company's common stock at the date of issuance was $1.22 per share. The removal of the restriction was contingent upon the Company achieving certain performance goals for the fiscal year ended December 31, 2002. Subsequent to year end, it was determined that the performance goals were not met and the shares of restricted stock were forfeited and cancelled in February 2003.

12. SEGMENT INFORMATION

        The Company has two reportable segments: (1) ice products and (2) non-ice products and services. Ice products include the manufacture and distribution of packaged ice products through traditional ice manufacturing and delivery and the Ice Factory. Non-ice products and services include refrigerated warehouses and the manufacturing and distribution of bottled water. During 2001, the Company sold the majority of its ice production equipment sale and leasing business and two small refrigerated warehouses.

        The accounting policies of the segments are the same as those described in Note 2. The Company evaluates performance of each segment based on earnings before interest, taxes, depreciation, amortization, gain or loss on disposition of assets, impairment of assets, gain on extinguishment of debt and the cumulative effect of changes in accounting principles ("EBITDA"). Segment assets are not a factor in the evaluation of performance. During the years ended December 31, 2002, 2001 and 2001, there were no intersegment sales. Segment information for the years ended December 31, 2002, 2001 and 2000 is as follows:

        For the Year Ended December 31, 2002:

	Ice	Non-Ice	Total
	(in thousands)
Revenues	$216,654	$19,006	$235,660
Cost of sales	131,592	13,260	144,852

Gross profit	85,062	5,746	90,808
Operating expenses	31,127	2,612	33,739
Other income (loss), net	164	(3)	161

EBITDA	$54,099	$3,131	$57,230

        For the Year Ended December 31, 2001:

	Ice	Non-Ice	Total
	(in thousands)
Revenues	$223,019	$21,228	$244,247
Cost of sales	143,378	13,056	156,434

Gross profit	79,641	8,172	87,813
Operating expenses	34,026	3,346	37,372
Other income (loss), net	26	(7)	19

EBITDA	$45,641	$4,819	$50,460

        For the Year Ended December 31, 2000:

	Ice	Non-Ice	Total
	(in thousands)
Revenues	$224,034	$20,010	$244,044
Cost of sales	138,341	11,548	149,889

Gross profit	85,693	8,462	94,155
Operating expenses	33,376	3,763	37,139
Other income, net	17	—	17

EBITDA	$52,334	$4,699	$57,033

        A reconciliation of EBITDA to net loss before preferred dividends for the three years ended December 31, 2001, 2000 and 1999 is as follows:

	Year Ended December 31,
	2002	2001	2000
	(in thousands)
EBITDA	$57,230	$50,460	$57,033
Depreciation and amortization	(24,704)	(33,816)	(28,631)
(Loss) gain on disposition of assets	(4,345)	49	—
Impairment of assets	(7,363)	—	—
Gain on extinguishment of debt	2,494	—	—
Interest expense	(34,870)	(36,686)	(32,470)
Income taxes	—	—	—
Cumulative effect of change in accounting principle	(73,230)	—	—

Net loss before preferred dividends	$(84,788)	$(19,993)	$(4,068)

13. COMMITMENTS AND CONTINGENCIES

        The Company has an agreement to purchase the bagging component of the Ice Factory from an exclusive manufacturer until a minimum of 3,600 components is purchased. Since inception of this agreement, the Company has purchased approximately 3,070 components. Expenditures related to this agreement were $0.4 million in 2002, $0.6 million in 2001 and $3.9 million in 2000.

        The Company has an exclusive agreement to purchase ice makers for the Ice Factory from a related party. Expenditures related to this agreement were $0.1 million in 2002, $0.7 million in 2001 and $2.3 million in 2000.

        The Company has leased certain facilities and equipment. Under these and other operating leases, future minimum annual rentals at December 31, 2002 were approximately $12.6 million in 2003, $9.9 million in 2004, $7.5 million in 2005, $5.7 million in 2006, $3.5 million in 2007 and $5.0 million thereafter. Rent expense was $12.3 million, $11.9 million and $8.1 million for the years ended December 31, 2002, 2001 and 2000, respectively. Certain of these facilities are leased from a related party. Rent expense related to these properties was $0.4 million per year in 2002, 2001 and 2000.

        In June 1999, the Company entered into an exclusive supply agreement with a merchandiser manufacturer (the "Supply Agreement") in which the Company committed to purchase 4,000 merchandisers and/or Ice Factory merchandisers and a minimum of $1.5 million of replacement parts per twelve-month period commencing June 1, 1999. As of May 31, 2002, the Company had not purchased the

        Minimum quantities required by the Supply Agreement and was in default. Effective June 1, 2002, the Supply Agreement was amended to cure the default. Certain terms of the Supply Agreement were modified, including extending the term of the Supply Agreement to May 31, 2012 and reducing the annual merchandiser and replacement parts commitments to 2,000 units and $0.75 million, respectively. Management believes the Company will be in compliance with the amended Supply Agreement at May 31, 2003.

        The Company is involved in various claims, lawsuits and proceedings arising in the ordinary course of business. While there are uncertainties inherent in the ultimate outcome of such matters and it is impossible to presently determine the ultimate costs that may be incurred, management believes the resolution of such uncertainties and the incurrence of such costs will not have a material adverse effect on the Company's consolidated financial position, results of operations or cash flows.

        The Company is a party to a lawsuit in connection with an ammonia release at its Baton Rouge, Louisiana manufacturing facility in June 2001. The case, which is a consolidation of seven lawsuits, is titled Wallace Acey, Jr. et al vs. Reddy Ice Corporation. This lawsuit was filed August 30, 2001 in the 19th Judicial District Court, Parish of East Baton Rouge, Louisiana and has been assigned docket number 487373 Division N. There are multiple plaintiffs who have primarily alleged injuries consisting of inconvenience, watery eyes and offensive odors. The plaintiffs have not made a specific request for relief in the lawsuit. The Company maintains insurance to cover such events and its insurance carrier is contesting the suit and plans to vigorously defend against any claims. This lawsuit is still in a preliminary stage and the ultimate outcome is impossible to determine at this time. An unfavorable result in excess of the available insurance coverage could have a material adverse effect on the Company's consolidated financial position, results of operations or cash flows.

14. QUARTERLY INFORMATION (UNAUDITED)

        The following table summarizes the unaudited quarterly information for the years ended December 31, 2002 and 2001. In the opinion of management, all adjustments necessary for a fair presentation of the unaudited results for the periods are included.

2002	1st	2nd	3rd	4th	Year
	(in thousands, except per share amounts)
Revenues	$32,780	$73,459	$86,452	$42,969	$235,660
Gross profit	6,627	32,373	38,035	13,773	90,808
Net income (loss) available to common shareholders before cumulative effect of change in accounting principle	(17,191)	8,154	13,353	(19,684)	(15,368)
Net income (loss) available to common shareholders	(90,421)	8,154	13,353	(19,684)	(88,598)
Basic income (loss) per share:
Net income (loss) available to common shareholders before cumulative effect of change in accounting principle	$(0.85)	$0.40	$0.66	$(0.98)	$(0.76)
Cumulative effect of change in accounting principle	(3.64)	—	—	—	(3.64)

Net income (loss) available to common shareholders	$(4.49)	$0.40	$0.66	$(0.98)	$(4.40)

Diluted income (loss) per share:
Net income (loss) available to common shareholders before cumulative effect of change in accounting principle	$(0.85)	$0.39	$0.64	$(0.98)	$(0.76)
Cumulative effect of change in accounting principle	(3.64)	—	—	—	(3.64)

Net income (loss) available to common shareholders	$(4.49)	$0.39	$0.64	$(0.98)	$(4.40)

        During the first quarter of 2002, the Company recognized an extraordinary gain on extinguishment of debt of $0.439 million, or $0.02 per basic and diluted share. Upon adoption of SFAS 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections," in the second quarter of 2002, the Company reclassified the extraordinary gain to continuing operations.

2002	1st	2nd	3rd	4th	Year
	(in thousands, except per share amounts)
Revenues	$32,518	$77,472	$88,328	$45,929	$244,247
Gross profit	4,824	32,625	37,720	12,644	87,813
Net income (loss) available to common shareholders	(20,728)	6,220	11,928	(20,871)	(23,451)
Earnings per share:
Basic	(1.07)	0.32	0.60	(1.04)	(1.19)
Diluted	(1.07)	0.31	0.58	(1.04)	(1.19)

        The sum of the individual quarters earnings per share do not agree with year-to-date earnings per share as each quarter's computation is based on the weighted average number of shares outstanding during the quarter, the weighted average stock price during the quarter and the dilutive effects of options and warrants in each quarter. In periods of loss, dilutive effects become antidilutive and are not considered in the computation of loss per share.

15. SUBSEQUENT EVENTS (UNAUDITED)

        On May 12, 2003, Reddy Ice Holdings, Inc., formerly CAC Holdings Corp. and its direct wholly owned subsidiary Cube Acquisition Corp. ("Cube"), entered into a definitive merger agreement with the Company. The merger was a "going private" transaction and was approved on August 15, 2003 by the Company's shareholders. The plan of merger provided that the Company's existing common shareholders received $3.64 per share. Concurrent with the closing of the merger, i) Cube merged with and into the Company with the Company being the surviving corporation; ii) the common stock of the Company was delisted from the American Stock Exchange and deregistered under the Securities Exchange Act of 1934; and iii) the Company was renamed Reddy Ice Group, Inc.

INDEPENDENT AUDITORS' REPORT

Board of Directors
Reddy Ice Holdings, Inc.:

        We have audited the accompanying consolidated balance sheet of Reddy Ice Holdings, Inc. and subsidiary (the "Company"), as of August 14, 2003, and the related consolidated statements of operations, shareholders' equity, and cash flows for the period May 8, 2003 (date of inception) to August 14, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

        We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of August 14, 2003 and the results of its operations and its cash flows for the period May 8, 2003 (date of inception) to August 14, 2003 in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte and Touche LLP

Houston, Texas

November 12, 2003

REDDY ICE HOLDINGS, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEET
AUGUST 14, 2003

ASSETS
Cash and cash equivalents	$181,876,021
Restricted cash	150,931,440
Prepaid expenses	31,930

Total current assets	332,839,391
DEFERRED ACQUISITION COSTS	287,844
DEBT ISSUANCE COSTS—Net	6,993,786

TOTAL	$340,121,021

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accrued interest	$507,689
Accrued expenses—debt issuance costs	7,026,842

Total current liabilities	7,534,531
LONG-TERM DEBT—Less unamortized discount	150,936,466
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY:
Preferred stock, 12% Cumulative, Series A, $0.01 par value—100,000 shares authorized, 94,050 shares issued and outstanding at August 14, 2003	941
Common stock, $0.01 par value; 300,000 shares authorized, 94,050 shares issued and outstanding at August 14, 2003	941
Additional paid-in capital	185,098,118
Accumulated deficit	(543,696)
Unearned compensation	(500,000)
Stock subscription receivable	(2,406,280)

Total shareholders' equity	181,650,024

TOTAL	$340,121,021

See notes to consolidated financial statements.

REDDY ICE HOLDINGS, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENT OF OPERATIONS
PERIOD MAY 8, 2003 (DATE OF INCEPTION) TO AUGUST 14, 2003

INTEREST INCOME	$2,075
INTEREST EXPENSE	545,771

LOSS BEFORE INCOME TAXES	543,696
INCOME TAXES	—

NET LOSS BEFORE PREFERRED DIVIDENDS	543,696
PREFERRED DIVIDENDS	—

NET LOSS AVAILABLE TO COMMON SHAREHOLDERS	$543,696

See notes to consolidated financial statements.

REDDY ICE HOLDINGS, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
PERIOD MAY 8, 2003 (DATE OF INCEPTION) TO AUGUST 14, 2003

	Preferred Stock		Common Stock
					Additional Paid-In Capital	Accumulated Deficit	Unearned Compensation	Stock Subscription Receivable
	Shares	Amount	Shares	Amount					Total
BALANCE—May 8, 2003 (date of inception)	—	$—	—	$—	$—	$—	$—	$—	$—
Original issuance of common stock	—		94,050	941	94,049,059	—	—	(1,203,140)	92,846,860
Original issuance of preferred stock	94,050	941	—	—	94,049,059	—	—	(1,203,140)	92,846,860
Distributions paid	—	—	—	—	(3,000,000)	—	—	—	(3,000,000)
Net loss	—	—	—	—	—	(543,696)	—	—	(543,696)
Unearned compensation	—	—	—	—	—	—	(500,000)	—	(500,000)

BALANCE—August 14, 2003	94,050	$941	94,050	$941	$185,098,118	$(543,696)	$(500,000)	$(2,406,280)	$181,650,024

See notes to consolidated financial statements.

REDDY ICE HOLDINGS, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENT OF CASH FLOWS

PERIOD MAY 8, 2003 (DATE OF INCEPTION) TO AUGUST 14, 2003

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(543,696)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of debt issuance costs	33,056
Amortization of bond discount	5,026
Changes in operating assets and liabilities:
Accrued interest	507,689
Increase in prepaid expenses	(31,930)

Net cash used in operating activities	(29,855)

INVESTING ACTIVITIES—Deferred acquisition costs	(287,844)

FINANCING ACTIVITIES:
Proceeds from issuance of common and preferred stock	185,193,720
Distributions paid	(3,000,000)

Net cash provided by financing activities	182,193,720

INCREASE IN CASH AND CASH EQUIVALENTS	181,876,021
CASH AND CASH EQUIVALENTS—Beginning of period	—

CASH AND CASH EQUIVALENT—End of period	$181,876,021

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION—
Cash paid during the period for:
Interest	$—

Taxes	$—

SUPPLEMENTAL DISCLOSURE OF NON-CASH ACTIVITIES:
Debt issue cost	$7,026,842

Restricted stock grant	$500,000

Stock subscribed	$2,406,280

Proceeds from bonds issued in escrow	$150,931,440

See notes to consolidated financial statements.

REDDY ICE HOLDINGS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

PERIOD MAY 8, 2003 (DATE OF INCEPTION) TO AUGUST 14, 2003

1. ORGANIZATION

        Reddy Ice Holdings, Inc., formerly CAC Holdings Corp., a Delaware corporation (the "Parent"), and its direct wholly owned subsidiary, Cube Acquisition Corp. ("Cube"), a Texas corporation (collectively the "Company"), were formed on behalf of Trimaran Fund Management LLC ("Trimaran") and Bear Stearns Merchant Banking ("Bear Stearns") to acquire Packaged Ice, Inc. ("Packaged Ice"), and as an investment vehicle for purposes of completing the merger and related transactions described in Note 7. The Parent and Cube conducted no operations during the period from May 8, 2003 through August 14, 2003.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        Consolidation Policy—The consolidated financial statements include the accounts of the Company and its subsidiary; all significant intercompany transactions and accounts have been eliminated in consolidation.

        Cash and Cash Equivalents—The Company considers all highly liquid investments purchased with maturity of three months or less to be cash equivalents.

        Debt Issuance Costs—Debt issue costs are being amortized to interest expense using the interest method over the term of the debt.

        Income Taxes—The Company accounts for income taxes under the liability method, which requires, among other things, recognition of deferred income tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's consolidated financial statements or tax returns. Under this method, deferred income tax assets and liabilities are determined based on the temporary differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities and the recognition of available tax carryforwards.

        Fair Values of Financial Instruments—The Company's financial instruments consist primarily of cash and cash equivalents and debt obligations. The carrying amount of cash and cash equivalents are representative of their respective fair values due to the short-term maturity of these instruments. The carrying value of the Company's 8 7/8% Senior Subordinated Notes approximates its fair value based on interest rates offered for the same or similar debt in the open market.

        Use of Estimates—The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3. LONG-TERM DEBT

        On July 17, 2003, Cube completed the sale of $152 million of 8 7/8% Senior Subordinated Notes (the "Senior Notes") issued at 99.297% of par, due August 1, 2011 in connection with a private placement offering. Interest is to be paid semiannually on February 1 and August 1 commencing on February 1, 2004. In conjunction with this financing, approximately $7.0 million of debt issuance costs were incurred.

        The proceeds of the Senior Notes were placed in escrow pending the consummation of the merger on August 15, 2003 (see Note 7).

        The notes are unsecured senior subordinated obligations of Cube; are subordinated in right of payment to all of Cube's existing and future senior indebtedness; equal with any of Cube's existing and future senior subordinated indebtedness; senior to any other of Cube's future subordinated indebtedness, if any; and are subject to registration with the Securities and Exchange Commission pursuant to a Registration Rights Agreement.

        The Senior Notes are guaranteed, fully, jointly and severally by the Parent and, concurrently with the merger, each of the Subsidiary Guarantors, on an unsecured subordinated basis. At the closing of the merger on August 15, 2003, Packaged Ice assumed Cube's obligations under the notes and the related indenture.

        The Senior Notes include customary covenants that restrict, among other things, the ability to incur additional debt, pay dividends or make certain other restricted payments, incur liens, merge or sell assets, or enter into various transactions with affiliates.

        Prior to August 1, 2006, the Company may redeem up to 35% of the principal amount of the notes at a redemption price of 108.875% of the principal amount thereof, plus accrued and unpaid interest to the date of redemption, with funds raised in specified equity offerings.

        At August 14, 2003, long-term debt consisted of the following:

8 7/8% senior subordinated notes	$152,000,000
Unamortized debt discount on 8 7/8 senior subordinated notes	(1,063,534)

Total long-term debt—net	$150,936,466

        There are no principal maturities of long-term debt for any of the next five years.

4. CAPITAL STOCK

        Common Stock—The Company is authorized to issue up to 300,000 shares of common stock, par value $0.01 per share. On May 12, 2003, the Company entered into an Investor Subscription Agreement with Trimaran, Bear Stearns and certain members of Packaged Ice's senior management group pursuant to which they agreed to purchase 94,050 shares of common stock, for $1,000 per share. Holders of the Company's common stock are entitled to one vote per share on all matters to be voted on by shareholders and are entitled to receive dividends, if any, as may be declared from time to time by the Board of Directors of the Company. Upon any liquidation or dissolution of the Company, the holders of common stock are entitled, subject to any preferential rights of the holders of preferred stock, to receive a pro rata share of all of the assets remaining available for distribution to shareholders after payment of all liabilities.

        Preferred Stock—The Company is authorized to issue up to 100,000 shares of $0.01 par value Series A Cumulative Redeemable Preferred Stock ("Series A"). Pursuant to the same Investor Subscription Agreement discussed above, 94,050 shares of Series A was subscribed for, valued at $1,000 per share. The liquidation preference per share of the Series A shall be equal to the sum of (a) $1,000 plus (b) the amount of all accumulated but unpaid dividends on such shares. The holders of the outstanding shares of Series A shares immediately preceding the dividend payment date, shall be entitled to receive dividends, as declared by the Board of Directors, at a rate per annum equal to 12% of the liquidation amount per share. All dividends shall be cumulative, whether or not earned or declared, accruing on a daily basis from the issue date and shall be payable in cash quarterly in arrears on each dividend payment date commencing on November 15, 2003. All unpaid dividends will be added to the liquidation amount in respect of such shares. If the Company fails to make a liquidation payment following the occurrence of a liquidation event or default, as defined in the agreement, the per annum dividend rate will be increased by 2% per annum during the continuation of any such event or default. In the event of liquidation, the holders of the Series A shares are entitled to an amount in cash equal to the liquidation amount for each share. The Company may redeem the Series A shares at its option in whole at any time or in part from time to time, subject to restrictions as defined in the agreement. Series A holders are not entitled or permitted to vote on any matter upon which the holders of common stock are required or permitted to vote upon.

        On August 14, 2003 the Company received cash of $185,193,720 and issued 500 shares of restricted stock valued at $1,000 per share (see Note 5) in partial satisfaction of the Investor Subscription Agreement. The balance of the stock subscription receivable was satisfied on August 15, 2003. In connection with the acquisition a fee of $7,635,000 was due to be paid to the holders of the Company's Series A and common stock, of which $3,000,000 was paid on August 14, 2003 and $4,635,000 was paid on August 15, 2003. Such amounts are reflected as an immediate distribution to the equity holders of the Company and recorded as a reduction of additional paid-in capital.

5. RELATED PARTY TRANSACTIONS

        Trimaran and Bear Stearns are party to a Monitoring and Management Services Agreement ("Monitoring Agreement") pursuant to which they will be engaged to provide monitoring and management services to Packaged Ice with respect to financial and operating matters. At closing of the merger, Trimaran and Bear Stearns received a financing fee equal to $7.5 million. They will also receive an annual fee for ongoing monitoring and management services equal to $0.5 million per annum. The Monitoring Agreement also provides that Trimaran and Bear Stearns will be reimbursed for reasonable and out-of-pocket expenses in connection with activities undertaken pursuant to the agreement.

        Trimaran and Bear Stearns will also render additional services in connection with acquisitions, divestitures and financings. In connection with these services, they will earn a fee equal to 2% of the value of any such transaction. In addition, the annual monitoring and management services fee will be increased in connection with acquisitions by an amount equal to 1% of the trailing twelve-month pro forma EBITDA of acquired businesses.

        The Company issued 500 shares of restricted stock valued at $500,000 to certain members of Packaged Ice's senior management on August 14, 2003. The shares vest on the third anniversary of the closing of the merger providing that the grantees are still employed by the Company. Compensation expense will be recognized through the amortization of unearned compensation over the three-year life of the grant.

        At closing of the merger, certain members of Package Ice's senior management received a financing fee equal to $135,000.

6. INCOME TAXES

        The Company incurred losses for the period May 8, 2003 through August 14, 2003 for both financial reporting and tax return purposes. Due to the uncertainty of being able to utilize such losses to reduce future taxes, a valuation allowance has been provided to reduce to zero the net deferred tax asset resulting from loss carryforwards.

        The total provision for income taxes varied from the U.S. federal statutory rate due to the following:

Federal income tax benefit at statutory rate	$(184,856)
State income taxes—net of federal income tax benefits	(16,147)
Increase in valuation allowance	201,003

Total provision for income taxes	$—

        Deferred tax assets and liabilities computed at the statutory rate related to temporary differences were as follows:

Deferred tax asset—Net operating loss carryforwards	$201,003
Valuation allowance	(201,003)

Total provision for income taxes	$—

7. SUBSEQUENT EVENTS (UNAUDITED)

        Merger—On August 15, 2003, Cube merged with and into Packaged Ice with Packaged Ice being the surviving corporation. Concurrent with the closing of the merger, Packaged Ice was renamed Reddy Ice Group, Inc. ("Reddy"). The merger was consummated pursuant to the Agreement and Plan of Merger by and among the Company, Cube and Packaged Ice, which was entered into on May 12, 2003 (the "Merger Agreement"). Subsequent to the merger all of the Company's operations will be conducted through Reddy.

        The merger was undertaken to (i) provide the public stockholders of Packaged Ice with cash for their shares of common stock, (ii) permit Cube to acquire ownership of Packaged Ice and (iii) incentivize continuing management by allowing them to share in future earnings and growth of Packaged Ice through investment in the Parent. The merger price per share was determined by the Board of Directors of Packaged Ice, after receiving the recommendation of a Special Committee of members of the Board who were not affiliated with Packaged Ice. The Board determined that the merger price of $3.64 per share was fair, from a financial point of view, to the stockholders and the option holders based on the opinion of financial advisors, as well as financial analyses which included historical share price analysis, comparable company analysis, discounted cash flow and leveraged buyout analysis, and other factors set forth in the proxy statement related to the merger. As a result of the merger, Packaged Ice was delisted from the American Stock Exchange.

        The merger has been accounted for as a purchase by Cube of Packaged Ice in accordance with SFAS No.141, "Business Combinations." Total consideration was $460.7 million, including $113.0 million for common and preferred securities, $316.7 million of debt assumed, $12.7 million for debt issue costs and $18.3 million indirect merger costs.

        The total purchase price was allocated to the acquired assets and assumed liabilities based upon estimates of their respective fair value as of the closing date using valuations and other studies. The following table summarizes the estimated fair values of the assets acquired and the liabilities assumed at the date of acquisition (dollars in millions):

Total assets acquired	$211.6
Total liabilities assumed	391.7

Net liabilities assumed	$180.1

        The excess of the aggregate purchase price over the liabilities assumed of $280.6 million was allocated to property and equipment ($42.8 million), assets held for sale ($0.2million) and goodwill and other intangibles ($237.6 million). Other intangibles identified include trade name and customer lists which are being amortized over useful lives of 15-30 years.

        The merger was financed through:

  •
  Gross proceeds of $150.9 million from sale of Senior Notes (as defined in Note 3 herein) (face value of $152.0 million);

  •
  Borrowings under Reddy's Senior Credit Facility, which includes the $135 million term loan (as defined below);

  •
  Cash contributions to Cube by the Company, and cash acquired of $6.7 million.

        Credit Facility—In connection with the merger, Packaged Ice entered into a Credit Agreement (the "Credit Agreement") dated August 15, 2003, with the lenders being a syndicate of banks, financial institutions and other entities, including Credit Suisse First Boston as administrative agent, Canadian Imperial Bank of Commerce (an affiliate of Trimaran), and Bear Stearns Corporate Lending, Inc. (an affiliate of Bear Stearns). The Credit Agreement provides for a six-year term loan amount of $135 million and a five-year revolving credit facility in the amount of $35 million (collectively, the "Credit Facility"). The term loan is expected to amortize in quarterly installments over a five-year amortization period in an aggregate amount equal to 1% annually with the balance to be paid in the final year in four equal installments.

        Principal balances outstanding under the credit facility bear interest per annum, at Reddy Ice Holdings' options, at the sum of the alternate base rate, as defined in the agreement, plus the applicable margin of 2% for term loans and 2.5% for revolving loans or at the sum of the LIBOR rate, as defined in the agreement, plus the applicable margin of 3% for term loans and 3.5% for revolving loans.

        Subject to certain exceptions, the new credit facility is expected to require mandatory repayments and corresponding reductions thereunder with the proceeds from (1) asset sales, (2) the issuance of debt securities (3) an initial public offering of stock of Parent, (4) insurance and condemnation awards and (5) annual excess cash flow. Voluntary prepayments of the new credit facility will be permitted at any time, subject to certain notice requirements and breakage costs.

        The new credit facility requires that beginning in 2004, Packaged Ice will repay all borrowings (other than letters of credit) under the revolving credit facility and maintain an outstanding balance of $0 for a period of 30 consecutive calendar days during each year.

        The credit facility contains financial covenants which include limitations on capital expenditures and the maintenance of certain financial ratios, as defined in the agreement, and is collateralized by substantially all assets.

        Triangle Acquisition—The Company completed the acquisition of Triangle Ice Company, Inc. ("Triangle") for an aggregate purchase price of $64.3 million (subject to customary post-closing adjustments) on November 6, 2003. Triangle owns eight ice manufacturing facilities and one ice distribution facility in North and South Carolina. The acquisition was financed with $10 million from equity contributions by the Company's owners, a $45 million term loan issued pursuant to an amendment to the Company's credit facility and $11.2 million of cash on hand. Triangle's revenues for the twelve months ended December 31, 2002 and the nine months ended September 30, 2003 were approximately $30.3 million and $24.1 million, respectively.

        Acquisition—On October 1, 2003, the Company completed the acquisition of the Service Ice division of L.D. Plante, Inc ("Service Ice"). Service Ice conducts operations in the Lake County, Florida area with revenues of approximately $3.7 million for the twelve months ended December 31, 2002. The acquisition price of $3.1 million (subject to customary post-closing adjustments) was paid in cash at closing.

******

REDDY ICE HOLDINGS, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	Successor	Predecessor
	September 30, 2003	December 31, 2002
	(in thousands, except share amounts)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$13,995	$6,500
Accounts receivable, net	26,251	15,025
Inventories	6,824	7,244
Prepaid expenses	1,995	2,285
Assets held for sale	790	1,450

Total current assets	49,855	32,504
PROPERTY AND EQUIPMENT, net	211,920	164,842
GOODWILL AND OTHER INTANGIBLES, net	236,865	150,217
OTHER ASSETS	10	10

TOTAL	$498,650	$347,573

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
Current portion of long-term obligations	$1,413	$67
Line of credit	—	—
Accounts payable	9,720	10,032
Accrued expenses	15,592	28,484

Total current liabilities	26,725	38,583
LONG-TERM OBLIGATIONS	284,964	305,147
COMMITMENTS AND CONTINGENCIES	—	—
MANDATORILY REDEEMABLE PREFERRED STOCK:
10% Exchangeable—403,181 shares issued and outstanding at December 31, 2002; liquidation preference of $100 per share	—	40,992
SHAREHOLDERS' EQUITY (DEFICIT):
Preferred stock, 12% Cumulative, Series A, $0.01 par value—100,000 shares authorized, 94,050 shares issued and outstanding at September 30, 2003	1	—
Common stock:
$0.01 par value; 300,000 shares authorized; 94,050 shares issued and outstanding at September 30, 2003	1	—
$0.01 par value; 50,000,000 shares authorized; 20,455,535 shares issued at December 31, 2002	—	207
Additional paid-in capital	181,936	115,356
Less: 298,231 shares of treasury stock, at cost	—	(1,491)
Unearned compensation	(478)	(244)
Retained earnings (deficit)	5,358	(149,672)
Accumulated other comprehensive income (loss)	143	(1,305)

Total shareholders' equity (deficit)	186,961	(37,149)

TOTAL	$498,650	$347,573

See notes to condensed consolidated financial statements.

REDDY ICE HOLDINGS, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	SuccessorPredecessorPredecessor			SuccessorPredecessorPredecessor
	Three Months Ended September 30, 2003	July 1 to August 14, 2003	Three Months Ended September 30, 2002	Period May 8, 2003 (Date of Inception) to September 30, 2003	January 1 to August 14, 2003	Nine Months Ended September 30, 2002
	(in thousands)
Revenues	$38,641	$47,953	$86,452	$38,641	$151,269	$192,691
Cost of sales	21,523	25,331	48,417	21,523	91,642	115,656

Gross profit	17,118	22,622	38,035	17,118	59,627	77,035
Operating expenses	4,110	3,936	8,067	4,110	18,598	24,334
Depreciation and amortization expense	2,377	2,819	6,006	2,377	14,528	18,887
Loss (gain) on disposition of assets	—	—	1,577	—	(11)	1,947

Income from operations	10,631	15,867	22,385	10,631	26,512	31,867
Other income, net	—	84	9	—	116	87
Gain on extinguishment of debt	—	—	715	—	—	1,510
Interest expense	(3,800)	(4,160)	(8,789)	(3,800)	(21,063)	(26,339)

Income before income taxes	6,831	11,791	14,320	6,831	5,565	7,125
Income taxes	—	—	—	—	—	—

Net income before cumulative effect of change in accounting principle	6,831	11,791	14,320	6,831	5,565	7,125
Cumulative effect of change in accounting principle	—	—	—	—	—	(73,230)

Net income (loss) before preferred dividends	6,831	11,791	14,320	6,831	5,565	(66,105)
Preferred dividends	(1,473)	(533)	(967)	(1,473)	(2,566)	(2,809)

Net income (loss) available to common shareholders	$5,358	$11,258	$13,353	$5,358	$2,999	$(68,914)

See notes to condensed consolidated financial statements.

REDDY ICE HOLDINGS, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
(Unaudited)

	Number of Shares		Par Value
									Accumulated Other Comprehensive Income
	Preferred Stock	Common Stock	Preferred Stock	Common Stock	Additional Paid-In Capital	Stock Subscription Receivable	Unearned Compensation	Retained Earnings		Total
	(in thousands)
Balance at May 8, 2003 (Date of Inception)	—	—	$—	$—	$—	$—	$—	$—	$—	$—
Issuance of common stock	—	93	—	1	93,799	(1,203)	—	—	—	92,597
Issuance of preferred stock	93	—	1	—	93,799	(1,203)	—	—	—	92,597
Grant of restricted preferred and common stock	1	1	—	—	500	—	(500)	—	—	—
Satisfaction of stock subscription receivable	—	—	—	—	—	2,406	—	—	—	2,406
Distributions to shareholders	—	—	—	—	(7,635)	—	—	—	—	(7,635)
Dividends on 12% cumulative preferred stock	—	—	—	—	1,473	—	—	(1,473)	—	—
Amortization of unearned compensation	—	—	—	—	—	—	22	—	—	22
Comprehensive loss:
Net income	—	—	—	—	—	—	—	6,831	—	6,831
Change in fair value of derivative liability	—	—	—	—	—	—	—	—	143	143

Total comprehensive income										6,974

Balance at September 30, 2003	94	94	$1	$1	$181,936	$—	$(478)	$5,358	$143	$186,961

See notes to condensed consolidated financial statements.

REDDY ICE HOLDINGS, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Successor Predecessor Predecessor
	Period From May 8, 2003 (Date of Inception) to September 30, 2003	January 1 to August 14, 2003	Nine Months Ended September 30, 2002
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$6,831	$5,565	$(66,105)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	2,377	14,528	18,887
Amortization deferred debt costs and debt discount	316	23	30
Loss (gain) on disposition of assets	—	(11)	1,860
Gain on extinguishment of debt	—	—	(1,510)
Amortization of unearned compensation	22	—	—
Cumulative effect of change in accounting principle	—	—	73,230
Changes in assets and liabilities:
Restricted cash	—	—	6,700
Accounts receivable, inventory and prepaid assets	8,213	(18,816)	(6,611)
Accounts payable and accrued expenses	(5,440)	(6,136)	(4,866)

Net cash provided by (used in) operating activities	12,319	(4,846)	21,615

CASH FLOWS FROM INVESTING ACTIVITIES:
Property additions	(10,201)	(7,848)	(13,073)
Proceeds from disposition of assets	—	1,236	2,668
Acquisition of Packaged Ice, Inc., net of cash acquired	(124,570)	—	—
Increase in other non-current assets.	—	—	(270)

Net cash provided by (used in) investing activities	(134,771)	(6,612)	(10,675)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of Packaged Ice, Inc. stock options	—	19	—
Proceeds from the issuance of common and preferred stock	187,600	—	15
Distributions to shareholders	(7,635)	—	—
Proceeds from the issuance of debt	285,932	—	—
Deferred debt costs	(12,734)	—	—
Borrowings (repayments) under the line of credit, net	(11,691)	11,691	(7,709)
Repayment of debt	(305,025)	(45)	(8,521)

Net cash provided by (used in) financing activities	136,447	11,664	(16,215)

NET DECREASE IN CASH AND EQUIVALENTS	13,995	206	(5,275)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	—	6,500	10,213

CASH AND CASH EQUIVALENTS, END OF PERIOD	$13,995	$6,706	$4,938

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash payments for interest	$2,045	$31,164	$32,509

Borrowings under the line of credit	$—	$151,185	$139,477

Repayments under the line of credit	$(11,691)	$(139,494)	$(147,186)

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Issuance of restricted preferred and common stock	$500	$—	$244

Change in fair value of derivative liability	$(143)	$(1,579)	$1,255

Long-term debt incurred to purchase property and equipment and intangible assets	$—	$201	$—

See notes to condensed consolidated financial statements.

REDDY ICE HOLDINGS, INC. AND SUBSIDIARY

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

1. Organization

        Reddy Ice Holdings, Inc., a Delaware corporation (the "Parent"), and its wholly owned subsidiary, Cube Acquisition Corp. ("Cube"), a Texas corporation, were formed on behalf of Trimaran Fund Management LLC ("Trimaran") and Bear Stearns Merchant Banking ("Bear Stearns") on May 8, 2003 for the purpose of acquiring Packaged Ice, Inc. ("Packaged Ice") and effecting certain capital transactions in connection with such acquisition. On August 15, 2003, Cube merged with and into Packaged Ice, with Package Ice being the surviving corporation. As a result of the merger, Packaged Ice was delisted from the American Stock Exchange. The Parent and Cube conducted no operations during the period from May 8, 2003 through August 14, 2003. In connection with the merger, Packaged Ice was renamed Reddy Ice Group, Inc. ("Reddy Ice Group"). The Parent and its wholly owned subsidiary Reddy Ice Group are referred to collectively herein as the "Company" or "Successor". Packaged Ice prior to the merger on August 15, 2003 is referred to as the "Predecessor." As a result of purchase accounting, the Predecessor balances and amounts presented in these consolidated financial statements and footnotes may not be comparable to the Successor balances and amounts.

        The Company manufactures and distributes packaged ice products and bottled water and owns and operates refrigerated warehouses. The Company is the largest manufacturer of packaged ice products in the United States. The Company serves approximately 73,000 customer locations in 31 states and the District of Columbia.

2. Summary of Significant Accounting Policies

        Principles of Consolidation.    The consolidated financial statements include the accounts of Reddy Ice Holdings, Inc. and its wholly owned subsidiary. All significant intercompany accounts and transactions have been eliminated in consolidation.

        Cash and Cash Equivalents.    The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

        Accounts Receivable.    Accounts receivable are net of allowances for doubtful accounts of $0.1 at September 30, 2003. As of December 31, 2002, the Predecessor's allowance for doubtful accounts was $0.5 million. The Company maintains allowances for doubtful accounts for estimated losses resulting from the inability of its customers to make the required payments on their accounts. The estimated losses are based on past experience with similar accounts receivable. If the financial condition of the Company's customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required.

        Inventories.    Inventories consist of raw materials and supplies and finished goods. Raw materials and supplies include ice packaging material, spare parts, bottled water supplies and merchandiser parts. Finished goods include packaged ice and bottled water. Inventories are valued at the lower of cost or market. Cost is determined using the first-in, first-out and average cost methods.

        Property and equipment.    Property and equipment is carried at cost and is being depreciated on a straight-line basis over estimated lives of 2 to 36 years. Maintenance and repairs are charged to expense as incurred, while capital improvements that extend the useful lives of the underlying assets are capitalized.

        Goodwill and Other Intangibles.    Upon adoption of Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets," the Company does not amortize its goodwill and certain intangible assets with an indefinite life. Other intangible assets include the following that are amortized over their useful lives:

Intangible Assets	Useful Life
Goodwill	Indefinite life
Trade names	Indefinite life
Customer relationships	Straight line method over economic lives of 15 to 30 years
Debt issue costs	Interest method over the terms of the debt

        Impairment of Long-Lived Assets.    In accordance with SFAS No. 144, "Accounting for Impairment or Disposal of Long-Lived Assets," long-lived assets and certain identifiable intangible assets to be held and used are reviewed for impairment on an annual basis or whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. The determination of recoverability of long-lived assets and certain other identifiable intangible assets is based on an estimate of undiscounted future cash flows resulting from the use of the asset or its disposition. Measurement of an impairment loss for long-lived assets and other intangible assets that management expects to hold and use are based on the fair value of the asset. Long-lived assets to be disposed of are reported at the lower of carrying amount or net realizable value.

        In accordance with SFAS No. 142, goodwill is evaluated using a market valuation approach, based on the valuations of comparable businesses. The Company evaluates goodwill at each fiscal year end or whenever events or changes in circumstances indicate that the carrying amount may not be recoverable.

        Income Taxes.    The Company accounts for income taxes under the liability method, which requires, among other things, recognition of deferred income tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's consolidated financial statements or tax returns. Under this method, deferred income tax assets and liabilities are determined based on the temporary differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities and the recognition of available tax carryforwards.

        Revenue Recognition.    Revenue is recognized when product (packaged ice, ice packaging bags, and bottled water) is delivered to and accepted by customers. There is no right of return with respect to the packaged ice, bags delivered and bottled water. Revenue resulting from Ice Factory management agreements and cold storage services is recognized as earned under contract terms.

        Fair Values of Financial Instruments.    The Company's financial instruments consist primarily of cash and cash equivalents, accounts receivable, accounts payable, debt obligations and an interest rate swap agreement. The carrying amount of cash, cash equivalents, trade accounts receivable and trade accounts payable are representative of their respective fair values due to the short-term maturity of these instruments. The carrying value of the Company's credit facility and 8 7/8% senior subordinated notes are representative of their fair values based upon management's opinion that the interest rates and terms of those obligations are comparable to those that could be obtained currently with the same or similar maturities and security structures.

        Interest Rate Swap Agreement.    The differential to be paid or received on the interest rate swap agreement is accrued as interest rates change and is recognized over the life of the agreement as an increase or decrease in interest expense. The Company does not use this instrument for trading purposes. The Company has entered into this swap arrangement for the purpose of hedging its anticipated cash payments for interest associated with its variable rate debt.

        Stock Options.    At September 30, 2003, the Company had one stock-based employee compensation plan, the Reddy Ice Holdings, Inc. 2003 Stock Option Plan (the "Plan"), under which stock options are granted from time to time. The total number of shares reserved for issuance under the Plan is 11,269. In connection with the merger on August 15, 2003, Packaged Ice's three stock-based compensation plans were terminated and all in-the-money options were paid out in cash.

        On August 15, 2003, options to purchase 10,743 shares of common stock were issued under the Plan. The options issued include both time-based and performance-based options. The time-based options vest 20% per year, with the initial vesting of 20% to occur on January 1, 2004. The performance based options vest in three tranches based on achieving certain corporate performance targets. All options granted pursuant to the Plan expire ten years after the date of grant. The options issued on August 15, 2003 were valued at $359 per share. The "Black-Scholes" method was used determine the fair value of options. The Black-Scholes calculations used the following weighted average assumptions:

Dividend yield	0.00%
Volatility	0.00%
Risk free interest rate	4.49%
Expected lives	10 years

        The Company accounts for the Plan under the intrinsic value method proscribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees," and related Interpretations. No stock-based employee compensation cost is reflected in the net income available to common shareholders for the period from May 8, 2003 (Date of Inception) to September 30, 2003, as all stock options granted under the Plan had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on the net income of the Company had it applied the fair value recognition provisions of stock-based compensation as described in SFAS No. 123, "Accounting for Stock-Based Compensation," as amended by SFAS 148, "Accounting for Stock-Based Compensation—Transition and Disclosure."

Successor
Three Months Ended September 30, 2003 & Period from May 8, 2003 (Date of Inception) to September 30, 2003
(in thousands)
Net income (loss) available to common shareholders, as reported	$5,358
Less: Total stock-based compensation expense determined under fair value based methods for all awards	(110)

Proforma net loss available to common shareholders	$5,248

        Use of Estimates.    The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3. Acquisition of Packaged Ice, Inc.

        On August 15, 2003, Cube merged with and into Packaged Ice, with Packaged Ice being the surviving corporation. Concurrent with the closing of the merger, Packaged Ice was named Reddy Ice Group. The merger was consummated pursuant to the Agreement and Plan of Merger, dated as of May 12, 2003, by and among the Parent, Cube and Packaged Ice. Subsequent to the merger, all of the Company's operations will be conducted through Reddy Ice Group.

        The merger has been accounted for as a purchase by Cube of Packaged Ice in accordance with Statement of Financial Accounting Standard No. 141, "Business Combinations." Total consideration was $460.7 million, including $113.0 million for common and preferred securities, $316.7 million for assumption of debt and revolving loans, $12.7 million for debt issue costs and $18.3 million in direct merger costs. The total purchase price was allocated to the acquired assets and assumed liabilities based upon estimates of their respective fair values as of the closing date using valuations and other studies. The following table summarizes the estimated fair values of the assets acquired and the liabilities assumed at the date of acquisition (dollars in millions):

Total assets acquired	$211.6
Total liabilities assumed	$391.7

Net liabilities assumed	$180.1

        The excess of the aggregate purchase price over the liabilities assumed of $280.6 million was allocated to property and equipment ($42.8 million), goodwill and other intangible assets ($237.6 million) and assets held for sale ($0.2 million). Other intangibles identified include trade name and customer lists, which are being amortized over useful lives of 15 to 30 years.

        The merger was financed through:

  •
  Gross proceeds of $150.9 million from the sale of 8 7/8% senior subordinated notes (face value of $152.0 million, see Note 9);

  •
  A $135.0 million term loan borrowed under Reddy Ice Group's senior secured credit facility (see Note 9);

  •
  Cash contributions to Cube by the Parent and acquired cash of $6.7 million.

4. Inventories

        Inventories contain raw materials, supplies and finished goods. Raw materials and supplies consist of ice packaging materials, spare parts, bottled water supplies and merchandiser parts. Finished goods consist of packaged ice and bottled water. Inventories are valued at the lower of cost or market basis. Cost is determined using the first-in, first-out and average cost methods.

	Successor	Predecessor
	September 30, 2003	December 31, 2002
	(in thousands)
Raw materials and supplies	$5,764	$5,538
Finished goods	1,060	1,706

Total	$6,824	$7,244

5. Property and Equipment

	Successor	Predecessor
	September 30, 2003	December 31, 2002
	(in thousands)
Land	$19,886	$14,954
Buildings and leasehold improvements	60,741	58,791
Plant, equipment and machinery	133,145	182,942
Construction in progress	102	—

Total property and equipment	213,874	256,687
Less: Accumulated depreciation	1,954	91,845

Total	$211,920	$164,842

6. Goodwill and Other Intangibles

	Successor	Predecessor
	September 30, 2003	December 31, 2002
	(in thousands)
Goodwill	$157,348	$136,638
Customer relationships	61,900	—
Debt issue costs	12,734	11,709
Trade names	5,600	27,500
Other intangibles	—	8,158

Total intangible assets	237,582	184,005
Less: Accumulated amortization	717	33,788

Total	$236,865	$150,217

        Goodwill was allocated the Company's business segments as follows:

	Successor	Predecessor
	September 30, 2003	December 31, 2002
	(in thousands)
Ice products	$147,306	$123,355
Non-ice products and services	10,042	13,283

Total	$157,348	$136,638

7. Accrued Expenses

	Successor	Predecessor
	September 30, 2003	December 31, 2002
	(in thousands)
Accrued interest	$2,764	$11,424
Accrued compensation and employee benefits	5,008	8,689
Derivative liability	3,220	4,942
Accrued property and sales taxes	2,421	1,861
Other	2,179	1,568

Total	$15,592	$28,484

8. Line of Credit and Long-Term Obligations

        On July 17, 2003, Cube completed the sale of $152 million of 8 7/8% Senior Subordinated Notes due August 1, 2011 (the "Senior Notes") in connection with a private placement offering. The Senior Notes were priced at 99.297%, which resulted in net proceeds of $150.9 million. At the closing of the merger on August 15, 2003, Reddy Ice Group assumed Cube's obligations under the Senior Notes and the related indenture and received the net proceeds of the offering. The net proceeds were used to consummate the merger as discussed in Note 3, which included the repayment of Packaged Ice's $255 million aggregate principal amount of 9 3/4% Senior Notes due February 1, 2005 and the outstanding balance of $61.7 million under its bank credit facility.

        Interest is payable semiannually on February 1 and August 1, commencing on February 1, 2004. In conjunction with issuance of the Senior Notes, $7.0 million of debt issuance costs were incurred. The Senior Notes are unsecured senior subordinated obligations of Reddy Ice Group and are:

  •
  subordinated in right of payment to all of Cube's existing and future senior indebtedness;

  •
  equal with any of the Cube's existing and future senior subordinated indebtedness; and

  •
  senior to any other of Cube's future subordinated indebtedness, if any.

        The Senior Notes include customary covenants that restrict, among other things, the ability to incur additional debt, pay dividends or make certain other restricted payments, incur liens, merge or sell all or substantially all of the assets, or enter into various transactions with affiliates. Prior to

August 1, 2006, Reddy Ice Group may redeem up to 35% of the principal amount of the notes at a redemption price of 108.875% of the principal amount thereof, plus accrued and unpaid interest to the date of redemption, with funds raised in specified equity offerings.

        The 8 7/8% Senior Notes are guaranteed, fully, jointly and severally, and unconditionally, on a senior subordinated basis by the Parent and all of Reddy Ice Group's subsidiaries (the "Subsidiary Guarantors"). There are currently no restrictions on the ability of the Subsidiary Guarantors to transfer funds to Reddy Ice Group in the form of cash dividends, loans or advances. Condensed consolidating financial statements for the Parent and its wholly-owned subsidiary are not presented as the Parent has no significant independent assets or operations. Condensed consolidating financial statements for Reddy Ice Group and its subsidiaries, all of which are wholly owned, are not presented as Reddy Ice Group has no significant independent assets or operations. Reddy Ice Group has no subsidiaries that do not guarantee the 8 7/8% Senior Notes.

        The Senior Notes are subject to registration with the Securities and Exchange Commission (the "SEC") pursuant to the Registration Rights Agreement (the "Rights Agreement") entered into at the time of issuance. Pursuant to the Rights Agreement, Reddy Ice Group will, within 90 days after the merger date, file a registration statement (the "Exchange Offer Registration Statement") with the SEC with respect to a registered offer (the "Registered Exchange Offer") to exchange the Senior Notes for new notes (the "Exchange Notes") of Reddy Ice Group having terms substantially identical in all material respects to the Senior Notes; and use best efforts to cause the Exchange Offer Registration Statement to be declared effective within 180 days after the merger date.

        On August 15, 2003, Reddy Ice Group entered into a $170 million senior secured credit facility, with the lenders being a syndicate of banks, financial institutions and other entities, including Credit Suisse First Boston as Administrative Agent, Canadian Imperial Bank of Commerce and Bear Stearns Corporate Lending, Inc. (the "Credit Facility"). The Credit Facility provides for a six-year term loan in the amount of $135 million (the "Term Loan") and a five-year revolving credit facility (the "Line of Credit") in the amount of $35 million. Proceeds of the Term Loan were used to consummate the merger as discussed in Note 3.

        At September 30, 2003, the Company had $24.9 million of availability under the Line of Credit, net of outstanding standby letters of credit of $10.1 million. The standby letters of credit are used primarily to secure certain insurance obligations.

        Principal balances outstanding under the Credit Facility bear interest per annum, at Reddy Ice Group's option, at the sum of the base rate plus the applicable margin or LIBOR plus the applicable margin. The base rate is defined as the greater of the prime rate (as announced from time to time by the Administrative Agent) or the federal funds rate plus 0.5%. The applicable margin varies depending on the Company's leverage ratio. At September 30, 2003, the weighted average interest rate of borrowings outstanding under the Credit Facility was 4.12%. Interest on base rate loans is payable on the last day of each quarter. Interest on LIBOR loans is payable upon maturity of the LIBOR loan or on the last day of the quarter if the LIBOR loan exceeds 90 days. The Company pays a quarterly fee on the average availability under the Line of Credit based on an annual rate of 0.5%.

        The Credit Facility requires that beginning in 2004, Reddy Ice Group will repay all borrowings under the Line of Credit and maintain a zero outstanding balance for a period of 30 consecutive calendar days during each year. The Term Loan amortizes in quarterly installments over a five-year period in an annual aggregate amount equal to 1% of the original balance, with any remaining unpaid balance to be repaid in the sixth year in equal, quarterly installments. Subject to certain conditions, mandatory repayments of the Line of Credit and Term Loan are required to be made with portions of the proceeds from (1) asset sales, (2) the issuance of debt securities (3) an initial public offering of stock of the Parent, and (4) insurance and condemnation awards. Furthermore, within 100 days after close of the each fiscal year (beginning with the close of the 2004 fiscal year), a mandatory prepayment of the Term Loan is require percentage of Reddy Ice Group's annual excess cash flow, as defined in the Credit Facility. The percentage is based on Reddy Ice Group's leverage ratio at the end of such fiscal year and ranges from 25% to 75%.

        The Credit Facility contains financial covenants which include limitations on capital expenditures and the maintenance of certain financial ratios, as defined in the Credit Facility, and is collateralized by substantially all of the Reddy Ice Group's assets and the capital stock of all of its significant subsidiaries. At September 30, 2003, Reddy Ice Group was in compliance with these covenants.

        On November 28, 2000, Packaged Ice entered into an interest rate collar agreement (the "Collar Agreement"). If the Index Rate (30-day LIBOR, as defined in the Collar Agreement) exceeds 7.75%, Reddy Ice Group will receive the difference between the Index Rate and 7.75%. If the Index Rate falls below 5.75%, Reddy Ice Group will pay the difference plus 1%. Any amounts payable or receivable are settled monthly. The Collar Agreement has a notional amount of $50 million and a term of 4 years. When Reddy Ice Group's debt was refinanced on August 15, 2003, $0.3 million of amounts previously deferred in accumulated other comprehensive loss on the balance sheet were written off as the hedged, forecasted transaction was no longer deemed probable of occurring. The Collar Agreement was redesignated as a hedge of the new Credit Facility, with subsequent changes in fair value deferred in other comprehensive income or loss.

        If Reddy Ice Group had been required to settle the Collar Agreement as of September 30, 2003, Reddy Ice Group would have had to pay $3.2 million plus accrued interest of $0.2 million. Reddy Ice Group is exposed to credit risk in the event of nonperformance by the counterparty to the Collar Agreement, however it anticipates that the counterparty will fully perform its obligations under the Collar Agreement.

        At September 30, 2003 and December 31, 2002, long-term obligations consisted of the following:

	Successor	Predecessor
	September 30, 2003	December 31, 2002
	(in thousands)
8 7/8% Senior Notes	$152,000	$—
Less: Unamortized debt discount on 8 7/8% senior notes	(1,046)	—
9 3/4% Senior Notes	—	255,000
Less: Unamortized debt discount on 9 3/4% senior notes	—	(79)
Credit Facility—term loan	135,000	50,000
Other	423	293

Total long-term obligations	286,377	305,214
Less: Current maturities	(1,413)	(67)

Long-term obligations, net	$284,964	$305,147

        As of September 30, 2003, principal maturities of long-term obligations for the next five twelve-month periods ending September 30 are as follows:

(in thousands)
2004	$1,408
2005	1,416
2006	1,418
2007	1,423
2008	1,409
2009 and thereafter	279,303

Total	$286,377

9. Capital Stock

        Common Stock.    The Company is authorized to issue up to 300,000 shares of common stock, par value $0.01 per share. On May 12, 2003, the Company entered into an Investor Subscription Agreement with Trimaran, Bear Stearns and certain members of Packaged Ice's senior management group pursuant to which they agreed to purchase 94,050 shares of common stock, for $1,000 per share. Holders of the Company's common stock are entitled to one vote per share on all matters to be voted on by shareholders and are entitled to receive dividends, if any, as may be declared from time to time by the Board of Directors of the Company. Upon any liquidation or dissolution of the Company, the holders of common stock are entitled, subject to any preferential rights of the holders of preferred stock, to receive a pro rata share of all of the assets remaining available for distribution to shareholders after payment of all liabilities.

        Preferred Stock.    The Company is authorized to issue up to 100,000 shares of $0.01 par value, Series A Cumulative Redeemable Preferred Stock ("Series A Preferred Stock"). Pursuant to the same Investor Subscription Agreement discussed above, 94,050 shares of Series A Preferred Stock was subscribed for, valued at $1,000 per share. The liquidation preference per share of the Series A Preferred Stock shall be equal to the sum of (a) $1,000 plus (b) the amount of all accumulated but unpaid dividends on such shares. The holders of the outstanding shares of Series A Preferred Stock immediately preceding the dividend payment date shall be entitled to receive dividends, as declared by the Board of Directors, at a rate per annum equal to 12% of the liquidation amount per share. All dividends are cumulative, whether or not earned or declared, accruing on a daily basis from the issue date and shall be payable in cash quarterly in arrears on each dividend payment date commencing on November 15, 2003. All unpaid dividends will be added to the liquidation amount in respect of such shares on each dividend payment date. If the Company fails to make a liquidation payment following the occurrence of a liquidation event or default, as defined in the agreement, the per annum dividend rate will be increased by 2% per annum during the continuation of any such event or default. In the event of liquidation, the holders of the Series A shares are entitled to an amount in cash equal to the liquidation amount for each share. The Company may redeem the Series A shares at its option in whole at any time or in part from time to time, subject to restrictions as defined in the agreement. Series A holders are not entitled or permitted to vote on any matter upon which the holders of common stock are required or permitted to vote upon.

        In connection with the merger, a fee of $7.6 million was paid to the holders of the Company's Series A Preferred Stock and common stock. Such amounts are reflected as an immediate distribution to the equity holders of the Company and are recorded as a reduction of additional paid-in capital.

10. Commitments and Contingencies

        The Company is involved in various claims, lawsuits and proceedings arising in the ordinary course of business. While there are uncertainties inherent in the ultimate outcome of such matters and it is impossible to presently determine the ultimate costs that may be incurred, management believes the resolution of such uncertainties and the incurrence of such costs will not have a material adverse effect on the Company's consolidated financial position, results of operations or cash flows.

        The Company is a party to a lawsuit in connection with an ammonia release at its Baton Rouge, Louisiana manufacturing facility in June 2001. The case, which is a consolidation of seven lawsuits, is titled Wallace Acey, Jr. et al vs. Reddy Ice Corporation. This lawsuit was filed August 30, 2001 in the 19th Judicial District Court, Parish of East Baton Rouge, Louisiana and has been assigned docket number 487373 Division N. There are multiple plaintiffs who have primarily alleged injuries consisting of inconvenience, watery eyes and offensive odors. The plaintiffs have not made a specific request for relief in the lawsuit. The Company maintains insurance to cover such events and its insurance carrier is contesting the suit and plans to vigorously defend against any claims. This lawsuit is still in a preliminary stage and the ultimate outcome is impossible to determine at this time. An unfavorable result in excess of the available insurance coverage could have a material adverse effect on the Company's consolidated financial position, results of operations or cash flows.

        The Company is a party to two lawsuits filed in connection the merger. The first lawsuit was filed on May 23, 2003 in the County Court at Law Number 1, Dallas County, Texas and is titled Cause No. CC-03-06056-A; Glenn Robbins, On Behalf of Himself and All Others Similarly Situated, and Derivatively on Behalf of Packaged Ice, Inc. vs. William P. Brick, Jimmy C. Weaver, A.J. Lewis III, Tracy L. Noll, Robert G. Miller, Steven P. Rosenberg and Richard A. Coonrod, Defendants, and Packaged Ice, Inc., a Texas corporation. The second lawsuit is was filed on May 23, 2003 in County Court at Law Number 3, Dallas County, Texas, and is titled Cause No. CC-03-06055-C, Imperial County, On Behalf of Itself and All Others Similarly Situated, and Derivatively on Behalf of Packaged Ice, Inc. vs. William P. Brick, Jimmy C. Weaver, A.J. Lewis III, Tracy L. Noll, Robert G. Miller, Steven

P. Rosenberg and Richard A. Coonrod, Defendants, and Packaged Ice, Inc., a Texas corporation. The two lawsuits are identical proceedings filed by two shareholders on their own behalf, on behalf of a purported class, and derivatively on behalf of Packaged Ice, Inc. The plaintiffs allege various breaches of fiduciary duty by our Board of Directors and unjust enrichment related to the merger. The claims allege that Packaged Ice, Inc. failed to maximize shareholder value in the merger transaction. No specific amount of damages has been claimed. The plaintiffs appeared to make no allegations of fraud or misrepresentation in the transaction as neither of those words nor those concepts appear on the face of the Petitions. The Company has answered both suits and filed a Motion to Consolidate, Special Exceptions, and Motion to Dismiss, or, in the alternative, Motion to Stay in the Robbins action. The Company has also filed a Motion to Stay and Special Exception and Motion to Dismiss in the Imperial County action. The plaintiffs responded to both motions by filing substantially similar Response(s) in Opposition to Defendants' Special Exceptions and Motion to Dismiss, or, in the Alternative, Motion to Stay in both cases. In the Responses, the Plaintiffs allege for the first time that they have made allegations amounting to fraud in the transaction. As a result, on July 25, 2003 the Company removed both cases to United States District Court for the Northern District of Texas, Dallas Division pursuant to 28 U.S.C. Sections 1331, 1367, 1441 and 1446 and the Securities Litigation Uniform Standards Act, 15 U.S.C. Section 77p(c) and 78bb(f)(2). The Robbins action is Civil Action No. 3-03CV1687-M and the Imperial County action is Civil Action No. 3-03CV1688-L.

11. Related Parties

        Trimaran and Bear Stearns are party to a Monitoring and Management Services Agreement (the "Monitoring Agreement") pursuant to which they will have been engaged to provide monitoring and management services to the Company with respect to financial and operating matters. At the closing of the merger, Trimaran and Bear Stearns received a financing fee equal to $7.5 million. They will also receive an annual fee for ongoing monitoring and management services equal to $0.5 million per annum. The Monitoring Agreement also provides that Trimaran and Bear Stearns will be reimbursed for reasonable and out-of-pocket expenses in connection with activities undertaken pursuant to the agreement.

        Trimaran and Bear Stearns will also render additional services in connection with acquisitions, divestitures and financings. In connection with these services, they will earn a fee equal to 2% of the value of any such transaction. In addition, the annual monitoring and management services fee will be increased in connection with acquisitions by an amount equal to 1% of the trailing twelve-month pro forma EBITDA (as defined in the Monitoring Agreement) of acquired businesses.

        Trimaran and Bear Stearns are affiliated with certain lenders to the Credit Facility (See Note 8).

        The Company issued 500 shares of restricted stock valued at $500,000 to certain members of Packaged Ice's senior management on August 14, 2003. The shares vest on the third anniversary of the closing of the merger provided that the grantees are still employed by the Company. Compensation expense will be recognized through the amortization of unearned compensation over the three-year life of the grant.

        At closing of the merger, certain members of Package Ice's senior management received a financing fee totaling $135,000.

12. Segment Information

        The Company has two reportable segments: (1) ice products and (2) non-ice products and services. Ice products include the manufacture and distribution of packaged ice products through traditional ice manufacturing and delivery and THE ICE FACTORY®. The Ice Factory is a proprietary machine that produces, packages, stores and merchandises ice at the point of sale through an automated, self-contained system. Non-ice products and services include refrigerated warehouses and the manufacturing and distribution of bottled water.

        The Company evaluates performance of each segment based on earnings before interest, taxes, depreciation, amortization, gain or loss on disposition of assets, impairment of assets, gain on extinguishment of debt and the cumulative effect of changes in accounting principles ("EBITDA"). Segment assets are not a factor in the evaluation of performance. There were no intersegment sales during any of the periods presented herein.

        Segment information for the three months ended September 30, 2003 and for the period from May 8, 2003 (Date of Inception) to September 30, 2003 for the Company is as follows:

	Successor
	Three Months Ended September 30, 2003 & Period May 8, 2003 (Date of Inception) to September 30, 2003
	Ice	Non-Ice	Total
	(in thousands)
Revenues	$36,040	$2,601	$38,641
Cost of sales	20,065	1,458	21,523

Gross profit	15,975	1,143	17,118
Operating expenses	3,818	292	4,110
Other income, net	—	—	—

EBITDA	$12,157	$851	$13,008

        Segment information for Packaged Ice for the period from July 1, 2003 to August 14, 2003 and the three months ended September 30, 2002 was as follows:

	Predecessor			Predecessor
	July 1 to August 14, 2003			Three Months Ended September 30, 2002
	Ice	Non-Ice	Total	Ice	Non-Ice	Total
	(in thousands)
Revenues	$45,434	$2,519	$47,953	$81,335	$5,117	$86,452
Cost of sales	23,902	1,429	25,331	44,696	3,721	48,417

Gross profit	21,532	1,090	22,622	36,639	1396	38,035
Operating expenses	3,652	284	3,936	7,441	626	8,067
Other income (expense), net	84	—	84	14	(5)	9

EBITDA	$17,964	$806	$18,770	$29,212	$765	$29,977

        Segment information for Packaged Ice for the period from January 1, 2003 to August 14, 2003 and the nine months ended September 30, 2002 is as follows:

	Predecessor			Predecessor
	January 1 to August 14, 2003			Nine Months Ended September 30, 2002
	Ice	Non-Ice	Total	Ice	Non-Ice	Total
	(in thousands)
Revenues	$139,618	$11,651	$151,269	$178,104	$14,587	$192,691
Cost of sales	84,384	7,258	91,642	105,545	10,111	115,656

Gross profit	55,234	4,393	59,627	72,559	4,476	77,035
Operating expenses	17,051	1,547	18,598	22,490	1,844	24,334
Other income (expense), net	108	8	116	90	(3)	87

EBITDA	$38,291	$2,854	$41,145	$50,159	$2,629	$52,788

        The reconciliation of EBITDA to net income before preferred dividends for the three months ended September 30, 2003 and for the period from May 8, 2003 (Date of Inception) to September 30, 2003 for the Company is as follows:

Successor
Three Months Ended September 30, 2003 & Period May 8, 2003 (Date of Inception) to September 30, 2003
(in thousands)
EBITDA	$13,008
Gain (loss) on disposition of assets	—
Gain on extinguishment of debt	—
Depreciation and amortization	(2,377)
Interest expense	(3,800)
Income taxes	—
Cumulative effect of change in accounting principle	—

Net income before preferred dividends	$6,831

        The reconciliation of EBITDA to net income before preferred dividends for the period from January 1, 2003 to August 14, 2003 and the nine months ended September 30, 2002 is as follows:

	Predecessor		Predecessor
	July 1 to August 14, 2003	Three Months Ended September 30, 2002	January 1 to August 14, 2003	Nine Months Ended September 30, 2002
		(in thousands)
EBITDA	$18,770	$29,977	$41,145	$52,788
Gain (loss) on disposition of assets	—	(1,577)	11	(1,947)
Gain on extinguishment of debt	—	715	—	1,510
Depreciation and amortization	(2,819)	(6,006)	(14,528)	(18,887)
Interest expense	(4,160)	(8,789)	(21,063)	(26,339)
Income taxes	—	—	—	—
Cumulative effect of change in accounting principle	—	—	—	(73,230)

Net income (loss) before preferred dividends	$11,791	$14,320	$5,565	$(66,105)

13. Subsequent Events

        Triangle Acquisition—The Company completed the acquisition of Triangle Ice Company, Inc. ("Triangle") for an aggregate purchase price of $64.3 million (subject to customary post-closing adjustments) on November 6, 2003. Triangle operates eight ice manufacturing facilities and one ice distribution facility in North and South Carolina. The acquisition was financed with $10 million from equity contributions by the Company's owners, a $45 million term loan issued pursuant to an amendment to the Company's credit facility and $11.4 million of cash on hand. Triangle's revenues for the twelve months ended December 31, 2002 and the nine months ended September 30, 2003 were approximately $30.3 million and $24.1 million, respectively.

        Acquisition—On October 1, 2003, the Company completed the acquisition of the Service Ice division of L.D. Plante, Inc. ("Service Ice"). Service Ice conducts operations in the Lake County, Florida area with revenues of approximately $3.7 million for the twelve months ended December 31, 2002. The acquisition price of $3.1 million (subject to customary post-closing adjustments) was paid in cash at closing.

REPORT OF INDEPENDENT AUDITORS

To the Stockholders of Triangle Ice Co., Inc.:

        In our opinion, the accompanying balance sheets and the related statements of operations, of stockholders' deficit and of cash flows present fairly, in all material respects, the financial position of Triangle Ice Co., Inc. at April 30, 2003 and 2002, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        As discussed in Note 1 to the financial statements, the Company adopted SFAS No. 142, Goodwill and Other Intangible Assets which changed the method of accounting for goodwill and other intangible assets effective May 1, 2002.

PRICEWATERHOUSECOOPERS LLP
Raleigh, North Carolina
July 7, 2003

TRIANGLE ICE CO., INC.

BALANCE SHEET

FOR THE YEARS ENDED APRIL 30, 2003 AND 2002

	2003	2002
Assets
Current assets
Cash	$1,643,523	$5,302,208
Accounts receivable, less allowance for uncollectible accounts of $52,329 and $61,514, respectively	1,508,481	1,867,820
Inventories	1,424,135	708,017
Deferred income taxes	66,493	80,080
Current portion of note receivable	284,459	17,203
Prepaid expenses and other current assets	786,208	167,251

Total current assets	5,713,299	8,142,579

Property, plant and equipment, net	10,848,808	12,625,000
Goodwill and other intangibles, net	3,758,335	3,759,113
Debt issuance costs, net of accumulated amortization of $0 and $111,053, respectively	64,729	30,717
Note receivable	—	284,459
Cash surrender value of COLI policies	143,362	—
Cash surrender value of life insurance	133,769	149,493

Total assets	$20,662,302	$24,991,361

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$460,858	$317,021
Accrued expenses	701,816	782,550
Income tax payable	631,732	146,018
Note payable-stockholder	—	700,000
Current portion of long-term debt and line of credit	2,375,000	2,395,798

Total current liabilities	4,169,406	4,341,387
Long-term debt and line of credit, less current maturities	16,625,000	17,882,540
Deferred income taxes	293,435	335,348
Deferred compensation	262,072	—
Redeemable warrants	—	4,600,000

Total liabilities	21,349,913	27,159,275

Stockholders' deficit
Common stock, $0.01 par value; 20,000 shares authorized;
13,680 shares issued and outstanding	137	137
Additional paid-in capital	1,049,950	1,049,950
Accumulated deficit	(1,737,698)	(3,218,001)

Total stockholders' deficit	(687,611)	(2,167,914)

Total liabilities and stockholders' deficit	$20,662,302	$24,991,361

The accompanying notes are an integral part of these financial statements.

TRIANGLE ICE CO., INC.
STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED APRIL 30, 2003 AND 2002

	2003	2002
Sales	$29,521,486	$28,932,599
Cost of sales	9,235,897	9,373,218

Gross profit	20,285,589	19,559,381
Delivery	10,103,682	10,647,442
General and administrative	4,847,810	4,964,223

Operating income	5,334,097	3,947,716
Other income, net	132,859	21,914
Interest expense, net	(2,236,400)	(2,370,102)

Income before income taxes	3,230,556	1,599,528
Income tax expense	1,750,253	1,021,272

Net income	$1,480,303	$578,256

The accompanying notes are an integral part of these financial statements.

TRIANGLE ICE CO., INC.
STATEMENTS OF STOCKHOLDERS' DEFICIT
FOR THE YEARS ENDED APRIL 30, 2003 AND 2002

	Common Stock	Additional Paid-in Capital	Accumulated Deficit	Total
Balance at April 30, 2001	$137	$1,049,950	$(3,796,257)	$(2,746,170)
Net income	—	—	578,256	578,256

Balance at April 30, 2002	137	1,049,950	(3,218,001)	(2,167,914)
Net income	—	—	1,480,303	1,480,303

Balance at April 30, 2003	$137	$1,049,950	$(1,737,698)	$(687,611)

The accompanying notes are an integral part of these financial statements.

TRIANGLE ICE CO., INC.
STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED APRIL 30, 2003 AND 2002

	2003	2002
Cash flows from operating activities
Net income	$1,480,303	$578,256
Adjustments to reconcile net income to cash provided by operating activities
Depreciation and amortization	3,559,918	4,595,203
Gain on disposal of property, plant and equipment	(45,672)	(5,022)
Amortization of debt discount related to issuance of warrants	374,164	304,404
Accretion of redeemable warrants	900,000	600,000
Deferred compensation	262,072	—
Deferred income taxes	(28,326)	(335,203)
Changes in operating assets and liabilities
Accounts receivable	359,339	41,449
Inventories	(716,118)	138,353
Prepaid expenses and other current assets	(618,957)	22,147
Accounts payable	143,837	(308,361)
Income tax receivable/payable	485,714	932,700
Accrued expenses	(80,734)	276,993

Net cash provided by operating activities	6,075,540	6,840,919

Cash flows from investing activities
Purchase of property, plant and equipment	(1,817,311)	(1,541,331)
Proceeds from sale of land and equipment	110,752	15,249
Cash surrender value of life insurance	(127,638)	(1,927)
Collections on notes receivable	17,203	16,050

Net cash used in investing activities	(1,816,994)	(1,511,959)

Cash flows from financing activities
Proceeds from issuance of long-term debt	22,500,000	—
Principal payments on long-term debt	(24,852,502)	(2,454,758)
Purchase of warrants	(5,500,000)	—
Loan fees	(64,729)	—

Net cash used in financing activities	(7,917,231)	(2,454,758)

Net increase (decrease) in cash	(3,658,685)	2,874,202
Cash, beginning of year	5,302,208	2,428,006

Cash, end of year	$1,643,523	$5,302,208

Supplemental cash flow information
Cash paid during the year for interest	$1,143,697	$1,626,599
Cash paid during the year for income taxes	$1,292,865	$430,710

The accompanying notes are an integral part of these financial statements.

TRIANGLE ICE CO., INC.
NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        Description of the Business.    Triangle Ice Co., Inc. (the "Company") is a privately-owned business engaged in the manufacture and sale of ice to distributors and retailers mainly in North and South Carolina.

        Cash and Cash Equivalents.    The Company considers all highly liquid investments with maturities of three months or less when purchased to be cash equivalents.

        Accounts Receivable.    Accounts receivable are reported net of an allowance for doubtful accounts equal to the estimated collection losses to be incurred. The estimated losses are based on actual collection experience and management's opinion of the current status of existing receivables.

        Inventories.    Inventories, which consist of packaging supplies, are stated at the lower of cost or market using the first-in, first-out method.

        Property, Plant and Equipment.    Property, plant and equipment are stated at cost and depreciated or amortized using accelerated methods over the estimated useful lives of the respective assets as follows:

Estimated Lives (Years)
Buildings and land improvements	8-40
Machinery and equipment	5-10
Merchandisers	5-8
Automobiles and trucks	3-7
Furniture, fixtures and other	5-7

        Expenditures for repairs and maintenance are charged to expense as incurred. The costs of major renewals and betterments are capitalized and depreciated over the shorter of the remaining useful life of the associated asset or the estimated useful lives of the renewal or betterment. The cost and related accumulated depreciation of property, plant and equipment are removed from the accounts upon disposition and any resulting gain or loss is reflected in operations.

        The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable in accordance with the provisions of Statement of Financial Accounting Standards No. 144 ("SFAS No. 144"), Accounting for the Impairment or Disposal of Long-Lived Assets. Accordingly, when indicators of impairment are present, the Company evaluates the carrying value of property, plant and equipment and intangibles in relation to operating performance.

        Intangible Assets.    Prior to May 1, 2002, the cost of acquired businesses in excess of the fair value of net assets acquired was recorded as goodwill and amortized on the straight-line basis ranging from 15 to 40 years. Effective May 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 142 "Goodwill and Other Intangible Assets." This standard requires that goodwill and other intangibles that are acquired in business combinations and that have indefinite useful lives are not to be amortized and are to be reviewed for impairment annually based on an assessment of fair value. Other intangibles (non-compete agreements) are amortized on a straight-line basis over the expected periods to be benefited, 3-5 years for non-compete agreements. With the adoption of SFAS No. 142, the Company reassessed the useful lives of these intangible assets and determined that no changes are currently necessary. Goodwill is evaluated for impairment by applying a fair value based test on an annual basis and more frequently if events or changes in circumstances indicate that the asset might be impaired. The Company completed an annual impairment analysis of its indefinite lived assets, including goodwill, and has found no instances of impairment as of April 30, 2003.

        Debt Issuance Costs.    Loan origination fees and related legal fees are capitalized and amortized using the straight-line method over the life of the respective note payable. The straight-line method approximates the effective interest method.

        Revenue Recognition.    The Company recognizes revenue from product sales when title and risk of loss transfer to the customer which is at time of delivery. The Company includes in revenue amounts charged to customers for shipping and handling of products. Shipping and handling costs are included in cost of sales.

        Income Taxes.    The Company accounts for income taxes using the asset and liability approach which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial statement and tax bases of assets and liabilities and for tax carryforwards.

        Concentration of Credit Risk.    Financial instruments that potentially expose the Company to concentrations of credit risk consist principally of accounts receivable and cash. The Company performs ongoing credit evaluations of its credit customers and generally does not require collateral. Although the Company does not require collateral for unpaid balances, credit losses have consistently been within management's expectations. Cash balances exceed the amounts insured by the FDIC.

        Use of Estimates.    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

        Recent Accounting Pronouncements.    In April 2002, the FASB issued Statement of Financial Accounting Standard No. 145, ("SFAS No. 145") which provides further guidance on early extinguishment of debt. SFAS No. 145 rescinds SFAS Statement No. 4, "Reporting Gains and Losses from Extinguishment of Debt," and an amendment of that Statement, SFAS No. 64, "Extinguishments of Debt to Satisfy Sinking-Fund Requirements," SFAS No. 44, "Accounting for Intangible Assets of Motor Carriers," and SFAS No. 13, "Accounting for Leases." The Company's adoption of SFAS No. 145 is not expected to have a material impact on the Company's financial statements or results of operations.

        In June 2002, the FASB issued Statement of Financial Accounting Standard No. 146, "Accounting for Costs Associated with Exit or Disposal Activities," ("SFAS No. 146") which addresses financial accounting and reporting for costs associated with exit or disposal activities. The Company's adoption of SFAS No. 146 is not expected to have a material impact on the Company's financial statements or results of operations.

        In April 2003, the FASB issued Statement of Financial Accounting Standards No. 149 "Amendment of Statement 133 on Derivative Instruments and Hedging Activities" ("SFAS No. 149). FASB Statements No. 133 "Accounting for Derivative Instruments and Hedging Activities" and No. 138,

"Accounting for Certain Derivative Instruments and Certain Hedging Activities," establish accounting and reporting standards for derivative instruments including derivatives embedded in other contracts (collectively referred to as derivatives) and for hedging activities. SFAS No. 149 amends Statement 133 for certain decisions made by the Board as part of the Derivatives Implementation Group (DIG) process. This Statement contains amendments relating to FASB Concepts Statement No. 7, "Using Cash Flow Information and Present Value in Accounting Measurements," and FASB Statements No. 65, "Accounting for Certain Mortgage Banking Activities," No. 91 "Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases," No. 95, "Statement of Cash Flows," and No. 126, "Exemption from Certain Required Disclosures about Financial Instruments for Certain Nonpublic Entities." The Company's adoption of SFAS 149 is not expected to have a material impact on the Company's financial statements or results of operations.

        In November 2002, the FASB issued FASB Interpretation No. 45 "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" an interpretation of FASB Statements No. 5, 57, and 107 and rescission of FASB Interpretation No. 34 ("FIN 45"). FIN 45 elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. This Interpretation does not prescribe a specific approach for subsequently measuring the guarantor's recognized liability over the term of the related guarantee.

        The initial recognition and initial measurement provisions of this Interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002, irrespective of the guarantor's fiscal year-end. The disclosure requirements in this Interpretation are effective for financial statements of interim or annual periods ending after December 15, 2002. The Company's adoption of SFAS FIN 45 is not expected to have a material impact on the Company's financial statements or results of operations.

        In January 2003, the FASB issued FASB Interpretation No. 46 ("FIN 46"), Consolidation of Variable Interest Entities, an interpretation of Accounting Research Bulletin No. 51 ("ARB No. 51"). This Interpretation clarifies the application of ARB No. 51, Consolidated Financial Statements, to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The Company's adoption of SFAS FIN 46 is not expected to have a material impact on the Company's financial statements or results of operations.

2. PROPERTY, PLANT AND EQUIPMENT

        Property, plant and equipment consist of the following at April 30:

	2003	2002
Land	$373,939	$375,058
Buildings and land improvements	5,011,290	4,838,723
Machinery and equipment	12,405,066	11,755,746
Merchandisers	9,318,564	9,075,105
Automobiles and trucks	11,638,835	11,280,525
Furniture, fixtures, and other	486,323	497,110

	39,234,017	37,822,267
Less accumulated depreciation	28,385,209	25,197,267

	$10,848,808	$12,625,000

        Depreciation expense totalled $3,528,423 and $4,407,819 for the years ended April 30, 2003 and 2002, respectively.

3. INTANGIBLE ASSETS

        Intangible assets consist of the following at April 30:

	2003	2002
Goodwill	$4,358,678	$4,358,678
Non-compete agreements	—	20,000

	4,358,678	4,378,678
Less accumulated amortization	600,343	619,565

Intangible assets, net	$3,758,335	$3,759,113

        Amortization expense totalled $778 and $159,030 for the years ended April 30, 2003 and 2002, respectively. The non-compete agreements have been fully amortized as of April 30, 2003.

        The following table presents 2002 net earnings adjusted to reflect results as if the non-amortization provisions of SFAS No. 142 had been in effect:

Net income	$578,256
Add back: goodwill amortization, net of tax	140,465

Adjusted pro-forma net income	$718,721

4. DEBT ISSUANCE COSTS

        Debt issuance costs consist of the following at April 30:

	2003	2002
Debt issuance costs	$64,729	$141,770
Less accumulated amortization	—	111,053

Debt issuance costs, net	$64,729	$30,717

        Amortization expense of $30,717 and $28,354 was recognized in 2003 and 2002 for the Company's debt issuance costs. As of April 30, 2003, the Company refinanced their debt, wrote off all loan fees related to prior debt balances and capitalized additional loan fees and legal expenses related to the new debt. The Company estimates the following amortization expense for the next three years based on the balance of the debt issuance costs as of April 30, 2003:

2004	$25,892
2005	25,892
2006	12,945

$64,729

5. NOTES PAYABLE-STOCKHOLDER

        As of April 30, 2002, the Company had a note payable to a stockholder with an outstanding balance of $700,000. The note bore interest at 9% and was due on demand. The Company paid off this note in March of 2003. Interest expense for the years ended April 30, 2003 and 2002 was $57,750 and $63,000, respectively.

6. LONG-TERM DEBT

        Long-term debt at April 30 consists of the following:

	2003	2002
Note payable to a bank at a variable interest rate (LIBOR +3%), annual principal payments of $2,375,000, interest payable monthly with all remaining principal and accrued interest due on October 5, 2006, collateralized by all assets of the Company	$19,000,000	$—
$4,000,000 future advances note, payable to a bank at a variable interest rate (4.13% at April 30, 2002), principal and interest payments monthly of $84,000, originally maturing May 1, 2005, collateralized by all assets of the Company, retired on April 30, 2003	—	$2,580,634
Note payable to a bank at a variable interest rate (4.13% at April 30, 2002) interest payable monthly, originally maturing May 1, 2003, collateralized by all assets of the Company, retired on April 30, 2003	—	8,450,000
Note payable to a bank at a variable interest rate (4.13% at April 30, 2002) interest payable monthly, originally maturing May 1, 2003, collateralized by all assets of the Company, retired on April 30, 2003	—	2,446,868
Junior subordinated debenture, net of debt discount of $374,164 at April 30, 2002, payable to a bank at a fixed interest rate of 12%, interest payable quarterly, principal of $3,500,000, originally due May 22, 2003, subordinated to notes above, retired in 2003	—	3,125,836
Note payable to a former stockholder at a fixed interest rate of 7.5%, interest payable monthly, principal payments annually of $612,500 commencing on December 10, 2000, originally maturing December 10, 2007, collateralized by mortgage deed on real property, subordinated to certain notes above, retired on April 30, 2003	—	3,675,000

Total long-term debt	19,000,000	20,278,338
Less current portion	2,375,000	2,395,798

Long-term debt, less current portion	$16,625,000	$17,882,540

        In August 2002, the Company refinanced the junior subordinated debenture and secured a $3,500,000 note payable with a financial institution at a fixed interest rate of 5.1% with principal and interest payable monthly. This August 2002 note was originally scheduled to mature on September 5, 2004, but was retired in 2003.

        Annual principal maturities of long-term debt are as follows:

Year Ending April 30,
2004	$2,375,000
2005	2,375,000
2006	14,250,000

Total	$19,000,000

        The Company has an unsecured line of credit with a financial institution, which expires on October 5, 2006. Under the terms of the agreement, the Company can draw up to $600,000 at a variable interest rate. At April 30, 2003 and 2002 the Company did not have an outstanding balance on this line of credit.

        In connection with the long-term debt and line of credit, the Company has agreed to various covenants including the maintenance of certain financial ratios and restrictions on the payment of dividends. In addition, according to the new debt agreement, the Company must obtain the Bank's prior written consent before entering into any merger, consolidation, reorganization or exchange of stock, ownership interests or assets. At April 30, 2003, the Company was in compliance with its covenants.

7. NOTE RECEIVABLE

        The note receivable is due in quarterly installments of $9,469 including interest at 7% and a balloon payment of $280,218 due in January 2004. This note is collateralized by a deed of trust on real estate.

8. OPERATING LEASES

        The Company leases various facilities and equipment under noncancelable operating lease arrangements. Future minimum payments under noncancelable operating leases with lease terms in excess of one year at April 30, 2003 are as follows:

2004	$196,858
2005	114,932
2006	107,783
2007	93,243
2008	93,760
Thereafter	80,703

$687,279

        Rental expense recorded under operating leases was $639,172 and $623,290 for the years ended April 30, 2003 and 2002.

9. INCOME TAXES

        The components of income tax expense consisted of the following:

	2003	2002
Current expense
Federal	$1,475,108	$1,212,498
State	303,471	143,977

	1,778,579	1,356,475

Deferred benefit
Federal	(23,452)	(277,523)
State	(4,874)	(57,680)

	(28,326)	(335,203)

Total	$1,750,253	$1,021,272

        The components of the deferred taxes are as follows:

	2003	2002
Current deferred tax assets
Allowance for doubtful accounts	$20,071	$20,071
Accrued vacation	46,099	51,742
Accrued interest	—	7,944
Other	323	323

	66,493	80,080

Non-current deferred tax asset/(liability)
Accrued pension/deferred compensation	103,406	—
Installment sale	(109,501)	(115,705)
Depreciation	(224,415)	(195,907)
Amortization	(62,925)	(23,736)

	(293,435)	(335,348)

Total net deferred tax liability	$(226,942)	$(255,268)

        The reasons for the difference between income tax expense and the "expected" tax expense computed by applying the statutory federal income tax rate of 34% to earnings before income taxes are as follows:

	2003	2002
Computed "expected" Federal expense	$1,098,389	$543,840
State income taxes, net of federal income tax benefit	197,074	122,968
Non-deductible goodwill amortization	—	38,686
Non-deductible officer's life insurance	90,281	42,789
Non-deductible meals and entertainment	2,086	1,976
Non-deductible debt discount	28,256	28,370
Non-deductible warrant accretion	306,000	204,000
Other permanent differences	28,167	38,643

Total	$1,750,253	$1,021,272

10. EMPLOYEE BENEFIT PLAN

        The Company maintains a 401(k) plan for all employees with at least one year of service. Under the plan, employees may contribute up to 15% of compensation, subject to an annual maximum as determined under the Internal Revenue Code. The Company matches 50% of up to 6% of the employees contributions. The plan provides that employees' contributions will be 100% vested at all times with the Company's contributions vesting over a five-year period. The Company contributed $269,436 and $239,703 to the plan for the years ended April 30, 2003 and 2002, respectively.

11. REDEEMABLE COMMON STOCK WARRANTS

        On April 30, 2003, the Company acquired warrants originally granted in conjunction with the issuance of the junior subordinate debenture for $5,500,000. The Company originally issued these warrants for the right to acquire up to 11% of its common stock at $.01 per share. The warrants were immediately exercisable and were scheduled to expire on May 22, 2010. The warrants were subject to a put provision at the option of the holder, and could be put subsequent to May 22, 2003 and before May 22, 2013. Under this provision, the holder could require the Company to acquire the warrant and/or stock issued under the warrant for cash at a price, which was the greater of the contractually computed price per share or the then current market value of the shares. The estimated fair value of these warrants at the date issued was $1,320,000, which was recorded as a debt discount and was amortized into interest expense over the life of the debt. The estimated fair value of the warrants at April 30, 2002 and 2001 was approximately $4,600,000 and $4,000,000, respectively, based on the contractually computed price per share under the agreement. The Company accreted the carrying value of the warrants through additional interest expense to the estimated fair value of the warrants as of April 30, 2002 and the acquisition amount of $5,500,000 at April 30, 2003. Accordingly, accretion of $900,000 and $600,000 is included in interest expense in 2003 and 2002, respectively. In addition, the Company had a call provision at the identical price as the put provision. The Company could call the stock and/or warrant subsequent to the later of May 22, 2005 or five years following repayment of the junior subordinate debenture and before May 22, 2013.

        During 2003, the Company refinanced the junior subordinate debenture and the remaining discount of approximately $374,164 was amortized as interest expense.

12. SIGNIFICANT CUSTOMERS

        For the years ending April 30, 2003 and 2002, the Company had one significant customer that represented approximately 17% and 21%, respectively, of accounts receivable and approximately 17% of sales for both years.

13. DEFERRED COMPENSATION

        The Company has a non-qualified deferred compensation program for key employees. The Company informally funds the plan by paying premiums on Corporate Owned Life Insurance (COLI) policies for which the Company is the owner and beneficiary. The premiums are non-deductible for tax purposes and the proceeds are non-taxable upon the death of the employee. However, if the policy is surrendered before the death of the employee, portions of the proceeds are taxable. A participant vests at a rate of 20% per year of service. Within 60 days of a change of control, the deferred compensation plan is automatically terminated and all participants will receive their balance 30 days or as soon as practical after that date. At April 30, 2003, the deferred compensation liability and related cash surrender value of the COLI policies are $262,072 and $143,362, respectively.

TRIANGLE ICE CO., INC.
UNAUDITED CONDENSED BALANCE SHEETS
SEPTEMBER 30, 2003 AND 2002

	September 30, 2003	April 30, 2003
Assets
Current assets
Cash	$7,092,871	$1,643,523
Accounts receivable, less allowance for uncollectible accounts of $52,329 for September 30 and April 30, 2003	3,552,304	1,508,481
Inventories	920,765	1,424,135
Deferred income taxes	109,767	66,493
Note receivable	279,968	284,459
Prepaid expenses and other current assets	521,149	786,208

Total current assets	12,476,824	5,713,299

Property, plant and equipment, net	10,129,321	10,848,808
Goodwill and intangible assets, net	3,758,335	3,758,335
Debt issuance costs, net of accumulated amortization of $15,271 and $0, respectively	49,458	64,729
Cash surrender value of COLI policies	269,292	143,362
Cash surrender value of life insurance	133,769	133,769

Total assets	$26,816,999	$20,662,302

Liabilities and Stockholders' Equity (Deficit)
Current liabilities
Accounts payable	$578,682	$460,858
Accrued expenses	424,498	701,816
Income taxes payable	2,537,432	631,732
Current portion of long-term debt	2,375,000	2,375,000

Total current liabilities	5,915,612	4,169,406
Long-term debt and line of credit, less current maturities	16,625,000	16,625,000
Deferred income taxes	285,941	293,435
Deferred compensation	434,154	262,072

Total liabilities	23,260,707	21,349,913

Commitments and contingencies
Stockholders' equity (deficit)
Common stock, $0.01 par value; 20,000 shares authorized; 13,680 shares issued and outstanding	137	137
Additional paid-in capital	1,049,950	1,049,950
Accumulated earnings (deficit)	2,506,205	(1,737,698)

Total stockholders' equity (deficit)	3,556,292	(687,611)

Total liabilities and stockholders' equity (deficit)	$26,816,999	$20,662,302

The accompanying notes are an integral part of these financial statements.

TRIANGLE ICE CO., INC.
UNAUDITED CONDENSED STATEMENTS OF OPERATIONS
FOR THE FIVE-MONTH PERIODS ENDED SEPTEMBER 30, 2003 AND 2002

	2003	2002
Sales	$19,122,434	$19,498,046
Cost of sales	4,900,547	5,070,495

Gross profit	14,221,887	14,427,551
Delivery	4,781,529	5,262,852
General and administrative	2,317,888	2,124,385

Operating income	7,122,470	7,040,314
Other income, net	34,244	58,726
Interest expense, net	(361,083)	(1,262,481)

Income before income taxes	6,795,631	5,836,559
Income tax expense	2,551,728	2,631,838

Net income	$4,243,903	$3,204,721

The accompanying notes are an integral part of these financial statements.

TRIANGLE ICE CO., INC.
UNAUDITED CONDENSED STATEMENTS OF CASH FLOWS
FOR THE FIVE-MONTH PERIODS ENDED SEPTEMBER 30, 2003 AND 2002

	2003	2002
Cash flows from operating activities
Net income	$4,243,903	$3,204,721
Adjustments to reconcile net income to cash provided by
operating activities
Depreciation and amortization	1,180,695	1,497,158
Gain on disposal of property, plant and equipment	(17,098)	(67,373)
Amortization of debt discount related to issuance of warrants	—	374,164
Accretion of redeemable warrants	—	375,000
Deferred compensation	172,082	135,000
Deferred income taxes	(50,768)	(139,668)
Changes in operating assets and liabilities
Accounts receivable	(2,043,823)	(727,602)
Inventories	503,370	56,267
Prepaid expenses and other current assets	265,059	(753,118)
Accounts payable	117,825	117,762
Income tax receivable/payable	1,905,700	2,972,088
Accrued expenses	(277,318)	11,119

Net cash provided by operating activities	5,999,627	7,055,518

Cash flows from investing activities
Purchase of property, plant and equipment	(447,857)	(768,426)
Proceeds from sale of land and equipment	19,018	92,883
Investment in certificates of deposit	—	(3,500,000)
Cash surrender value of life insurance	(125,931)	(32,015)
Collections on notes receivable	4,491	4,189

Net cash used in investing activities	(550,279)	(4,203,369)

Cash flows from financing activities
Proceeds from issuance of long-term debt	—	4,447,829
Principal payments on long-term debt	—	(6,521,787)

Net cash used in financing activities	—	(2,073,958)

Net increase in cash	5,449,348	778,191
Cash, beginning of period	1,643,523	5,302,208

Cash, end of period	$7,092,871	$6,080,399

The accompanying notes are an integral part of these financial statements.

TRIANGLE ICE CO., INC.
NOTES TO UNAUDITED FINANCIAL STATEMENTS

1. ORGANIZATION

        Triangle Ice Co., Inc. (the "Company") is a privately-owned business engaged in the manufacture and sale of ice to distributors and retailers mainly in North and South Carolina.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        The significant accounting policies followed by the Company for interim financial reporting are consistent with the accounting policies followed for annual financial reporting. These unaudited financial statements have been prepared in accordance with Rule 10-01 of Regulation S-X, and in management's opinion, all adjustments of a normal recurring nature necessary for a fair presentation have been included. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements and should be read in conjunction with the financial statements and notes thereto for the year ended April 30, 2003. The condensed balance sheet as of April 30, 2003 was derived from the Company's audited balance sheet as of April 30, 2003.

        The Company's operations historically have been seasonal in nature, reflecting higher sales and gross profits during the first half of the year and net losses during the second half of the year, thus the results of operations for the five-month period ended September 30, 2003 are not necessarily indicative of the results to be expected for the entire fiscal year ending April 30, 2004. Further, management estimates that sales in September 2003 increased by $800,000 to $1,000,000 as a result of hurricane Isabel.

        Cash and Cash Equivalents.    The Company considers all highly liquid investments with maturities of three months or less when purchased to be cash equivalents.

        Accounts Receivable.    Accounts receivable are reported net of an allowance for doubtful accounts equal to the estimated collection losses to be incurred. The estimated losses are based on historical collection experience and management's opinion of the current status of existing receivables.

        Inventories.    Inventories, which consist of packaging supplies, are stated at the lower of cost or market using the first-in, first-out method.

        Property, Plant and Equipment.    Property, plant and equipment are stated at cost and depreciated or amortized using accelerated methods over the estimated useful lives of the respective assets as follows:

Estimated Lives (Years)
Buildings and land improvements	8-40
Machinery and equipment	5-10
Merchandisers	5-8
Automobiles and trucks	3-7
Furniture, fixtures and other	5-7

        Expenditures for repairs and maintenance are charged to expense as incurred. The costs of major renewals and betterments are capitalized and depreciated over the shorter of the remaining useful life of the associated asset or the estimated useful lives of the renewal or betterment. The cost and related accumulated depreciation of property, plant and equipment are removed from the accounts upon disposition and any resulting gain or loss is reflected in operations.

        The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable in accordance with the provisions of Statement of Financial Accounting Standards No. 144 ("SFAS No. 144"), Accounting for the Impairment or Disposal of Long- Lived Assets. Accordingly, when indicators of impairment are present, the Company evaluates the carrying value of property, plant and equipment and intangibles in relation to operating performance.

        Goodwill and Intangible Assets.    Prior to May 1, 2002, the cost of acquired businesses in excess of the fair value of net assets acquired was recorded as goodwill and amortized on the straight-line basis ranging from 15 to 40 years. Effective May 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 142 Goodwill and Other Intangible Assets. This standard requires that goodwill and other intangibles that are acquired in business combinations and that have indefinite useful lives are not to be amortized and are to be reviewed for impairment annually based on an assessment of fair value. Other intangibles (non-compete agreements) are amortized on a straight-line basis over the expected periods to be benefited, 3-5 years for non-compete agreements. With the adoption of SFAS No. 142, the Company reassessed the useful lives of these intangible assets and determined that no changes are currently necessary. Goodwill is evaluated for impairment by applying a fair value based test on an annual basis and more frequently if events or changes in circumstances indicate that the asset might be impaired. The Company completed an annual impairment analysis of its indefinite lived assets, including goodwill, and has found no instances of impairment as of September 30, 2003.

        Debt Issuance Costs.    Loan origination fees and related legal fees are capitalized and amortized using the straight-line method over the life of the respective note payable. The straight-line method approximates the effective interest method.

        Revenue Recognition.    The Company recognizes revenue from product sales when title and risk of loss transfer to the customer which is at time of delivery. The Company includes in revenue amounts charged to customers for shipping and handling of products. Shipping and handling costs are included in cost of sales.

        Income Taxes.    The Company accounts for income taxes using the asset and liability approach which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial statement and tax bases of assets and liabilities and for tax carryforwards. The difference from the expected federal rate of 34% to the final effective tax rate for the period ended September 30, 2003 is a result of state income taxes and non-deductible items arising from officers' life insurance and meals and entertainment. The difference from the expected federal rate of 34% to the final effective tax rate for the period ended September 30, 2002 is a result of state income taxes and non-deductible items arising from officers' life insurance, meals and entertainment, amortization of debt discount and warrant accretion.

        Concentration of Credit Risk.    Financial instruments that potentially expose the Company to concentrations of credit risk consist principally of accounts receivable and cash. The Company performs ongoing credit evaluations of its credit customers and generally does not require collateral. Although the Company does not require collateral for unpaid balances, credit losses have consistently been within management's expectations. Cash balances exceed the amounts insured by the FDIC.

        Use of Estimates.    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

        Redeemable Common Stock Warrants.    On April 30, 2003, the Company acquired warrants originally granted in conjunction with the issuance of a junior subordinate debenture. The Company accreted the carrying value of the warrants through additional interest expense to the estimated fair value at each period end. Included in interest expense for the five-month period ended September 30, 2002 is accretion of $375,000.

        Deferred Compensation.    The Company has a non-qualified deferred compensation program for key employees. The Company informally funds the plan by paying premiums on Corporate Owned Life Insurance (COLI) policies for which the Company is the owner and beneficiary. The Company adjusts the related deferred compensation liability and cash surrender value of the COLI policies to market value through earnings at the end of each period.

        Recent Accounting Pronouncements.    In April 2002, the FASB issued Statement of Financial Accounting Standard No. 145, ("SFAS No. 145") which provides further guidance on early extinguishment of debt. SFAS No. 145 rescinds SFAS Statement No. 4, "Reporting Gains and Losses from Extinguishment of Debt," and an amendment of that Statement, SFAS No. 64, "Extinguishments of Debt to Satisfy Sinking-Fund Requirements," SFAS No. 44, "Accounting for Intangible Assets of Motor Carriers," and SFAS No. 13, "Accounting for Leases." The Company's adoption of SFAS No. 145 is not expected to have a material impact on the Company's financial statements or results of operations.

        In June 2002, the FASB issued Statement of Financial Accounting Standard No. 146, "Accounting for Costs Associated with Exit or Disposal Activities," ("SFAS No. 146") which addresses financial accounting and reporting for costs associated with exit or disposal activities. The Company's adoption of SFAS No. 146 is not expected to have a material impact on the Company's financial statements or results of operations.

        In April 2003, the FASB issued Statement of Financial Accounting Standards No. 149 "Amendment of Statement 133 on Derivative Instruments and Hedging Activities" ("SFAS No. 149). FASB Statements No. 133 "Accounting for Derivative Instruments and Hedging Activities" and No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities," establish accounting and reporting standards for derivative instruments including derivatives embedded in other contracts (collectively referred to as derivatives) and for hedging activities. SFAS No. 149 amends Statement 133 for certain decisions made by the Board as part of the Derivatives Implementation Group (DIG) process. This Statement contains amendments relating to FASB Concepts Statement No. 7, "Using Cash Flow Information and Present Value in Accounting Measurements," and FASB Statements No. 65, "Accounting for Certain Mortgage Banking Activities," No. 91 "Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases," No. 95, "Statement of Cash Flows," and No. 126, "Exemption from Certain Required Disclosures about Financial Instruments for Certain Nonpublic Entities." The Company's adoption of SFAS 149 is not expected to have a material impact on the Company's financial statements or results of operations.

        In November 2002, the FASB issued FASB Interpretation No. 45 "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" an interpretation of FASB Statements No. 5, 57, and 107 and rescission of FASB Interpretation No. 34 ("FIN 45"). FIN 45 elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. This Interpretation does not prescribe a specific approach for subsequently measuring the guarantor's recognized liability over the term of the related guarantee.

        The initial recognition and initial measurement provisions of this Interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002, irrespective of the guarantor's fiscal year-end. The disclosure requirements in this Interpretation are effective for financial statements of interim or annual periods ending after December 15, 2002. The Company's adoption of SFAS FIN 45 is not expected to have a material impact on the Company's financial statements or results of operations.

        In January 2003, the FASB issued FASB Interpretation No. 46 ("FIN 46"), Consolidation of Variable Interest Entities, an interpretation of Accounting Research Bulletin No. 51 ("ARB No. 51"). This Interpretation clarifies the application of ARB No. 51, Consolidated Financial Statements, to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The Company's adoption of SFAS FIN 46 is not expected to have a material impact on the Company's financial statements or results of operations.

3. SUBSEQUENT EVENT

        Subsequent to the period ended September 30, 2003, the stockholders of the Company signed a letter of intent to sell the Company to another ice manufacturer. The anticipated sale date is October 31, 2003.

        WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON TO GIVE YOU WRITTEN INFORMATION OTHER THAN THIS PROSPECTUS OR TO MAKE REPRESENTATIONS AS TO MATTERS NOT STATED IN THIS PROSPECTUS. YOU MUST NOT RELY ON UNAUTHORIZED INFORMATION. THIS PROSPECTUS IS NOT AN OFFER TO SELL THE NOTES OR OUR SOLICITATION OF YOUR OFFER TO BUY THE NOTES IN ANY JURISDICTION WHERE THAT WOULD NOT BE PERMITTED OR LEGAL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALES MADE HEREUNDER AFTER THE DATE OF THIS PROSPECTUS SHALL CREATE AN IMPLICATION THAT THE INFORMATION CONTAINED HEREIN OR THE AFFAIRS OF THE COMPANY HAVE NOT CHANGED SINCE THE DATE OF THIS PROSPECTUS.

        UNTIL                        , 200_, ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

Reddy Ice Group, Inc.

$152,000,000

OFFER TO EXCHANGE REGISTERED
8 7/8% SENIOR SUBORDINATED NOTES DUE 2011

FOR

8 7/8% SENIOR SUBORDINATED NOTES DUE 2011
ALL UNREGISTERED OUTSTANDING

Prospectus

                        , 200_

[ALTERNATE COVER PAGE FOR MARKET-MAKER PROSPECTUS]

SUBJECT TO COMPLETION. DATED NOVEMBER 13, 2003                                            PROSPECTUS

THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL NOR DOES IT SEEK AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

$152,000,000
Reddy Ice Group, Inc.

8-7/8% Senior Subordinated Notes Due 2011

        The 8-7/8% senior subordinated notes due 2011 offered hereby were issued on            , 2003 in exchange for the 8-7/8% senior subordinated notes due 2011 originally issued on July 31, 2003. We refer to the notes issued in the exchange as the "New Notes" and the original notes as the "Old Notes." We sometimes refer to the Old Notes and the New Notes collectively as the Notes.

        We will pay interest on the notes on February 1 and August 1 of each year, beginning on February 1, 2004. The Notes will mature on August 1, 2011.

        We may redeem the notes, in whole or in part, on or after August 1, 2007. We may redeem up to 35% of the notes prior to August 1, 2006, with money we raise in specified equity offerings. Such redemptions would be at the prices and subject to the terms described in this prospectus.

        The Notes are guaranteed by Reddy Ice Holdings, Inc., and all of our existing subsidiaries. The Notes are our general unsecured senior subordinated obligations and are subordinated in right of payment to all existing and future senior indebtedness, rank equally in right of payment with any existing and future senior subordinated indebtedness and are senior in right of payment to all future subordinated obligations.

        The Notes will not be listed on a national securities exchange or the NASDAQ Stock Market, Inc. However, we expect that the Notes will be eligible for trading in The PortalSM Market ("PORTAL"), a subsidiary of The Nasdaq Stock Market, Inc.

        Affiliates of Bear, Stearns & Co. Inc. and certain entities associated with CIBC World Markets Corp. own a substantial majority of the equity of Reddy Ice Holdings, Inc., our parent company.

PLEASE SEE "RISK FACTORS" BEGINNING ON PAGE 20 FOR A DISCUSSION OF CERTAIN RISKS YOU SHOULD CONSIDER IN CONNECTION WITH INVESTING IN THE NOTES.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE NOTES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        This prospectus has been prepared for and will be used by Bear, Stearns & Co., Inc. and CIBC World Markets Corp. in connection with offers and sales of the New Notes related to market-making transactions in the over-the-counter market at negotiated prices related to prevailing market prices at the time of sale. Reddy Ice Group, Inc. will not receive any of the proceeds of such sales. Bear, Stearns & Co., Inc. and CIBC World Markets Corp. may act as principle or agent in such transactions. The closing of the exchange offer, which constituted the delivery of the New Notes in place of the Old Notes, occurred on                        , 2003. See "Plan of Distribution."

The date of this Prospectus is                        , 2003.

Bear, Stearns & Co. Inc.	CIBC World Markets

[ALTERNATE USE OF PROCEEDS FOR MARKET-MAKER PROSPECTUS]

USE OF PROCEEDS

        This prospectus is delivered in connection with the sale of the New Notes by Bear, Stearns & Co., Inc. or CIBC World Markets Corp. in market-making transactions. We will not receive any of the proceeds from such transactions.

[ALTERNATE PLAN OF DISTRIBUTION FOR MARKET-MAKER PROSPECTUS]

PLAN OF DISTRIBUTION

        This prospectus is to be used by Bear, Stearns & Co., Inc. or CIBC World Markets Corp. in connection with offers and sales of the New Notes in market-making transactions in the over-the-counter market at negotiated prices related to prevailing market prices at the time of sale. We will not receive any of the proceeds from such sales. Each of Bear, Stearns & Co., Inc. and CIBC World Markets Corp. may act as principal or agent in such transactions, has no obligation to make a market in the Notes and may discontinue its market-making activities at any time without notice, at its sole discretion. There is currently no trading market for the Notes. No assurances can be given as to the development or liquidity of any trading market for the Notes.

        We, Bear, Stearns & Co., Inc. and CIBC World Markets Corp. have entered into a registration rights agreement with respect to the use by Bear, Stearns & Co., Inc. and CIBC World Markets Corp. of this prospectus. Pursuant to the registration statement, we have agreed to indemnify jointly and severally Bear Stearns & Co., Inc. and CIBC World Markets Corp. against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that Bear Stearns & Co., Inc. and/or CIBC World Markets Corp. may be required to make in that regard.

Certain Relationships and Arrangements

        Affiliates of Bear, Stearns & Co. Inc. and certain entities associated with CIBC World Markets Corp. beneficially own approximately 98.1% of the outstanding shares of common stock of Reddy Holdings. These affiliates of Bear, Stearns & Co. Inc. and associated entities of CIBC World Markets Corp. have the right pursuant to a shareholders' agreement to designate six directors of Reddy Holdings. They have designated Philip M. Carpenter III, Robert J. Fioretti, Andrew R. Heyer, David E. King, Douglas R. Korn and William P. Phoenix to hold these positions. See "Certain Relationships and Related Transactions—Certain Agreements Relating to the Merger—Shareholders Agreement."

        Bear, Stearns & Co., Inc. and CIBC World Markets Corp. and their affiliates have performed investment banking, financial advisory and lending services for us and our affiliates from time to time, for which they have received customary compensation, and may continue to provide such services to us in the future. Additionally, affiliates of CIBC World Markets Corp. and Bear, Stearns & Co. Inc. act as lenders and agents under our senior credit facilities, and will receive customary fees relating thereto.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Our articles of incorporation and bylaws provide that, except to the extent expressly prohibited by applicable law, we must indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by us or in our right, by reason of the fact that he is or was our director, officer, employee or agent, or is or was serving at our request as a director, officer, employee or agent of another corporation, against expenses, including attorneys' fees, judgment, fines and amount paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to our best interest, and, with respect to a criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to our best interest, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

        We have entered into indemnification agreements with our directors and officers. The agreements provide for indemnification of each such person to the fullest extent authorized or permitted by applicable law as it exists now or may hereafter be amended or changed. Subsequent amendments or changes in applicable law affecting indemnification rights will govern the agreements only to the extent the amendments or changes in law authorize or permit broader indemnification protections that those permitted prior to such amendments or changes.

        Pursuant to the agreements, we also agreed to pay on behalf of each indemnified person expenses incurred by such indemnified person by reason of the fact that the person is or was our director or officer, provided that such person is otherwise entitled to indemnification. We also agreed to maintain directors' and officers' liability insurance in the amount of $10,000,000 for as long as such directors or officers continue to serve in such capacity or remain subject to liability as a result of their service as our directors or officers and to establish a letter of credit against which the indemnified person may personally draw to cover expenses for which the indemnified person is indemnified.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to managers, officers or persons controlling us pursuant to the foregoing, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibit No.	Description
2.1	Agreement and Plan of Merger Among CAC Holdings Corp., Cube Acquisition Corp. and Packaged Ice, Inc. (n/k/a Reddy Ice Group, Inc.), dated as of May 12, 2003. (Exhibit 2.1)(1)
2.2†	Stock Purchase Agreement by and among Reddy Ice Corporation, Triangle Ice Co., Inc., and the Shareholders of Triangle Ice Co., Inc., dated November 5, 2003.
3.1†	Certificate of Incorporation of CAC Holdings Corp. (n/k/a Reddy Ice Holdings, Inc.), dated May 8, 2003.
3.2†	By-Laws of Reddy Ice Holdings, Inc.

3.3†	Articles of Incorporation of Cube Acquisition Corp. (n/k/a Reddy Ice Group, Inc.), dated May 8, 2003.
3.4†	Articles of Merger of Cube Acquisition Corp. with and into Packaged Ice, Inc. (n/k/a Reddy Ice Group, Inc.), dated August 15, 2003.
3.5†	By-Laws of Reddy Ice Group, Inc.
3.6†	Articles of Incorporation of Reddy Ice Corporation, dated August 17, 1998.
3.7†	Bylaws of Reddy Ice Corporation, dated August 17, 1998.
3.8†	Articles of Incorporation of New ABC, Inc. (n/k/a Cassco Ice & Cold Storage, Inc.), dated December 14, 1989.
3.9†	Articles of Merger of New ABC, Inc. (n/k/a Cassco Ice & Cold Storage, Inc.), dated April 12, 1990.
3.10†	Amended and Restated Bylaws of Cassco Ice & Cold Storage, Inc.
3.11†	Articles of Incorporation of Southern Bottled Water Company, Inc., dated August 23, 1998.
3.12†	Bylaws of Southern Bottled Water Company, Inc., dated August 14, 1998.
3.13†	Articles of Incorporation of Packaged Ice IP, Inc. (n/k/a Reddy Ice IP, Inc.), dated August 14, 1998.
3.14†	Articles of Amendment to the Articles of Incorporation of Packaged Ice IP, Inc. (n/k/a Reddy Ice IP, Inc.), dated August 6, 2003.
3.15†	Bylaws of Packaged Ice IP, Inc. (n/k/a Reddy Ice IP, Inc.), dated August 17, 1998.
4.1†	Credit Agreement among Reddy Ice Group, Inc., Various Financial Institutions and Other Persons from Time to Time Parties Hereto, Credit Suisse First Boston, Canadian Imperial Bank of Commerce and Bear Stearns Corporate Lending Inc., dated as of August 15, 2003.
4.2†	First Amendment to Credit Agreement among Reddy Ice Group, Inc. and certain of the Lenders, dated as of October 17, 2003.
4.3†	Indenture of 8 7/8% Senior Subordinated Notes Due 2011 between Cube Acquisition Corp. (n/k/a Reddy Ice Group, Inc.) and CAC Holdings Corp. (n/k/a Reddy Ice Holdings, Inc.), dated as of July 31, 2003.
4.4†	Form of Supplemental Indenture to 8 7/8% Senior Subordinated Notes due 2011 between Cube Acquisition Corp. (n/k/a Reddy Ice Group, Inc.) and CAC Holdings Corp. (n/k/a Reddy Ice Holdings, Inc.).
4.5†	Certificate of Designation of the Powers, Preferences and Relative, Participating, Optional and Other Special Rights of 12% Cumulative Redeemable Preferred Stock, Series A and Qualifications, Limitations and Restrictions thereof, dated August 14, 2003.
5.1†	Legal Opinion of Akin Gump Strauss Hauer & Feld LLP, dated November 12, 2003.
5.2†	Legal Opinion of Schreck Brignone, dated November 12, 2003.
8.1†	Tax Opinion of Akin Gump Strauss Hauer & Feld LLP, dated November 12, 2003.
9.1†	Reddy Ice Holdings, Inc. Shareholders Agreement, dated August 14, 2003.
10.1†	Reddy Ice Holdings, Inc. 2003 Stock Option Plan, effective August 15, 2003.
10.2†	Form of Indemnification Agreement between Officers of Reddy Ice Holdings, Inc. and Reddy Ice Holdings, Inc., effective August 14, 2003.
10.3†	Form of Indemnification Agreement between Officers of Packaged Ice, Inc. and Packaged Ice, Inc. (n/k/a Reddy Ice Group, Inc.), effective August 14, 2003.

10.4†	Form of Indemnification Agreement between Directors of Reddy Ice Holdings, Inc. and Reddy Ice Holdings, Inc., effective August 14, 2003.
10.5†	Form of Indemnification Agreement between Directors of Packaged Ice, Inc. and Packaged Ice, Inc. (n/k/a Reddy Ice Group, Inc.), effective August 14, 2003.
10.6†	Monitoring and Management Services Agreement, dated August 15, 2003.
10.7	Dealer Management and Consent Solicitation Agreement among Packaged Ice, Inc. (n/k/a Reddy Ice Group, Inc.), Credit Suisse First Boston LLC, Bear, Stearns & Co., Inc. and CIBC World Markets Corp., dated July 2, 2003. (Exhibit 10.2)(2)
10.8†	Investor Subscription Agreement, dated as of May 12, 2003.
10.9†	Amendment No. 1 to the Investor Subscription Agreement, dated as of August 14, 2003.
10.10†	Manager's Subscription Agreement, dated as of August 14, 2003.
10.11†	Form of Reddy Ice Holdings, Inc. Stock Option Agreement, dated August 14, 2003.
10.12†	Form of Amendment No. 1 to Reddy Ice Holdings, Inc. Stock Option Agreement of August 14, 2003, dated as of November 7, 2003.
10.13†	Employment Agreement of William P. Brick, dated August 14, 2003.
10.14†	Employment Agreement of Jimmy C. Weaver, dated August 14, 2003.
10.15†	Employment Agreement of Steven J. Janusek, dated August 14, 2003.
10.16†	Employment Agreement of Ben D. Key, dated August 14, 2003.
10.17†	Employment Agreement of Tommy L. Dann, dated August 14, 2003.
10.18†	Employment Agreement of Graham D. Davis, dated August 14, 2003.
10.19†	Employment Agreement of Joseph A. Geloso, dated August 14, 2003.
10.20†	Employment Agreement of Mark A. Steffek, dated August 14, 2003.
10.21†	Employment Agreement of Raymond D. Booth, dated August 14, 2003.
10.22†	Triangle Subscription Agreement, dated as of November 3, 2003.
12.1†	Statement Re: Computation of Ratios
21.1†	List of subsidiaries.
23.1†	Consent of Deloitte & Touche LLP, dated November 12, 2003.
23.2†	Consent of PricewaterhouseCoopers LLP, dated November 12, 2003.
25.1†	Statement of Eligibility of Trustee of U.S. Bank National Association, dated November 10, 2003.
99.1†	Form of Letter of Transmittal for the 8 7/8% Senior Subordinated Notes Due 2011.
99.2†	Form of Notice of Guaranteed Delivery for the 8 7/8% Senior Subordinated Notes Due 2011.
99.3†	Form of Letter to Holders of Reddy Ice Group, Inc.'s 8 7/8% Senior Subordinated Notes Due 2011.
99.4†	Form of Letter to Registered Holders and Depositary Trust Company Participants.
99.5†	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.
99.6†	Form of Exchange Agent Agreement.

†
Filed herewith.

(1)
Filed as an Exhibit to Packaged Ice, Inc.'s Form 8-K filed with the Commission on May 14, 2003.

(2)
Filed as an Exhibit to Packaged Ice, Inc.'s Form 10-Q filed with the Commission on June 30, 2003.

ITEM 22. UNDERTAKINGS

(a)
Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless, in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(b)
The undersigned registrant hereby undertakes:

(1)
that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(2)
that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415 (section 230.415 of this chapter), will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration    statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

(d)
to respond to requests for information that is incorporated by reference into this prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(e)
to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrants have duly caused this registration statement to be signed on their behalf by the undersigned, thereunto duly authorized, in Dallas, Texas, on November 12, 2003.

REDDY ICE HOLDINGS, INC.
By:	/s/ WILLIAM P. BRICK
Name:	William P. Brick
Title:	President and Chairman of the Board of Directors

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby, effective November 12, 2003, constitutes and appoints William P. Brick, Jimmy C. Weaver and Steven J. Janusek as his attorneys-in-fact, with full power and substitution, for him in any and all capacities, including as an individual or as an officer or manager authorized to act on behalf of Reddy Ice Holdings, Inc. (the "Company"), to sign the registration statement on Form S-4 and any and all amendments (including post-effective amendments) and supplements to said registration statement to be filed by the Company with the Securities and Exchange Commission (the "SEC") for the purpose of registering the $152,000,000 8 7/8% Senior Subordinated Notes, and to file the same, with exhibits thereto and other documents in connection therewith, with the SEC, hereby ratifying and confirming our signatures as they may be signed by our said attorney and to try any and all amendments to said registration statement.

        Pursuant to the requirements of the Securities Act of 1933 this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ WILLIAM P. BRICK
William P. Brick	President and Chairman of the Board of Directors	November 12, 2003
/s/ JIMMY C. WEAVER
Jimmy C. Weaver	Vice President and Director	November 12, 2003
/s/ STEVEN J. JANUSEK
Steven J. Janusek	Vice President and Secretary	November 12, 2003
/s/ PHILIP M. CARPENTER III
Philip M. Carpenter III	Director	November 12, 2003
/s/ ROBERT J. FIORETTI
Robert J. Fioretti	Director	November 12, 2003
/s/ ANDREW R. HEYER
Andrew R. Heyer	Director	November 12, 2003
/s/ DAVID E. KING
David E. King	Director	November 12, 2003
/s/ DOUGLAS R. KORN
Douglas R. Korn	Director	November 12, 2003
/s/ WILLIAM P. PHOENIX
William P. Phoenix	Director	November 12, 2003

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrants have duly caused this registration statement to be signed on their behalf by the undersigned, thereunto duly authorized, in Dallas, Texas, on November 12, 2003.

REDDY ICE GROUP, INC.
By:	/s/ WILLIAM P. BRICK
Name:	William P. Brick
Title:	Chief Executive Officer and Chairman of the Board of Directors

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby, effective November 12, 2003, constitutes and appoints William P. Brick, Jimmy C. Weaver and Steven J. Janusek as his attorneys-in-fact, with full power and substitution, for him in any and all capacities, including as an individual or as an officer or manager authorized to act on behalf of Reddy Ice Group, Inc. (the "Company"), to sign the registration statement on Form S-4 and any and all amendments (including post-effective amendments) and supplements to said registration statement to be filed by the Company with the Securities and Exchange Commission (the "SEC") for the purpose of registering the $152,000,000 8 7/8% Senior Subordinated Notes, and to file the same, with exhibits thereto and other documents in connection therewith, with the SEC, hereby ratifying and confirming our signatures as they may be signed by our said attorney and to try any and all amendments to said registration statement.

        Pursuant to the requirements of the Securities Act of 1933 this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ WILLIAM P. BRICK
William P. Brick	Chief Executive Officer and Chairman of the Board of Directors	November 12, 2003
/s/ JIMMY C. WEAVER
Jimmy C. Weaver	President, Chief Operating Officer and Director	November 12, 2003
/s/ STEVEN J. JANUSEK
Steven J. Janusek	Executive Vice President, Chief Financial Officer and Secretary	November 12, 2003
/s/ PHILIP M. CARPENTER III
Philip M. Carpenter III	Director	November 12, 2003
/s/ ROBERT J. FIORETTI
Robert J. Fioretti	Director	November 12, 2003
/s/ ANDREW R. HEYER
Andrew R. Heyer	Director	November 12, 2003
/s/ DAVID E. KING
David E. King	Director	November 12, 2003
/s/ DOUGLAS R. KORN
Douglas R. Korn	Director	November 12, 2003
/s/ WILLIAM P. PHOENIX
William P. Phoenix	Director	November 12, 2003

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrants have duly caused this registration statement to be signed on their behalf by the undersigned, thereunto duly authorized, in Dallas, Texas, on November 12, 2003.

REDDY ICE IP, INC.
By:	/s/ WILLIAM P. BRICK
Name:	William P. Brick
Title:	Chief Executive Officer and Chairman of the Board of Directors

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby, effective November 12, 2003, constitutes and appoints William P. Brick, Jimmy C. Weaver and Steven J. Janusek as his attorneys-in-fact, with full power and substitution, for him in any and all capacities, including as an individual or as an officer or manager authorized to act on behalf of Reddy Ice IP, Inc. (the "Company"), to sign the registration statement on Form S-4 and any and all amendments (including post-effective amendments) and supplements to said registration statement to be filed by the Companies with the Securities and Exchange Commission (the "SEC") for the purpose of registering the $152,000,000 8 7/8% Senior Subordinated Notes, and to file the same, with exhibits thereto and other documents in connection therewith, with the SEC, hereby ratifying and confirming our signatures as they may be signed by our said attorney and to try any and all amendments to said registration statement.

        Pursuant to the requirements of the Securities Act of 1933 this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ WILLIAM P. BRICK William P. Brick	Chief Executive Officer and Chairman of the Board of Directors	November 12, 2003
/s/ JIMMY C. WEAVER Jimmy C. Weaver	President, Chief Operating Officer and Director	November 12, 2003
/s/ STEVEN J. JANUSEK Steven J. Janusek	Executive Vice President, Chief Financial Officer and Secretary	November 12, 2003

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrants have duly caused this registration statement to be signed on their behalf by the undersigned, thereunto duly authorized, in Dallas, Texas, on November 12, 2003.

SOUTHERN BOTTLED WATER COMPANY, INC.
By:	/s/ WILLIAM P. BRICK
Name:	William P. Brick
Title:	Chief Executive Officer and Chairman of the Board of Directors

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby, effective November 12, 2003, constitutes and appoints William P. Brick, Jimmy C. Weaver and Steven J. Janusek as his attorneys-in-fact, with full power and substitution, for him in any and all capacities, including as an individual or as an officer or manager authorized to act on behalf of Southern Bottled Water Company, Inc. (the "Company"), to sign the registration statement on Form S-4 and any and all amendments (including post-effective amendments) and supplements to said registration statement to be filed by the Companies with the Securities and Exchange Commission (the "SEC") for the purpose of registering the $152,000,000 8 7/8% Senior Subordinated Notes, and to file the same, with exhibits thereto and other documents in connection therewith, with the SEC, hereby ratifying and confirming our signatures as they may be signed by our said attorney and to try any and all amendments to said registration statement.

        Pursuant to the requirements of the Securities Act of 1933 this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ WILLIAM P. BRICK William P. Brick	Chief Executive Officer and Chairman of the Board of Directors	November 12, 2003
/s/ JIMMY C. WEAVER Jimmy C. Weaver	President, Chief Operating Officer and Director	November 12, 2003
/s/ STEVEN J. JANUSEK Steven J. Janusek	Executive Vice President, Chief Financial Officer and Secretary	November 12, 2003

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrants have duly caused this registration statement to be signed on their behalf by the undersigned, thereunto duly authorized, in Dallas, Texas, on November 12, 2003.

CASSCO ICE & COLD STORAGE, INC.
By:	/s/ WILLIAM P. BRICK
Name:	William P. Brick
Title:	Chief Executive Officer and Chairman of the Board of Directors

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby, effective November 12, 2003, constitutes and appoints William P. Brick, Jimmy C. Weaver and Steven J. Janusek as his attorneys-in-fact, with full power and substitution, for him in any and all capacities, including as an individual or as an officer or manager authorized to act on behalf of Reddy Ice IP, Inc. (the "Company"), to sign the registration statement on Form S-4 and any and all amendments (including post-effective amendments) and supplements to said registration statement to be filed by the Companies with the Securities and Exchange Commission (the "SEC") for the purpose of registering the $152,000,000 8 7/8% Senior Subordinated Notes, and to file the same, with exhibits thereto and other documents in connection therewith, with the SEC, hereby ratifying and confirming our signatures as they may be signed by our said attorney and to try any and all amendments to said registration statement.

        Pursuant to the requirements of the Securities Act of 1933 this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ WILLIAM P. BRICK William P. Brick	Chief Executive Officer and Chairman of the Board of Directors	November 12, 2003
/s/ JIMMY C. WEAVER Jimmy C. Weaver	President, Chief Operating Officer and Director	November 12, 2003
/s/ STEVEN J. JANUSEK Steven J. Janusek	Executive Vice President, Chief Financial Officer and Secretary	November 12, 2003

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrants have duly caused this registration statement to be signed on their behalf by the undersigned, thereunto duly authorized, in Dallas, Texas, on November 12, 2003.

REDDY ICE CORPORATION
By:	/s/ WILLIAM P. BRICK
Name:	William P. Brick
Title:	Chief Executive Officer and Chairman of the Board of Directors

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby, effective November 12, 2003, constitutes and appoints William P. Brick, Jimmy C. Weaver and Steven J. Janusek as his attorneys-in-fact, with full power and substitution, for him in any and all capacities, including as an individual or as an officer or manager authorized to act on behalf of Reddy Ice IP, Inc. (the "Company"), to sign the registration statement on Form S-4 and any and all amendments (including post-effective amendments) and supplements to said registration statement to be filed by the Companies with the Securities and Exchange Commission (the "SEC") for the purpose of registering the $152,000,000 8 7/8% Senior Subordinated Notes, and to file the same, with exhibits thereto and other documents in connection therewith, with the SEC, hereby ratifying and confirming our signatures as they may be signed by our said attorney and to try any and all amendments to said registration statement.

        Pursuant to the requirements of the Securities Act of 1933 this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ WILLIAM P. BRICK William P. Brick	Chief Executive Officer and Chairman of the Board of Directors	November 12, 2003
/s/ JIMMY C. WEAVER Jimmy C. Weaver	President, Chief Operating Officer and Director	November 12, 2003
/s/ STEVEN J. JANUSEK Steven J. Janusek	Executive Vice President, Chief Financial Officer and Secretary	November 12, 2003

EXHIBIT INDEX

Exhibit No.	Description
2.1	Agreement and Plan of Merger Among CAC Holdings Corp., Cube Acquisition Corp. and Packaged Ice, Inc. (n/k/a Reddy Ice Group, Inc.), dated as of May 12, 2003. (Exhibit 2.1)(1)
2.2†	Stock Purchase Agreement by and among Reddy Ice Corporation, Triangle Ice Co., Inc., and the Shareholders of Triangle Ice Co., Inc., dated November 5, 2003.
3.1†	Certificate of Incorporation of CAC Holdings Corp. (n/k/a Reddy Ice Holdings, Inc.), dated May 8, 2003.
3.2†	By-Laws of Reddy Ice Holdings, Inc.
3.3†	Articles of Incorporation of Cube Acquisition Corp. (n/k/a Reddy Ice Group, Inc.), dated May 8, 2003.
3.4†	Articles of Merger of Cube Acquisition Corp. with and into Packaged Ice, Inc. (n/k/a Reddy Ice Group, Inc.), dated August 15, 2003.
3.5†	By-Laws of Reddy Ice Group, Inc.
3.6†	Articles of Incorporation of Reddy Ice Corporation, dated August 17, 1998.
3.7†	Bylaws of Reddy Ice Corporation, dated August 17, 1998.
3.8†	Articles of Incorporation of New ABC, Inc. (n/k/a Cassco Ice & Cold Storage, Inc.), dated December 14, 1989.
3.9†	Articles of Merger of New ABC, Inc. (n/k/a Cassco Ice & Cold Storage, Inc.), dated April 12, 1990.
3.10†	Amended and Restated Bylaws of Cassco Ice & Cold Storage, Inc.
3.11†	Articles of Incorporation of Southern Bottled Water Company, Inc., dated August 23, 1998.
3.12†	Bylaws of Southern Bottled Water Company, Inc., dated August 14, 1998.
3.13†	Articles of Incorporation of Packaged Ice IP, Inc. (n/k/a Reddy Ice IP, Inc.), dated August 14, 1998.
3.14†	Articles of Amendment to the Articles of Incorporation of Packaged Ice IP, Inc. (n/k/a Reddy Ice IP, Inc.), dated August 6, 2003.
3.15†	Bylaws of Packaged Ice IP, Inc. (n/k/a Reddy Ice IP, Inc.), dated August 17, 1998.
4.1†	Credit Agreement among Reddy Ice Group, Inc., Various Financial Institutions and Other Persons from Time to Time Parties Hereto, Credit Suisse First Boston, Canadian Imperial Bank of Commerce and Bear Stearns Corporate Lending Inc., dated as of August 15, 2003.
4.2†	First Amendment to Credit Agreement among Reddy Ice Group, Inc. and certain of the Lenders, dated as of October 17, 2003.
4.3†	Indenture of 8 7/8% Senior Subordinated Notes Due 2011 between Cube Acquisition Corp. (n/k/a Reddy Ice Group, Inc.) and CAC Holdings Corp. (n/k/a Reddy Ice Holdings, Inc.), dated as of July 31, 2003.
4.4†	Form of Supplemental Indenture to 8 7/8% Senior Subordinated Notes due 2011 between Cube Acquisition Corp. (n/k/a Reddy Ice Group, Inc.) and CAC Holdings Corp. (n/k/a Reddy Ice Holdings, Inc.).
4.5†	Certificate of Designation of the Powers, Preferences and Relative, Participating, Optional and Other Special Rights of 12% Cumulative Redeemable Preferred Stock, Series A and Qualifications, Limitations and Restrictions thereof, dated August 14, 2003.
5.1†	Legal Opinion of Akin Gump Strauss Hauer & Feld LLP, dated November 12, 2003.
5.2†	Legal Opinion of Schreck Brignone, dated November 12, 2003.

8.1†	Tax Opinion of Akin Gump Strauss Hauer & Feld LLP, dated November 12, 2003.
9.1†	Reddy Ice Holdings, Inc. Shareholders Agreement, dated August 14, 2003.
10.1†	Reddy Ice Holdings, Inc. 2003 Stock Option Plan, effective August 15, 2003.
10.2†	Form of Indemnification Agreement between Officers of Reddy Ice Holdings, Inc. and Reddy Ice Holdings, Inc., effective August 14, 2003.
10.3†	Form of Indemnification Agreement between Officers of Packaged Ice, Inc. and Packaged Ice, Inc. (n/k/a Reddy Ice Group, Inc.), effective August 14, 2003.
10.4†	Form of Indemnification Agreement between Directors of Reddy Ice Holdings, Inc. and Reddy Ice Holdings, Inc., effective August 14, 2003.
10.5†	Form of Indemnification Agreement between Directors of Packaged Ice, Inc. and Packaged Ice, Inc. (n/k/a Reddy Ice Group, Inc.), effective August 14, 2003.
10.6†	Monitoring and Management Services Agreement, dated August 15, 2003.
10.7	Dealer Management and Consent Solicitation Agreement among Packaged Ice, Inc. (n/k/a Reddy Ice Group, Inc.), Credit Suisse First Boston LLC, Bear, Stearns & Co., Inc. and CIBC World Markets Corp., dated July 2, 2003. (Exhibit 10.2)(2)
10.8†	Investor Subscription Agreement, dated as of May 12, 2003.
10.9†	Amendment No. 1 to the Investor Subscription Agreement, dated as of August 14, 2003.
10.10†	Manager's Subscription Agreement, dated as of August 14, 2003.
10.11†	Form of Reddy Ice Holdings, Inc. Stock Option Agreement, dated August 14, 2003.
10.12†	Form of Amendment No. 1 to Reddy Ice Holdings, Inc. Stock Option Agreement of August 14, 2003, dated as of November 7, 2003.
10.13†	Employment Agreement of William P. Brick, dated August 14, 2003.
10.14†	Employment Agreement of Jimmy C. Weaver, dated August 14, 2003.
10.15†	Employment Agreement of Steven J. Janusek, dated August 14, 2003.
10.16†	Employment Agreement of Ben D. Key, dated August 14, 2003.
10.17†	Employment Agreement of Tommy L. Dann, dated August 14, 2003.
10.18†	Employment Agreement of Graham D. Davis, dated August 14, 2003.
10.19†	Employment Agreement of Joseph A. Geloso, dated August 14, 2003.
10.20†	Employment Agreement of Mark A. Steffek, dated August 14, 2003.
10.21†	Employment Agreement of Raymond D. Booth, dated August 14, 2003.
10.22†	Triangle Subscription Agreement, dated as of November 3, 2003.
12.1†	Statement Re: Computation of Ratios
21.1†	List of subsidiaries.
23.1†	Consent of Deloitte & Touche LLP, dated November 12, 2003.
23.2†	Consent of PricewaterhouseCoopers LLP, dated November 12, 2003.
25.1†	Statement of Eligibility of Trustee of U.S. Bank National Association, dated November 10, 2003.
99.1†	Form of Letter of Transmittal for the 8 7/8% Senior Subordinated Notes Due 2011.
99.2†	Form of Notice of Guaranteed Delivery for the 8 7/8% Senior Subordinated Notes Due 2011.
99.3†	Form of Letter to Holders of Reddy Ice Group, Inc.'s 8 7/8% Senior Subordinated Notes Due 2011.
99.4†	Form of Letter to Registered Holders and Depositary Trust Company Participants.

99.5†	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.
99.6†	Form of Exchange Agent Agreement.

†
Filed herewith.

(1)
Filed as an Exhibit to Packaged Ice, Inc.'s Form 8-K filed with the Commission on May 14, 2003.

(2)
Filed as an Exhibit to Packaged Ice, Inc.'s Form 10-Q filed with the Commission on June 30, 2003.

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Explanatory Note
$152,000,000 Reddy Ice Group, Inc.
TABLE OF CONTENTS
ADDITIONAL INFORMATION
FORWARD LOOKING STATEMENTS
INDUSTRY AND MARKET DATA
PROSPECTUS SUMMARY
The Exchange Offer
Recent Developments
General
Our Company
Industry Overview
Competitive Strengths
Business Strategy
The Merger and Related Transactions
Sources and Uses of Funds in Connection with the Merger
Our Sponsors
Corporate Information
Summary of the Terms of the Exchange Offer
Summary of the Terms of the New Notes
Summary Historical and Pro Forma Consolidated Financial Data
RISK FACTORS
THE MERGER AND RELATED TRANSACTIONS
The Merger
Related Transactions
Sources and Uses of Funds in Connection with the Merger
ACQUISITIONS Triangle Acquisition
Other Acquisition
USE OF PROCEEDS
CAPITALIZATION
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET As of September 30, 2003 (in thousands)
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET (in thousands, except share amounts)
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS For the Year Ended December 31, 2002 (in thousands)
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS For the Nine Months Ended September 30, 2003 (in thousands)
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS (in thousands, except share and per share amounts)
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Three Months Ended September 30, 2003 Compared to Three Months Ended September 30, 2002
Nine Months Ended September 30, 2003 Compared to Nine Months Ended September 30, 2002
Year Ended December 31, 2002 Compared to Year Ended December 31, 2001
Year Ended December 31, 2001 Compared to Year Ended December 31, 2000
Liquidity and Capital Resources
BUSINESS
Overview
Industry Overview
Competitive Strengths
Business Strategy
Ice Products
Non-Ice Products
Employees and Labor Relations
Raw Materials and Suppliers
Information Systems
Intellectual Property
Government Regulation
Environmental Matters
Seasonality
Properties
Legal Proceedings
Triangle Business Description
MANAGEMENT Directors and Executive Officers
Director Compensation
Executive Compensation and Incentive Programs
Summary Compensation Table Annual Compensation
Compensation Committee Interlocks and Insider Participation
Compensation Committee Report on Executive Compensation for 2002
Indemnification of Directors and Officers
PRINCIPAL SHAREHOLDERS
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS Certain Agreements Relating to the Merger
Agreements With the Equity Sponsors
Certain Agreements Relating to the Triangle Acquisition
THE EXCHANGE OFFER Exchange Terms
Expiration Date; Extensions; Termination; Amendments
Resale of New Notes
Acceptance of Old Notes for Exchange
Procedures for Tendering Old Notes
Withdrawal of Tenders
Conditions of the Exchange Offer
Transfer Taxes
Consequences of Failing to Exchange
Accounting Treatment
Exchange Agent
DESCRIPTION OF NEW CREDIT FACILITIES
DESCRIPTION OF THE NOTES
Brief Description of the Notes
Principal, Maturity and Interest
Optional Redemption
Selection and Notice of Redemption
Mandatory Redemption; Offers to Purchase; Open Market Purchases
Guarantees
Ranking
Book-Entry, Delivery and Form
Depository Procedures
Exchange of Global Notes for Certificated Notes
Exchange of Certificated Notes for Global Notes
Same Day Settlement and Payment
Change of Control
Certain Covenants
Defaults
Amendments and Waivers
Transfer
Defeasance
Satisfaction and Discharge
Concerning the Trustee
No Personal Liability of Directors, Officers, Employees and Stockholders
Governing Law
Certain Definitions
MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS Overview
U.S. Holders
Non-U.S. Holders
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INDEX TO FINANCIAL STATEMENTS
INDEPENDENT AUDITORS' REPORT
PACKAGED ICE, INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS
PACKAGED ICE, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS
PACKAGED ICE, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY (DEFICIT)
PACKAGED ICE, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS
PACKAGED ICE, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
PACKAGED ICE, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
REDDY ICE HOLDINGS, INC. AND SUBSIDIARY CONSOLIDATED BALANCE SHEET AUGUST 14, 2003
REDDY ICE HOLDINGS, INC. AND SUBSIDIARY CONSOLIDATED STATEMENT OF OPERATIONS PERIOD MAY 8, 2003 (DATE OF INCEPTION) TO AUGUST 14, 2003
REDDY ICE HOLDINGS, INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY PERIOD MAY 8, 2003 (DATE OF INCEPTION) TO AUGUST 14, 2003
REDDY ICE HOLDINGS, INC. AND SUBSIDIARY CONSOLIDATED STATEMENT OF CASH FLOWS PERIOD MAY 8, 2003 (DATE OF INCEPTION) TO AUGUST 14, 2003
REDDY ICE HOLDINGS, INC. AND SUBSIDIARY NOTES TO CONSOLIDATED FINANCIAL STATEMENTS PERIOD MAY 8, 2003 (DATE OF INCEPTION) TO AUGUST 14, 2003
REDDY ICE HOLDINGS, INC. AND SUBSIDIARY CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
REDDY ICE HOLDINGS, INC. AND SUBSIDIARY CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
REDDY ICE HOLDINGS, INC. AND SUBSIDIARY CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
REDDY ICE HOLDINGS, INC. AND SUBSIDIARY NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
REPORT OF INDEPENDENT AUDITORS
TRIANGLE ICE CO., INC. BALANCE SHEET FOR THE YEARS ENDED APRIL 30, 2003 AND 2002
TRIANGLE ICE CO., INC. STATEMENTS OF OPERATIONS FOR THE YEARS ENDED APRIL 30, 2003 AND 2002
TRIANGLE ICE CO., INC. STATEMENTS OF STOCKHOLDERS' DEFICIT FOR THE YEARS ENDED APRIL 30, 2003 AND 2002
TRIANGLE ICE CO., INC. STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED APRIL 30, 2003 AND 2002
TRIANGLE ICE CO., INC. NOTES TO FINANCIAL STATEMENTS
TRIANGLE ICE CO., INC. UNAUDITED CONDENSED BALANCE SHEETS SEPTEMBER 30, 2003 AND 2002
TRIANGLE ICE CO., INC. UNAUDITED CONDENSED STATEMENTS OF OPERATIONS FOR THE FIVE-MONTH PERIODS ENDED SEPTEMBER 30, 2003 AND 2002
TRIANGLE ICE CO., INC. UNAUDITED CONDENSED STATEMENTS OF CASH FLOWS FOR THE FIVE-MONTH PERIODS ENDED SEPTEMBER 30, 2003 AND 2002
TRIANGLE ICE CO., INC. NOTES TO UNAUDITED FINANCIAL STATEMENTS
USE OF PROCEEDS
PLAN OF DISTRIBUTION
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
POWER OF ATTORNEY
SIGNATURES
POWER OF ATTORNEY
SIGNATURES
POWER OF ATTORNEY
SIGNATURES
POWER OF ATTORNEY
SIGNATURES
POWER OF ATTORNEY
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX